UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

NOBLE INTERNATIONAL, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock of Noble International, Ltd.

(2)	Aggregate number of securities to which transaction applies:

9,375,000 common shares of Noble International, Ltd. will be issued to Arcelor S.A.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$300,000,000 aggregate consideration is being paid for TBA

(4)	Proposed maximum aggregate value of transaction:

$300,000,000

(5)	Total fee paid:

$9,210

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOBLE INTERNATIONAL, LTD.

28213 VAN DYKE AVENUE

WARREN, MICHIGAN 48093 USA

May 30, 2007

Dear Stockholder:

I am pleased to enclose the proxy statement for our 2007 annual meeting of stockholders to be held on Wednesday, June 27, 2007. This year, in addition to the usual annual meeting agenda, we are asking stockholders to approve our strategic business combination with the laser-welded blank business of Arcelor S.A., which had revenue of €278.9 million in 2006 primarily from operations in Europe. We will acquire the business in exchange for a combination of Noble common stock, cash and a subordinated note with an aggregate value of approximately $300.0 million subject to certain purchase price adjustments.

Arcelor is a member of the Arcelor Mittal group, the world’s largest steel company. As a result of the transaction, Arcelor will own approximately 40% of our outstanding common stock and will partner with us under separate agreements to provide transitional services, steel supply, contract manufacturing, and joint research and development initiatives, among other things.

We are very excited about this transaction, which will enable us to:

•	expand the global reach of our business much faster and at lower cost than through internal growth;

•	add a seasoned international management team to help us manage and promote our global growth;

•	diversify our customer base;

•	partner with Arcelor on research and product development; and

•	become the world’s largest provider of laser-welded blanks.

Our current board will stand for re-election at the annual meeting. If stockholders approve the transaction with Arcelor, our board will be restructured by expanding it to nine members and replacing existing directors besides myself, our chief executive officer Thomas L. Saeli, and two other current directors, with four nominees selected by Arcelor and one nominee selected by me. We have not yet determined who these nominees will be.

The date, time, place and agenda for the annual meeting are set forth in the accompanying notice of annual meeting. The accompanying proxy statement contains important information about the proposals to be submitted for a vote at the meeting, including approval of the share purchase agreement with Arcelor. Please review this information carefully in deciding how to vote. Our board of directors unanimously recommends that you vote “FOR” each proposal.

YOUR VOTE ON THESE MATTERS IS IMPORTANT. Please see the accompanying notice of meeting for instructions on how to vote.

I look forward to seeing you at the meeting.

Sincerely,

Robert J. Skandalaris
Chairman

PRELIMINARY COPY

NOBLE INTERNATIONAL, LTD.

28213 VAN DYKE AVENUE

WARREN, MICHIGAN 48093 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 27, 2007 AND PROXY STATEMENT

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Noble International, Ltd., a Delaware corporation, will be held on Wednesday, June 27, 2007 at 10:00 a.m., eastern time at the Birmingham Country Club, 1750 Saxon Drive, Birmingham, Michigan 48009, for the following purposes:

1. to approve a share purchase agreement pursuant to which we will:

•

acquire the laser-welded blank business of Arcelor S.A. in exchange for (a) 9,375,000 shares of Noble common stock, representing approximately 40% of our common stock outstanding immediately after closing, (b) $116.3 million cash, less capitalized lease obligations and accrued taxes and subject to increase or decrease based on an adjustment for working capital at closing, and (c) a $15.0 million 6% subordinated note maturing in 2012; and

•	enter into various agreements with Arcelor covering governance, post-closing transition matters, and joint business undertakings;

2. to elect seven directors to serve for a one-year term expiring at our annual meeting of stockholders to be held in 2008 or until their successors have been duly elected and qualified (subject to reconstituting the board at closing if the stockholders approve the transaction with Arcelor);

3. to approve the Noble International, Ltd. 2007 Stock Option Plan;

4. to ratify the appointment of Deloitte & Touche, LLP, as our independent registered public accounting firm;

5. to approve the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the other proposals; and

6. to transact any other business that may properly come before the annual meeting or any adjournment or postponement.

The foregoing items of business are more fully described in the accompanying proxy statement, which is first being sent to Noble stockholders on or about May 30, 2007.

Our board of directors has fixed the close of business on May 7, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement

It is very important that your shares be represented at the annual meeting whether or not you plan to attend. Accordingly:

•	Please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed pre-addressed, postage-paid envelope.

•	Alternatively, you may vote through the Internet at www.voteproxy.com or by telephone at 1-800-PROXIES.

•	If you hold your shares in street name through a bank, broker or other nominee, please follow their instructions in order to assure that your shares are voted at the meeting.

Our board of directors unanimously recommends that you vote “FOR” each Proposal.

By Order of the Board of Directors,

Michael C. Azar
Secretary

May 30, 2007

i

ii

APPENDICES:

A.	Share Purchase Agreement
B.	Opinion of Morgan Joseph & Co. Inc.
C.	Voting and Support Agreement
D.	Standstill and Stockholder Agreement
E.	Noble International, Ltd. 2007 Stock Option Plan

iii

SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this proxy statement. This summary may not contain all of the information that is important to you as a stockholder. Accordingly, we encourage you to carefully read this entire proxy statement, including its Appendices.

References in this proxy statement to “Noble,” “we,” “our,” “us” and “company,” unless otherwise indicated, refer to Noble International, Ltd., a Delaware corporation, and our subsidiaries. We refer to Arcelor S.A., a Luxembourg corporation, as “Arcelor”. We use the term “Holding” to describe the subsidiary that Arcelor will create for the purpose of transferring to us substantially all its tailored laser-welded blank business in Europe, as well as its joint venture interests in India and China. We use the term “Business” to refer to the tailored laser-welded blank business that Arcelor will transfer to us by transferring all the equity interests in (1) Holding and (2) the U.S. subsidiary through which Arcelor conducts its tailored laser-welded blank business in the United States, as well as other business that the transferred entities conduct such as unwelded blank and patch-welded blank business. We sometimes refer to the Business as “Tailored Blank Arcelor” or “TBA.”

We use the term “EBITDA” to refer to earnings before interest, taxes, depreciation and amortization.

Unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar;

•	“€,” “EUR” and “euro” each refer to the euro, the single currency established for members of the European Economic and Monetary Union since January 1, 1999; and

•	“Cdn $” refers to the Canadian dollar.

Page numbers shown in the subheadings below refer to pages in this proxy statement where more complete information about the subject may be found.

The Annual Meeting of Stockholders of Noble

The annual meeting of stockholders will be held at 10:00 a.m., eastern time, on Wednesday, June 27, 2007 at the Birmingham Country Club, 1750 Saxon Drive, Birmingham, Michigan 48009.

Our board of directors has fixed the close of business on May 7, 2007 as the record date for the determination of our stockholders entitled to notice of and to vote at the annual meeting.

Matters to be Voted on at the Annual Meeting

Our board of directors has approved the following proposals to be considered and voted on at the annual meeting of our stockholders:

Proposal 1: to approve a share purchase agreement with Arcelor pursuant to which we will:

•

acquire the Business in exchange for (a) 9,375,000 shares of Noble common stock, valued at $18.00 per share and representing approximately 40% of our common stock outstanding immediately after closing, (b) $116.3 million in cash, less capitalized lease obligations and accrued taxes and subject to increase or decrease based on an adjustment for working capital at closing, and (c) a $15.0 million 6% subordinated note maturing in 2012; and

•	enter into various agreements with Arcelor covering registration rights, governance, post-closing transition matters and joint business undertakings;

Proposal 2: to elect seven directors to serve for a one-year term expiring at the annual meeting of stockholders in 2008 or until their successors have been duly elected and qualified (subject to reconstituting the board at closing if the stockholders approve the transaction with Arcelor);

Proposal 3: to approve the Noble International, Ltd. 2007 Stock Option Plan;

Proposal 4: to ratify the appointment of our independent registered public accounting firm; and

Proposal 5: to approve the adjournment of the annual meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the other proposals.

Proposal 1: Approval of the Share Purchase Agreement (page 23)

Parties to the Share Purchase Agreement (page 23)

Noble International, Ltd.

Through our subsidiaries, we are a full-service provider of Noble International, Ltd. 21st Century Auto Body Solutions® primarily to the automotive industry. We utilize laser-welding, roll-forming, and other technologies to produce flat, tubular, shaped and enclosed formed structures used by original equipment manufactures (“OEMs”) or their suppliers in automobile body applications including doors, fenders, body side panels, pillars, bumpers, door beams, load floors, windshield headers, door tracks, door frames and glass channels. We operate twelve production facilities in Michigan, Kentucky, Ohio, Indiana, Canada, Australia and Mexico.

Arcelor

Arcelor S.A. is a member of the Arcelor Mittal group. The Arcelor Mittal group is the world’s largest steel company, with 330,000 employees in more than 60 countries. The Arcelor Mittal group is a leader in all major global markets, including automotive, construction, household appliances and packaging.

The Business; Excluded Assets (page 40)

The Business we will acquire pursuant to the share purchase agreement includes eight facilities that are located in Belgium, Germany, France, Spain, the United Kingdom, Slovakia and the United States, in addition to joint ventures in China and India. Approximately 38.7%, 28.8%. 12.4% and 11.8% of 2006 revenues of the Business were derived from facilities located in Belgium, Germany, France and Spain, respectively. Chinese operations of the Business are conducted through a 25% interest in a joint venture with one of China’s largest steel companies, Shanghai Baosteel. Indian operations of the Business are conducted through a 50% interest in a joint venture with Neel Metal Products Limited. In 2006, the Business produced €278.9 million of revenues outside of joint ventures. Approximately 35.1%, 33.2% and 9.7% of the 2006 revenue of the Business were derived from customers located in Germany, France and Spain, respectively.

We will not acquire two laser-welded blanks production plants owned by Arcelor subsidiaries in Belgium and Germany, but we will have an option to take ownership of the plants’ laser-welding machines in the future. In addition, we will have the right to buy all of the laser-welded blanks, unwelded blanks and patch-welded blanks produced at these plants. See “Ancillary Agreements—Commercial Matters—Contract Manufacturing.” In addition, we will not acquire the business of Powerlasers Limited, a subsidiary of Dofasco, Inc., a Canadian steel producer that Arcelor acquired in February 2006. Dofasco’s stock is held in trust by a Dutch trust for the benefit of Arcelor, and any sale of Dofasco or any of its assets, including Powerlasers, must be approved by the directors of the trust. Subject to certain conditions, we have agreed to buy Powerlasers for $50.0 million if the directors of the trust permit the transfer of Powerlasers to us. See “The Share Purchase Agreement—Tailored Blank Business of Powerlasers.”

At closing we anticipate hiring approximately 630 employees who currently work in the Business, including 34 members of senior management.

Reasons for Transaction (page 26)

Our board of directors voted unanimously in favor of the share purchase agreement and ancillary agreements that we will enter into with Arcelor at closing. The board has determined that the transaction is in the best interests of our stockholders primarily because it will enable us to expand our global operations and diversify our customer base at a faster rate and at lower cost than through internal growth alone. Had the transaction closed on January 1, 2006 and had Noble’s acquisition of Pullman Industries, Inc. also closed on that date, Noble would have had total revenues of $950.0 million in 2006. Of those revenues, $496.2 million or 52.2% would have been derived from sales outside the U.S. market. These figures do not include an additional €130.0 million of revenues in 2006 from the sale of laser-welded blanks produced at the Belgium and German plants that will engage in contract manufacturing for us after closing.

Structure and Purchase Price (page 36)

The assets and employees of the Business have historically been operated by a number of Arcelor’s indirect subsidiaries or divisions of subsidiaries. Prior to closing, Arcelor will complete a reorganization that will result in the Business in Europe, China and India being transferred to Holdings, which will be formed for purposes of this transaction. As part of the reorganization, Arcelor will assume responsibility for liabilities of the Business other than trade payables and employment liabilities related to employees of the Business. Arcelor’s indemnification obligations in the share purchase agreement will include indemnifying us for liabilities associated with the operation of the Business before closing that do not fall into either of these two categories, subject to a $33.0 million cap for all indemnification obligations.

At closing, Arcelor:

•

will transfer to a Noble subsidiary in Europe all the outstanding equity interests in Holdings (which will own, directly or through subsidiaries, the European operations of the Business and Arcelor’s interests in the Chinese and Indian joint ventures), and

•	will transfer to a Noble subsidiary in the U.S. all the outstanding equity interests in the U.S. subsidiary that operates the U.S. portion of the Business.

In exchange, at closing, Arcelor will receive:

•	9,375,000 newly-issued shares of Noble common stock, which will represent approximately 40% of Noble’s common stock outstanding immediately after the closing;

•	$116.3 million in cash, less capitalized lease obligations and accrued taxes and subject to adjustment based upon actual working capital at closing; and

•	a $15.0 million 6% subordinated note maturing in 2012.

Opinion of Financial Advisor (page 27)

The recommendation of the board of directors of Noble is based in part on the oral opinion, which was subsequently confirmed in writing, delivered by Morgan Joseph & Co. Inc., which we refer to as Morgan Joseph, to the board of directors of Noble on March 15, 2007, to the effect that, as of such date, and based upon and subject to the assumptions and qualifications stated in its written opinion, the consideration to be paid by Noble was fair, from a financial point of view, to Noble. The full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by

Morgan Joseph in rendering its opinion, is attached as Annex B to this proxy statement. The opinion does not address the relative merits of the transaction compared to other business strategies or transactions that might be available with respect to Noble or Noble’s underlying business decision to effect the transaction and does not constitute a recommendation to any holder of securities as to how such holder should vote with respect to the transaction. We urge you to read the opinion carefully and in its entirety.

Conditions to Closing (page 39)

The conditions to the parties’ obligations to close the transaction include, among others:

•	completion of the reorganization of the Business;

•	Noble’s receipt of not less than $125.0 million (or the euro equivalent) in debt financing;

•	no material adverse change between December 31, 2006 and closing;

•	receipt of all necessary governmental, regulatory and other third-party approvals, including approvals required under all applicable competition laws;

•	approval of the share purchase agreement by Noble’s stockholders; and

•	election of Arcelor’s and Mr. Skandalaris’ nominees to Noble’s board of directors.

Governmental and Regulatory Requirements (page 33)

United States Competition Filings

Noble and Arcelor have filed premerger notifications with the U.S. Department of Justice (Antitrust Division) and Federal Trade Commission pursuant to the Hart-Scott-Rodino Act. The applicable waiting period expired on March 14, 2006.

Foreign Approvals and Filings

The parties have also made competition filings in Canada and will make competition filings either with the European Union or with Germany and Austria.

Termination of the Share Purchase Agreement (page 39)

In the case of the termination or the failure of the share purchase agreement to close before October 1, 2007 because of a material breach by either Arcelor or Noble or in the case where Noble has accepted an alternative transaction proposal from a third party, the breaching party (or Noble in the latter case) must pay to the other party the amount of the other party’s reasonable out-of-pocket expenses in connection with the proposed business combination, not to exceed $5.0 million in the aggregate.

Effective Time (page 36)

We anticipate that the closing of the transaction will occur on or about July 2, 2007.

Interest of Certain Persons in the Transaction (page 32)

In considering the recommendation of our board of directors with respect to the share purchase agreement, you should be aware that Robert J. Skandalaris, the chairman of our board of directors, has an interest in the transaction contemplated by the share purchase agreement that may be different than, or in addition to, the interests of Noble shareholders generally.

Pursuant to certain ancillary agreements, Mr. Skandalaris will be entitled:

•	to nominate one independent director to our board so long as he and his affiliates retain at least 50% of the shares of our common stock owned by them immediately after the closing;

•	to have the independent director nominated by him serve on the audit, compensation and governance committees of our board of directors;

•	to be chairman of the executive committee of our board of directors and to nominate a director to serve on the executive committee;

•	to approve major corporate actions, including amendments to our charter or bylaws and significant acquisitions or dispositions;

•	to require Arcelor to purchase all our common stock owned by him and his affiliates if he ceases to serve as our chairman for any reason other than his resignation or refusal to serve;

•	to require Arcelor to purchase all our common stock owned by him or his affiliates in the event of his death or disability;

•	to require Arcelor to purchase all our common stock owned by him, subject to certain additional terms, if he and Arcelor disagree on certain strategic matters;

•	to require us to register the resale of our common stock owned by him up to four times under the Securities Act of 1933, at our expense; and

•	to sell the same percentage of his holdings and on the same terms as Arcelor if Arcelor should decide to sell 1.0 million or more shares of our common stock.

Board of Directors and Management after the Closing (page 33)

Our board of directors has voted to increase the size of the board from seven to nine members effective upon the closing and to restructure its membership. As a condition to closing, our board of directors will be restructured. Our board of directors will elect five new directors, with four nominees selected by Arcelor and one nominee selected by Robert J. Skandalaris, the chairman of our board of directors subject to three of our then-current directors (other than our chairman and our chief executive officer) then resigning from our board. One of Arcelor’s nominees will be elected as vice chairman. Arcelor and Mr. Skandalaris will enter into a standstill and stockholder agreement with us at closing that will:

•

entitle Arcelor to name four nominees, two of whom will be independent and two of whom will not be independent, and entitle Mr. Skandalaris to name one nominee, who must be independent, with these nomination rights to be scaled back as shares of our common stock owned by Arcelor or Mr. Skandalaris and their respective affiliates are sold or otherwise transferred below specified thresholds;

•	provide that our bylaws be amended at closing to require that our chief executive officer be nominated as a director;

•

provide that the remaining three directors will be independent directors nominated by unanimous vote of the governance committee of our board of directors (or, in the absence of a unanimous vote, by majority vote of all the independent directors);

•	require Arcelor and Mr. Skandalaris to vote for each other’s nominees, so long as such stockholder retains nomination rights; and

•

give Mr. Skandalaris and his affiliates “put” rights, and Arcelor “call” rights, with respect to our common stock owned by Mr. Skandalaris and his affiliates in the event that Mr. Skandalaris ceases to be our chairman for any reason other than his resignation or refusal to serve. See “Ancillary Agreements—Corporate Governance Matters” for additional information.

Our management team will remain in place after the transaction. Current management of the Business will be responsible for Noble’s new European operations and will report to Mr. Saeli, our chief executive officer.

Ancillary Agreements (page 42)

At closing, Arcelor, Noble and, in one instance, Mr. Skandalaris, will enter into a number of additional agreements that will address corporate governance matters, rights of Arcelor and Mr. Skandalaris as stockholders, the transition of support services for the Business and commercial matters between Arcelor and Noble, including contract manufacturing and steel supply.

Risk Factors (page 16)

You should consider the various risk factors involved with the proposed transaction with Arcelor. In addition to matters discussed above, these risk factors include, among others:

•	difficulties in integrating the Business with our business;

•

heightened risks associated with foreign operations, including fluctuations in currency rates, compliance with local laws and other regulatory requirements, including labor laws, and restrictions on the repatriation of funds;

•	the possibility of losing senior management of the Business, who will have the opportunity to become Arcelor employees again, for up to two years after closing;

•

the near-majority control over our common stock that Arcelor and Mr. Skandalaris will have on a combined basis and the fact that Arcelor and Mr. Skandalaris have agreed that Arcelor will have the right to nominate four of nine directors after closing and Mr. Skandalaris will have the right to nominate one director, thereby virtually assuring that our board will be controlled by Arcelor and Mr. Skandalaris after closing;

•

the fact that Arcelor may acquire all of Mr. Skandalaris’ shares through the exercise of put or call options if Mr. Skandalaris dies, becomes disabled or ceases to be our chairman for any reason other than his resignation or refusal to serve or through the exercise of a right of first refusal, if Mr. Skandalaris and his affiliates choose to sell shares after two years or after his resignation or refusal to serve; and

•

the approval rights with respect to major corporate actions that we will grant to Arcelor and Mr. Skandalaris in the standstill and stockholder agreement, including with respect to major acquisitions and dispositions and other strategic matters.

Arcelor, together with Mr. Skandalaris, will beneficially own more than 49% of our outstanding common stock immediately after closing, and therefore will have working control over the voting of our common stock. Through the standstill and stockholder agreement, they will have the right to nominate a majority of our directors and the right to approve major corporate actions. It will be virtually impossible for our other stockholders to successfully outvote Arcelor and Mr. Skandalaris on any matter requiring a stockholder vote, including the election of directors. Moreover, under the standstill and stockholder agreement, Arcelor could acquire almost a majority of our outstanding common stock through the exercise of its right of first refusal, or the put and call provisions, with respect to the Noble common stock owned by Mr. Skandalaris and his affiliates.

Voting and Support Agreement (page 34)

Under a voting and support agreement, Mr. Skandalaris, our chairman of the board, has agreed to vote all of the Noble stock beneficially owned by him in favor of the share purchase agreement and against any action that would breach the share purchase agreement or otherwise adversely affect it. Mr. Skandalaris has granted to

Arcelor a proxy to vote his shares consistent with these conditions. As of the record date for the annual meeting, Mr. Skandalaris beneficially owned 2,175,623 shares of our common stock (excluding shares subject to presently exercisable stock options), representing approximately 15.5% of the shares outstanding on that date. Furthermore, while the voting and support agreement is in effect, Mr. Skandalaris has agreed not to sell or otherwise dispose of his shares of Noble stock.

Dissenters’ Rights (page 34)

Noble stockholders will not have any appraisal rights under the Delaware General Corporation Law or under Noble’s certificate of incorporation in connection with the share purchase agreement, and Noble will not independently provide Noble stockholders with any such rights.

Required Stockholder Vote to Approve the Share Purchase Agreement (page 34)

Approval of the share purchase agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting.

Proposal 2: Election of Directors (page 56)

Each of our seven directors is standing for re-election at the annual meeting and if re-elected each will serve for a one-year term and until his successor is elected if for some reason the closing with Arcelor does not occur. If the closing with Arcelor does occur, our board of directors will be reconstituted in accordance with the share purchase agreement and the standstill and stockholder agreement.

You may vote in one of the following ways:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Required Stockholder Vote to Approve the Election of Directors (page 81)

The election of each nominee for director will require the affirmative vote of the holders of a plurality of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. A plurality of the votes, as distinguished from a majority, is the greatest number of votes cast by those voting.

Proposal 3: Approval of Stock Option Plan (page 82)

Our stockholders are being asked to approve our 2007 Stock Option Plan. Under the 2007 plan, eligible persons, consisting of full-time key employees (including officers and directors who are also employees), and non-employee directors, may receive grants of incentive stock options or non-statutory stock options. The maximum aggregate number of shares of common stock that may be made subject to awards under the 2007 plan is 1,000,000 shares.

Required Stockholder Vote to Approve the Noble International, Ltd. 2007 Stock Option Plan (page 85)

The approval of the Noble International, Ltd. 2007 Stock Option Plan will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting.

Proposal 4: Ratification of Auditors (page 86)

As a matter of good corporate practice, our stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as independent registered public accountants to audit our consolidated financial statements for the year ending December 31, 2007. If our stockholders fail to ratify this appointment, other independent registered public accountants will be considered by the board of directors upon recommendation of the audit committee. Even if the appointment is ratified, the board of directors at its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Required Stockholder Vote to Approve the Ratification of our Independent Registered Public Accountants (page 86)

The ratification of our independent registered public accountants will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting.

Proposal 5: Adjournment (page 87)

Reason for Adjournment (page 87)

In the event there are not sufficient votes at the time of the annual meeting to approve Proposal 1, 2, 3 or 4, our chairman, acting in his capacity as chairperson of the meeting, may submit a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies.

Required Stockholder Vote to Approve the Adjournment Proposal (page 87)

Approval of the adoption of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of our common stock present, in person or by proxy, at the stockholder meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that you vote “FOR” each proposal.

Questions and Answers Regarding the Meeting and Voting on the Proposals

Q:	Why am I receiving this proxy statement?

A:	We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the annual meeting in connection with the proposals specified in the notice of the annual meeting.

Q:	What is a quorum?

A:	A quorum is the number of shares that must be represented, in person or by proxy, in order for business to be transacted at the annual meeting.

More than one-half of the total number of shares of our common stock outstanding as of the record date (a quorum) must be represented, either in person or by proxy, in order to transact business at the annual meeting. Abstentions and broker discretionary votes are counted for purposes of determining the presence of a quorum.

Q:	Who may vote?

A:	You can vote your shares of common stock if our records indicate that you owned the shares on the record date, which is May 7, 2007. On the record date, there were 14,131,318 outstanding shares of Noble common stock.

Q:	How many votes do I have?

A:	Each share of our common stock is entitled to one vote per share at the annual meeting. The enclosed proxy card shows the number of shares you are entitled to vote.

Q:	How do I vote by proxy?

A:	Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed postage-paid return envelope. Alternatively, you may vote your shares through the Internet at www.voteproxy.com or by telephone at 1-800-PROXIES. The proxyholders, Michael C. Azar and Thomas L. Saeli, will vote your shares as you instruct. If you sign, date and return the proxy card, but do not vote on a proposal, the proxyholders will vote “FOR” each proposal. Therefore, if you wish to vote “FOR” all the proposals, you may simply sign, date and return your proxy card prior to June 27, 2007.

Q:	What is the effect if I “ABSTAIN” or if I fail to vote?

A:	Assuming the presence of a quorum, (1) voting to “ABSTAIN” or withhold votes from director nominees or (2) failing to vote your shares (by failing to submit a properly executed proxy card, failing to vote over the Internet or by telephone and failing to vote in person at the meeting) will have no effect on the vote on Proposals 2 and 4. Because Proposals 1, 3 and 5 require that a majority of our outstanding stock present at the meeting vote in favor of them, your abstention on Proposals 1, 3 and 5 would have the same effect as a vote against them.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement, mail your signed proxy card in the enclosed postage-paid return envelope, or vote through the Internet or by telephone, as soon as possible so that your shares may be represented at the annual meeting. In order to assure that your vote is counted, please vote your proxy as instructed on your proxy card even if you currently plan to attend the annual meeting in person. If you have received multiple proxy cards, your shares may be registered in different names or in more than one account. It is important that you complete, sign, date and return each proxy card that you receive.

Q:	May I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your shares are voted at the annual meeting. You may change your vote in any of the following ways:

•	by sending a written notice of revocation to Michael C. Azar, Secretary, Noble International, Ltd., 28213 Van Dyke Avenue, Warren, Michigan 48093, stating that you would like to revoke your proxy;

•	by a duly executed proxy bearing a later date than your original proxy;

•	by changing your vote through the Internet or by telephone; or

•	by attending the annual meeting and voting in person.

Attending the annual meeting without voting will not revoke a proxy. If you wish to revoke your proxy in a manner other than by attending the annual meeting and voting in person, we must receive your notice of revocation or later-dated proxy no later than the beginning of the annual meeting.

If your shares are held in an account with a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker, bank or other nominee, you may attend the annual meeting and vote your shares in person. If your shares are held in “street name,” you must obtain a proxy from your broker, bank or other nominee in order to attend the annual meeting and vote. Whether or not you plan to attend the meeting in person, we ask that you return a completed proxy card in order to ensure that your vote is counted.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will not be able to vote your shares on Proposals 1, 3 and 5 without instructions from you. You should instruct your broker, bank or other nominee to vote your shares following the procedure provided by your broker, bank or other nominee. If you do not provide instructions on Proposals 1, 3 and 5, your shares will be considered broker non-votes and will not count as votes for or against Proposals 1, 3 and 5. Your broker, bank or other nominee will exercise discretionary voting on Proposals 2 and 4 and will vote your shares without your instructions.

Q:	Who pays for this proxy solicitation?

A:	We will bear the expense of soliciting proxies, including the cost of preparing, printing and mailing this proxy statement and the accompanying proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about any of the proposals to be voted on at the annual meeting, you should contact:

Noble International, Ltd.

Attn: Michael C. Azar

28213 Van Dyke Avenue

Warren, Michigan 48093 (USA)

Telephone: (586) 751-5600

SELECTED HISTORICAL FINANCIAL INFORMATION OF NOBLE

The following selected financial data as of and for each year in the five-year period ended December 31, 2006 is derived from our audited financial statements and should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this proxy statement.

(In thousands, except share and per share data)

	2006	2005	2004	2003	2002
Consolidated Statement of Operations Data:
Net sales	$441,372	$363,820	$332,611	$183,759	$120,800
Cost of sales	402,941	326,017	294,680	156,909	102,904

Gross margin	38,431	37,803	37,931	26,850	17,896
Selling, general and administrative expenses	22,090	16,005	15,867	12,235	10,268

Operating profit	16,341	21,798	22,064	14,615	7,628
Interest income	1,186	634	351	596	978
Interest expense	(5,684)	(2,868)	(3,547)	(2,419)	(836)
(Loss) Gain on value of convertible option derivative liability	600	—	2,458	—	—
Litigation settlement	—	—	—	73	(1,098)
Impairment (recovery) charges(1)	1,000	(10,140)	(129)	—	—
Other, net	482	1,221	472	942	(935)

Earnings from continuing operations before income taxes and minority interest	12,725	10,645	21,669	13,807	5,737
Income tax expense	3,857	5,586	6,308	4,673	1,666

Earnings from continuing operations before minority interest	8,868	5,059	15,361	9,134	4,071
Minority interest	(1,089)	34	—	—	—

Earnings from continuing operations	7,779	5,093	15,361	9,134	4,071
Discontinued operations:
(Loss) from discontinued operations	—	—	(121)	(3,221)	(17,405)
Gain (loss) on sale of discontinued operations	—	—	121	(677)	174

Earnings (loss) before extraordinary items	—	5,093	15,361	5,236	(13,160)
Extraordinary items(1)	—	—	—	—	315 (1)

Net earnings	$7,779	$5,093	$15,361	$5,236	$(12,845)

Dividends declared and paid per share	$0.31	$0.27	$0.27	$0.21	$0.21

Basic earnings (loss) per common share:
Earnings from continuing operations before extraordinary items	$0.55	$0.37	$1.05	$0.78	$.38
(Loss) from discontinued operations before extraordinary items	—	—	—	(0.33)	—
Extraordinary items	—	—	—	—	.03 (1)
Basic earnings per common share	$0.55	$0.37	$1.05	$0.45	$(1.23)

Basic weighted average common shares outstanding	14,071,304	13,946,801	13,697,253	11,669,208	10,492,730

Diluted earnings (loss) per common share:
Earnings from continuing operations before extraordinary items	$0.55	$0.36	$0.96	$0.73	$.38
(Loss) from discontinued operations before extraordinary items	—	—	—	0.29	(1.60)
Extraordinary items(1)	—	—	—	—	.03 (1)

Diluted earnings per common share	$0.55	$0.36	$0.96	$0.44	$(1.20)

Diluted weighted average common shares outstanding	14,109,033	14,045,159	15,512,417	13,566,564	10,738,473

(1)

In 2004, we recognized an impairment charge of $0.1 million related to real estate assets held for sale. In 2005, we recognized impairment charges of $10.1 million: $0.02 million related to the write off of an investment in a private company in the automotive business originating in 2001; $2.1 million related to two non-core assets including real estate held for sale and notes receivable, both of which were related to businesses we sold; and $7.9 million related to our investments in SET. In 2006, we recovered the $1.0 million in notes receivable previously impaired.

(2)

In 2002, we closed the purchase price allocation period regarding the transaction of NCE and recognized a $0.315 million after-tax extraordinary gain on the transaction resulting from certain post-closing working capital adjustments that reduced the purchase price.

(In millions)

	2006	2005	2004	2003	2002
Consolidated Balance Sheets:
Cash flow provided by (used in):
Continuing operations	$9.3	$17.4	$34.4	$9.2	$8.1
Investing activities	(97.0)	(10.3)	(14.5)	(3.6)	5.3
Financing activities	72.7	(2.9)	(3.5)	(3.8)	(8.9)
Consolidated Balance Sheet:
Total assets	$387.1	$209.3	$182.5	$143.0	$130.0
Net assets held for sale	—	—	3.8	9.3	18.1
Working capital (deficiency)	9.1	51.3	36.6	16.4	6.0
Total debt	143.7	41.3	38.6	53.0	57.6

Stockholders’ equity	87.3	82.9	79.6	50.8	42.1

SELECTED HISTORICAL FINANCIAL INFORMATION OF TBA

The selected financial data for the periods ended and as at the dates indicated below have been derived from the audited combined TBA financial statements that are prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board. All companies incorporated under the laws of one of the member states of the European Union and whose securities are publicly traded within the European Union are required to prepare their financial statements on the basis of IFRS. IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”). For a discussion of the principal differences between IFRS and U.S. GAAP, please see note 20 to the audited combined TBA financial statements included elsewhere in this proxy statement. The following tables present comparative information under IFRS and U.S. GAAP. You should read the following selected financial data of TBA together with those audited combined TBA financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TBA” included elsewhere in this proxy statement. The combined income statement data below contain translations of euro amounts into U.S. dollars at a rate of €1.00=$1.2661 or $1.00=€0.7898, the average rate for 2006. The combined balance sheet data below contain translations of euro amounts into U.S. dollars at a rate of €1.00=$1.3197 or $1.00=€0.75758, the December 29, 2006 rate. These translations should not be construed as representations that the converted amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated or any other rate.

Amounts in accordance with IFRS	For the Year ended December 31, 2006	For the Year ended December 31, 2005	For the Year ended December 31, 2004	For the Year ended December 31, 2006
	‘000 Euro	‘000 Euro	‘000 Euro	‘000 USD
Combined Income Statement Data:
Revenue	278,880	261,506	240,044	353,090
Operating profit	10,968	22,403	23,806	13,887
Net profit attributable to equity holders	5,682	13,472	11,120	7,194

	As at December 31, 2006	As at December 31, 2005		As at December 31, 2006
Combined Balance Sheet Data
Total assets	191,168	191,684		252,284
Long-term interest bearing liabilities	22,055	44,943		29,106
Net assets attributable to equity holders	60,265	72,129		79,532

Amounts in accordance with US GAAP	For the Year ended December 31, 2006	For the Year ended December 31, 2005	For the Year ended December 31, 2004	For the Year ended December 31, 2006
	‘000 Euro	‘000 Euro	‘000 Euro	‘000 USD
Combined Income Statement Data:
Revenue	276,545	256,878	234,534	350,134
Operating profit	7,423	19,851	23,414	9,398
Net profit attributable to equity holders	3,479	11,720	10,974	4,405

	As at December 31, 2006	As at December 31, 2005		As at December 31, 2006
Combined Balance Sheet Data
Total assets	195,154	195,536		257,548
Net assets attributable to equity holders	63,575	76,024		83,900

There is no redeemable preference stock outstanding. Per share data is not applicable.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table sets forth unaudited pro forma condensed income statement information for the year ended December 31, 2006 as if the TBA transaction had closed on January 1, 2006 and unaudited pro forma condensed balance sheet information as if the TBA transaction had closed on December 31, 2006. The information should be read in conjunction with the historical and pro forma financial statements included or incorporated by reference in this proxy statement. This information is not indicative of the financial position or results of operations that we would have reported had the TBA transaction been completed as of the dates presented or of the future financial position or future results of operations after completion of the TBA transaction.

(In thousands except share and per share data)

	Year Ended December 31, 2006
	Noble	Pullman 1/2006–9/2006(1)	TBA	Pro-Forma Combined
Income Statement Data:
Net sales	$441,372	$155,569	$350,134	$1,031,550

Operating profit	16,341	7,506	9,398	53,132

Net earnings	7,779	7,408	4,405	22,738

Diluted earnings per share	$0.55			$0.97

Diluted weighted average shares outstanding	14,109,033			23,484,033

Dividends per share	$0.31			$0.18

Balance Sheet Data (at December 31)

Total assets	$387,148		$257,548	$773,892

Total long-term liabilities	$138,204		$41,501	$261,083

Total stockholders’ equity	$87,266		$83,900	$251,236

Book value per share	$6.19			$10.70

(1)	We acquired Pullman Industries, Inc. on October 12, 2006.

EXCHANGE RATE INFORMATION

The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the euro. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the annual periods presented in these tables were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period. This information is provided solely for your information, and Noble does not represent that euro could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Noble or TBA in the preparation of their consolidated financial statements that are either included or incorporated by reference into this proxy statement.

The data provided in the following table are expressed in U.S. dollars per euro and are based on noon buying rates published by the Federal Reserve Bank of New York for the euro. On March 15, 2007, the last trading day before the public announcement of the share purchase agreement, the exchange rate between the U.S. dollar and the euro expressed in U.S. dollars per euro was €1.00=$1.3249. On March 23, 2007, the most recent practicable day prior to the date of this proxy statement, the exchange rate was €1.00=$1.3302.

	Period-End Rate(1)	Average Rate(2)	High	Low
Recent Monthly Data
March 2007 (through March 23, 2007)	$1.3302	$1.3216	$1.3359	$1.3094
February 2007	1.3230	1.3080	1.3246	1.2933
January 2007	1.2998	1.2993	1.3286	1.2904
December 2006	1.3197	1.3205	1.3327	1.3073
November 2006	1.3261	1.2888	1.3261	1.2705
October 2006	1.2773	1.2617	1.2773	1.2502
September 2006	1.2687	1.2722	1.2833	1.2648
August 2006	1.2793	1.2810	1.2914	1.2735
July 2006	1.2764	1.2681	1.2822	1.2500
June 2006	1.2779	1.2661	1.2953	1.2522
May 2006	1.2833	1.2767	1.2888	1.2607

Annual Data (Year ended December 31)
2006	$1.3197	1.2661	1.3327	1.1860
2005	1.1842	1.2400	1.3476	1.1667
2004	1.3538	1.2478	1.3625	1.1801
2003	1.2597	1.1411	1.2597	1.0361
2002	1.0485	0.9495	1.0485	0.8594

(1)	The period-end rate is the noon buying rate on the last business day of the applicable period.

(2)

The average rates for the monthly periods were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the annual periods were calculated by taking the simple average of the noon buying rates on the last business day of each month during the relevant period.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the share purchase agreement proposal and other proposals.

Risks Related to the TBA Transaction

The share purchase agreement is subject to the receipt of consents and approvals from government entities that could delay completion of the transaction or impose conditions on Noble, which could result in an adverse effect on our business or financial condition.

Completion of the transaction is conditioned upon the receipt of consents, orders, approvals or clearance, as required, under the competition laws of Canada, Germany and Austria.

A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals could have an adverse effect on our business, financial condition or results of operations.

The share purchase agreement restricts our ability to pursue alternatives to the transaction and requires us to pay a termination fee under certain circumstances.

The share purchase agreement prohibits us from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party prior to closing, subject to exceptions set forth in the share purchase agreement to enable our directors to exercise their fiduciary duties. The share purchase agreement also provides for the payment by Noble of Arcelor’s transaction expenses, not to exceed $5.0 million in the aggregate, if the transaction is terminated because we have accepted a competing third-party acquisition proposal. These provisions limit our ability to pursue offers from third parties that could result in greater value to our stockholders than the value of the Business.

The fact that the Business does not constitute a single division or business unit could result in financial or operational challenges after closing.

The Business is spread out among a number of different Arcelor subsidiaries or divisions and has not been operated as a single business unit. Our due diligence investigation has been more difficult than normally would be the case, because Arcelor has had no stand-alone reporting system in place for the Business. As a condition to closing, Arcelor will consolidate the various components of the Business outside the U.S. under a single holding company, and Arcelor’s independent public accounting firm has audited the combined operations of the entire Business for the last three years. However, past performance is not a guarantee of future performance. In addition, the lack of pre-closing integration of the Business will make post-closing integration of the Business with that of Noble more difficult than would otherwise be the case. For example, TBA’s information technology infrastructure is highly integrated with that of Arcelor. As a result, we may find it more difficult to achieve the potential benefits of the business combination than we initially anticipated.

We may not realize the synergies and other benefits we currently anticipate due to challenges associated with integrating the Business into our business.

The success of the transaction will depend in large part on the success of Noble’s management in integrating the Business into Noble’s business following the closing. The failure of Noble to meet the challenges involved in successfully integrating these assets or otherwise to realize any of the anticipated benefits of the transaction could impair the results of operations of Noble. In addition, the integration of the Business into Noble’s business may result in unanticipated operational problems, expenses and liabilities and diversion of management’s attention. The challenges involved in this integration include the following:

•	integrating successfully the operations, technologies, products and services associated with the Business, which Arcelor has not operated as a single business unit;

•	Noble’s lack of familiarity with the European market;

•	preserving important customer relationships and resolving any potential conflicts that may arise; and

•	assimilating management and other personnel from Arcelor, including challenges because of differences in culture, language and background.

Revenues of the Business are expected to decline if a significant customer decides to start manufacturing its own laser-welded blanks.

One of Arcelor’s significant customers has indicated that it may manufacture a substantial portion of its own laser-welded blanks rather than continue to buy them from Arcelor. TBA’s management is attempting to convince the customer to continue purchasing the same volume of laser-welded blanks from TBA. Arcelor has projected that TBA’s revenues would decline by approximately 8% (approximately 6% of Noble’s 2006 gross revenues on a pro-forma combined basis) in 2009 if it loses this customer.

We are dependent for the operation and integration of the Business upon certain key personnel who will have the opportunity to return to Arcelor for up to two years after closing to become Arcelor employees again, which ability may adversely impact our compensation expenses. If a significant number of individuals exercise this right, our ability to operate the Business after closing could be significantly impaired.

The operation of the Business and the integration of this business with Noble’s other operations depends significantly upon its ability to attract and retain qualified employees in the areas of engineering, operations and management. Noble has identified five key employees whose contributions will greatly influence the successful operation and integration of the Business. One of these individuals is Dr. Dirk Vandenberghe, who will be responsible for Noble’s European operations. Each of these five key employees, as well as approximately 29 other employees, will have the opportunity to return to Arcelor following the closing for up to two years. Arcelor has agreed not to solicit Noble’s employees, but Noble cannot prevent these 34 employees from returning to Arcelor. This opportunity to return may adversely impact Noble’s compensation expenses since Noble may have to pay more compensation than it ordinarily would pay in order to retain these individuals.

Moreover, if a significant number of these TBA executives elect to return to Arcelor, our ability to operate the Business and to integrate its operations with Noble’s operations could be significantly impaired. We will be dependent on management in the various countries where the TBA facilities are located for their customer contacts and their knowledge and experience, including their knowledge about local regulations and business customs. Loss of these executives could adversely affect our revenues in these countries.

We will depend on Arcelor for up to three years after closing for various support functions, including contract manufacturing, invoicing and collection of accounts receivable, and human resources functions such as payroll, and for up to four years after closing for information technology. The operations of the Business after closing could be disrupted if there are problems in the provision of these support services.

Because TBA has not been operated as a stand-alone business, we will enter into a number of agreements with Arcelor providing for Arcelor to provide support services to the Business for up to three years after closing. Arcelor will provide payroll management, human resources, administration, information technology support, purchasing and other support services. We believe that these arrangements will facilitate the integration of the Business by allowing us to transition these various functions to Noble over a period of time. We do not have the personnel or other resources to perform all of these functions ourselves beginning on the closing date. If Arcelor experiences problems in providing these support services or materially defaults under these agreements, we would be required to make alternate arrangements. Our revenues could be adversely affected, and our expenses could increase, if we are required to assume these support functions earlier than projected.

Our results may be negatively impacted by foreign currency risk.

Following the TBA transaction, we will hold assets and incur liabilities, earn revenues and pay expenses in a variety of additional currencies other than the U.S. dollar, including the Euro and the Chinese Yuan. Because our financial statements will be presented in U.S. dollars, we must translate our assets, liabilities, income and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar will affect, perhaps negatively, the value of these items in our financial statements, even if their value has not changed in their original currency.

We will be subject to changes in laws, taxation and other normal risks associated with investing and carrying on business in various countries which could negatively impact our business.

We operate international production facilities in Canada, Australia and Mexico, and, following the TBA transaction, we will also conduct activities in Belgium, France, Germany, Spain, Slovakia and the United Kingdom and have joint ventures in China and India. Our business strategy includes the continued expansion of international operations. As we expand our international operations, we will increasingly be subject to the risks associated with such operations, including:

•	fluctuations in currency exchange rates;

•	compliance with local laws and other regulatory requirements, including labor laws and environmental regulations;

•	restrictions on the repatriation of funds;

•	inflationary conditions;

•	political and economic instability;

•	war or other hostilities;

•	overlap of tax structures; and

•	expropriation or nationalization of assets.

The inability to effectively manage these and other risks could adversely affect our business.

We will incur substantial new indebtedness in order to consummate the transaction, which will subject us to additional financial covenants as well as to further restrictions on our ability to incur additional indebtedness or pledge assets.

In order to finance the transaction and to provide working capital for the acquired business after closing, Noble plans to incur additional indebtedness. Noble has obtained from BNP Paribas a financing commitment for a €78.0 million 5% loan which will be repayable over five years and a €40.0 million 5-year revolving line of credit with an annual rate of interest of 5%. Noble will also issue a $15.0 million 6.0% subordinated note maturing in 2012 to Arcelor as part of the purchase price and will assume approximately $13.7 million of lease liabilities.

In addition to the additional indebtedness, Noble maintains a $110.0 million secured credit facility with a syndicate of commercial banks having a maturity date of October 2011. As of December 31, 2006, Noble has borrowed $87.2 million under its existing credit facility. Noble’s credit facilities are secured by substantially all of its assets as well as the assets of its subsidiaries. In addition to certain financial covenants, Noble’s credit facilities restrict its ability to incur additional indebtedness or pledge assets. As of the date of this proxy statement, Noble is in compliance with all of the terms of its credit facilities. Noble may not be able to comply with the terms of its credit facilities in the future.

Following the TBA transaction, Noble will face significant competition in Europe and may not be able to maintain the profitability of the Business.

The market for tailored blanks in Europe is extremely competitive. Following the TBA transaction, Noble will face competition from the competitors of the Business on the basis of quality, service and pricing. Thyssen Krupp Group AG and the Business have about 31% and 29%, respectively, of the market in Europe for tailored blanks. Noble’s business may be adversely affected by this competition, and Noble may not be able to maintain the profitability of the Business following the transaction.

Following the transaction, Noble will be involved in additional joint ventures and will be exposed to problems inherent to companies under joint management.

In addition to Noble’s current joint ventures, Noble will be involved in additional joint venture companies that operate in China and India. The related joint venture agreements may require unanimous consent or the affirmative vote of a qualified majority of the stockholders to take certain actions, thereby possibly slowing down the decision-making process.

Risks Relating to Our Post-Closing Business Relationship with Arcelor

We rely on technology and related intellectual property rights to manufacture our products and to provide us with a competitive advantage. If the intellectual property rights that we license from Arcelor do not remain exclusive licenses to us, then we may be harmed.

Arcelor will grant Noble a royalty-free, perpetual exclusive license to certain patents and intellectual property used in the Business. The exclusivity of this license would be lost, and the license would continue on a non-exclusive basis, upon the latter of: (1) the fifth anniversary of the closing; and (2) the date Arcelor and its affiliates own fewer than 4,687,500 shares of Noble common stock. Both the limited time of exclusivity and any sale of Arcelor’s shares are outside of Noble’s control. The loss of this exclusivity could result in competitors obtaining licenses from Arcelor that could enable them to compete more effectively with us and result in a reduction in our revenue.

We will rely on Arcelor to sell 100% of our products in Europe, and Arcelor’s failure to successfully sell our products may have an adverse effect on our revenues.

Under a steel supply and services agreement, Arcelor will provide us, among other things, marketing, sales, after sales, credit risk, invoicing, collection and consulting services. Noble initially plans to have only a small sales force in Europe. Arcelor, through its subsidiary, Arcelor Auto S.A., will serve as Noble’s sales representative and will promote the interests of Noble’s European business along with the interests of Arcelor Auto. If Arcelor materially defaults on this agreement or otherwise fails to successfully sell our products, our revenues may be adversely effected.

We will rely on Arcelor for supplying our European facilities with substantially all of our needs for flat-rolled carbon steel; and any disruption to Arcelor’s steel production could have an adverse effect on our business.

We will be heavily dependent upon Arcelor meeting our quantity and quality demands with regard to flat-rolled carbon steel in Europe. If Arcelor’s production of steel should be disrupted or should Arcelor’s production processes generate greater than usual defective products, we could face difficulties in delivering our products on time.

Risks Relating to Our Stock Ownership and Governance After Closing

The TBA transaction will make it virtually impossible for a change of control to occur so long as Arcelor and our chairman, Robert J. Skandalaris, do not transfer a significant portion of their Noble common stock to third parties.

Immediately prior to the share purchase agreement, no single stockholder owned more than 20.4% of our common stock. Arcelor and our chairman, Robert J. Skandalaris, will own approximately 40.0% and 9.3%, respectively, of our outstanding common stock immediately after the TBA transaction. Arcelor and Mr. Skandalaris, together will beneficially own more than 49% of our common stock immediately after closing and will enter into a standstill and stockholder agreement at closing that will (1) enable them to nominate a majority of our board of directors, (2) impose transfer restrictions on the shares owned by both parties and their affiliates, (3) grant put and call rights on the shares owned by Mr. Skandalaris and his affiliates, and (4) grant rights of first refusal. These arrangements, coupled with the combined stock ownership of Arcelor and Mr. Skandalaris after closing, will make a change of control of Noble difficult after the TBA transaction. So long as Arcelor, Mr. Skandalaris and their respective affiliates do not transfer a significant portion of our common stock owned by them, a change of control will not occur without their participation or approval, even if a change of control, such as a business combination at a premium to the trading price of our common stock, is in the best interests of the other stockholders.

Arcelor could become a near-majority stockholder in the event of Mr. Skandalaris’ death or disability or in the event he is no longer a director or chairman of our board of directors if put or call options are exercised on the Noble shares he owns. In that event, Arcelor would be in a position to control the outcome of any matter submitted to a vote of our stockholders and could prevent a change of control that might be in the best interests of our stockholders.

Under the standstill and stockholder agreement, Mr. Skandalaris will grant Arcelor the right to buy, and Arcelor will grant Mr. Skandalaris the right to require Arcelor to buy, all his Noble common stock if: (1) he dies or becomes disabled; (2) he is no longer a director or chairman of our board of directors other than due to his resignation or refusal to serve; or (3) subject to certain additional terms, he and Arcelor disagree on certain strategic matters. If the put or call rights are exercised or if Mr. Skandalaris and his affiliates decide to sell and Arcelor exercises its right of first refusal, Arcelor could become a near-majority stockholder unless Mr. Skandalaris had made significant permitted dispositions of his shares prior to the exercise of the put or call. As such a near-majority stockholder, Arcelor would control the outcome of any matter requiring the approval of our stockholders, including a business combination or a sale of the company at a premium that might be in the best interests of our other stockholders.

We will agree at closing not to undertake various strategic initiatives without the approval of both Arcelor and Mr. Skandalaris. These limitations could significantly reduce our flexibility to engage in significant corporate transactions.

We will become a party to the standstill and stockholder agreement with Arcelor and Mr. Skandalaris at closing. The agreement provides that for five years after closing, we will not take action regarding a number of strategic matters without the prior approval of both Arcelor and Mr. Skandalaris, including:

•	any amendment to our certificate of incorporation or bylaws;

•

any entry into a new business or any acquisition of a business or asset that, in each case, involves an investment of more than $25.0 million and does not involve the use of steel products or the use of our existing technology;

•	any disposition of a business or asset having a value that exceeds 50% of our assets;

•	the incurrence of any additional indebtedness in an amount that causes our ratio of total debt to pro forma EBITDA to exceed 3.5:1;

•	any issuance of our capital stock without providing Arcelor the ability to purchase an amount to maintain its percentage ownership;

•	the adoption of a “poison pill” or stockholders’ rights plan;

•	the commencement of any bankruptcy proceeding or the liquidation or dissolution of Noble or any of our subsidiaries; or

•

any other fundamental strategic action concerning the company, including the sales policy or practice of the company for the European Business and/or of Arcelor Auto S.A., in its capacity as sales representative for the European Business.

For an explanation of pro forma EBITDA, see “Ancillary Agreements—Corporate Governance Matters—Strategic Matters.”

Arcelor may also demand the prepayment of the $15.0 million 6% subordinated note issued as part of the purchase price if Noble, without Arcelor’s approval, increases the number of its authorized or issued shares, grants rights to purchase its shares or buys back any of its shares.

As a result, we will not have flexibility to undertake any of these strategic actions, even if such actions are in the best interests of our stockholders, in the event that either Arcelor or Mr. Skandalaris objects.

The significant blocks of stock owned by Arcelor and Mr. Skandalaris could adversely affect the market price of our common stock.

At closing, we will grant Arcelor and Mr. Skandalaris registration rights pursuant to which they may require us to register their Noble common stock for resale under the Securities Act of 1933. Sales from time to time under the registration statements that we must file under the registration rights agreement could adversely affect the market price of our common stock. Moreover, the mere possibility of these sales could create an “overhang” that could adversely affect the market price of our common stock.

FORWARD LOOKING STATEMENTS

We believe that some information in this proxy statement contains forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain those words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations of financial conditions; and

•	state other “forward-looking” information.

We believe that communicating our expectations to our stockholders is important. However, there may be events in the future that we and Arcelor are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we describe in our forward-looking statements, including among other things:

•	gaining regulatory and stockholder approval to the transaction;

•	the possibility that the share purchase agreement may not be completed;

•	the satisfaction of closing conditions to the share purchase agreement;

•	legislative or regulatory developments that could have the effect of delaying or preventing the closing of the share purchase agreement;

•	difficulties encountered in integrating the Business with ours;

•	the impact of the additions to our management following the closing of the share purchase agreement;

•	maintaining existing customer relationships, including those acquired in connection with the Business;

•	the ability to react to changes in economic conditions, laws and regulations in various countries; and

•

risks and uncertainties that are described in the reports that we have filed with the Securities and Exchange Commission, or the “SEC,” including our annual report 10-K for the year ended December 31, 2006.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or vote on the approval of the share purchase agreement and other proposals you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on our operations following the completion of the transaction.

PROPOSAL 1: APPROVAL OF THE SHARE PURCHASE AGREEMENT

The Parties to the Share Purchase Agreement

Noble International, Ltd.

Through our subsidiaries, we are a full-service provider of 21st Century Auto Body Solutions® primarily to the automotive industry. We utilize laser-welding, roll-forming and other technologies to produce flat, tubular, shaped and enclosed formed structures used by OEMs or their suppliers in automobile body applications, including doors, fenders, body side panels, pillars, bumpers, door beams, load floors, windshield headers, door tracks, door frames and glass channels.

We operate twelve production facilities in Michigan, Kentucky, Ohio, Indiana, Canada, Australia, and Mexico. We are incorporated in the State of Delaware with our executive offices at 28213 Van Dyke Ave, Warren, MI 48093, tel. (586) 751-5600. Our website is www.nobleintl.com.

Arcelor S.A.

Arcelor S.A., a Luxembourg corporation, is a member of the Arcelor Mittal group, the world’s largest steel company. The Arcelor Mittal group, with 330,000 employees in more than 60 countries, has an industrial presence in 27 countries across Europe, the Americas, Asia and Africa and is a steel provider to numerous industrial sectors such as automotive, construction, household appliances and packaging. Arcelor’s executive offices are at 19 avenue de la Liberté, L-2930, Luxembourg, tel. +352-47921.

NASDAQ Stockholder Approval Requirement

Our common stock is traded on the NASDAQ Global Select Market under the symbol NOBL. Pursuant to NASDAQ Marketplace Rule 4350(i)(1)(C)(ii)(a), which we refer to as the NASDAQ 20% rule, stockholder approval is required for an issuance of common stock that has, or will have upon issuance, voting power equal to or greater than 20% of the voting power outstanding before the issuance of the common stock. Under the share purchase agreement, Arcelor will receive shares that will represent approximately 40% of our outstanding common shares immediately after issuance and more than 65% of our outstanding common shares before issuance. To ensure compliance with the NASDAQ 20% rule, we are seeking stockholder approval of the share purchase agreement.

Background of the Transaction

In the middle of 2005, Arcelor approached Noble about engaging in a possible transaction whereby Noble would acquire Arcelor’s U.S. tailored laser-welded blank operations for consideration that was yet to be determined. Noble was not interested in acquiring only these operations but was very interested in exploring a business transaction with Arcelor that would enable Noble to expand its tailored laser-welded blank business to additional global markets. Arcelor expressed an interest in Noble’s entrepreneurial focus and the growth it has achieved through the application of laser-welding technology to the automotive industry.

On July 11, 2005, Noble and Arcelor entered into a confidentiality agreement to explore the possibility of a transaction. During the remainder of 2005, Noble and Arcelor continued discussions of the possible transaction. However, the parties failed to reach agreement on key business terms, and the discussions ceased towards the end of 2005.

During the early part of 2006, Noble and Arcelor resumed negotiations and agreed to include the Powerlasers business of Dofasco, Inc. in a proposed transaction. Dofasco is a Canadian company acquired by Arcelor in February 2006 and wholly-owned by a Dutch trust of which Arcelor is the sole beneficiary.

On May 8, 2006, negotiations began between Noble and Arcelor for a non-binding letter of intent for a modified transaction that included the Powerlasers business. On May 13, 2006, Noble and its outside counsel delivered a draft letter of intent to Arcelor for initial review. During the remainder of May 2006, there were frequent conference calls between the parties to negotiate the terms of the letter of intent.

On June 12, 2006, Noble executives, Arcelor executives and both companies’ outside counsel held a conference call to discuss and negotiate the latest draft of the letter of intent. On July 10, 2006, Noble and its outside counsel produced a revised draft of the letter of intent for review of all parties. On July 18, 2006, outside counsel for both Noble and Arcelor met in New York City to plan the timetable and responsibilities for each document of the transaction and to review and revise the draft letter of intent. On July 19, 2006, Noble signed the letter of intent. Also on July 19 and July 20, 2006, Arcelor executives traveled to Michigan to meet with Noble executives, continue discussions and negotiations and tour Noble’s facilities.

On July 31, 2006, Arcelor executed the letter of intent and Noble’s board of directors unanimously ratified the letter of intent. The letter of intent provided for the purchase of the Business and Powerlasers at a price of $350.0 million, assuming pro forma EBITDA of $65.0 million to $70.0 million, after giving effect to the anticipated restructuring costs of the Business. The price would be payable $170.0 million in Noble common stock and $180.0 million in cash.

On August 18, 2006, Noble executives, Arcelor executives and outside counsel for both Noble and Arcelor held a conference call regarding the Department of Justice’s consent decree with Arcelor, filed on August 1, 2006 under U.S. antitrust laws, preventing Arcelor from making any asset sales involving Dofasco, and the parties discussed how the Department of Justice consent decree would affect the structure of the deal and the fact that, even in the absence of the decree, the ultimate power to sell Powerlasers lay with the trustees of the Dutch trust.

In early September 2006, Noble and Arcelor resumed discussions and negotiations and agreed to enter into a binding letter of intent that was to be negotiated and signed by the end of October 2006. In September and October 2006, Noble and Arcelor began the due diligence process.

On September 18, 2006, Noble executives, Arcelor executives and both companies’ outside counsel held a conference call to review new deal terms, taking into account issues relating to the uncertainty of Arcelor’s ability to include Powerlasers as part of the transaction.

On September 19, 2006, Noble and its outside counsel began working on a draft share purchase agreement and ancillary agreements and also began revising the draft of the binding letter of intent. On September 26, 2006, Noble executives, Arcelor executives and both companies’ outside counsel held a conference call to negotiate the terms of the latest draft of the binding letter of intent.

On October 2, 2006, Noble executives, Arcelor executives and both companies’ outside counsel held a conference call to continue discussions pertaining to the Dofasco Powerlasers business and how it should be treated in the transaction structure due to the uncertainty of Arcelor’s ability to include Powerlasers in the transaction.

During the next two weeks, Noble and Arcelor concentrated their discussions and negotations on the draft binding letter of intent. During this time period, it was agreed that the purchase price would be lowered to reflect that the Powerlasers business would be purchased in a separate transaction if and when Arcelor could cause Powerlasers to be sold to Noble, given the Department of Justice’s decree and the fact that Powerlasers was held in the Dutch trust, the directors of which ultimately control any decision to sell Powerlasers. The parties also agreed that assets proposed to be transferred by two Arcelor subsidiaries would not be included since Arcelor would not be able to furnish audited financial statements reflecting these assets. On October 16, 2006, Noble executives, Arcelor executives and both companies’ outside counsel held a conference call to talk about outstanding issues in the latest draft of the binding letter of intent. On October 18, 2006, Noble executives,

Arcelor executives and both companies’ outside counsel held a conference call for purposes of discussing and agreeing upon terms in the latest draft of the binding letter of intent and preparing an execution copy of the binding letter of intent for signing on October 26, 2006.

On October 26, 2006, Noble executed the binding letter of intent that superseded the July 2006 letter of intent, and Arcelor countersigned the binding letter of intent on October 27, 2006. On October 27, 2006, the parties issued press releases regarding the transaction and the binding letter of intent. The letter of intent provided for a purchase price of approximately $300.0 million, based on pro forma EBITDA for 2006 of $65.0 to $70.0 million, after giving effect to anticipated restructuring costs and assuming an exchange ratio of 1.25 U.S. dollar to €1. It provided for the price to be paid in the form of 9,375,000 shares of Noble common stock and $147.0 million cash, with the cash subject to adjustment depending on the weighted average trading price of Noble’s common stock during the 15 consecutive trading days ending on the day before closing. Neither party would be obligated to close if the weighted average trading price was less than $12 or more than $20 per share. The letter of intent also provided for Noble to purchase Powerlasers for $50.0 million in a separate transaction, if Arcelor were permitted to sell Powerlasers within six months after closing.

On November 3, 2006, Noble executives, Arcelor executives and both companies’ outside counsel held a conference call to discuss the first draft of the share purchase agreement. On November 13, 2006, both companies’ outside counsel engaged in negotiations regarding the second draft of the share purchase agreement. Due diligence included on-site tours by Noble executives in November 2006 and January 2007 of several TBA facilities and meetings with facility managers. During the remainder of 2006, Noble and Arcelor negotiated by telephone and met at Noble’s offices to discuss various business issues relating to the share purchase agreement.

In January 2007, Noble and Arcelor continued discussions and negotiations pertaining to the share purchase agreement and ancillary agreements. On January 6 through January 12, 2007, Noble financial executives, accompanied by a team from PricewaterhouseCoopers, traveled to Arcelor’s headquarters in Luxembourg to perform financial due diligence in the data room located at Arcelor’s headquarters. On January 11, 2007, Noble executives, Arcelor executives and both companies’ outside counsel participated in a conference call to discuss open issues, timing of the transaction and the next steps in legal documentation of the transaction.

On January 16, 2007, outside counsel for both companies held a conference call to identify key issues to be discussed at meetings that would be held in London on January 31 and February 1, 2007. On January 18, 2007, Noble executives, Arcelor executives and both companies’ outside counsel held another conference call to solidify the agenda of the meetings to be held in London on January 31 and February 1, 2007.

On January 23, 2007, Noble’s CFO, Noble’s outside counsel and tax partners from Deloitte & Touche, LLP, participated in a conference call to review the tax structure of the transaction.

On January 31 and February 1, 2007, Noble executives, Arcelor executives and both companies’ outside counsel met in London to negotiate the share purchase agreement and the ancillary agreements. On February 9 and 11, 2007, the parties circulated revised drafts of agreements based on these meetings.

On February 14 and February 15, 2007, Noble executives, Arcelor executives and their respective outside counsel met in New York City to continue negotiations of the share purchase agreement and the ancillary agreements. On February 27 and 28, 2007, Noble executives, Arcelor executives and their respective outside counsel met in London to continue negotiations of the share purchase agreement and the ancillary agreements.

On March 2 through March 6, 2007, Noble’s and Arcelor’s respective outside counsel met in New York for further negotiations and drafting of the various agreements. On March 8, 2007, Noble and Arcelor executives met in New York for further negotiations and then held telephonic conference calls on March 9 and March 11, 2007. By March 11, 2007, the parties had agreed upon the specific elements and exact amounts of the purchase price.

Noble’s board of directors unanimously approved the share purchase agreement and related transactions at a meeting held on March 12, 2007, at which Morgan Joseph delivered its oral opinion regarding fairness from a financial point of view with respect to the consideration to be paid by Noble pursuant to the share purchase agreement. Negotiations and revisions to documents ensued over the next several days. As a result of these changes, Noble’s board held another meeting on March 15, 2007, at which Morgan Joseph delivered an updated oral opinion regarding fairness from a financial point of view with respect to the consideration to be paid by Noble pursuant to the share purchase agreement, which was confirmed in writing later that day. Noble and Arcelor signed the share purchase agreement on the evening of March 15, 2007 and issued press releases announcing the transaction on March 16, 2007. Mr. Skandalaris and Arcelor signed the voting and support agreement contemporaneously with the execution of the share purchase agreement.

Reasons for the Transaction

Key elements in our growth strategy include global expansion, given the challenging North American market for the automotive industry, and diversification of our customer base in a growing global market. The transaction with Arcelor enables us to expand globally at a faster rate and lower cost than through internal growth alone. For this reason, and as further described below, our management believes that the transaction is a compelling one.

In the course of reaching its decision to approve the share purchase agreement, our board of directors consulted with our legal, financial and regulatory advisors and considered the following factors, each of which it believed supported its decision:

•	the opinion of Morgan Joseph regarding the fairness to Noble, from a financial point of view, of the consideration to be paid by Noble;

•

creation of the world’s largest supplier of engineered laser-welded blanks and a global supplier of specialty tubes, with 22 production facilities world wide, estimated revenues of nearly $1.0 billion per year and no single customer that accounts for more than 25% of revenue;

•	the ability to offer products to our customers as a single global supplier;

•

the opportunity to take advantage of synergies between Noble and Arcelor’s tailored blank business, including the cost advantages from our ability to design and build our own production equipment and leverage these advantages in the new markets acquired in the transaction;

•

the opportunity to combine manufacturing best practices and research and product development capabilities of the two entities to drive efficiencies, growth and innovation in vehicle structures worldwide, such as applying the tubular products capabilities of Pullman Industries, which we acquired in October 2006, with our laser-welding technology and Arcelor’s laser-welding technology to create high-tech laser-welded tubular structures that can serve as modular components in the production process;

•

the acquisition of production facilities and customers in Europe, and in joint ventures in China and India, where we have no presence, and the lower production costs in eastern Europe, China and India;

•

the lack of any significant overlap in facilities or customers between Noble’s and Arcelor’s tailored blank businesses, with the exception of facilities in the U.S., which we intend to consolidate with ours in order to achieve cost savings;

•	the additions to our management team from Arcelor to help implement our global expansion strategy;

•	a five-year steel supply agreement with Arcelor at the most favorable pricing provided by Arcelor in Europe for similar volumes, terms and conditions to competitors in our industry;

•	our ability to use our shares as currency, compared to the cost of capital that would be required for us to achieve the same geographic expansion through internal growth;

•	association with the Arcelor Mittal name;

•	the opportunity to obtain an attractive return on investment; and

•	in Europe, the potential advantages of associating with a leading automotive steel supplier.

Our board of directors also considered a number of risks involved with the transaction which are described under “Risk Factors.” In addition, the board considered the fact that the transaction is expected to be slightly dilutive to earnings per share in 2007 and could be dilutive, rather than accretive, to earnings per share in 2008 if Noble’s performance (without regard to the Business) significantly outpaces that of the Business. However, the board determined that the potential benefits of the transaction outweigh the potential detriments.

Opinion of the Financial Advisor

Our board of directors engaged Morgan Joseph to advise the board and render a written opinion regarding the fairness, from a financial point of view, of the consideration to be paid by Noble in connection with the transaction. Our board of directors selected Morgan Joseph to render an opinion regarding fairness, from a financial point of view, because Morgan Joseph has substantial experience with transactions similar to the transaction and Morgan Joseph regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, and private placements.

At a meeting of our board of directors on March 15, 2007, Morgan Joseph rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be paid by Noble in connection with the transaction was fair, from a financial point of view, to Noble.

The full text of the Morgan Joseph opinion is attached to this proxy statement as Appendix B. The description of the opinion set forth in this section is qualified in its entirety by reference to the full text of the Morgan Joseph opinion set forth in Appendix B. You are urged to read the Morgan Joseph opinion carefully and in its entirety for a description of the procedures followed, assumptions made, and matters considered by Morgan Joseph, as well as the qualifications and limitations on the Morgan Joseph opinion and the review undertaken by Morgan Joseph in rendering the Morgan Joseph opinion.

The Morgan Joseph opinion was directed to our board of directors and addresses the fairness, from a financial point of view, of the consideration to be paid by Noble in the transaction. The Morgan Joseph opinion does not address the merits of the underlying business decision of Noble to enter into the transaction and does not constitute a recommendation to Noble, our board of directors or any committee thereof, our stockholders, or any other person as to how such person should vote or as to any other specific action that should be taken in connection with the transaction.

In connection with rendering its opinion, Morgan Joseph reviewed and analyzed, among other things, the following:

1.	the March 15, 2007 draft of the share purchase agreement between Arcelor and Noble;

2.	the March 14, 2007 draft of the standstill and stockholder agreement by and among Noble, Arcelor and Robert J. Skandalaris;

3.	the March 15, 2007 draft of the 6% subordinated note with a principal amount of $15 million from Noble to Arcelor;

4.	the March 15, 2007 draft of the contract manufacturing agreement between Arcelor and Noble;

5.	the unaudited TBA combined financial statements for the years ended December 31, 2006, 2005 and 2004 prepared by TBA;

6.	the summary unaudited income statements for the Genk facility for the year ended December 31, 2006 prepared by TBA;

7.	the summary unaudited income statements for the Eisenhuttenstadt and Liege facilities for the years ended December 31, 2006, 2005 and 2004 prepared by TBA;

8.	the annual report on Form 10-K filed by Noble with the SEC with respect to its fiscal year ended December 31, 2005, the quarterly reports on Form 10-Q filed by Noble with the SEC with respect to its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, the current report on Form 8-K filed by Noble with the SEC on October 27, 2006 and certain other filings made by Noble with the SEC;

9.	certain other publicly available business and financial information concerning TBA and Noble, respectively, and the industries in which they operate, which Morgan Joseph believed to be relevant;

10.	certain internal information and other data relating to Noble and TBA, respectively, and their respective businesses and prospects, including budgets, forecasts, projections and certain presentations prepared by Arcelor and Noble and their professional advisors, which were provided to Morgan Joseph by Noble’s senior management;

11.	information regarding the amount and timing of cost savings and related expenses and synergies which Noble’s senior management expects will result from the transaction, which we refer to as the expected synergies;

12.	the reported prices and trading activity of Noble’s common stock;

13.	certain publicly available information concerning certain other companies which Morgan Joseph believed to be relevant and the trading markets for certain of such other companies’ securities; and

14.	the financial terms of certain recent business combinations which Morgan Joseph believed to be relevant.

Morgan Joseph also participated in conference calls with certain officers and employees of Noble and its affiliates concerning the business, operations, assets, financial condition and prospects of Noble and TBA, and Morgan Joseph undertook such other studies, analyses and investigations as it deemed relevant to its opinion.

In performing its analyses, Morgan Joseph made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Morgan Joseph, Arcelor and Noble. Any estimates contained in the analyses performed by Morgan Joseph are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

In preparing its opinion, Morgan Joseph, with our permission, assumed and relied upon the accuracy and completeness of all financial and other information and data provided to or otherwise reviewed by or discussed with it, and upon the assurances of the senior management of Noble that all information relevant to its opinion had been disclosed and made available to it. Morgan Joseph further relied on the assurances of the senior management of Noble that they were not aware of any facts that would make such information inaccurate or misleading. Morgan Joseph neither attempted independently to verify any such information or data, nor did Morgan Joseph assume any responsibility to do so. Morgan Joseph assumed, with our permission, that the machines set forth on schedule B to the contract manufacturing agreement were worth at least $3 million. Morgan Joseph also assumed, with our permission, that the respective forecasts and projections of Noble and TBA, and the expected synergies, which were provided by our senior management and reviewed by Morgan Joseph, had been reasonably prepared in good faith based on the then best current estimates, information and judgment of the senior management of Noble and TBA as to the future financial condition, cash flows and results of operations of Noble and TBA and their consolidated subsidiaries, respectively. In that regard, Morgan Joseph assumed, with our permission, that (i) such forecasts and projections would be achieved and the expected synergies would be realized in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of TBA were as set forth in TBA’s financial statements or other information made available to Morgan Joseph. Morgan Joseph expressed no opinion with respect to such forecasts and projections or the expected synergies or the estimates and judgments on which they were based. Morgan Joseph assumed that the drafts of the share purchase agreement, the standstill and stockholder agreement, the note and the contract manufacturing agreement were, with respect to all material terms and conditions thereof, substantially in the forms of the respective definitive agreements to be executed and delivered by the parties thereto after the receipt of the Morgan Joseph opinion. Morgan Joseph relied as to all legal matters on advice of counsel to Noble, and assumed that the transaction would be consummated on the terms described in the drafts of the share purchase agreement, the standstill and stockholder agreement, the note and the contract manufacturing agreement, without any waiver, delay, amendment or modification of any material terms or conditions.

Morgan Joseph made no independent investigation of any legal, accounting or tax matters affecting Noble, TBA or any of their respective affiliates, or the transaction, and Morgan Joseph assumed the completeness of all legal, accounting and tax advice given to Noble and our board of directors or any committee of our board of directors by our management and Noble’s professional advisors. Morgan Joseph did not conduct a physical inspection of any of the properties and facilities of TBA, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities. Although Morgan Joseph took into account its assessment of general economic, market and financial conditions and its experience in transactions that, in whole or in part, it deemed to be relevant for purposes of its analyses, as well as its experience in securities valuation in general, the Morgan Joseph opinion was necessarily based upon economic, financial, political, regulatory and other conditions as they existed and could be evaluated on the date of the Morgan Joseph opinion and Morgan Joseph assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of the Morgan Joseph opinion.

Morgan Joseph expressed no opinion as to the price at which our common stock will trade at any future time or as to the effect of the transaction on the trading price of our common stock.

In connection with rendering its opinion, Morgan Joseph performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Joseph in this regard. Certain of the summaries of financial analyses include information set forth in tabular format. In order to fully understand the financial analyses used by Morgan Joseph, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The preparation of opinions regarding fairness, from a financial point of view, involve various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances, and, therefore, such opinions are not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying the Morgan Joseph opinion.

The financial forecasts furnished to Morgan Joseph and used by it in some of its analyses were prepared by the management of Noble and Arcelor. Noble and Arcelor do not publicly disclose financial forecasts of the type provided to Morgan Joseph in connection with its review of the transaction, and as a result, these financial forecasts were not prepared with a view toward public disclosure. The financial forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and, accordingly, actual results could vary significantly from those set forth in such financial forecasts.

No company or transaction used in the analyses described below is identical to Noble, TBA or the transaction. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of Noble, TBA or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected acquisition or company data. In addition, in performing such analyses, Morgan Joseph relied on projections prepared by research analysts at established securities firms, any of which may or may not prove to be accurate.

The following is a summary of the material analyses performed by Morgan Joseph in connection with the Morgan Joseph opinion:

Valuation of TBA

Selected Publicly Traded Companies Analysis. Using publicly available information, Morgan Joseph reviewed the stock prices (as of March 15, 2007, except for Steel Technologies Inc. which was as of February 27, 2007 (one day prior to its announcement of a transaction)) and selected market trading multiples of the following companies:

•	Novamerican Steel Inc.;

•	Olympic Steel Inc.;

•	Steel Technologies Inc.;

•	Feintool International Holding AG;

•	Shiloh Industries Inc.; and

•	Material Sciences Corp.

The financial information reviewed by Morgan Joseph included market trading multiples exhibited by the selected companies with respect to their last twelve months, or LTM, and 2007 (when available) estimated financial performance. The table below provides a summary of these comparisons (U.S. $ in millions):

Multiples Observed from the Selected Companies

LTM EBITDA:

Multiple Percentile	25th	Mean	75th
Multiple Range	5.8x	6.9x	8.1x
TBA 2006 EBITDA	$67.3	$67.3	$67.3
Implied TBA Valuation Range	$392.5	$464.9	$546.6

Selected Acquisitions Analysis. Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in the following selected small to medium size mergers and acquisitions that were announced since January 1, 2003. The table below provides a summary of these comparisons:

Target	Acquiror	Announcement Date
Steel Technologies Inc.	Mitsui & Co. (U.S.A.), Inc.	2/28/07
Spectra Premium Industries Inc.	Camada Group Inc.	11/13/06
Metaldyne Corp.	Asahi Tec Corp.	8/31/06
Niagara Corp.	Kohlberg & Company, L.L.C.	7/19/06
OVAKO Group	Hombergh Holdings B.V.	7/17/06
Morton Industrial Group Inc.	Brazos Private Equity Partners	3/22/06
Republic Engineered Products, Inc.	Grupo Simec S.A.B., Industries CH	7/22/05
Cie Automotive, S.A.	Inssec	6/7/05
Metals USA Holdings Corp.	Apollo Management, L.P.	5/18/05
Finnveden AB	Nordic Capital	11/15/04
Tesma International Inc.	Magna International, Inc.	10/25/04
Stackpole Ltd.	Tomkins plc	4/30/03

The financial information reviewed by Morgan Joseph included the purchase prices and multiples paid by the acquiring company of the target company’s most recent LTM financial results available preceding the announcement of the acquisition. The table below summarizes the results of this analysis (U.S. $ in millions):

LTM EBITDA

Multiple Percentile	25th	Mean	75th
Multiple Range	4.8x	6.3x	6.7x
TBA 2006 EBITDA	$67.3	$67.3	$67.3
Implied TBA Enterprise Value	$321.3	$425.1	$451.5

Discounted Cash Flow Analysis. Using certain projected financial information supplied by the senior management of Arcelor, TBA and Noble for calendar years 2007 through 2012, Morgan Joseph calculated the net present value of free cash flows of TBA using discount rates ranging from 11% to 13%. Morgan Joseph’s estimate of the appropriate range of discount rates was based on the estimated cost of capital for the selected public companies. Morgan Joseph also calculated the terminal value of TBA in the year 2012 based on multiples of EBITDA ranging from 4.5x to 5.5x and discounted these terminal values using the assumed range of discount rates. Morgan Joseph’s estimate of the appropriate range of terminal multiples was based upon the multiples of the selected public companies and the precedent transactions.

This analysis resulted in a range of equity values indicated in the table below (U.S. $ in millions):

	Terminal Value Multiples
	4.5x	5.0x	5.5x
Discount Rates:
11%	$325.9	$348.3	$370.7
12%	312.6	333.9	355.2
13%	300.0	320.3	340.6

Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

Leveraged Buyout Analysis. Based on the financial forecasts and projections provided by the senior management of Arcelor, TBA and Noble regarding TBA for calendar years 2007 through 2012, Morgan Joseph performed a leveraged buyout analysis to determine the potential implied enterprise value that might be achieved in an acquisition in a leveraged buyout transaction assuming an exit from the business in four or five years. Estimated exit values were calculated by applying a range of exit value multiples from 4.5x to 5.5x 2006 EBITDA, which exit value multiples were derived from the implied EBITDA multiples paid for the target companies in the precedent transactions referred to above under Discounted Cash Flow Analysis. Morgan Joseph then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between approximately 20% and 25%, which range of percentages was, in Morgan Joseph’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged buyout analysis of this type. This analysis indicated an implied current enterprise value of approximately $269.1 million to $309.1 million.

Enterprise Valuation Summary. Based on the above analyses of selected public companies, precedent transactions, discounted cash flow and LBO, Morgan Joseph was able to determine a range of implied enterprise values for TBA. The table below summarizes Morgan Joseph’s conclusions (U.S. $ in millions):

	Low	Mid	High
Selected public companies	$378.0	$467.6	$546.6
Precedent transactions	321.3	425.1	451.5
DCF analysis	278.1	321.5	370.7
LBO analysis	269.1	289.1	309.1
Implied TBA Enterprise Value	$311.7	$375.8	$419.5

Valuation of Noble

Discounted Cash Flow Analysis. Using certain projected financial information supplied by the senior management of Noble for calendar years 2007 through 2010, Morgan Joseph calculated the net present value of free cash flows of Noble using discount rates ranging from 12% to 14%. Morgan Joseph’s estimate of the appropriate range of discount rates was based on the estimated cost of capital for Noble. Morgan Joseph also calculated the terminal value of Noble in the year 2010 based on multiples of EBITDA ranging from 5.0x to 6.0x and discounted these terminal values using the assumed range of discount rates. Morgan Joseph’s estimate of the appropriate range of terminal multiples was based upon the multiples of the selected public companies, Noble and the precedent transactions. This analysis resulted in a range of equity values per share indicated in the table below (U.S. $ in millions):

	Terminal Value Multiples
	5.0x	5.5x	6.0x
Discount Rates:
12%	$19.27	$21.30	$23.33
13%	18.47	20.43	22.40
14%	17.70	19.60	21.51

Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis.

Miscellaneous. Noble and Morgan Joseph entered into letter agreements dated February 7, 2007, March 14, 2007, and March 15, 2007 relating to the services to be provided by Morgan Joseph in connection with the transaction. Noble agreed to pay Morgan Joseph a customary fee upon the delivery of the Morgan Joseph opinion. Noble also agreed to reimburse Morgan Joseph for its reasonable out-of-pocket expenses incurred in connection with its engagement, including certain fees and disbursements of its legal counsel, and to indemnify Morgan Joseph against liabilities relating to or arising out of its engagement, including liabilities under the securities laws.

Interests of Certain Persons in the Transaction

Our chairman, Robert J. Skandalaris, will acquire rights in the transaction not available to any of our other current stockholders. While he exercises considerable influence over Noble in his capacity as our founder and chairman and a 15.5% stockholder (prior to the transaction), he will obtain legal rights under the standstill and stockholder agreement and a registration rights agreement that we will enter into with Mr. Skandalaris and Arcelor at closing. For example, under these agreements, Mr. Skandalaris will be entitled:

•	to nominate one independent director to our board so long as he and his affiliates retain at least 50% of the shares of our common stock owned by them immediately after the closing;

•	to have the independent director nominated by him serve on the audit, compensation and governance committees of our board of directors;

•	to be chairman of the executive committee of our board of directors and to nominate a director to serve on the executive committee;

•	to approve major corporate actions, including amendments to our charter or bylaws and significant acquisitions or dispositions;

•	to require Arcelor to purchase all of the Noble common stock owned by him and his affiliates if he ceases to serve as our chairman for any reason other than his resignation or refusal to serve;

•	to require Arcelor to purchase all of the Noble common stock owned by him or his affiliates in the event of his death or disability;

•	to require Arcelor to purchase all of the Noble common stock owned by him, subject to certain additional terms, if he and Arcelor disagree on certain strategic matters;

•	to require us to register the resale of our common stock owned by him up to four times under the Securities Act of 1933, at our expense; and

•	to sell the same percentage of his holdings on the same terms as Arcelor if Arcelor should decide to sell 1.0 million or more shares of Noble common stock.

Acting together with Arcelor, Mr. Skandalaris will be in a position to control the outcome of any stockholder vote and to control the nomination of a majority of our board of directors.

For additional information, see “Ancillary Agreements—Rights of Arcelor and Mr. Skandalaris as Stockholders” and “—Corporate Governance Matters.”

Board of Directors and Management after the Closing

Board of Directors

For information regarding the board of directors after the completion of the transaction, see “Proposal 2: Election Of Directors—Directors Of Noble After The TBA Transaction.”

Management

Under the terms of the share purchase agreement, our management team will remain in place with Thomas L. Saeli continuing as chief executive officer. Dr. Dirk Vandenberghe will be responsible for Noble’s European operations and will report directly to Mr. Saeli. Dr. Vandenberghe, age 47, has been the general manager of Arcelor Mittal Tailored Blank since 2003. Prior to serving in his current position, Dr. Vandenberghe served as the general manager of Arcelor Decosteel 1&2 from 1996 until 2002 and as a production manager in the blast furnace department of Arcelor Ghent from 1988 until 2002. Dr. Vandenberghe is an expert in wind energy and blast furnace control. Dr. Vandenberghe holds both a Ph.D. in fluid mechanics and a degree in electro mechanical engineering from the University of Ghent, Belgium.

Arcelor will provide certain transitional services to us after the closing. See “Ancillary Agreements—Support Services for the Business.”

Governmental and Regulatory Requirements

United States Competition Filings

On February 12, 2007, Noble and Arcelor filed premerger notifications with the U.S. Department of Justice (Antitrust Division) and Federal Trade Commission pursuant the Hart-Scott-Rodino Act, or HSR. Under HSR, the parties are required to satisfy statutory waiting period requirements prior to closing the transaction. The applicable waiting period under the HSR Act expired on March 14, 2006.

Foreign Approvals and Filings

Pursuant to Canada’s Competition Act, Germany’s Act Against Restraints of Competition, and Austria’s Cartel Act, competition filings for the transaction are required in Canada, Germany and Austria. On February 16, 2007, Noble and Arcelor filed their notifications in Canada. Noble and Arcelor will file competition filings either with the European Union or with Germany and Austria.

Financing: Source of Funds

Noble intends to finance the transaction and provide working capital for the Business after closing by obtaining at least $125.0 million (or the euro equivalent) in debt financing in Europe. Noble has obtained a financing commitment from BNP Paribas. Under the terms of the financing commitment, Noble will receive a €78.0 million 5% loan which will be repayable over five years and a €40.0 million 5-year revolving line of credit with an annual rate of interest of 5%.

Dissenters’ Rights

Noble stockholders will not have any appraisal rights under the Delaware General Corporation Law, or under Noble’s certificate of incorporation in connection with the share purchase agreement, and Noble will not independently provide appraisal rights to Noble stockholders.

Required Stockholder Vote to Approve the Share Purchase Agreement

Approval of the share purchase agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. Abstentions will therefore have the same effect as a vote against the share purchase agreement. Broker non-votes will not count as votes for or against the share purchase agreement.

Voting and Support Agreement

Our chairman, Robert J. Skandalaris, entered into a voting and support agreement with Arcelor as a condition to Arcelor’s execution of the share purchase agreement. Under the voting and support agreement, Mr. Skandalaris has agreed to vote all of the 2,175,623 Noble shares he beneficially owns, representing approximately 15.5% of our outstanding common stock, in favor of the transaction and against any action, agreement or transaction submitted for approval of our stockholders that would be:

•	a breach of any obligation or agreement of Noble in the share purchase agreement;

•	a breach of any obligation or agreement of Mr. Skandalaris contained in the voting and support agreement; or

•	reasonably expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the transaction or the share purchase agreement.

Further, Mr. Skandalaris has granted to Arcelor a proxy to vote his Noble shares consistent with these conditions.

While the voting and support agreement is in effect, Mr. Skandalaris has agreed not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of any of his Noble shares. The voting and support agreement is intended to bind Mr. Skandalaris solely in his capacity as a stockholder and will not prevent Mr. Skandalaris from discharging his fiduciary duties as an officer and a director of Noble.

The complete text of the voting and support agreement is attached as Appendix “C” to this proxy statement.

Recommendation

Our board of directors believes that it is in the best interests of Noble to approve the share purchase agreement.

THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE SHARE PURCHASE AGREEMENT.

THE SHARE PURCHASE AGREEMENT

Structure

The Business has historically been operated by a number of Arcelor’s indirect subsidiaries or divisions of its subsidiaries. Prior to or on the closing date of the share purchase agreement, Arcelor will complete a reorganization that will result in the Business in Europe, China and India being transferred to a Dutch private limited liability company, which we refer to as “Holding,” which Arcelor will form for purposes of this transaction. As part of the reorganization, Arcelor will assume responsibility for liabilities of the Business other than trade payables and permitted liabilities consisting of pension, health care, severance and other employment-related liabilities related to employees of the Business.

The transaction is structured as the purchase by a newly-formed Noble subsidiary in the Netherlands of all of the outstanding equity interests in Holding and the purchase by a domestic Noble subsidiary of all of the outstanding equity interests in Arcelor’s United States subsidiary that operates the United States portion of the Business. As a result, Noble will acquire Arcelor’s entire transferable equity interest in the Business. These acquired properties and assets will be free of liens and encumbrances (other than liens or encumbrances securing the payment of assumed liabilities).

Following the consummation of the reorganization described above and the closing of the share purchase agreement, the liabilities of the Business will be:

•	trade payables plus permitted liabilities consisting of pension, health care, severance and other employment-related liabilities;

•	assumed capitalized lease obligations;

•	accrued taxes (other than value-added taxes); and

•	other liabilities of the Business that arise in connection with Noble’s debt financing on the closing date.

Arcelor will indemnify, defend and hold Noble harmless against the other liabilities of the Business that arise prior to the closing date and any related claims, not to exceed $33.0 million in the aggregate for all indemnification obligations.

Effective Time

The closing of the transaction is anticipated to occur in July, 2007.

Purchase Price

The $300.0 million purchase price for the Business will be a combination of Noble common stock, cash, notes and assumption of lease liabilities. Arcelor will receive 9,375,000 shares of Noble common stock, valued at $18 per share and representing approximately 40% of Noble’s outstanding shares, making Arcelor our single largest stockholder. In addition, $116.3 million less capitalized lease obligations and accrued taxes and adjustments for working capital at closing will be paid in cash, and $15.0 million will be paid in the form of a 6% subordinated note maturing in 2012.

The cash portion of the purchase price is subject to an adjustment based on accrued taxes and working capital at closing. The adjustment amount will either increase or decrease the purchase price by an amount determined by subtracting (1) €35.0 million plus accrued taxes from (2) the working capital at closing. The working capital at closing will be calculated by subtracting trade payables associated with the Business and certain trade payables of the contract manufacturers as of the closing date from the sum of the accounts receivable and inventory of the Business and certain accounts receivable and inventory of the contract manufacturers as of the closing date.

The subordinated note will bear interest at 6.0% per annum and mature in 2012. The note will be unsecured and may be prepaid without penalty. The note will be subordinated to all bank debt and Noble’s existing convertible notes. Noble will be required to prepay the subordinated note whenever Noble, without Arcelor’s approval, increases the number of its authorized or issued shares, grants rights to purchase its shares, or buys back any of its shares.

Conduct of Business Pending Closing

Until the closing, and except as may be necessary or appropriate to effectuate the reorganization, Arcelor will manage the assets and liabilities of the Business, and Noble will manage its assets and liabilities, in the ordinary course of business, consistent with past practice and in accordance with standard industry practice.

In addition, except with the prior written consent of Noble, which may not be unreasonably withheld or delayed, until the closing Arcelor may not, with regard to the Business:

•	accelerate the collection of accounts receivable;

•	delay the payment of accounts payable or other liabilities;

•	acquire or dispose of material properties and assets, including any intellectual property (other than in the ordinary course of business consistent with past practice); or

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Business from engaging or competing in any line of business, in any location or with any person.

In addition, except with the prior written consent of Arcelor, which may not be unreasonably withheld or delayed, until the closing Noble may not:

•

except pursuant to the possible acquisition of certain assets of, or interests in, a business in Asia as previously disclosed to Arcelor, acquire or dispose of material assets, including any intellectual property (other than in the ordinary course of business consistent with past practice), or incur or issue additional indebtedness in excess of $10.0 million;

•

split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution (other than the customary quarterly dividend consistent with past practice) in respect of its capital stock, or redeem, repurchase or otherwise acquire any capital stock of Noble;

•

authorize or issue any capital stock or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to Noble’s capital stock or any securities convertible into shares of such stock, other than to directors or employees of Noble in connection with any employee benefit plan approved by the stockholders of Noble; or

•	amend its articles of incorporation, bylaws or similar organizational documents.

The share purchase agreement also contains additional, standard interim conduct-of-business restrictions applicable to both parties.

Employees

Noble also intends to hire approximately 630 employees in Europe who currently work in the Business.

Noble has committed to hire five individuals who are considered to be key employees of the Business. In addition, Noble and Arcelor have agreed that a group of 34 individuals, including the five individuals identified as key employees, will have the opportunity to return to Arcelor for up to two years should they be terminated by Noble or if they voluntarily wish to return to work for Arcelor. However, Arcelor has no obligation to offer employment or to offer any particular position or any particular salary to these individuals.

Representations and Warranties

The share purchase agreement contains substantially reciprocal representations and warranties made by Arcelor and Noble that are standard for such transactions.

The share purchase agreement also contains other representations and warranties made by Arcelor only and made by Noble only. All representations and warranties made by the parties must be complete and correct as of the date of the share purchase agreement and as of the closing of the transaction (subject to standard qualifiers as to materiality), and except as otherwise provided in the share purchase agreement, all representations and warranties will survive the closing of the share purchase agreement.

Non-Competition Covenant

Until the fifth anniversary of the closing, Arcelor has agreed not to conduct any laser-welded blanks business except in conjunction with Noble and except for limited activities permitted by the share purchase agreement. During this time period, Arcelor will not grant to any third party engaged in the laser-welded blanks business, other than vehicle manufacturers, any rights in intellectual property for use in the laser-welded blanks business. Arcelor will be permitted to continue to engage in the laser-welded blanks business as follows:

(1)	as a joint venturer with Gestamp Automoción in Spain or Mexico;

(2)	with respect to Powerlasers, during any period when Arcelor is engaged in commercially reasonable efforts to sell Powerlasers or the business and assets of Powerlasers; and

(3)	as the acquirer of any business, other than Powerlasers, that is not primarily engaged in the production of laser-welded blanks.

Noble will have a right of first offer to purchase the portion of any business acquired by Arcelor whose revenues are derived from the production of laser-welded blanks. If Noble and Arcelor cannot agree upon a price, the price will be determined by an appraiser. The appraiser’s assessment will determine the fair market value of the business or portion of business that produces laser-welded blanks on a standalone basis without consideration of synergies or other factors arising from prospective utilization of that portion of the business by Noble.

Other Covenants

The share purchase agreement contains substantially reciprocal covenants made by Arcelor and by Noble with respect to:

•	access to information and documents;

•	consents and approvals;

•	updated disclosure schedules; and

•	exclusivity.

In addition to the reciprocal covenants described above, Arcelor has agreed to cooperate reasonably and in good faith with Noble, upon Noble’s request, to procure the resignations from any directors of the Business and deliver such resignations to Noble, and to use commercially reasonable efforts to cause key employees of Arcelor to transfer to the Business as appropriate.

In addition to the reciprocal covenants described above, Noble has agreed to call and hold the stockholders meeting to which this proxy statement relates in order to secure the requisite stockholder vote required to approve the share purchase agreement and to restructure its board of directors as provided in the standstill and stockholder agreement.

Closing Conditions

The conditions to the parties’ obligations to close the transaction are substantially reciprocal. The conditions to the parties’ obligations to close the transaction include, among others:

(1)	completion of the reorganization;

(2)	Noble’s receipt of not less than $125.0 million (or the euro equivalent) in debt financing, on commercially reasonable terms that are reasonably acceptable to Noble and Arcelor;

(3)	bring-down of the parties’ representations and warranties to the closing, and compliance by the parties with all pre-closing covenants (including conduct-of-business and non-solicitation covenants) and other agreements, in all material respects;

(4)	no material adverse changes between December 31, 2006 and closing;

(5)	receipt of all necessary governmental, regulatory and other third-party approvals, including approvals (or expiration of waiting periods, as applicable) required under all applicable competition laws, subject to limited exceptions provided in the share purchase agreement;

(6)	no order that enjoins the closing shall have been issued and shall remain in effect;

(7)	approval of the share purchase agreement by Noble’s stockholders;

(8)	a sufficient workforce will be available for the Business to continue operations after closing consistent with past practices and as proposed to be conducted; and

(9)	election of Arcelor’s and Mr. Skandalaris’ nominees to Noble’s board of directors.

Termination

The share purchase agreement may be terminated by mutual written agreement of the parties. In addition, either Noble or Arcelor may terminate the share purchase agreement without liability to the non-terminating party:

•	if the non-terminating party is in material breach of the share purchase agreement and the breach is not cured as provided in the share purchase agreement, or

•	if the closing has not occurred before October 1, 2007 and the failure to close is not due to the terminating party’s failure to fulfill an obligation under the share purchase agreement.

Noble may also terminate the share purchase agreement if it accepts a more favorable transaction proposal from a third party.

In the case of termination or the failure of the transaction to close before October 1, 2007 because of Arcelor’s material breach, Arcelor has agreed to pay to Noble, as Noble’s exclusive remedy, the amount of Noble’s reasonable out-of-pocket expenses actually incurred by Noble in connection with the transaction, including the negotiation of the share purchase agreement and Noble’s due diligence examination after July 31, 2006, not to exceed $5.0 million in the aggregate.

In the case of termination or the failure of the transaction to close before October 1, 2007 because of either Noble’s material default or material breach or Noble’s termination of the share purchase agreement because it has accepted an alternative transaction proposal from a third party, Noble has agreed to pay to Arcelor, as Arcelor’s exclusive remedy, the amount of Arcelor’s reasonable out-of-pocket expenses actually incurred by Arcelor in connection with the transaction after July 31, 2006 and subject to certain limited exceptions, not to exceed $5.0 million in the aggregate.

Indemnification

The share purchase agreement includes mutual, limited indemnifications for breaches of representations and warranties, covenants and other agreements, with a survival period of 15 months (except as other survival periods are provided in the share purchase agreement).

No officer, director, employee or stockholder of Noble or Arcelor may be liable under the indemnification provisions of the share purchase agreement.

Other than tax matters and Arcelor’s retained liabilities, no claim for indemnification is payable unless and until all such claims, in the aggregate, exceed $850,000, in which case all claims will be paid without regard to that minimum. The aggregate liability of each party with respect to all claims of indemnification, including tax matters and Arcelor’s retained liabilities, will not exceed $33.0 million, subject to an exception for a claim of fraud or, with respect to shares, of a breach of warranty as to title, due authorization or absence of liens.

Remedies

Except for a claim of fraud or, with respect to shares, of a breach of warranty as to title, due authorization or absence of liens, the sole post-closing remedy for misrepresentation in, or breach of, the share purchase agreement is a claim for indemnification.

Tailored Blank Business of Powerlasers

The Business does not include the tailored blank business conducted by Powerlasers. Powerlasers is owned by Dofasco, Inc., a Canadian steel producer that Arcelor acquired in February 2006. The stock of Dofasco is held for Arcelor’s benefit by a Dutch trust, the directors of which previously refused to approve Arcelor’s request to sell Dofasco to a German buyer. The directors of the Dutch trust control the decision to sell any Dofasco assets, including Powerlasers. Noble has not approached the directors of the Dutch trust regarding the purchase of Powerlasers or performed any due diligence with respect to Powerlasers. If and as soon as Arcelor is permitted to directly or indirectly sell the shares of Powerlasers to Noble, Noble has agreed, in the share purchase agreement for the Business, to purchase the Powerlasers shares from Arcelor (or from Dofasco, as the case may be).

If Powerlasers is permitted to be sold, the purchase price for Powerlasers will be $50.0 million. If the 2006 EBITDA of Powerlasers is less than Cdn $7,750,000, then the purchase price will be $50.0 million less the U.S. dollar equivalent of the product of (i) 6.5 times (ii) the difference between Cdn $7,750,000 and the 2006 EBITDA of Powerlasers. The price will be payable in the form of a one-year promissory note bearing interest at the prime rate and subordinated in favor of Noble’s senior credit facilities.

Arcelor will represent and warrant to Noble in any definitive agreement for the Powerlasers transaction that:

•

the Powerlasers business, assets and assumed liabilities as of the closing do not include any liabilities other than (1) trade payables (other than transaction costs) and employment liabilities related to the employees of Powerlasers and (2) other liabilities against which Arcelor will indemnify Noble, and

•	Powerlasers has sufficient, positive net working capital to continue operation of its business consistent with past practice.

The definitive agreement also will contain substantially the same representations, warranties and conditions as the share purchase agreement for the Business, except that the Powerlasers agreement:

•	will include reasonable adjustments based on the smaller size of the Powerlasers transaction, and

•

will not include a material adverse change condition, except with respect to any event occurring in 2007 that would have a material adverse effect (other than a reduction in EBITDA) on the Powerlasers business, considered as a whole.

Powerlasers had total revenues and net income of Cdn $107.8 million and Cdn $1.2 million, respectively, for the year ended December 31, 2006 and total assets of Cdn $66.0 million as of that date.

Expenses

Whether or not the transaction is consummated, each of the parties will pay all of its own legal, accounting and consulting fees and other costs and expenses incurred in the preparation of the share purchase agreement and the performance of the share purchase agreement, including all transfer taxes, stamp taxes, excise taxes, filing fees and any other government charges imposed on it in connection with the transaction.

Arcelor has agreed to pay all costs and expenses related to the reorganization, including intellectual property registration fees, real estate registration costs and any notarial and stamp fees. Arcelor and Noble have agreed to share equally any filing fees under the HSR Act related to Arcelor’s acquisition of Noble’s shares and the SEC filing fees related to this proxy statement. Noble has agreed to reimburse Arcelor for the fees and expenses of Advention Business Partners incurred in connection with its due diligence examination of the Business in an amount not to exceed $100,000 in the aggregate.

ANCILLARY AGREEMENTS

At closing, Arcelor, Noble and in certain instances, Mr. Skandalaris, will enter into a number of additional agreements that will address corporate governance matters, rights of Arcelor and Mr. Skandalaris as stockholders, the transition of support services for the Business, and commercial matters between Arcelor and Noble. These agreements are:

•	standstill and stockholder agreement

•	registration rights agreement

•	transition services agreement

•	steel supply and services agreement

•	contract manufacturing agreement

•	intellectual property license agreement

The complete text of the standstill and stockholder agreement is attached as Appendix “D” to this proxy statement. The complete text of the other agreements listed above has been filed on Form 8-K and is incorporated by reference in this proxy statement.

Rights of Arcelor and Mr. Skandalaris as Stockholders

Standstill

Under the standstill and stockholder agreement, Mr. Skandalaris and Arcelor have agreed for two years from the closing of the transaction not to:

(1)	acquire any additional shares of Noble unless they acquire such shares from the other party or with the other party’s permission;

(2)	solicit proxies or become a participant in an election contest without the other party’s permission;

(3)	place any Noble voting stock into a voting trust or other arrangement with a third party with respect to the voting of such voting stock without the other party’s permission; or

(4)	join any third party for the purpose of acquiring, holding, voting or disposing of any Noble securities without the other party’s permission.

Noble and Arcelor have similarly agreed for two years from the closing of the transaction not to:

(1)	acquire any additional shares of the other party;

(2)	solicit proxies or become a participant in an election contest involving the other party;

(3)	place any voting stock of the other party into a voting trust or other arrangement with a third party with respect to the voting of such voting stock;

(4)	join any third party for the purpose of acquiring, holding, voting or disposing of any securities of the other party;

(5)	seek to place a representative on the other party’s board of directors;

(6)	seek to call a meeting of stockholders of the other party; or

(7)	solicit or assist any person with respect to any business transaction involving the other party.

Transfer Restrictions and Right of First Refusal

Mr. Skandalaris and Arcelor have further agreed for two years not to sell or transfer their Noble shares to any third party other than one of their own affiliates. Mr. Skandalaris may transfer up to 50% of his shares to family members. Such transfers may also include transfers of up to 200,000 shares to one or more charities. In the event Noble suspends its quarterly dividend for two or more consecutive quarters or reduces its dividend below $0.08 per share, Mr. Skandalaris and Arcelor are each free to sell an amount of Noble shares such that the sale proceeds would equal the aggregate dividend reduction.

After two years from the closing of the transaction, Arcelor is free to sell or transfer its Noble shares, subject to a right of first refusal in favor of Mr. Skandalaris which expires on the fifth anniversary of the closing. Mr. Skandalaris’ shares are subject to a right of first refusal in favor of Arcelor, so long as Arcelor is a Noble stockholder. Mr. Skandalaris may sell up to 75,000 of his Noble shares each year outside of Arcelor’s right of first refusal.

Tag Along Rights

If Arcelor should sell 1.0 million or more shares of our common stock to a third party, then Mr. Skandalaris has the right to participate in that transaction. Mr. Skandalaris’ shares will be sold at the same price and on the same terms as Arcelor’s shares. The number of shares to be sold by Arcelor and Mr. Skandalaris, respectively, in the transaction will be the percentage of their shares equal to the ratio of their shares to the combined shares of both stockholders.

Put and Call Options on Mr. Skandalaris’ Shares

Death or Disability. For a period of 180 days following the death or disability of Mr. Skandalaris, the executor or personal representative of Mr. Skandalaris, members of Mr. Skandalaris’ immediate family and the trustees of any trust for the benefit of Mr. Skandalaris or his immediate family (the “Skandalaris trusts”) have the right to sell all, but not less than all, of their Noble shares to Arcelor for a price equal to the average closing price per share of the Noble common stock traded on NASDAQ for the 25 consecutive trading days ending on the day prior to the death or the onset of the condition constituting disability of Mr. Skandalaris.

If the put option created by Mr. Skandalaris’ death or disability expires without being exercised, Arcelor will have the right to purchase all, but not less than all, of the Noble shares held by Mr. Skandalaris, members of his immediate family and the Skandalaris trusts. This purchase option is exercisable for the 180 days after the expiration of the put option. The exercise price is the same as the exercise price for the put option.

Removal from the Board or Chairmanship. For a period of 30 days after the earliest of the following:

(i)	Mr. Skandalaris is not nominated for election as a director;

(ii)	Mr. Skandalaris is not elected to the company’s board of directors;

(iii)	Mr. Skandalaris is not selected by the board of directors as its chairman; or

(iv)	Mr. Skandalaris is removed from the board of directors or from his position as chairman;

Mr. Skandalaris, members of his immediate family and the Skandalaris trusts have the right to sell all, but not less than all, of their Noble shares to Arcelor for a price equal to the higher of $18.00 or the average closing price per share of the company’s common stock traded on NASDAQ for the 25 consecutive trading days ending on the day prior to the applicable triggering event.

If the put option created by Mr. Skandalaris’ removal from the board’s chairmanship or from the board itself, among other things described above, expires without being exercised, Arcelor will have the right to purchase all, but not less than all, of the Noble shares held by Mr. Skandalaris, members of his immediate family and the Skandalaris trusts. Arcelor’s purchase option is exercisable for 30 days after the expiration of Mr. Skandalaris’ put options at the same exercise price as Mr. Skandalaris’ put option.

Strategic Matter Disagreement. If Mr. Skandalaris disagrees with Arcelor regarding a strategic matter for Noble, then Mr. Skandalaris would have the option to offer all of his shares to Arcelor at a price equal to the greater of $18.00 per share or the average closing price per share of the company’s common stock traded on NASDAQ for the 25 consecutive trading days ending on the day prior to the date Noble proposed the strategic matter. For more information on strategic matters, see “—Corporate Governance Matters—Strategic Matters.” If Arcelor declines to purchase Mr. Skandalaris’ shares, then the standstill provisions preventing Mr. Skandalaris from selling his shares are terminated, but the other provisions of the standstill and stockholder agreement will remain in place .

Resignation. If Mr. Skandalaris should voluntarily resign from the board of directors or refuse to serve as a director, the restrictions on Mr. Skandalaris to sell his Noble shares during the first two years from the closing will no longer apply except that Arcelor will have a right of first refusal on any shares that Mr. Skandalaris wishes to sell.

Registration Rights

Under the registration rights agreement, Noble granted Arcelor and Mr. Skandalaris registration rights with respect to the common shares Arcelor receives in the TBA transaction and that Mr. Skandalaris has previously owned but subjected to restrictions in the standstill and stockholder agreement. These registration rights require Noble, on up to four occasions on demand of Arcelor and on up to four occasions on demand of Mr. Skandalaris, to register shares with an aggregate offering price equal to at least $10.0 million for sale under the Securities Act of 1933, to use its best efforts to prepare and file a registration statement within 90 days of the demand that covers the resale of those shares and the shares of any other holders of registration rights electing to participate in the registration.

In addition, the registration rights agreement requires Noble to give the holders of registration rights notice at least 30 days prior to the proposed date of filing a registration statement for the offer and sale of common shares for Noble or for any selling stockholder and to provide the holders with the opportunity to participate and have their common shares included in the registration statement subject to customary underwriter cutback provisions. This participation right does not apply to registration statements on Form S-4 or Form S-8 under the Securities Act of 1933.

The registration rights agreement provides that Noble will bear all expenses incident to our obligations under the registration rights agreement, other than any underwriting fees, discounts or commissions, any out-of-pocket expenses of the persons exercising registration rights or any transfer taxes relating to the resale of their shares.

Corporate Governance Matters

Representation on Noble’s Board of Directors

Our board of directors will be expanded from seven to nine members after closing and will continue to consist of a majority of independent directors. Arcelor and Mr. Skandalaris will have the right to nominate four directors and one director, respectively, to the extent that they or their affiliates retain a specified number of shares of our common stock after closing, as further described below. Each of their respective nominees must be reasonably acceptable to the other party. Two of Arcelor’s four nominees must be independent and two will be deemed not to be independent. The two independent Arcelor nominees may not be officers, directors or employees of Arcelor. Mr. Skandalaris’ nominee must be independent. In addition, our bylaws will be amended to provide that our chief executive officer will be nominated to serve as a director. The remaining two directors will be independent directors then serving on our board and will continue to serve, along with Mr. Skandalaris, after the closing.

The standstill and stockholder agreement provides that if Mr. Skandalaris ceases to serve as chairman for any reason, other than his resignation or refusal to serve, then Mr. Skandalaris may require Arcelor to purchase all the Noble common stock owned by him and his affiliates, and if he does not exercise that right, then Arcelor will have the right to require Mr. Skandalaris and his affiliates to sell all their Noble common stock to Arcelor. For more information on these put and call rights, see “—Rights of Arcelor and Mr. Skandalaris as Stockholders—Put and Call Options on Mr. Skandalaris’ Shares.”

The audit, compensation and governance committees of our board of directors will each consist of three independent directors: one Arcelor nominee, one Skandalaris nominee and one nominee selected by a majority of the independent directors from among the two independent directors not nominated by Arcelor or Mr. Skandalaris. The executive committee of our board of directors will consist of four directors: two Arcelor nominees, Mr. Skandalaris and another director designated by Mr. Skandalaris. An Arcelor nominee will serve as vice chairman of the board.

Arcelor and Mr. Skandalaris will lose nomination rights when they or their respective affiliates sell or otherwise transfer their Noble stock such that their ownership declines below a specified number of shares. Arcelor will have the right to nominate the number of directors set forth in the following table, based on the number of shares of Noble common stock that it owns together with affiliates at the time (adjusted only for stock splits, stock dividends or similar events affecting all stockholders equally).

Ownership of Noble Shares by Arcelor and Affiliates	Number of Arcelor Nominees/ (Required Independent Director Nominees)
7,500,000 or more	4/(2)
Less than 7,500,000 but at least 5,625,000	3/(1)
Less than 5,625,000 but at least 3,750,000	2/(1)
Less than 3,750,000 but at least 1,875,000	1/(1)
Less than 1,875,000	0

Mr. Skandalaris will lose his right to nominate one director if as a result of sales or other transfers of Noble common stock he and his affiliates own less than 50% of the number of shares they owned immediately after closing (adjusted only for stock splits, stock dividends or similar events affecting all stockholders equally).

For so long as Arcelor retains any nomination rights, Mr. Skandalaris has agreed to vote his Noble common stock in favor of Arcelor’s nominees, and for so long as Mr. Skandalaris retains any nomination rights, Arcelor has agreed to vote its Noble common stock in favor of Mr. Skandalaris’ nominee.

If Arcelor is unable to sell the Powerlasers business to Noble, then as long as Arcelor has a direct or indirect interest in the Powerlasers business, the directors who are Arcelor nominees and who are Arcelor officers, directors or employees will not receive any non-public competitively sensitive information regarding Noble’s laser-welded blanks business, will not disclose any non-public competitively sensitive information regarding the Powerlasers laser- welded blanks business to any person affiliated with Noble, and will not serve as a director or officer of Powerlasers or Dofasco.

Strategic Matters

Until the earlier of a change of control or the fifth anniversary of the closing of the transaction, Noble will not take any action on the following strategic matters without the prior approval of both Mr. Skandalaris and Arcelor:

•	any amendment to our certificate of incorporation or bylaws;

•

any entry into a new business or any acquisition of a business or asset that involves, in each case, an investment of more than $25.0 million and does not involve the use of steel products or the use of our existing technology;

•	any disposition of a business or asset having a value that exceeds 50% of our assets;

•	the incurrence of any additional indebtedness in an amount that causes our ratio of total debt to pro forma EBITDA to exceed 3.5:1;

•	any issuance of our capital stock without providing Arcelor the ability to purchase an amount to maintain its percentage ownership;

•	the adoption of a “poison pill” or stockholders’ rights plan;

•	the commencement of any bankruptcy proceeding or the liquidation or dissolution of Noble or any of our subsidiaries; or

•

any other fundamental strategic action concerning the company, including the sales policy or practice of the company for the European Business and/or of Arcelor Auto S.A., in its capacity as sales representative for the European Business.

As used in connection with the strategic matters outlined above, pro forma EBITDA is a non-GAAP financial measure, defined as earnings before interest, taxes, depreciation and amortization of Noble and, if applicable, the entity to be acquired projected for the 12-month period beginning on the first day of the calendar month immediately following the calculation.

Non-competition

Until the fifth anniversary of the closing of the transaction, Mr. Skandalaris agrees not to invest in, be employed by, or otherwise engage in a laser-welded blanks business other than Noble.

Support Services for the Business

Under the transition services agreement, Arcelor will provide all reasonable transition services, as previously furnished to the Business, that Noble needs to efficiently manage the Business while integrating the laser-welded blank properties and assets into Noble’s business. These services include, among other things, information technology, human resources administration, electrical and other utility service (where legally and contractually permitted), accounting and tax services, purchasing and business development. Noble has agreed to provide Arcelor all reasonable transition services that Arcelor needs in order to fulfill any contractual or other obligation not transferred to Noble that would but for the transaction be fulfilled by Arcelor using the laser-welded blank properties and assets. The term of the transition services agreement is three years except for Arcelor’s provision of information technology-related services, which will be for a term of four years. Either party may terminate the receipt of any specific service provided to it on at least 90 days notice. The price of Arcelor’s services to Noble is not to exceed €3.3 million for the first two years after the closing.

Commercial Matters

Arcelor and Noble will enter into a four year contract manufacturing agreement which may be extended one additional year at Noble’s option. Under the terms of the contract manufacturing agreement, two Arcelor subsidiaries in Belgium and Germany will manufacture laser-welded blanks, unwelded blanks and patch-welded blanks solely for two of the newly acquired Noble subsidiaries. The manufacture of unwelded blanks under the agreement will terminate on December 31, 2008. Under the terms of the contract manufacturing agreement, Arcelor will charge Noble only for costs defined in the agreement. The pricing terms Arcelor will provide Noble for steel supply under the steel supply and services agreement will also apply to the steel provided under the contract manufacturing agreement. To induce Noble to terminate the contract manufacturing agreement early and to free space within Arcelor’s facilities, Arcelor has granted Noble the option to take ownership of the laser-welding machines used by the two Arcelor subsidiaries. Upon Noble’s removal of such machines, Arcelor will reduce the $15.0 million subordinated note given by Noble to Arcelor by an amount equal to $3.0 million multiplied by a fraction, the numerator of which equals the aggregate book value of the machines removed and the denominator of which equals the aggregate book value of all laser-welding machines at the two Arcelor subsidiaries.

Steel Supply and Services

Arcelor Auto, a subsidiary of Arcelor, and Noble will enter into a five-year steel supply and services agreement. This agreement will automatically renew for additional five-year terms unless either party provides the other party with a written termination notice at least two years prior to the expiration of the initial term or any renewal term. However, if Arcelor ever owns fewer than 4,687,500 shares of Noble’s common stock, Arcelor Auto may terminate its supply upon two years prior notice and may terminate its services upon 18 months prior notice.

Under this agreement, Arcelor Auto will supply all flat-rolled carbon steel products needed by Noble in its European production facilities. Arcelor Auto has agreed to provide Noble with the most favorable pricing contemporaneously provided by Arcelor Auto, with respect to similar volumes and on the same terms and conditions, to any European welded blanks competitor of Noble.

In addition, Arcelor Auto will provide marketing, technical support, sales, credit risk, invoicing, collections, consulting and research and development services to Noble for its European business. Arcelor Auto will provide the sales, credit, invoicing and collection services to Noble at no additional charge. Arcelor Auto will further bear the credit risk on all sales of Noble’s European products. All research and development plans will be jointly agreed to by Noble and Arcelor Auto. Arcelor Auto will pay the first €2.0 million of research and development cost each year. Noble will pay any cost in excess of €2.0 million. Arcelor Auto will grant Noble a license to use the intellectual property that is developed on the same terms as provided in the intellectual property licensing agreement.

Non-solicitation

Arcelor and Noble have agreed not to solicit employees of the other party for employment. However, neither party is prohibited from hiring employees of the other party if such employees are responding to general employment advertisements that are directed to the general public.

Intellectual Property License Agreement

Arcelor and Noble will enter into an intellectual property license agreement. The intellectual property that is not identified in the license agreement, but is used in the Business (subject to specific exceptions), will be assigned to Noble. Under the license agreement, Arcelor will grant Noble a royalty free, perpetual exclusive license to use the specified patents and other intellectual property that are owned by Arcelor and are used in the Business. Arcelor will retain the right to use these patents and other intellectual property outside of the field of laser-welded blanks. There will be exceptions to the exclusivity of the license for certain uses by vehicle manufacturers and Arcelor’s joint venture with Gestamp Automoción in Mexico and Spain. The license will convert from an exclusive license to a non-exclusive license upon the latter of: (a) the fifth anniversary of the closing; or (b) the date Arcelor and its affiliates own fewer than 4,687,500 shares of Noble’s common stock (as adjusted for stock splits, stock dividends or similar events affecting all Noble stockholders equally).

INFORMATION ABOUT THE BUSINESS

TBA is one of Europe’s leading suppliers of laser-welded blanks to the automotive industry, with affiliated tailored laser-welded blanks operations in the United States. Customers of TBA include original equipment manufacturers, such as Renault, Peugeot, General Motors Corporation, DaimlerChrysler, Ford Motor Company, as well as other OEMs and companies which are suppliers to OEMs. Like Noble, as a Tier I and Tier II supplier, TBA provides prototype design and engineering of tailored laser-welded blanks. TBA has manufacturing facilities in Belgium, France, Germany, Spain, the United Kingdom, Slovakia and the United States, and holds an equity interest in a joint venture in India as well as a minority equity interest in a joint venture facility in China.

In 2006, the Business generated revenue from the following countries:

By Customer	(In millions)
Germany	€99.2
France	93.6
Spain	27.5
Belgium	15.5
United States	13.9
United Kingdom	6.7
Netherlands	4.4
China	3.5
Italy	2.6
Austria	1.5
Sweden	0.5
Other	13.9

By Facility and Joint Venture Interest	(In millions)
Belgium	€107.8
France	80.3
Germany	34.6
Spain	32.9
United States	15.8
United Kingdom	7.5
China	3.5

Operations in Slovakia and India are just beginning, so revenues in 2006 were negligible.

In addition to combining the above operations with its own operations at closing, Noble will enter into a contract manufacturing agreement with Arcelor under which two Arcelor subsidiaries will manufacture laser-welded blanks, unwelded blanks and patch-welded blanks exclusively for Noble and will sell their entire output to Noble at cost.

The Reorganization

TBA consists of (1) a U.S. subsidiary of Arcelor engaged in the tailored laser-welded blanks business and (2) Holding. Holding will be formed specifically to facilitate the sale of the Business to Noble. Prior to Holding’s formation, the Business was conducted in Europe, India and China through seven separate Arcelor subsidiaries and two joint ventures. After the closing, Holding will still conduct the non-U.S. Business through seven separate subsidiaries and two joint ventures. However, these entities will be owned by a single entity, Holding, that is focused on tailored laser-welded blanks, in contrast to these entities being owned by numerous Arcelor subsidiaries that were focused on operations that included more than just tailored laser-welded blanks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF TBA

The following discussion and analysis of financial condition and results of operations of TBA should be read in conjunction with the combined financial statements of TBA and notes thereto and the other information concerning TBA included in this proxy statement.

The following discussion and analysis is based upon the historical audited combined financial statements of TBA included in this proxy statement and does not take into account the effect of the reorganization contemplated by the share purchase agreement and described elsewhere herein or any other effects of the transaction. This is followed by a discussion of results of operations for the year ended December 31, 2006 compared with the year ended December 31, 2005 and for the year ended December 31, 2005 compared to year ended December 31, 2004. An analysis of changes in balance sheet and cash flows and a discussion of capital requirements and financing activities are then provided in the section entitled “Liquidity and Capital Resources.” The remainder of the discussion and analysis addresses off-balance sheet arrangements, critical accounting policies, new accounting pronouncements and the assumptions and judgments incorporated in the reported financial statements.

TBA’s audited combined financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as adopted by the European Union, which differ in certain significant respects from U.S. GAAP. See note 20 to TBA’s audited combined financial statements for a detailed description of the material differences between IFRS and U.S. generally accepted accounting principles, or U.S. GAAP, and a reconciliation of such amounts in IFRS to U.S. GAAP. IFRS, as adopted by the European Union, and IFRS, as published by International Accounting Standards Board (IASB), also differ in that certain of the Standards and Interpretations issued by the IASB were not endorsed by the European Union as at December 31, 2006. However, none of those Standards and Interpretations was applicable to TBA’s audited combined financial statements for the years ended December 31, 2006, 2005 or 2004. Accordingly, the differences between IFRS, as published by the European Union, and IFRS, as published by the IASB, had no impact on TBS’s audited combined financial statements for those years.

The euro amounts indicated in the following discussion are thousands of euro.

General

TBA is one of Europe’s leading suppliers of tailored laser-welded blanks to the automotive industry, with affiliated tailored laser-welded blanks operations in the United States. Customers of TBA include original equipment manufacturers, or OEMs, such as Volkswagen, Renault, PSA, General Motors Corporation, DaimlerChrysler and Ford Motor Company, as well as other OEMs and companies which are suppliers to OEMs. Like Noble, as a Tier I and Tier II supplier, TBA provides prototype design and engineering of tailored laser-welded blanks. TBA has manufacturing facilities in Belgium, France, Germany, Spain, the United Kingdom, the United States and Slovakia and holds an equity interest in a joint venture in India as well as a minority equity interest in a joint venture facility in China.

Results of Operations

To facilitate analysis, the following table separately sets forth certain financial data for TBA:

TBA

(in thousands of Euro)

	2006	2005	2004
Revenue	278,880	261,506	240,044
Other operating income	3,461	1,220	1,425
Changes in inventories of finished goods and work in progress	2,686	112	5,015
Own work capitalized	—	450	736
Raw materials and consumables used	(182,273)	(157,272)	(144,27)
Other external expenses	(35,346)	(29,706)	(29,281)
Staff costs	(27,771)	(26,341)	(24,991)
Depreciation, amortization and impairment	(23,560)	(23,959)	(22,091)
Other operating expenses	(5,109)	(3,607)	(2,824)

Operating Profit	10,968	22,403	23,806
Net financing costs	(2,027)	(2,095)	(2,310)
Share in profit/(loss) of companies accounted for under the equity method	68	(420)	(185)

Profit before tax	9,009	19,888	21,311
Tax expense	(3,373)	(6,466)	(7,027)

Profit for the year	5,636	13,422	14,284
Minority interests	(46)	(50)	3,164

Year Ended December 31, 2006 vs. Year Ended December 31, 2005

Revenue. Revenue from operations were €278,880 for the year ended December 31, 2006 compared to €261,506 for the year ended December 31, 2005, representing an increase of 6.6%. The increase in revenue relates with €21,000 to the increase of coil prices which was passed to the customer, compensated by a revenue decrease of €3,626 related to renegotiation of sales prices. Volumes remained stable and had no impact on the overall revenue increase.

Other Operating Income. Other operating income increased €2,241, from €1,220 for the year ended December 31, 2005 to €3,461 for the year ended December 31, 2005. The increase was a result of an increase in other income generating activities for the year, which included the sale of old stock of coils and subleasing of certain facilities to third parties and insurance indemnities.

Changes in inventories of finished goods and work in progress. Changes in inventories of finished goods and work in progress increased by €2,574 from €112 for the year ended December 31, 2005 to €2,686 for the year ended December 31, 2006. This increase was attributable to movements of finished goods and work in progress for the year ended December 31, 2006 compared to the year ended December 31, 2005.

Raw Materials and consumables used. Raw materials and consumables used increased by €25,001, or 15.9%, to €182,273 for the year ended December 31, 2006 from €157,272 for the year ended December 31, 2005. This percentage was primarily attributable to an increase in the average purchase price of steel coils of 9.47%, from an average of €499.67 per ton of steel coil at December 31, 2005 to an average of €547 per ton of steel coil at December 31, 2006.

Other external expenses. Other external expenses increased by €5,640, or 19%, from €29,706 at December 31, 2005 to €35,346 at December 31, 2006. This increase was primarily due to increases in maintenance expense, management fees and subcontracting from €4,605, €2,672 and €4,216, respectively, for the year ended December 31, 2005 to €5,921, €4,304 and €5,069, respectively, for the year ended December 31, 2006.

Staff costs. Staff costs increased by €1,430, or 5.4%, from €26,341 at December 31, 2005 to €27,771 at December 31, 2006. The increase was primarily due to an increase in salaries and wages of €643, social security costs of €157 and other personnel costs of approximately €516. The average staff cost for December 31, 2005 was €51 thousand while for December 31, 2006 it was reduced to €48 thousand, partially offsetting the increase in the average number of employees by 14%, from 512 employees for the year ended December 31, 2005 to 584 employees for the year ended December 31, 2006.

Depreciation and amortization expense. Depreciation and amortization expense decreased by €399, or approximately 1.7%, from €23,959 at December 31, 2005 to €23,560 at December 31, 2006. This decrease was driven mainly by a decrease in net depreciable assets, from €125,095 at December 31, 2005 to €113,458 at December 31, 2006.

Other Operating Expenses. Other operating expenses increased €1,502, or 41.6%, from €3,607 for the year ended December 31, 2005 to €5,109 for the year ended December 31, 2006. The increase was mainly due to an increase in miscellaneous operating charges of €1,609 for the year ended December 31, 2006, from €1,120 in the year ended December 31, 2005.

Net financing costs. Net financing costs decreased by €68, or 3.2%, from €2,095 for the year ended December 31, 2005 to €2,027 for the year ended December 31, 2006. The decrease was both a result of a decrease in interest expense and an increase in interest income. Overall interest bearing liabilities decreased by €2,569, from €60,063 at December 31, 2005 to €57,494 at December 31, 2006. This decrease was in part offset by the increase in interest rates on variable rate debt.

Net profit or loss from companies accounted for under the equity method. In 2005 TBA recorded a net loss from companies accounted for under the equity method of €420 thousand while in 2006 it recorded a net profit of €68 thousand. This was due to the increasing positive results for Shanghai Baosteel & Arcelor Tailor Metal Co., LTD.

Tax expense. Tax expense related to operations decreased by €3,093, to €3,373 for the year ended December 31, 2006 from €6,466 in the year ended December 31, 2005. The effective tax rate for the year ended December 31, 2006 was 37.4%. The effective tax rate for the year ended December 31, 2005 was 32.5%.

Profit for the year. As a result of the factors discussed above, net profit for the year decreased by 58%, to €5,636 for the year ended December 31, 2006 from €13,422 for the year ended December 31, 2005.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004

Revenue. Revenue from operations increased by €21,462, or 8.9%, to €261,506 for the year ended December 31, 2005 from €240,044 for the year ended December 31, 2004. This increase was due to an approximate 2.7% increase in the amount of laser-welded blanks shipped, from 24,203 for the year ended December 31, 2004 to 24,846 for the year ended December 31, 2005, and a 105% increase in unwelded blanks shipped, from 3,320 for the year ended December 31, 2004 to 6,817 for the year ended December 31, 2005. The increase was further due to the increase of coil prices, which was partially transferred to customers.

Other Operating Income. Other operating income decreased by €205, from €1,425 for the year ended December 31, 2004 to €1,220 for the year ended December 31, 2005. The decrease was a result of a decrease in other income generating activities for the year-over-year period. These activities include the sale of old stock of coils and subleasing of certain facilities to third parties.

Changes in inventories of finished goods and work in progress. Changes in inventories of finished goods and work in process decreased €4,903, or 97.8%, from €5,015 for the year ended December 31, 2004 to €112 for the year ended December 31, 2005. The decrease was primarily attributable to movements of finished goods and work in progress for the period ended December 31, 2005 compared to the year ended December 31, 2004.

Raw Materials and consumables used. Raw materials and consumables used increased by €13,045, or 9%, to €157,272 for the year ended December 31, 2005 from €144,227 for the year ended December 31, 2004. The increase in raw materials and consumables used was primarily attributable to the increase in laser-welded and unwelded blanks shipped for the same period. An additional factor in the increase for the year-over-year period was an increase in the average purchase price of steel coils, an increase of €10.84, or 2.2%, from €488.83 for the year ended December 31, 2004 to €499.67 for the year ended December 31, 2005.

Other external expenses. Other external expenses increased by €425, or 1.5%, from €29,281 at December 31, 2004 to €29,706 at December 31 2005. The increase was primarily the result of an increase in transportation costs of approximately €2,237, offset by a decrease in sales commissions of €577, management fees of €492 and other goods and services of €461.

Staff costs. Staff costs increased by €1,350, or 5.4%, from €24,991 at December 31, 2004 to €26,341 at December 31, 2005. The increase was primarily due to an increase in salaries and wages of €903, social security costs of €163, profit sharing expense of €270 and other miscellaneous costs of approximately €110, offset primarily by a decrease in other employee benefits of €253. Offsetting the increase in staff costs was a reduction in the average number of employees, from 522 for the year ended December 31, 2004 to 512 for the year ended December 31, 2005.

Depreciation and amortization expense. Depreciation and amortization expense increased €1,868, or approximately 8.5%, from €22,091 at December 31, 2004 to €23,959 at December 31, 2005. This was primarily due to a net decrease in the depreciable basis of fixed assets of approximately €15,151, or 10.8%, from €140,246 at December 31, 2004 to €125,095 at December 31, 2005.

Other Operating Expenses. Other operating expenses increased €783, or 27.7%, from €2,824 for the year ended December 31, 2004 to €3,607 for the year ended December 31, 2005. The increase was primarily due to increases in taxes other than property taxes and other taxable activities of €284. Also, in 2004 there was a reversal in provisions for other liabilities and commitments of €1,070, while in 2005 the reversal was just €167.

Operating Profit. As a result of the factors described above, operating profit from operations decreased €1,403, or 5.9%, to €22,403 for the year ended December 31, 2005 from €23,806 for the year ended December 31, 2004. As a percentage of sales, operating profit decreased to 8.6% in the year ended December 31, 2005 from 9.9% in 2004.

Net financing costs. Net financing costs decreased €215, or 9.3%, from €2,310 for the year ended December 31, 2004 to €2,095 for the year ended December 31, 2005. The decrease was both a result of a decrease in interest expense and an increase in interest income.

Net profit or loss from companies accounted for under the equity method. Net profit from companies accounted for under the equity method decreased by €235, from net loss of €185 in the year ended December 31, 2004 to net loss of €420 for the year ended December 31, 2005. The change was directly related to TBA’s equity investment in the Chinese joint venture.

Tax Expense. Tax expense related to operations decreased by €561, to €6,466 for the year ended December 31, 2005 from €7,027 in the year ended December 31, 2004. The effective tax rate for the year ended December 31, 2005 was 32.5%. The effective tax rate for the year ended December 31, 2004 was 33%. The rates for both years are impacted by the recognition of prior years’ tax losses carried forward. The statutory rate varies by subsidiary, from 33% to 40% depending on the taxing jurisdiction in which the subsidiary operates.

Profit for the year. As a result of the factors discussed above, earnings from operations decreased €862, or 6%, to €13,422 for the year ended December 31, 2005 from €14,284 for the year ended December 31, 2004.

Liquidity and Capital Resources

TBA’s cash requirements have historically been satisfied through a combination of cash flow from operations and advances from TBA’s affiliate, Arcelor Finance. During 2006, TBA’s cash and cash equivalents decreased by €661 to a balance of €12,849.

As at December 31, 2006 inventories and trade and other receivables are higher by €10,194 than as at December 31, 2005 as a result of the growth of TBA. Trade and other payables have significantly increased by €20,619 mainly due to certain payments that were deferred to January 2007. Further, the increase related to the overall increase of coil prices.

As a result of those compensating factors, working capital has decreased by €7,571 for the year ended December 31, 2006 as opposed to decreases in working capital of €5,891 and €8,946 for the years ended December 31, 2005 and 2004 respectively.

TBA generated cash from operations of €33,742 for the year ended December 31, 2006, as opposed to €44,781 for the year ended December 31, 2005. The decrease was mainly due to increased staff cost, higher external expenses and a significant increase in inventories, which offset the decrease in working capital.

Cash used in investing activities for the year ended December 31, 2006 amounted to €13,534, compared to €14,532 for the year ended December 31, 2005. The primary reason for the net cash outflow for the year ended December 31, 2006 was capital expenditures of €13,479.

TBA used €20,496 of cash in financing activities for the year ended December 31, 2006 as opposed to €31,641 for the year ended December 31, 2005. The net cash outflow for the year ended December 31, 2006 was the result of the repayment of borrowings, distributions and dividends paid amounting to €6,354, €8,094 and €11,102 respectively.

Cash generated from operations for the year ended December 31, 2005 amounted to €44,781, as opposed to €46,911 for the year ended December 31, 2004. The decrease of €2,130 was mainly driven by an increase of staff cost of €1,350, which partly offset the decrease in working capital.

Cash used in investing activities for the year ended December 31, 2005 amounted to €14,532, compared to €14,572 for the year ended December 31, 2004.

TBA used €31,641 of cash in financing activities for the year ended December 31, 2005 as opposed to €22,493 for the year ended December 31, 2004.

The liquidity provided by TBA’s working capital and cash flow from operations is expected to be sufficient to meet currently anticipated working capital and capital expenditure needs and for existing debt service for at least one year. There can be no assurance, however, that such funds will not be expended earlier due to changes in economic conditions or other unforeseen circumstances requiring TBA to obtain additional financing prior to the end of such twelve-month period.

Off-Balance Sheet Arrangements

TBA has no off-balance sheet arrangements.

Contractual Obligations

TBA enters into operating leases for equipment and real property. These leases have terms of up to 15 years. For the year ended December 31, 2006, lease expense was approximately €1,565. From 2007 through 2011 and thereafter, TBA will make contractual minimum lease payments as well as short- and long-term debt payments as follows:

Future Maturities and contractual Obligations

(in thousands of euro)

	Total	Less Than 1 Year	1-3 Years	4-5 years	Over 5 Years
Long-term debt	47,143	33,812	11,194	2,137	—
Capitalized lease obligations	10,351	1,627	3,036	3,147	2,541
Operating lease obligations	1,968	746	1,217	5

Total	59,462	36,185	15,447	5,289	2,541

Inflation

Inflation generally affects TBA by increasing the interest expense of floating rate indebtedness and by increasing the cost of labor, fuel, equipment and raw materials. TBA does not believe that inflation has had any material effect on its business over the past three years.

Critical Accounting Policies

A summary of the critical accounting policies consistently applied in the preparation of the accompanying combined financial statements of TBA follows below.

Revenue Recognition

Sale of goods

Revenue from the sale of goods is recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer. No revenue is recognized if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Income taxes/ Deferred taxes

Income taxes on a current and deferred basis have been estimated based on the “separate return” method whereby income tax balance sheet position and expense have been calculated as if each of the TBA entities filed a separate tax return.

Under the “separate return” method, operating loss and tax credit carryforwards disclosed in the subsidiary’s stand-alone financial statements may be different from consolidated tax return amounts, and current tax payables/receivables and deferred tax liabilities/receivables may be offset in a consolidated filing. Deferred taxes are calculated for each taxable entity, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities, as determined in accordance with the tax rules in force in the countries in which the TBA group conducts its operations, and their carrying amounts in the combined financial statements. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred tax assets and liabilities are netted when the entity has a legally enforceable right to set off the recognized amounts and intends to be either settled on a net basis or, to realize the asset and settle the liability simultaneously. Deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which they can be utilized. The carrying amount of a recognized deferred tax asset is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available.

Impairment of Long-Lived Assets

Impairment of assets

The carrying amount of TBA’s assets, other than inventories and deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists for an asset, or for the cash-generating unit to which it belongs, the recoverable amount is estimated. An impairment loss is recorded immediately whenever the carrying amount of an asset or of a cash-generating unit exceeds its recoverable amount. Impairment losses are recognized as an expense in the income statement.

Calculation of recoverable amount

The recoverable amount of an asset is the higher of its net selling price and its value in use. In assessing its value in use, the estimated future cash flows associated with the asset are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. The recoverable amount of receivables is calculated as the present value of the expected future cash flows, discounted at the original effective interest rate inherent in the asset. Cash flows on short-term receivables are not discounted.

Impact of New Accounting Pronouncements

Certain new standards, amendments and interpretations to existing standards that have been published are mandatory for TBA’s accounting periods beginning on or after January 1, 2007 but which TBA has not yet early adopted, are as follows:

•

Amendment to IAS 1—Presentation of Financial Statements: Capital Disclosures. The amendments finalize some of the proposals that were contained in Exposure Draft 7 Financial Instruments: Disclosures (ED 7) published in July 2004. The remaining proposals in ED 7 were finalized in IFRS 7 Financial Instruments: Disclosures. Entities shall apply the amendments in this document for annual periods beginning on or after January 1, 2007.

•

IFRS 7—Financial Instruments: Disclosures. This standard adds certain new disclosures about financial instruments to those currently required by IAS 32, replaces the disclosures now required by IAS 30; and puts all of those financial instruments disclosures together in a new standard on Financial Instruments: Disclosures. This standard is effective for annual periods on or after January 1, 2007.

Management has considered those new standards effective as of the date of approval of these combined financial statements and concluded that the impact on accounting policies is not material or not relevant to the results and the financial position of TBA. For the standards that are effective on a subsequent date, management is in the process of evaluating the impact on the TBA’s results and financial position.

Quantitative and Qualitative Disclosures about Market Risk

TBA is not exposed to market risk from changes in foreign currency exchange rates because substantially all of TBA’s revenues are received, and substantially all of its expenses are incurred, in euro.

TBA has not historically been exposed to interest rate risk, because substantially all of TBA’s financing needs have been met through credit facilities provided by Arcelor Finance, which manages interest rate risk at the Arcelor Group level. TBA estimates that, had TBA secured long-term financing at commercial rates on a stand-alone basis, its effective interest rate would have been approximately 50 basis points higher than rates provided by Arcelor Finance. Had TBA’s effective interest rates been higher by 50 basis points in 2006, 2005 and 2004, TBA’s interest expense would have increased by €168, €203, and €215, respectively.

TBA does not hold any derivative financial instruments nor does it hold any securities for trading or speculative purposes.

PROPOSAL 2: ELECTION OF DIRECTORS

Directors

The nominees for the board of directors are set forth below. Our bylaws provide for the annual election of directors and also authorize the board of directors to set the number of directors at no less than seven and no more than twelve. The size of our board is currently set at seven and will be filled by election at the annual meeting to be held on June 27, 2007.

Seven persons have been nominated by the board of directors to serve as directors until the 2008 annual meeting of stockholders. The board of directors recommends that each nominee, Robert J. Skandalaris, Mark T. Behrman, Van E. Conway, Fred L. Hubacker, Thomas L Saeli, Joseph C. Day and Larry R. Wendling, be elected to serve until the 2008 annual meeting of stockholders. Information on the background and qualifications of each nominees is set forth on the following page.

Our board does not know any reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the annual meeting, the proxies will be voted for a substitute nominee or nominees designated by the board of directors, or the number of directors may be reduced accordingly. In no event will the proxies be voted for more than seven persons.

NOMINEES FOR DIRECTORS

Nominees to serve until the 2008 annual meeting:

Name	Age	Director Since	Positions Held
Robert J. Skandalaris	54	1997	director (chairman)
Mark T. Behrman	44	1999	director
Van E. Conway	54	2002	director
Thomas L. Saeli	50	2002	director, chief executive officer
Fred L. Hubacker	62	2004	director
Larry R. Wendling	48	2004	director
Joseph C. Day	62	2006	director

Robert J. Skandalaris, age 54, our founder, currently serves as chairman of the board and director. Mr. Skandalaris was formerly a principal and managing director of Quantum Value Partners, LP, a private investment fund. Prior to founding Noble in 1993, Mr. Skandalaris was vice chairman and a shareholder of The Oxford Investment Group, Inc., a Michigan-based merchant banking firm, and served as chairman and chief executive officer of Acorn Asset Management, a privately held investment advisory firm. Mr. Skandalaris is chairman and chief executive officer of Oakmont Acquisition Corp., a special purpose acquisition company. Mr. Skandalaris began his career as a certified public accountant with the national accounting firm of Touche Ross & Co. Mr. Skandalaris holds a B.A. from Michigan State University and an M.S.A. from Eastern Michigan University.

Mark T. Behrman, age 44, joined our board of directors in January 1999. Mr. Behrman is the chief executive officer of J Giordano Securities Group, a boutique investment banking and institutional brokerage firm. Prior to that, Mr. Behrman was co-founder and the chief operating officer of Berko Productions, LLC, an entertainment company that specializes in the production and acquisition of feature films and television programming for worldwide distribution. Previously, Mr. Behrman served as a Managing Director in the U.S. Operations Division of Trade.com Global Markets, Inc., an international financial services firm, and as the head of corporate finance for its predecessor, BlueStone Capital Partners, LP, a full service investment banking firm. Mr. Behrman’s career also included stints in investment banking at both Paine Webber, Inc. and Drexel Burnham Lambert, Inc. Mr. Behrman also currently serves on the board of directors of Oakmont Acquisition Corp., a special purpose acquisition company. Mr. Behrman holds a B.S. from The State University of New York at Binghamton and an M.B.A. from Hofstra University.

Van E. Conway, age 54, joined our board of directors in 2002. Mr. Conway is the co-founder and managing partner of Conway, MacKenzie & Dunleavy (“CM&D”), a nationally recognized turnaround and crisis management consultant, providing supply chain management, financial and management consulting to original equipment manufacturers, Tier I and II auto suppliers, as well as other industries. Prior to establishing CM&D in 1987, Mr. Conway served as partner-in-charge of the Emerging Business Services Department at Deloitte & Touche, LLP. Mr. Conway is a certified public accountant and certified fraud examiner. He holds a B.S. from John Carroll University and an M.B.A. from the University of Detroit.

Fred L. Hubacker, age 62, joined our board of directors in 2004. Mr. Hubacker is executive director at CM&D. In 2001, Mr. Hubacker was vice chairman of Venture Companies Worldwide, a privately held supplier of automotive interior systems, cockpit modules and front end systems. From 1996 through 2000, Mr. Hubacker served as president and CEO of New Venture Gear, a worldwide supplier of driveline and four wheel drive systems to the automotive industry. From 1993 through 1995, Mr. Hubacker served as president and chief operating officer of Textron Automotive Company. Mr. Hubacker holds a B.A. from Michigan State University and an M.B.A. in finance from Wayne State University.

Larry R. Wendling, age 48, joined our board of directors in 2004. Mr. Wendling is the chief financial officer at The Daimler Group, Inc. a real estate developer headquartered in central Ohio, specializing in multi-tenant office buildings, warehouses and retail centers. Prior to joining Daimler, Mr. Wendling was chief financial officer of Davon, Inc., a construction material company. From 1995 to 1999, Mr. Wendling was the treasurer and CFO of the U.S. subsidiary of Schuler, an international manufacture of metal stamping equipment for the automotive industry. From 1991 to 1995, Mr. Wendling was manager of financial reporting with The Limited, Inc. Prior to joining The Limited, Mr. Wendling was employed at Arthur Anderson. Mr. Wendling is a certified public accountant. He holds a B.S. in accounting from the Ohio State University.

Joseph C. Day, age 62, joined our board of directors in March 2006. Mr. Day is currently the managing member of each of Day Technologies, LLC and The Best Day, LLC, each of which is engaged in investment consulting services. Mr. Day was the chairman and chief executive officer of Freudenberg-NOK G.P. (“FNOK”), a Tier 1 automotive manufacturer of oil seals, rubber and plastic products and vibration control products, until his retirement in 2002. Mr. Day served as president of FNOK since its formation in 1989, and served as chairman and CEO since 1996. Prior to joining FNOK, Mr. Day worked for the Dexter Corp. in Windsor Locks, Connecticut, as president of the specialty materials & engineered plastics group from 1985-1988 and as president of Dexter Corp.’s C.H. Dexter Division from 1980-1985. Mr. Day served as chairman of the Original Equipment Suppliers Association from 1999 to 2001. He also has served on the board of directors of Venture Holdings, LLC and Applied Extrusion Technologies, Inc., and on the board of trustees of Beaumont Hospital. Mr. Day holds a B.S. in Plastics Engineering from Lowell Technological Institute.

Thomas L. Saeli, age 50, chief executive officer, joined our board of directors in 2002. Mr. Saeli also serves as our chief executive officer, a position held since March 2006. Prior to becoming chief executive officer, Mr. Saeli was the vice president of corporate development for Lear Corporation. Prior to joining Lear in 1998, Mr. Saeli was a vice president and partner at The Oxford Investment Group, Inc., a Michigan-based merchant banking firm, and from 1983 to 1988 served as division manager of financial controls for Pepsico, Inc. Mr. Saeli holds a B.A. from Hamilton College and an M.B.A. from the Columbia University Graduate School of Business.

Executive Officers

Our executive officers who are not also directors are as follows:

Steven A. Prue, age 44, president, joined us in 2004. Mr. Prue was previously vice president of sales, marketing and advanced technologies. Mr. Prue has been with us since 2004 when we acquired Laser Welding International, Inc., a company he founded, which at the time of the acquisition achieved approximately $40 million in annual revenue. Prior to starting Laser Welding International, he was responsible for the start-up and market development of Prototech Laser, Inc. Mr. Prue began his career at Ford Motor Company in its college graduate program. Mr. Prue holds a bachelor’s degree in business administration from Michigan State University and a masters in business administration from Northwood University.

David J. Fallon, age 37, vice president and chief financial officer, joined us in 2002. Mr. Fallon has held various positions in the finance department of Noble Metal Processing, Inc. and most recently was vice president of finance. Prior to joining us, Mr. Fallon was the treasury manager at Textron Automotive. From 1997 to 2001, he served as a financial analyst at DaimlerChrysler. From 1991 to 1995, Mr. Fallon also held the position of senior accountant at Deloitte & Touche. Mr. Fallon holds a bachelor of science in business administration from the University of Dayton, and an MBA from The Wharton School of Business at University of Pennsylvania. Mr. Fallon is a certified public accountant and a CFA charter holder.

Andrew J. Tavi, age 34¸ vice president and general counsel, joined us in 2005 as deputy general counsel and assistant secretary and was appointed our vice president and general counsel in May 2006. Prior to joining us, Mr. Tavi was senior counsel at the law firm of Foley & Lardner LLP, specializing in mergers & acquisitions, securities law and real estate transactions. While at Foley, Mr. Tavi served as our outside legal counsel on numerous transactions and corporate matters. Mr. Tavi holds a B.A. from the University of Michigan and a J.D. from the University of Michigan Law School.

Michael C. Azar, age 43, vice president—administration and secretary, joined us in 1996. Mr. Azar served as a member of our board of directors from December 1996 until November 1997 and as our general counsel until May 2006. Mr. Azar was formerly a principal and managing director of Quantum Value Partners, LP, a private equity fund. Mr. Azar is the vice president and secretary of Veri-Tek International, Corp., a publicly traded specialty machine tool builder, whose principal shareholder is Quantum Value Partners, LP. Mr. Azar also currently serves as president and member of the board of directors of Oakmont Acquisition Corp., a special purpose acquisition company. Prior to joining us, Mr. Azar was employed as general counsel to River Capital, Inc., an investment banking firm, from January through November 1996. Mr. Azar holds a B.A. from Kalamazoo College and a J.D. from the University of Detroit.

Craig S. Parsons, age 35, vice president-sales, joined us in 1993. Mr. Parsons has held various positions in the engineering, manufacturing and sales departments of, our subsidiary, Noble Metal Processing, Inc., and most recently was vice president of sales. Mr. Parsons holds a B.S. from Eastern Michigan University and an MBA from the University of Detroit.

Board of Directors Meetings and Committees

Our board of directors manages or directs the management of our business. During the fiscal year ended December 31, 2006, there were five meetings of the board of directors. All members attended at least 75% of the meetings of the directors and the committees on which they serve.

Our board has established four standing committees the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.nobleintl.com, in the investor information section and paper copies will be provide upon request to the office of the Secretary, Noble International, Ltd., 28213 Van Dyke Ave., Warren, MI 48093.

Compensation Committee

Our compensation committee reviews and makes recommendations regarding the compensation of our executive officers and certain other management staff. Our compensation committee consists of Larry R. Wendling and Fred L. Hubacker, each of whom is an independent director as defined by Rule 4200(1)(15) of the National Association of Securities Dealers’ listing standards. Mark T. Behrman also served on our compensation committee until September 2006, and was also an independent director until the time of his resignation from the compensation committee. The compensation committee met four times during the year ended December 31, 2006.

Audit Committee

Van E. Conway, Fred L. Hubacker and Larry R. Wendling, all of whom are independent directors, served on our audit committee. Mr. Conway served as chairman of the audit committee. The audit committee assists the Board in monitoring (1) the integrity of our financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of our internal control function and independent auditors and (4) our compliance with legal and regulatory requirements. The audit committee met five times during the year ended December 31, 2006. The members of the audit committee are independent as defined by Rule 4200(1)(15) of the National Association of Securities Dealers’ listing standards. The board of directors has determined that Van E. Conway is an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K.

Executive Committee

Van E. Conway, Thomas L. Saeli, Robert J. Skandalaris and Larry R. Wendling served on our executive committee for the year ended December 31, 2006. Mr. Saeli resigned from the executive committee in March 2006. The executive committee serves as a liaison between us and our executive management, reviewing certain specified matters on behalf of the board of directors. The executive committee met four times during the year ended December 31, 2006.

Committee on Directors and Board Governance

Fred Hubacker, Larry R. Wendling and Joseph C. Day served on the committee on directors and board governance. Mr. Hubacker serves as the chairman of the committee on directors and board governance. The committee on directors and board governance annually reviews the performance of our directors, makes recommendations for new directors, and evaluates and makes recommendations regarding our governance practices. The committee on directors and board governance will consider nominees recommended by stockholders provided such recommendations are made in accordance with the procedures described in this proxy statement under “Stockholders Proposals.” The committee on directors and board governance met four times during the year ended December 31, 2006.

Director Attendance at Annual Meetings

We do not expect our directors to attend the annual meeting of stockholders. Two of our directors attended our 2006 annual meeting of stockholders.

Stockholder Communication with the Board of Directors

Stockholders desiring to communicate with a director or the entire board of directors may address such communication to the attention of our Secretary at our executive offices, and such communication will be forwarded to the intended recipient or recipients.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Objectives of Compensation Program

Our executive compensation program is designed to link executive compensation to corporate performance but relies on a subjective component rather than being primarily formula-driven. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals that support our short-term and long-term business strategy, to establish a link between executive and stockholder interests and to provide a compensation package based on individual performance and initiative, as well as overall business results, both long- and short-term.

The compensation committee of our board of directors reviews our executive compensation program annually. The review includes a comparison of current total compensation levels (including base salary, annual bonus and long-term incentives) to those provided by similarly situated companies, with data being collected by the committee from public filings and informal surveys. In addition, the compensation committee also considers the compensation reported for executives by the companies included in a group of comparable automotive companies.

Compensation Process

The compensation committee determines the compensation of the chief executive officer and the other executive officers of the corporation, reviews the policies and philosophy set for the next level of key executives, evaluates and recommends to the board of directors all long-term incentive plans and grants equity-based awards under these plans. This process is designed to ensure congruity throughout the executive compensation program. Near the end of each fiscal year, the compensation committee meets to set base salaries for the upcoming fiscal year. At this meeting, the compensation committee also approves and adopts the management incentive plan for the new fiscal year and determines any grants of stock or other equity-based awards to all of our executive officers and other eligible employees. Typically, the chief executive officer makes compensation recommendations to the compensation committee for the executive officers who report to him. These officers are not present at the time of these deliberations. Our chairman then makes compensation recommendations to the compensation committee for the chief executive officer, who is absent from that meeting. The compensation committee may accept or adjust these recommendations. The committee also makes the sole determination of the chairman’s compensation. In addition to the criteria set forth herein, the chairman’s compensation is based upon our operating and financial performance, as well as his leadership and establishment and implementation of the strategic direction for the company.

It is the goal of our compensation committee to establish compensation for our executive officers based on our company’s operating performance relative to comparable companies in related businesses. Compensation for executives is based primarily on the responsibilities of the position and experience of the individual, with reference to the competitive marketplace for management talent, measured in terms of executive compensation offered by comparable companies. In structuring and setting compensation for fiscal 2006, we performed an independent analysis of comparable companies, with particular focus on certain of our competitors. In so doing, we reviewed annual reports, proxy statement information or other publicly available data from the following companies:

• Shiloh Indstries • Dofasco, Inc. • Worthington Industries • Olympic Steel • Arvin Meritor • American Axle	• Borg Warner • Johnson Controls, Inc. • Lear Corporation • Visteon Corporation • TRW

In addition, we reviewed compensation survey results from the Economic Research Institute (ERI) Survey for metal fabrication companies, both in the Midwest and nationwide. Our compensation committee generally establishes a general base salary and bonus target for each executive officer based on approximately 90% of the median level from information reviewed. The committee also uses this information to determine the allocation between salary and bonus, along with long term incentive compensation for executives. However, our compensation committee does not rely solely on such percentile analysis in setting base salaries. Rather, it looks at comparable companies for purposes of making determinations that are primarily subjective.

Elements of Executive Compensation and How They Relate to Our Objectives

The key elements of our executive compensation program are base salary, annual bonus, long-term incentives (consisting of our stock, cash-based stock appreciation rights and/or stock options) and perquisites. There is no set policy governing the mix between cash and non-cash compensation. We provide cash compensation in the form of base salary to meet competitive salary norms and in the form of bonus compensation to reward superior performance against specific short-term goals. The bonus compensation is largely dependent upon Noble’s short-term (annual) financial performance and based upon the achievement of a targeted amount of earnings per share of our common stock. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals. The compensation committee uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	Performance against corporate and individual objectives for the previous year;

•	Performance relative to industry conditions and competitors;

•	Performance with respect to specific strategic initiatives for the previous year, such as acquisitions or dispositions;

•	Difficulty of achieving earnings and strategic goals in the coming year; and

•	Value of their capabilities to support long-term performance of the company.

Fiscal 2006 presented unique challenges to our compensation committee. Last year was the first year that our current chief executive officer, president, chief operating officer and chief financial officer served in those capacities. Therefore, while the compensation committee determined that the executive officers had demonstrated their ability to support long-term performance of the company, it relied less upon individual objectives compared to the previous year. The committee also examined Noble’s pursuit of various long-term growth initiatives in 2006 and the efforts of our executive officers in achieving this growth. The compensation committee determined that our executive officers expended considerable time and effort pursuing these initiatives, and that such efforts should be taken into consideration for purposes of awarding performance bonus compensation. Finally, we granted the last of our eligible options under our 1997 Stock Option Plan in December 2005, and the absence of options available for grant impacted the decisions regarding long term incentive compensation for 2006. The compensation for our chief executive officer was also affected by his market value, as the committee determined his salary, bonus and long-term compensation awards were necessary to secure his services as our chief executive officer.

The committee has not changed and does not intend to change any material component of executive compensation in 2007. However, the committee has provided for base salary increases to each named executive officer that are reflective of Noble’s growth in 2006 and the committee’s comparative analysis for 2007. In addition, the committee has determined that it will revert to awarding long-term incentive awards pursuant to our equity compensation plans for and during 2007.

Base Salary

Base salaries are the principal measure in helping us attract and retain talented management team members because it provides these individuals with a degree of financial certainty not representative of our other compensation methods. In establishing base salaries, the committee reviews the market and comparable company analysis previously described, as well as the experience, seniority and expected contributions of the individual officer. While there is no set formula for determining base salaries, the committee generally begins its analysis with the base salaries for each executive officer in the prior year, then adjusts as necessary based on these factors.

Base salary in 2006 for Mr. Saeli, our chief executive officer, was based largely on his market value as determined by reaching agreement with him to become or chief executive officer and the expectation that he would guide us through significant acquisition activity. Our other executive officers did not receive any material raise in compensation. Instead, the compensation committee used base salary from 2005 as a standard for 2006 base salary, with moderate increases for certain officers given our growth and expected acquisition activity.

Annual Cash Bonus

Cash bonuses are generally awarded, at the discretion of the compensation committee, to executive officers based in part on the overall financial performance of the company and in part on the performance of the executive officer with respect to the company’s strategic goals. In previous years, our financial performance has been measured by revenue and operating income growth and actual performance against budgeted performance. Historically this has been measured by the company’s earnings per share of our common stock (“EPS”). Although annual bonuses have depended primarily on the achievement of these performance objectives, the compensation committee may adjust bonus measures and awards based on other financial or non-financial actions that the compensation committee believes will benefit long-term stockholder value.

For 2006, the compensation committee determined that the company would not pay bonuses to any executive based on our financial performance because we did not achieve targeted EPS of $1.13. However, the compensation committee determined that our executive officers performed beyond expectations in their pursuit and accomplishment of our various long-term strategic growth initiatives. In addition, the price of our common stock increased significantly over the course of the year, with particularly significant increases achieved after announcement of the various strategic initiatives completed by management during the year. Therefore, the compensation committee did award cash bonuses to certain executives (including three named executive officers) for their contributions and performance with respect to the company’s significant acquisition activity in 2006 that were deemed to be outside of the executive’s expected duties at the company. An exception is the $250,000 cash bonus awarded to Mr. Saeli for 2006 (paid in the first quarter of 2007), which was a guaranteed bonus pursuant to his employment contract irrespective of our financial performance or strategic initiatives. Mr. Saeli is not entitled to a guaranteed bonus for 2007.

Equity Incentive and Stock Appreciation Right Programs

We use stock incentive programs to offer long-term incentives to our executive officers and key employees, and also to support our efforts to retain these officers and employees. We regard these programs as a key retention tool. Non-employee directors, consultants and independent contractors also are eligible for awards under some of our equity incentive programs. Our stock incentive programs include

(1) a stock option plan (which terminates in November 2007),

(2) a stock incentive plan that provides for grants of restricted stock and stock awards, including matching awards for open market purchases, and

(3) a stock appreciation rights plan that gives plan participants the opportunity to realize financial gain matched to increases in our stock value without the company being required to issue shares.

There is no set formula for the granting of awards to individual executives or employees. Grants under our stock incentive plan and our stock appreciation plan are subject to such restrictions and vesting conditions as the compensation committee deems appropriate, including, without limitation, that the participant remain in the continuous employ or service of Noble or a subsidiary for a certain period or that the participant or Noble (or any subsidiary or division) satisfy specified performance goals.

Stock Awards Granted

We historically used stock options under our 1997 stock option plan as the basis for long-term incentives. However, all options authorized under the plan were granted by the end of 2005. In addition, most of our executive officers were new to their positions in 2006 and entered into those positions after long-term compensation for 2006 was determined. Therefore, while options to certain officers and employees under the 1997 stock option plan remain outstanding, no additional options were available for grant in 2006.

As a result of the unique challenges faced by the compensation committee in 2006, including the unavailability of stock options, the committee did not grant long-term incentive compensation to any executive officer (other than our chief executive officer in accordance with the terms of his employment agreement).

We did grant stock and stock appreciation rights units in 2006 to our chief executive officer, Thomas L. Saeli, pursuant to his employment agreement. The 16,287 shares of stock granted to Mr. Saeli are subject to a restriction on trading until December 31, 2008. As a result of the officer turnover and short-term performance challenges previously discussed, no other employee received any stock grants other than a small share grant issued to two non-executive officer employees in connection with shares purchased on the open market.

Timing of Grants

Generally, stock awards to our executive officers and other key employees are granted annually in conjunction with the review of the individual performance of our executive officers. The stock grant to Mr. Saeli was made as of the date of his employment pursuant to the terms of his employment offer letter. Of the stock appreciation rights granted to Mr. Saeli in 2006, 150,000 were granted as of the date of his employment as agreed in his employment offer letter, with the remaining 250,000 stock appreciation rights being granted according to a schedule of appreciation of the price of our common stock set forth in his employment agreement. As the scheduled stock prices were threshold prices, the closing price of the stock on the date of each grant was uniformly higher than the scheduled base price. Because the price of the company’s common stock exceeded each of the performance targets established in the employment agreement, Mr. Saeli was awarded the remaining 250,000 stock appreciation rights in 2006.

Perquisites

In support of our goal to attract and retain highly qualified and motivated management members, our executives are entitled to benefits that are not otherwise available to all of our employees. These perquisites include car and gas allowances, reimbursement of country club memberships and participation in our non-qualified deferred compensation plan (on the same terms as all of our “highly compensated” salaried employees). Our health and insurance plans are the same for all employees. In general, our employees pay 12% of the health premium due. In 2006, we also reimbursed the legal fees of Mr. Saeli relating to the negotiation of his employment agreement.

Retirement

We maintain a 401(k) defined contribution plan to provide all employees with the opportunity to save for retirement on a tax-deferred basis. In any plan year, we will contribute for each participant a matching contribution equal to 100% of the first $1,200 contributed to the plan by a participant, then 50% of the next $4,600 contributed, up to a maximum matching contribution of $3,500. All our executive officers participated in our 401(k) plan during 2006 and received matching contributions.

We sponsor a non-qualified deferred compensation plan that allows senior executives to defer cash compensation that they would otherwise be paid. The plan gives eligible employee participants who would otherwise be limited by federal law in the amounts they could contribute to our 401(k) plan the ability to save beyond those limits by providing another savings vehicle. Our non-qualified deferred compensation plan works together with the qualified 401(k) plan to assist executives in saving for their retirement. See “Executive Compensation—Non-Qualified Deferred Compensation Plan” for additional information about this plan.

We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Compensation on Termination of Employment

Each of our named executive officers has an employment agreement that provides for compensation on termination of employment. We believe that these types of agreements are important for retention purposes. For additional information on compensation on termination of employment, including after a change of control, death, disability and voluntary termination, see “Executive Compensation—Compensation on Termination of Employment.”

Other

Under section 162(m) of the Internal Revenue Code and regulations adopted by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation in excess of $1.0 million in a year paid to an executive officer required to be named in the summary compensation table of our proxy statements. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements such as stockholder approval are satisfied. We plan to take actions, as necessary, to insure that our stock option, stock appreciation rights and executive compensation plans qualify for exclusion, although we also wish to preserve flexibility to offer compensation that meets our business goals even if it is not deductible for federal income tax purposes.

Compensation of Named Executive Officers

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of Noble for the year ended December 31, 2006, whom we sometimes refer to in this proxy statement as our “named executive officers”:

(i) Thomas L. Saeli, our chief executive officer;

(ii) David J. Fallon, our chief financial officer,

(iii) Christopher L. Morin, who was our chief executive officer until February 27, 2006,

(iv) Jay J. Hansen, who was our chief operating officer until November 27, 2006; and

(v) Steven A. Prue, who is our president, Robert J. Skandalaris, who is our chairman, and Michael C. Azar who is our vice president-administration and secretary, and who are the three most highly compensated executive officers serving as executive officers at December 31, 2006 whose total compensation exceeded $100,000 other than our chief executive officer and chief financial officer.

The identification of these named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2006, as reported below in the summary compensation table, other than amounts reported as above-market earnings on deferred compensation.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Thomas L. Saeli	2006	417,613	250,000	187,504	368,402	—	—	42,296	1,265,815
Chief Executive Officer

Christopher L. Morin	2006	62,051	—	—	—	—	—	473,723	535,773
Former Chief Executive Officer

David J. Fallon	2006	215,000	100,000	—	—	—	3,220	21,319	339,539
Vice President and Chief Financial Officer

Jay J. Hansen	2006	226,282	—	—	—	—	—	281,896	508,178
Former Chief Operating Officer

Steven A. Prue	2006	275,000	50,000	—	—	—	—	17,798	342,799
President

Michael C. Azar(5)	2006	170,833	50,000	—	—	—	6,417	29,890	257,141
Vice President-Administration and Secretary

Robert J. Skandalaris	2006	250,000	—	—	—	—	10,423	122,326	382,748
Chairman of the Board and Director

(1)	Bonus amounts include payments made in 2006 or 2007 relating to 2006.

(2)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS123(R). The awards were valued using the closing price of our common stock on the date of grant.

(3)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS123(R), except that as required by SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. See note O to the financial statements in our 2006 annual report to stockholders for the assumptions made in valuing the awards in this column.

(4)	Change in Non Qualified Deferred Compensation Earnings consists of plan earnings for the calendar year 2006 as reported by the plan.

(5)	Mr. Azar also served as our general counsel until May 19, 2006.

Messrs. Skandalaris, Fallon, Hansen, Prue and Saeli each have employment agreements which provide that the executive earn an annual salary, in 2006, of $250,000, $215,000, $250,000, $275,000 and $500,000, respectively, for fiscal year 2006. Michael Azar also has an employment agreement which provided for an annual salary of $225,000 in 2006, which was reduced to $150,000 on May 19, 2006. The employment agreements provide that the annual salary will be reviewed annually by our compensation committee.

The following table sets forth information with respect to amounts shown in the “All Other Compensation” column of the summary compensation table.

2006 ALL OTHER COMPENSATION

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Director Compensation ($)(1)	Company Contributions to Retirement and 401(k) Plans ($)	Company Contributions to Non Qualified Deferred Compensation Plans ($)	Severance Payments/ Accruals ($)(2)	Total ($)
Thomas L. Saeli	2006	24,430	—	16,667	1,200	—	—	42,296
Christopher L. Morin	2006	15,140	7,382	—	1,200	—	450,000	473,723
David J. Fallon	2006	11,468	7,451	—	1,200	1,200	—	21,319
Jay J. Hansen	2006	23,605	7,091	—	1,200	—	250,000	281,896
Steven A. Prue	2006	16,598	—	—	1,200	—	—	17,798
Michael C. Azar	2006	22,167	5,323	—	1,200	1,200	—	29,890
Robert J. Skandalaris	2006	27,801	93,325	—	1,200	—	—	122,326

(1)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS123(R) for director compensation earned prior to commencement of employment as CEO.

(2)	Severance amounts reported include all termination compensation paid and/or accrued in 2006.

Amounts set forth in the preceding table as “Tax Reimbursements” are comprised of “gross-up” amounts we paid to employees who were obligated under IRS guidelines to report as income the increase in value of stock that was subject to restriction when granted under our equity incentive plans but was released from restriction pursuant to the terms of the plans during 2005.

The following table sets forth information with respect to perquisites granted during 2006 to each of our executive officers listed in the summary compensation table. The amounts in the table are included in the summary compensation table in the “All Other Compensation” column.

2006 PERQUISITES

Name	Year	Business/ Auto Allowance	Financial Planning/ Legal Fees	Fuel Reimbursement	Club Dues	Total Perquisites and Other Personal Benefits
Thomas L. Saeli	2006	15,000	1,550	3,604	4,275	24,430
Christopher L. Morin	2006	13,200	—	1,940	—	15,140
David J. Fallon	2006	9,000	—	2,468	—	11,468
Jay J. Hansen	2006	11,000	1,000	4,516	7,090	23,605
Steven A. Prue	2006	9,000	—	1,763	5,835	16,598
Michael C. Azar	2006	13,200	1,000	3,317	4,650	22,167
Robert J. Skandalaris	2006	12,650	—	2,591	12,560	27,801

Equity Awards

The following table sets forth certain information with respect to options and other plan-based awards granted during or for the year ended December 31, 2006 to each of our executive officers listed in the summary compensation table. The only awards were stock and SARs granted to Mr. Saeli in accordance with his employment offer letter and his employment agreement. The SARs vest over four years at a rate of 25% on each anniversary of the date of grant. We did not grant any non-equity incentive plan awards or equity incentive plan awards during or for the year ended December 31, 2006.

2006 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Closing Price on Grant Date ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Thomas L. Saeli	2/28/2006	16,287	—	—	15.35	250,000
	3/1/2006	—	150,000	15.35	15.59	670,206
	3/23/2006	—	50,000	16.75	16.88	248,983
	3/27/2006	—	50,000	17.50	17.60	254,236
	10/27/2006	—	25,000	18.25	18.98	142,772
	11/15/2006	—	25,000	18.25	18.45	134,090
	12/14/2006	—	50,000	19.00	20.37	318,347
	12/19/2006	—	50,000	19.75	19.83	288,507
Christopher L. Morin	—	—	—	—
David J. Fallon	—	—	—	—
Jay J. Hansen	—	—	—	—
Steven A. Prue	—	—	—	—
Michael C. Azar	—	—	—	—
Robert J. Skandalaris	—	—	—	—

(1)	These shares were fully vested on the grant date.

We granted 16,287 shares of our common stock (representing 100% of the shares of stock granted by us to named executive officers) to our chief executive officer, Thomas L. Saeli, pursuant to his employment agreement. This grant was in consideration of his agreement to become our chief executive officer and was not related to the company’s performance. Mr. Saeli may not transfer the shares until the end of 2008. No other employee received any stock grants unrelated to shares issued in connection with shares purchased on the open market. During 2006, two employees and one non-employee director received stock awards in the total aggregate amount of 533 shares of common stock pursuant to our stock incentive plan and non-employee director plan, respectively. These awards were made in the form of a 33% match of purchases of common stock made by such persons on the open market, and each award is subject to a two-year restriction on trading. Neither employee was a named executive officer.

The following table sets forth certain information with respect to all unexercised options and SAR units held by our executive officers listed in the summary compensation table.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#)	Number of Securities Underlying Unexercised Options(#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
	Exercisable(1)	Unexercisable(2)
Thomas L. Saeli	—	150,000	—	15.35	3/1/2016	—	—	—	—
	—	50,000	—	16.75	3/23/2016	—	—	—	—
	—	50,000	—	17.50	3/27/2016	—	—	—	—
	—	25,000	—	18.25	10/27/2016	—	—	—	—
	—	25,000	—	18.25	11/15/2016	—	—	—	—
	—	50,000	—	19.00	12/14/2016	—	—	—	—
	—	50,000	—	19.75	12/19/2016	—	—	—	—
Christopher L. Morin	33,927	—	—	14.73	12/5/2010	—	—	—	—
David J. Fallon	—	—	—	—	—	—	—	—	—
Jay J. Hansen	11,250	—	—	7.00	3/27/2007	—	—	—	—
	12,000	—	—	5.33	5/17/2008	—	—	—	—
	11,250	—	—	14.73	12/5/2010	—	—	—	—
Steven A. Prue	—	—	—	—	—	—	—	—	—
Michael C. Azar	21,999	—	—	5.33	5/17/2008	—	—	—	—

Robert J. Skandalaris	15,000	—	—	5.33	5/17/2008	—	—	—	—

(1)	All option awards outstanding were either vested upon date of grant or upon a period of years; however all option awards were completely vested as of December 31, 2006.

(2)	Each amount represents a stock appreciation right (“SAR”) that vests in equal annual increments over a four year period from the date of grant.

The following table sets forth certain information with respect to options exercised and stock awards vested during 2006 by each of our executive officers listed in the summary compensation table.

2006 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas L. Saeli	—	—	—	—
Christopher L. Morin	35,000	367,900	—	—
David J. Fallon	4,500	37,755	—	—
Jay J. Hansen	—	—	—	—
Steven A. Prue	—	—	—	—
Michael C. Azar	—	—	—	—
Robert J. Skandalaris	—	—	—	—

Post-Employment Compensation

Non-Qualified Deferred Compensation

In 2001, we adopted the Noble International, Ltd. Deferred Compensation Plan (the “DCP”) for certain key employees, including executive officers. The DCP generally enabled participants to defer all or a portion of their cash compensation earned in a particular year. If an individual elected to defer any amount, the deferred amounts were not reported as compensation for federal income tax purposes in the year earned and were credited to the individual’s deferred compensation plan account. Our board of directors had discretion to determine those employees eligible to participate under the DCP, with Noble matching 50% of the first $2,400 in deferred compensation for a maximum annual match of $1,200. Deferred compensation account balances accrued earnings based on the investment options selected by the participant. Interest, dividends and market value changes were reflected in the individual’s deferred compensation plan account. The DCP provided that deferred compensation account balances are to be paid following the termination of the participant’s employment with us, in a lump sum or over a period of time not to exceed 15 years as determined by us in our sole discretion. Payments under the DCP were to be made in cash.

In December 2006, we amended in its entirety the DCP (as amended, the “NQDC plan”) to comply with recent regulatory and legislative activity and to make the DCP more attractive to our highly compensated employees. All deferrals made after December 2006 shall be in accordance with the NQDC plan. After giving effect to the amendment, a committee of the board has discretion to determine those employees eligible to participate, and for 2007 all employees with a base salary of $100,000 have been determined to be eligible to participate. Pursuant to the NQDC plan, Noble will match 100% of the first $1,200 in deferred compensation and 50% of the next $4,600, with an maximum annual match of $3,500. The maximum deferral that may be made in any plan year by a participant cannot not exceed 80% of salary or 100% of an annual bonus. Our common stock is not an eligible investment option. Accrued earnings, interest, dividends and market value changes are reflected in the individual’s deferred compensation plan account in a similar manner as the DCP. We have provided for our obligations to participants in the NQDC plan through a rabbi trust. The NQDC plan also allows in-service distributions in accordance with elections made by the participant at the time of deferral and otherwise in accordance with applicable laws, rules and regulations. Distributions under the NQDC plan upon death/disability or retirement may be in lump sum or installments over a period not to exceed 15 years as elected by the participant at the time of designation of deferral. Distributions made upon termination of employment for any other reasons are made in a lump sum as soon as practical after termination. We do not provide any other non-qualified defined contribution or other deferred compensation plans.

The following table sets forth certain information with respect to non-qualified deferred compensation contributions and earnings during 2006 by each of our executive officers listed in the summary compensation table.

2006 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)(3)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last Fiscal Year-End($)(4)
Thomas L. Saeli	—	—	—	—	—
Christopher L. Morin	—	—	—	—	—
David J. Fallon	13,000	1,200	3,220	—	41,347
Jay J. Hansen	—	—	—	—	—
Steven A. Prue	—	—	—	—	—
Michael C. Azar	18,723	1,200	6,417	—	80,805
Robert J. Skandalaris	—	—	10,423	—	73,779

(1)	Executive contributions in 2006 are included in salary amounts listed on the Summary Compensation Table.

(2)	Registrant contributions in 2006 are included in the “all other compensation” amounts listed on the Summary Compensation Table.

(3)	Aggregate earnings are defined as participant's earnings on plan value throughout 2006. These amounts are reported in “nonqualified deferred compensation earnings” in the Summary Compensation Table.

(4)	None of the amounts in this column were previously reported in the Summary Compensation Table in prior years.

Other Post-Employment Payments

We have entered into employment or severance agreements with Mr. Skandalaris, our chairman, and each of our other named executive officers. The payments required to be made by us to Christopher Morin, our former chief executive officer, and Jay Hansen, our former chief operating officer, following their termination of employment by us in 2006 are set forth below in a table and related notes. The employment agreements with our other named executive officers will give rise to post-employment payments by us as follows:

Robert J. Skandalaris: If Mr. Skandalaris is terminated without “cause,” leaves voluntarily for “good reason,” leaves voluntarily or involuntarily, with or without cause, upon a change of control or upon disability, he will receive severance equal to three times his highest annual salary during the preceding three years with us (which highest salary shall not be deemed to be less than $400,000 per year) plus payment of any earned incentive bonus, all of which are payable, at our option, over 12 months following termination or in a lump sum payable within 30 days of the termination.

Thomas L. Saeli: If Mr. Saeli is terminated without “cause” or leaves voluntarily for “good reason,” he will receive: (i) his base salary otherwise payable until December 31, 2008 if terminated prior to December 31, 2007 or (ii) 12 months of his base salary in effect immediately prior to termination if terminated after December 31, 2007. In the event he leaves voluntarily or involuntarily within six months of a change of control, he will receive two years base salary in effect on the date of termination. Payments made to Mr. Saeli will be made in accordance with Noble’s customary payroll practices, which currently provide for bi-monthly payments. We will also continue to provide health benefits and monthly country club dues for the relevant period in the event of a change of control, his termination without cause or if he leaves voluntarily for good reason. Mr. Saeli’s employment agreement also requires acceleration of vesting and payment of his SARs in the event severance is payable upon a change in control. Upon disability, he will receive 12 months of his monthly base salary in effect on the date of termination, continuation of health benefits and payment of any vested SARs. If Mr. Saeli resigns without good cause, he will be entitled to receive compensation for unused vacation. Mr. Saeli’s employment agreement requires him, as a condition to receiving payment for termination, to refrain from defaming or threatening to defame our character and to refrain from disclosing our confidential information.

Michael C. Azar: If Mr. Azar is terminated without “cause,” leaves voluntarily for “good reason” or upon disability, he will receive payments equal to two years of the highest base salary earned by him during his service with us, which shall not be less than $240,000, payable over 24 months following termination. As a condition to receiving termination compensation, he must refrain from directly or indirectly defaming or impugning our character or the character of our employees and directors. Furthermore, upon termination. the agreement requires him to reasonably cooperate with us with respect to information and knowledge about us which is uniquely within his control and knowledge.

David J. Fallon and Steven A. Prue: The employment agreements generally provide that, if the executive officer’s employment is terminated without “cause,” the executive leaves voluntarily for “good reason” or upon disability, we will make severance payments to the relevant executive officer for 12 months, or at our option in lump-sum payable within 30 days, in an amount equal to the base salary of the executive in effect immediately prior to termination. As a condition to receiving termination compensation, the employees must refrain from directly or indirectly defaming or impugning our character or the character of our employees and directors. Furthermore, upon termination, the agreements require the employees to reasonably cooperate with us with respect to information and knowledge about us which is uniquely within their control and knowledge.

All of the employment agreements are subject to, unless we provide prior notice, automatic one-year extensions with the exception of Mr. Skandalaris, whose agreement is subject to automatic three-year extensions. Furthermore, if, prior to our payment of any severance amount to Robert J. Skandalaris or Michael C. Azar, our independent auditors determine that severance payments we make would be subject to the excise tax on “parachute payments” imposed by Section 4999 of the Internal Revenue Code or any comparable state or local law, we will “gross up,” within ten days after such determination, on a after-tax basis, the executive’s compensation for all federal, state and local income and excise taxes and any penalties and interest. If our independent auditors have not made a determination regarding the excise taxes on the executive’s severance payments prior to the time the executive is required to file a tax return reflecting the severance payments, the executive will be entitled to receive a “gross-up” payment calculated on the basis of the excise tax reported in the executive’s tax return. In the event a tax authority determines that the amount of excise tax imposed on the severance payments is greater than the amount determined by our independent auditors or reflected on the executive’s tax return, the executive will be entitled to receive the full “gross-up” from us calculated on the basis of the tax authority’s determination of the amount of excise tax.

The definition of “cause” in the employment agreements of Messrs. Saeli, Fallon and Prue includes:

•	An admission of, or conviction of, fraud, embezzlement or theft against us;

•	A plea of no contest or guilty to, or conviction of, a felony or any crime involving moral turpitude;

•	Misappropriation of our funds;

•	Gross negligence, willful or reckless conduct likely to harm our reputation;

•	Substance abuse interfering with job performance;

•	Violations of the duty of loyalty; or

•	Material breach of any provision of the employment agreement.

The definition of “cause” in Messrs. Azar and Skandalaris’ employment agreements means intentional theft, fraud, gross negligence, habitual neglect of duties, or perpetual violation of our policies.

The definition of “good reason” in the employment agreements of Messrs. Azar, Fallon, Prue, and Skandalaris means, if we have received written notice of the event and failed to remedy it within 30 days, a change in the employee’s position, removal from office or a change in the duties and responsibilities of the current office such that the duties and responsibilities are such that they do not generally belong to an officer in a similar position. The definition of “good reason” in Mr. Saeli’s employment agreements includes:

•	A reduction in base salary contrary to the terms of the employment agreement or the failure to receive benefits;

•	A failure to be included in our bonus and incentive programs in effect at the time of signing the employment agreements;

•	A substantial change in the employee’s duties and responsibilities which are not generally consistent with the duties and responsibilities of an employee in a similar position; or

•	A relocation of more than 40 miles from the employee’s current work location.

The definition of “change of control” in Messrs. Skandalaris and Saeli’s employment agreements includes:

•	A sale or transfer of more than 50% of our ownership interest to an unaffiliated entity;

•	A merger or similar transaction resulting in our shareholders owning less than 50% of the entity of the surviving corporation;

•	Our failure to assign the agreement to a successor upon a merger;

•	A resignation of a majority of our board if they resign without recommending successors;

•	Our filing of bankruptcy or our agreement to a plan reorganization or our dissolution and liquidation; or

•	A sale or transfer of substantially all of our assets.

After termination of employment for any reason, all of the employment agreements require that the employee refrain from:

•	competing with us; and

•	disclosing or using our confidential information and trade secrets.

All of the named executive officers must refrain from disclosing or using our confidential information and trade secrets indefinitely, with the exception of Mr. Saeli, whose post-employment agreement provides for confidentiality for a term of two years following termination. Messrs. Fallon and Prue must refrain from competing with us for a period of two years following termination, unless terminated by us for reasons other than for cause, in which case the executive officer must not compete with us for a period of one year. Messrs. Azar and Skandalaris must refrain from competing with us for three years following termination unless terminated by us for reasons other than for cause, in which case the executive officer must not compete with us for a period of one year. Mr. Saeli must refrain from competing with us for one year following termination unless terminated by us for reasons other than for cause or if he voluntarily leaves for good reason, in which case Mr. Saeli must not compete with us or become employed by any of our competitors through out the period he is receiving severance payments from us.

All of the agreements have waiver provisions that allow provisions of the agreements, including breach of the non-competition and confidentiality provisions, to be waived by a signed written waiver executed by a majority of our board (or in some instances by our chief executive officer) and the employee.

The following table sets forth certain information with respect to post-termination payments payable by us to each of our executive officers listed in the summary compensation table, assuming such executive officer’s employment was terminated as of the last business day of 2006 (or, in the case of Messrs. Morin and Hansen, based on the actual date of termination).

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Termination w/o Cause or for Good Reason(1)	Retirement or Voluntary Termination(2)	Death	Disability(3)	Voluntary or Involuntary Termination Upon Change in Control(4)
Thomas L. Saeli	Severance Pay	1,000,000	—	—	500,000	1,000,000
	Health Care Benefits Continuation(5)	23,228	—	—	11,614	23,228
	Stock Appreciation Right Vesting	—	—	—	—	1,155,000
	Country Club Dues	10,260	—	—	10,260	10,260
	Unused Vacation	38,462	38,462	—	—	38,462

Christopher L. Morin(5)	Severance Pay	380,192	—	—	—	—
	Health Care Benefits Continuation(6)	11,893	—	—	—	—

David J. Fallon	Severance Pay	215,000	—	—	215,000	215,000

Jay J. Hansen(7)	Severance Pay	250,000	—	—	—	—

Steven A. Prue	Severance Pay	275,000	—	—	275,000	275,000

Michael C. Azar	Severance Pay	480,000	—	—	480,000	480,000

Robert J. Skandalaris	Severance Pay	1,200,000	—	—	1,200,000	1,200,000
	Tax Gross-Up(8)	—	—	—		406,840

(1)	Based on actual triggering/termination date for Messrs. Morin and Hansen. Assumes the triggering event took place on the last business day of 2006 for all other officers.

(2)	Amounts comprised solely of unused vacation.

(3)	Severance pay is subject to offset by any disability payments to employee in accordance with Noble's disability program.

(4)

Assumes termination of employment within 6 months of a change in control event for Mr. Saeli. Severance payments to Mr. Saeli and Mr. Skandalaris are payable upon voluntary or involuntary termination after a change in control. Severance payments to all other named executives are payable only upon involuntary termination after a change in control.

(5)

Christopher Morin voluntarily resigned from his employment with Noble effective February 24, 2006. Noble agreed to pay Mr. Morin severance payments totaling $450,000, to be paid bi-monthly over a period of two years, and to continue health care benefits until the sooner of one year or the date Mr. Morin becomes eligible to receive coverage from another employer. As a condition to the severance payments, Mr. Morin has agreed (i) to be responsive and cooperative if contacted by Noble for information related to business operations; (ii) to refrain from competing with us until February 28, 2007; and (iii) to indefinitely refrain from disclosing or using our confidential information.

(6)	Based upon current net cost of insurance premiums to Noble.

(7)

Pursuant to Mr. Hansen's employment agreement, Mr. Hansen will receive $250,000 as severance compensation, payable in equal monthly installments over twelve months. As a condition to the severance payments, Mr. Hansen has agreed to (i) refrain from defaming us; (ii) upon our request, cooperate with us with respect to information and knowledge regarding us which is uniquely in his control; (iii) refrain from competing with us for one year following termination; and (iv) refrain, indefinitely, from disclosing or using our confidential information.

(8)

Pursuant to Mr. Skandalaris's employment agreement, we have agreed to reimburse Mr. Skandalaris for all excise taxes that are imposed on him pursuant to Section 280G of the Internal Revenue Code and any income and excise taxes that he must pay as a result of this reimbursement. We have assumed a tax rate of 40.03%, which includes Michigan tax at the rate of 3.9%.

Director Compensation

Directors who are employees of Noble receive no compensation, as such, for their service as members of the board. In 2006, directors who were not employees of the company received an annual fee of $40,000, payable in cash or our common stock. The fee is based upon such directors attending at least 60% of our board of directors meetings until the 2007 annual meeting of shareholders. Our non-employee directors may elect to receive all or a part of their annual director compensation via stock awards under our non-employee director plan. The pricing of the stock for awards in 2006 was the value of the stock on the date of our 2006 annual meeting of shareholders.

The chairman of the audit committee, Van E. Conway, received an additional $10,000 in our common stock for serving in such capacity. The stock issued to Mr. Conway is subject to a restriction on trading. All directors are reimbursed for expenses incurred in connection with attendance at meetings.

Each director who is not, and has not been during the immediately preceding 12-month period, an employee of the company or any subsidiary of the company is eligible to participate in our non-employee director plan, provided that the director is not separately compensated by us as a consultant and does not fail to attend (or otherwise participate in) at least two-thirds of the board meetings. The non-employee director plan provides for the grant of incentive awards consisting of stock grants and stock purchase participation awards. The stock award shares and stock purchase participation award limit are established by the compensation committee at its first meeting following the annual meeting of stockholders each year. Currently, stock purchase participation awards are limited to a maximum of $15,000 per year.

Stock awards will be subject to such restrictions and conditions to the vesting of awards as the compensation committee deems appropriate, including, without limitation, that the non-employee director remain in the continuous service of Noble for a certain period. However, no restricted stock award may vest prior to six months from its date of grant other than in connection with a participant’s death or disability.

Stock awards will be subject to such restrictions and conditions to the vesting of awards as the compensation committee deems appropriate, including, without limitation, that the non-employee director remain in the continuous service of Noble for a certain period. However, no stock award may vest prior to six months from its date of grant other than in connection with a participant’s death or disability.

In 2006, we issued 8,771 shares of our common stock to directors under this plan. Of these, 8,438 were issued as a portion of directors’ fees and 333 pursuant to a match made by one non-employee director who purchased shares of the company in the open market.

The following table sets forth certain information with respect to fees and other compensation paid during 2006 to each member of our board of directors, excluding directors who are listed in the summary compensation table.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark T. Behrman	—	37,083		—	—	—	—	37,083
Van E. Conway	8,333	25,521		—	—	—	—	33,854
Fred L. Hubacker	28,333	17,939	#	—	—	—	—	46,271
Larry R. Wendling	25,417	20,625		—	—	—	—	46,042
Joseph C. Day	23,333	—		—	—	—	—	23,333

(1)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS123(R) for stock compensation. The awards were valued using the closing price of our common stock on the date of grant. The awards were subject to forfeiture if the director failed to attend at least 60% of the board meetings during the 12 months following the award. All outstanding awards were fully vested on December 31, 2006.

(2)	Stock award amounts include stock matches awarded in 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of securities ownership and changes in such ownership with the SEC. Directors, certain officers and greater than 10% beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of Form 4 and Form 5 filings furnished to us, or written representations that no Form 5 filings were required, we believe that during the period from January 1, 2006 through December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except a report filed late by Mr. Skandalaris which reported 79,753 shares of our common stock on October 10, 2006 through increased ownership in a family owned enterprise (the Form 4 for this transaction was not filed until October 18, 2006).

Certain Relationships and Related Transactions

Our code of ethics requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone, and that no employee, officer or board member may have a personal, financial or family interest that could in any way prevent the individual from acting in the best interest of Noble. Any conflict of interest approval relating to board members or executive officers may only be made after review and approval by the disinterested members of the board of directors. In 2006, there were two transactions that were reviewed and approved by our board of directors pursuant to this policy.

We utilized the services of J Giordano Securities Group (“JGS”) as investment advisors in connection with amending our convertible subordinated notes in the fall of 2006, and paid JGS a fee of $375,000 for such services. One of our directors, Mark Behrman, is chief executive officer of JGS, and participated in the services provided by JGS. Our board of directors approved the use of Mr. Behrman and JGS in this matter, but, as a result of the engagement of JGS, we determined that Mr. Behrman was no longer considered an “independent” director under Rule 4200(1)(15) of the National Association of Securities Dealers’ listing standards. As a consequence of this determination, Mr. Behrman resigned as chairman and a member of our compensation committee in September 2006.

In May 2006, we hired James (“Lee”) Skandalaris, the son of our chairman, Robert Skandalaris, as manager of corporate development at an annual salary of $75,000. James Skandalaris was promoted in November, 2006 to director of corporate development, with an increase in his annual salary to $115,000. James Skandalaris was also paid a bonus of $40,000 during 2006. Prior to joining us, James Skandalaris worked in a similar capacity at Lear Corporation with our chief executive officer (prior to his joining us). The hiring of James Skandalaris was based on the recommendation of our chief executive officer upon evaluation of James Skandalaris’ performance at Lear Corporation and was not proposed by our chairman. Our board of directors reviewed and approved the hiring of James Skandalaris and our compensation committee reviewed and approved the salary increase and bonus paid to James Skandalaris.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006. Based on these reviews and discussions, the compensation committee has recommended to the board of directors, and the board of directors has approved, that the CD&A be included in this proxy statement for filing with the SEC.

Sincerely,

Fred L. Hubacker

Larry R. Wendling

COMPENSATION COMMITTEE

THE COMMITTEE ON DIRECTORS AND BOARD GOVERNANCE

The committee on directors and board governance is currently composed of three directors, Mr. Fred L. Hubacker (chairman), Larry R. Wendling and Joseph C. Day. Messrs. Hubacker, Wendling and Day meet the criteria for independence specified in the listing standards of the NASDAQ. The principal functions of the committee on directors and board governance are to:

•	consider and recommend to the board qualified candidates for election as directors;

•	periodically prepare and submit to the board for adoption the committee’s selection criteria for directors nominees;

•	recommend to the board and management a process for new board member orientation;

•	consider matters of corporate governance and board practices and recommend improvements to the board;

•	review periodically our charter and bylaws in light of statutory changes and current best practices;

•	review periodically the charter, responsibilities, membership and chairmanship of each committee of the board and recommend appropriate changes;

•	review director independence, conflicts of interest, qualifications and conduct and recommend to the board removal of a director when appropriate; and

•	annually assess the committee’s performance.

The committee on directors and board governance held four meetings in fiscal year 2006. See “Nominating Procedures” below for further information on the nominating process.

Nominating Procedures

As described above, we have a standing committee on directors and board governance. The committee on directors and board governance’s charter is posted on our website, www.nobleintl.com, in the investor relations section.

The board has adopted membership guidelines that outline the desired composition of the board and the criteria to be used in selecting directors. These guidelines provide that the board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interests of shareowners as a whole rather than those of special interest groups. Other important factors in board composition include diversity, age, international background and experience and specialized expertise. A significant majority of the board should be directors who are not our past or present employees or a significant stockholder, customer or supplier.

In considering candidates for the board, including nominees recommended by security holders, the committee on directors and board governance considers the entirety of each candidate’s credentials and does not have any specific, minimum qualifications that must be met. The committee is guided by the composition guidelines set forth above and by the following basic selection criteria: highest character, integrity and experience.

For information regarding the nomination procedure following the closing of the transaction, see “Directors of Noble After the Transaction.”

Corporate Governance

The board of directors has determined that, for 2006, four of our seven directors were independent under the rules of the NASDAQ. The independent directors were: Fred L. Hubacker, Joseph C. Day, Larry R. Wendling and Van E. Conway. Mark Behrman was an independent director until September 2006. The other two directors were Robert J. Skandalaris, chairman of the board, and Thomas L. Saeli, our chief executive officer. Each of the directors serving on the audit committee, the compensation committee and the corporate governance committee were independent under the standards of the NASDAQ.

Meetings of Non-Employee Directors

The non-employee directors of the board typically meet in executive session without management present either prior to or immediately following each scheduled board meeting, and as otherwise needed. When the non-employee directors of the board or respective committee meet in executive session without management, and its chairman is unavailable for the executive session, a temporary chair is selected from among the directors to preside at the executive session.

Charters

We have adopted charters for our audit, compensation, executive and corporate governance committees. These charters are published on our website: www.nobleintl.com. We will provide, without charge, a copy of the charters to any stockholder upon written request to our corporate secretary.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, executive officers and directors including our principal executive officer, principal financial officer, general counsel and principal accounting officer. This code of ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and reporting of illegal or unethical behavior. The code of ethics is posted on our website at www.nobleintl.com. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors and will be promptly disclosed on our website.

Whistleblower Policy

Our whistleblower policy is published on our website: www.nobleintl.com. We will provide, without charge, a copy of the whistleblower policy to any stockholder upon written request to our corporate secretary, Michael C. Azar. In 2006, we did not receive any complaints under the whistleblower policy.

AUDIT COMMITTEE

The board of directors has adopted a written charter for the audit committee. The three members of the audit committee are “independent” as that term is defined in Rule 4200(a)(15) of the NASDAQ listing standards.

Principal Accounting Firm Fees

The aggregate amount of fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2005 and December 31, 2006 are as follows:

	2005	2006
Audit Fees	$506,450	$680,574
Audit Related Fees	0	0

Total Audit and Audit-Related Fees	$506,450	$680,574

Tax Fees	451,917	277,472
All Other Fees	0	175,183

Total Fees	$958,367	$1,133,229

Audit Fees. These fees are for professional services rendered in connection with the audit of our annual financial statements for the year ended December 31, 2005 and December 31, 2006, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for those years.

Financial Information System Design and Implementation Fees. There were no fees billed by Deloitte & Touche LLP for professional services rendered to us for the year ended December 31, 2006, for the design and implementation of financial information systems.

Tax Fees. These fees relate to federal, state and foreign tax compliance services, including preparation, compliance, advice and planning.

All Other Fees. These fees are for professional services rendered in connection with our acquisitions, debt and equity offerings and other miscellaneous services.

The audit committee has adopted an audit and non-audit services pre-approval policy, which requires the committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provisions of such services does not impair the auditor’s independence. For the year ended December 31, 2006, the audit committee approved all of the audit and non-audit services rendered by Deloitte & Touche LLP listed above.

Audit Committee

The audit committee report set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Management is responsible for our internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors. In this context, the audit committee has reviewed and discussed with management and the independent auditors the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Noble and its management. Moreover, the audit committee has considered whether the independent auditor’s provision of other non-audit services to Noble is compatible with the auditor’s independence. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. By recommending to the board of directors that the audited financial statements be so included, the audit committee is not opining on the accuracy, completeness or fairness of the audited financial statements.

Sincerely,

Van E. Conway

Fred L. Hubacker

Larry R. Wendling

AUDIT COMMITTEE

Required Stockholder Vote to Approve the Election of Directors

The election of each nominee for director will require the affirmative vote of the holders of a plurality of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. A plurality of the votes, as distinguished from a majority, is the greatest number of votes cast by those voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

DIRECTORS OF NOBLE AFTER THE TBA TRANSACTION

Our board of directors has voted to increase the size of the board from seven to nine members and restructure its membership, effective upon the completion of the transaction. As a condition to closing, our board of directors will be restructured. Our board of directors will elect five new directors subject to three of our then-current directors other than Mr. Skandalaris, our chairman, and Mr. Saeli, our chief executive officer, then resigning from our board. The five new directors will consist of:

•	four directors nominated by Arcelor, two of whom must be independent, and

•	one independent director nominated by Mr. Skandalaris.

One of Arcelor’s nominees will be vice chairman of the board. A majority of our board immediately after closing will continue to consist of independent directors who satisfy NASDAQ requirements for independent directors.

Our bylaws will be amended at closing to provide that our chief executive officer will be nominated as a director. Nominations for the remainder of the board will be governed by the standstill and stockholder agreement between Arcelor and Mr. Skandalaris, who will have the right to nominate four directors and one director, respectively, to the extent that they and their respective affiliates retain a specified number of shares of our common stock after closing. The remaining directors will be independent directors nominated by unanimous vote of the governance committee of our board of directors (or in the absence of a unanimous vote, by majority vote of all the independent directors on our board). For additional information about these arrangements, see “Ancillary Agreements -Corporate Governance Matters.” Each of the independent director nominees will satisfy NASDAQ requirements for independent directors

Mr. Skandalaris and Arcelor have not yet determined who their nominees will be.

PROPOSAL 3: APPROVAL OF STOCK OPTION PLAN

On March 12, 2007, the board of directors approved our 2007 Stock Option Plan, which we refer to as the 2007 plan. Our stockholders previously approved our 1997 Stock Option Plan that will expire on November 24, 2007 in accordance with its terms, except that the 1997 plan continues to govern options previously granted under it. We are requesting that the shareholders approve the 2007 plan because we continue to believe that our ability to grant stock options benefits the company by enabling us to attract and retain key persons as employees, directors and service providers and by linking the interests of such employees, directors and service providers with those of our shareholders. The 2007 plan is attached to this proxy statement as “Exhibit B”.

The following table provides information about our equity compensation plans as of December 31, 2006:

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	119,426	$9.04	701,341
Equity compensation plans not approved by security holders	—	N/A	N/A
Total	119,426	$9.04	701,341

Administration, Eligibility and Authorized Shares

The 2007 plan is administered by our board of directors or, to the extent the board has delegated specific authority to them, a compensation committee or other person or persons. We will refer to the board or any person to whom specific authority has been delegated as the “administrator.”

Under the 2007 plan, the administrator is authorized in its sole discretion to grant options to purchase shares of our common stock to our (and our subsidiaries’) full-time key employees and non-employee directors whose judgment, initiative and efforts are, or are expected to be, important to the successful conduct of our business. We anticipate that approximately 400 individuals will be eligible to participate in the 2007 plan, including up to seven non-employee directors.

The maximum aggregate number of shares of common stock that may be made subject to awards under the 2007 plan is 1,000,000. Any shares that are subject to an award but are (i) not issued because the terms and conditions of the award are not met, (ii) used for payment of the exercise price of an option or (iii) withheld by us to satisfy tax withholding will become available again for use under the 2007 plan. No participant in the 2007 plan may be granted options with respect to more than 100,000 shares of common stock in any calendar year.

Options granted under the 2007 plan may be either incentive stock options (ISOs) that meet certain requirements under the federal income tax laws or non-statutory stock options (NSSOs).

Exercise Price

Each option (except for ISOs granted to certain stockholders, as described below) will be granted with an exercise price per share equal to the fair market value (as defined in the 2007 plan) per share of common stock on the grant date. Fair market value is defined for these purposes in the 2007 plan as the officially quoted last trade price of our common stock on the day immediately prior to the grant date or, if there is no such trade, on the immediately preceding day on which there was such a trade (so long as the national exchange on which our common stock is traded reports such prices). The 2007 plan prohibits the “back-dating” of options.

Vesting and Exercisability

Each option grant will be evidenced by an agreement, which will state the number of shares covered and the periods of time in which the right to exercise the option or a portion thereof will vest. Options granted by the administrator generally will vest over periods of two to four years. The 2007 plan provides that the term of any option granted may not exceed ten years, and that each option may be exercised for such periods as may be specified by the administrator in the grant of the option, subject to any other terms set forth in the option agreement. Unless otherwise determined by the administrator, upon cessation of service (other than for “cause” or due to death, disability or retirement), the affected participant will have three months in which to exercise any outstanding option to the extent the option is otherwise exercisable. If the participant’s service ceases due to retirement, this period is extended to 12 months for NSSOs and, if the participant dies or becomes disabled during service or during the 3-12 month period described above, the participant (or the participant’s legal representative, heirs or legatees, as appropriate) will have 12 months from the date of death or disability to exercise any option to the extent the option is otherwise exercisable. If the participant’s service is terminated for cause (as defined in the 2007 plan), all of the participant’s options will be void. Except as otherwise provided in the 2007 plan, options may be exercised only by the participant and are not transferable.

Method of Exercise

The 2007 plan provides that options may be exercised as provided in the option agreement, generally by delivery to us of a written notice and payment of the exercise price in cash, cashier’s check, delivery of shares then owned by the option holder and held for such minimum time as required by the administrator, or instructions to a broker to deliver certain sale or loan proceeds. The 2007 plan also provides that, if the administrator and an option holder agree, upon exercise of an option we may repurchase the option for an amount equal to the difference between the option exercise price and the fair market value of the stock in lieu of issuing stock. Shares of our common stock subject to options repurchased in this way will automatically become available again for issuance under the 2007 plan. The option agreements will generally include provisions allowing us, in the administrator’s sole discretion, to loan the option holder all or a portion of the option exercise price to the extent permitted by applicable law.

Special Limits on ISOs

No ISO may be granted to an employee who owns, at the time of the grant, stock representing more than 10% of the total combined voting power of all classes of our stock unless the exercise price for each share of common stock subject to such incentive stock option is at least 110% of the fair market value per share of the common stock on the date of grant and such ISO award is not exercisable more than five years after its date of grant. In addition, if the total fair market value of shares of common stock with respect to which a participant’s ISOs are exercisable for the first time in a given calendar year exceeds $100,000, valued as of the grant date of the option, the options for shares of common stock in excess of $100,000 for that year will be treated as NSSOs.

Change of Control of the Company

Unless otherwise specified in writing by the administrator, all options granted under the 2007 plan and held by participants still in service will vest and become exercisable on a “change of control” as defined in the 2007 plan. A change of control is deemed to occur under the 2007 plan if any person or group becomes the owner of 45% or more of our outstanding voting stock, if our stockholders approve our merger, combination or consolidation with another entity and our voting securities represent less than 51% of the resulting entity’s voting securities, if 50% or more of our net assets are transferred to an entity that is not one of our majority owned subsidiaries, or if directors proposed by any party or group in opposition to the directors nominated by our incumbent board constitute 1/3 of the members of our board.

Amendments and Termination

The administrator may amend or terminate the 2007 plan at any time, provided that (1) any amendments that require stockholder approval to satisfy any applicable statutory or regulatory requirements, or that we determine on the advice of counsel should be subject to shareholder approval, will not be effective until so approved, and (2) no outstanding awards may be adversely affected without the consent of the affected participant (except to the extent necessary or desirable to comply with applicable laws or listing requirements or to preserve favorable accounting or tax treatment). No award may be granted under the 2007 plan subsequent to ten years after the effective date of the 2007 plan.

Withholding

To receive shares on exercise of an option, participants will be required to make arrangements satisfactory to us to provide for the amount of withholding required on the exercise of an option. The administrator may, in its sole discretion, grant a participant an election to provide for the required amount of withholding by having us withhold from shares otherwise issuable to the participant. If a participant makes a disqualifying disposition of an ISO, the participant must notify us in writing and make appropriate arrangements with us to provide for any additional withholding required as a result of such disposition.

Federal Income Tax Consequences

The following is a general summary of the federal income tax consequences that may apply to recipients of the options under the 2007 plan. Because application of the tax laws varies according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences of his or her participation in the 2007 plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

Incentive Stock Options. A participant who is granted an ISO recognizes no taxable income when the ISO is granted. Generally, a participant will not recognize taxable income upon exercise of an ISO for regular income tax purposes but generally will recognize taxable income upon the exercise of an ISO for alternative minimum tax (“AMT”) purposes. A participant who exercises an ISO will recognize taxable gain or loss upon the sale of the shares underlying the option. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the shares have been held for more than one year after the option was exercised and for more than two years after the option was granted. If the participant disposes of the shares before the required holding periods have elapsed (a “disqualifying disposition”), the participant is subject to income tax (but not FICA taxes) as though he or she had exercised a NSSO, except that the ordinary income on exercise of the option is recognized in the year of the disqualifying disposition and generally is the lesser of (1) the excess of the fair market value of the shares acquired on the date of its exercise over the option price, or (2) the excess of the amount realized in the sale of the stock over the original option price. We will not be entitled to a deduction with respect to the grant or exercise of the ISO or the sale of the ISO shares, except in the case of a disqualifying disposition of the ISO shares, upon which event our deduction is the same amount as the income to the participant.

Non-Statutory Stock Options. The tax treatment of NSSOs differs significantly from the tax treatment of ISOs. No taxable income is recognized when a NSSO is granted but, upon the exercise of a NSSO, the difference between the fair market value of the shares underlying the option on the date of exercise (or up to 6 months later if the option is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended), and the exercise price is taxable as ordinary income to the recipient and is generally deductible by us. If the recipient is our employee, the income will constitute additional wages, subject to FICA taxes. The recipient will have a tax basis in the shares equal to the fair market value on the date of exercise and the holding period for the shares will begin on the day after the date the option is exercised. For long-term capital gain treatment on disposition of the shares, they must be held for more than one year.

Section 409A. We have structured the 2007 plan with the intention that all options granted under the 2007 plan be exempt from Section 409A of the Internal Revenue Code. If an option granted under the 2007 plan were subject to Section 409A, then, unless certain requirements set forth in Section 409A are complied with, holders of such options may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties).

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and the other officers whose compensation is disclosed in its proxy statement. Certain performance-based compensation, the material terms of which are disclosed to and approved by stockholders, is not, however, subject to this limitation on deductibility. We have structured the 2007 plan with the intention that compensation with respect to options would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code.

Other Considerations. Options that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments would not be deductible by us and would be subject to an excise tax of 20 percent payable by the recipient.

The foregoing summary of the federal income tax consequences of the 2007 plan is based on present federal tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

New Plan Benefits. Any future benefits under the 2007 plan will depend on our performance and decisions of the administrator regarding the granting of stock options, as well as the fair market value of the common stock at various future dates. As a result, at this time, it is not possible to determine the benefits that will be received by participants under the 2007 plan if it is approved by our stockholders.

The closing price of our common stock on the NASDAQ Global Select Market on March 26, 2007 was $18.42 per share.

Required Stockholder Vote to Approve the Noble International, Ltd. 2007 Stock Option Plan

The approval of the Noble International, Ltd. 2007 Stock Option Plan will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. Abstentions and broker non-votes will therefore have the same effect as a vote against approval of the stock option plan. Broker non-votes will not count as votes for or against the stock option plan. The plan will not be effective without stockholder approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE NOBLE INTERNATIONAL, LTD. 2007 STOCK OPTION PLAN.

PROPOSAL 4: RATIFICATION OF AUDITORS

The board of directors, upon recommendation of the audit committee, has appointed Deloitte & Touche LLP as independent public accountants, to audit our consolidated financial statements for the year ending December 31, 2007, and to perform other appropriate services as directed by our management and board of directors.

A proposal will be presented at the meeting to ratify the appointment of Deloitte & Touche LLP as our independent public accountants. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions or to make a statement if he or she so desires. Stockholder ratification of the selection of Deloitte & Touche LLP as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the board of directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this appointment, other independent public accountants will be considered by the board of directors upon recommendation of the audit committee. Even if the appointment is ratified, the board of directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Required Stockholder Vote to Approve the Ratification of our Independent Registered Public Accountants

The ratification of our independent registered public accountants will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. Abstentions will therefore have the same effect as a vote against the ratification of our auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL 5: ADJOURNMENT

Purpose

In the event there are not sufficient votes present, in person or by proxy, at the annual meeting to approve the other proposals, our chief executive officer, acting in his capacity as chairperson of the meeting, may propose an adjournment of the meeting to a later date or dates to permit further solicitation of proxies.

Required Stockholder Vote to Approve the Adjournment Proposal

Approval of the adjournment proposal will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present, in person or by proxy, at the stockholder meeting. Abstentions will therefore have the same effect as a vote against the adjournment proposal. Broker non-votes will not count as votes for or against the adjournment proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL TO ADJOURN THE MEETING IN THE EVENT THAT STOCKHOLDERS FAIL TO APPROVE ANY OF THE OTHER PROPOSALS.

VOTING RIGHTS AND REQUIREMENTS

Voting Securities

The securities entitled to vote at the annual meeting consist of all of the outstanding shares of our common stock, $.00067 par value per share. The close of business on May 7, 2007 has been fixed by our board of directors as the record date. Only stockholders of record as of the record date may vote at the annual meeting. As of May 7, 2007, there were 14,131,318 outstanding shares of our common stock entitled to vote at the annual meeting.

Quorum

The presence at the annual meeting of the holders of record of a number of shares of our common stock and proxies representing the right to vote shares of our common stock in excess of one-half of the number of shares of our common stock outstanding as of the record date will constitute a quorum for transacting business.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT OF NOBLE

The following table sets forth information, as of May 7, 2007, concerning the shares of Noble common stock owned beneficially by: (i) each person known by us to own more than 5% of the Noble common stock; (ii) each director and nominee for director; (iii) our executive officers named in the summary compensation table; and (iv) all of our executive officers and directors as a group. The following table also sets forth the percentage of common stock owned by each stockholder prior to and after the Arcelor Transaction (assuming Proposal 1 is approved). Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. Except as otherwise indicated, all references to shares of common stock (including option shares) in this proxy statement reflect adjustments made pursuant to our three-for-two split of common stock effected on February 3, 2006.

Arcelor does not currently own any shares of our common stock and is prohibited by the share purchase agreement from acquiring any shares prior to closing.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned (Assuming the Arcelor Transaction Closes)(3)
Robert J. Skandalaris(4)	2,190,623	15.5%	9.3%
Michael C. Azar(5)	108,288	*	*
Christopher L. Morin(6)	41,426	*	*
Jay J. Hansen(7)	10,954	*	*
Mark T. Behrman	24,286	*	*
Van E. Conway	16,772	*	*
Thomas L. Saeli(8)	34,556	*	*
Fred L. Hubacker	3,615	*	*
Larry R. Wendling	4,275	*	*
Steven A. Prue	0	*	*
David J. Fallon	4,058	*	*
Joseph C. Day	0	*	*
St. Denis J. Villere & Company, L.L.C.(9) 601 Poydras St., Suite 1808 New Orleans, LA 70130	2,870,178	20.3%	12.2%
Wellington Management Company, LLP(10) 75 State Street Boston, MA 02109	1,061,476	7.5%	4.5%
Munder Capital Management(11) 480 Pierce Street Birmingham, MI 48009	988,479	7.0%	4.2%
Arcelor	0	*	39.9%
All directors, nominees for director and executive officers as a group (12 persons)	2,387,548	16.9%	10.2%

*	Less than 1%

(1)

The address of each named person is 28213 Van Dyke Avenue, Warren, Michigan 48093. The beneficial ownership table excludes Whitebox Advisors, LLC, a Delaware limited liability company, and certain of its affiliates. Based exclusively on its Schedule 13G filed with the SEC on February 14, 2007, Whitebox Advisors and certain of its affiliates beneficially own 1,666,667 shares of our common stock, which are issuable upon the conversion of amended and restated convertible subordinated notes in the aggregate principal amount of $32.5 million, at a conversion price of $19.50 per share. The notes provide that neither we nor the holders of the notes may effect any conversion of the notes to the extent that, after giving effect to the conversion, Whitebox Advisors and its affiliates beneficially own more than 4.99% of the outstanding shares of our common stock (unless waived by Whitebox Advisors).

(2)

Ownership percentages are based on 14,131,318 shares of common stock outstanding as of the record date. Beneficial ownership is determined in accordance with the rules of the SEC and means voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of common stock subject to options held by that person that will become exercisable within 60 days of the date it is deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Ownership percentages are based upon the assumption that 23,506,318 shares of common stock would be outstanding on the date that the Arcelor transaction closes (assuming Proposal 1 is approved).

(4)

Includes 332,594 shares of common stock, held by a family-owned limited liability company in which Mr. Skandalaris exercises voting power but does not have an ownership interest, and 316,292 shares held by a family-owned limited liability company in which Mr. Skandalaris exercises voting power and has an ownership interest. Includes options to purchase 15,000 shares of common stock at $5.33 per share expiring in 2008.

(5)	Includes options to purchase 21,999 shares of common stock at $5.33 per share expiring in 2008.

(6)

Former CEO of Noble. Includes options to purchase 33,927 shares of common stock at $14.73 per share expiring in 2010. Based solely on a review of Form 4s filed by Mr. Morin with the SEC and information provided to us by Mr. Morin.

(7)	Former CFO and COO of Noble. Based solely on a review of Form 4s filed by Mr. Hansen with the SEC and information provided to us by Mr. Hansen.

(8)

Includes 16,287 shares of common stock that we granted to Mr. Saeli in connection with his appointment as chief executive officer, which shares are restricted from trading during Mr. Saeli’s initial employment term.

(9)	Information is based exclusively on Schedule 13G/A filed by St. Denis J. Villere & Company, L.L.C., a Louisiana limited liability company, with the SEC on January 10, 2007.

(10)	Information is based exclusively on Schedule 13G filed by Wellington Management Company, L.L.P., a Massachusetts limited liability partnership, with the SEC on February 14, 2007.

(11)	Information is based exclusively on Schedule 13G filed by Munder Capital Management, a Delaware general partnership, with the SEC on February 14, 2007.

Stock Ownership Guidelines

In November 2006, our compensation committee approved stock ownership and retention criteria for our executive officers, effective January 1, 2007. Under these guidelines, all of our executive officers are required to purchase a minimum amount of our stock, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer. Our chief executive officer is required to purchase and maintain shares equal to two times his base salary, and each other executive officer is required to purchase and maintain shares of our common stock equal to such officer’s base salary. Our executive officers have five years from January 1, 2007 to satisfy these minimum requirements.

Our directors are also encouraged to purchase and maintain a minimum amount of our stock, and to maintain this minimum amount throughout their tenure as a director. Specifically, each director is encouraged to own $100,000 in our common stock within five years from the date they first serve as a director.

OTHER MATTERS

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2008 annual meeting of stockholders must submit the written proposal to us no later than January 31, 2008. Stockholders who intend to present a proposal at the 2008 annual meeting of stockholders without inclusion of such proposal in our proxy materials are required to provide notice of such proposal to us no later than April 15, 2008. The persons named in our proxy for our annual meeting of stockholders to be held in May 2008 may exercise discretionary voting power with respect to any such proposal as to which we do not receive timely notice. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The combined financial statements of TBA as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004 are included in the proxy statement in reliance upon the reports of KPMG Audit S.à r.l and Maner, Costerisan & Ellis, P.C., independent registered public accounting firms, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

EXPENSES AND SOLICITATION

Noble will pay the cost of soliciting proxies. Directors, officers and employees of Noble may solicit proxies on behalf of Noble in person or by telephone, facsimile or other means.

In accordance with the regulations of the SEC and the NASDAQ, Noble also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Noble common stock.

The reports of the audit committee and the compensation committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporated these reports by reference in another filing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. To read or obtain copies of our SEC filings, you may visit the SEC in person, request the documents in writing at prescribed rates or view our filings on the SEC website at:

SEC Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

(800) SEC-0330

www.sec.gov

Statements contained in this proxy statement, or any Appendix to this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other Appendix attached to this proxy statement.

All information contained in this proxy statement relating to us has been supplied by us, and all information relating to Arcelor or TBA has been supplied by Arcelor. Information provided by either of Noble or Arcelor does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement, or if you have questions about any of the proposals to be voted on at the annual meeting, you should contact:

Noble International, Ltd.

Attn: Michael C. Azar

Corporate Secretary

28213 Van Dyke Avenue

Warren, Michigan 48093 (USA)

(586) 751-5600

You can also find additional information about us at our Internet website at: http://www.nobleintl.com/home.html. Information contained on our Internet website does not constitute part of this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this proxy statement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for information incorporated by reference that is superseded by information contained in this proxy statement or incorporated by reference to a subsequent document that we filed with the SEC. This proxy statement incorporates by reference the following documents:

•	our current reports on Form 8-K and Form 8-K/A filed on October 17, 2006 and December 22, 2006 (relating to our acquisition of Pullman Industries, Inc.);
•	our annual report on Form 10-K for the year ended December 31, 2006;

•	our annual report on Form 10-K/A filed on April 30, 2007;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2007.

•	our current reports on Form 8-K filed on January 4, 2007, January 16, 2007, and March 1, 2007, March 16, 2007, March 16, 2007, March 28, 2007, April 24, 2007 and May 14, 2007; and

•	our current report on Form 8-K/A filed on May 1, 2007;

•	any documents we file with the SEC prior to the 2007 annual meeting of stockholders.

You may request a copy of any document incorporated by reference herein at no cost, by writing or calling us at the following address:

Noble International, Ltd.

28213 Van Dyke Avenue

Warren, Michigan 48093 (USA)

Attention: Michael C. Azar

Corporate Secretary

Telephone: (586) 751-5600

You should only rely on the information contained or incorporated by reference in this proxy statement. We have not authorized anyone else to provide you with different information.

ANNUAL REPORT

Our annual report to stockholders for the year ended December 31, 2006 accompanies this proxy statement. You may request a copy of our annual report on Form 10-K, at no cost, including financial statements and financial statement schedules filed with the SEC, by contacting us at the address or telephone number set forth above.

INDEX TO FINANCIAL STATEMENTS

Page
Noble International, Inc.: Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2006	F-4
Unaudited Pro Forma Combined Balance Sheet for Noble as of March 31, 2007 and TBA as of December 31, 2006	F-5
Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 2006	F-6
Unaudited Pro Forma Combined Statement of Income (Loss) for the three months ended March 31, 2007 and December 31, 2006 for Noble and TBA, respectively	F-7
Notes to Unaudited Pro Forma Combined Financial Statements	F-8

Tailored Blanks Arcelor: Combined Financial Statements

Report of KPMG Audit S.à r.l.	F-16
Report of Maner, Costerisan & Ellis, P.C.	F-17
Consent of KPMG Audit S.à r.l.	F-18
Consent of Maner, Costerisan & Ellis, P.C.	F-19
Combined Balance Sheet as at December 31, 2006 and 2005	F-20
Combined Income Statements for the years ended December 31, 2006, 2005 and 2004	F-21
Combined Statements of Changes in Net Assets for the years ended December 31, 2006, 2005 and 2004	F-22
Combined Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-23
Notes to the Combined Financial Statements	F-24

Noble International, Ltd.

Unaudited Pro Forma Combined Financial Statements

Overview

Pursuant to a Stock Purchase Agreement dated March 15, 2007, Noble International, Ltd. (“Noble”) is acquiring the laser-welded blank business of Arcelor, S.A. (“Arcelor”), a Luxembourg corporation. Arcelor’s laser-welded blank business includes the following entities (collectively “TBA”):

Entity	Country	Ownership %
Arcelor Tailored Blank Genk N.V.	Belgium	100%
Arcelor Tailored Blank Bremen GmbH	Germany	100%
Arcelor Tailored Blank Lorraine S.A.	France	100%
Arcelor Tailored Blank Zaragoza S.A.	Spain	100%
TB Gent	Belgium	100%
Tailor Steel America LLC	United States	100%
Laser Welded Blanks Limited	U.K.	100%
Arcelor Tailored Blank Senica s.r.o.	Slovakia	100%

Equity Method Investments
Shanghai Baosteel & Arcelor Tailor Metal Co., Limited	China	25%
Arcelor Neel Tailored Blank Private LTD	India	50%

The following unaudited pro forma combined financial statements show the effect of the proposed acquisition of TBA (“Acquisition”).

Two unaudited pro forma combined balance sheets are presented. One pro forma balance sheet combines the historical balance sheets of Noble and TBA each as of December 31, 2006 to reflect the Acquisition as if it had been consummated on December 31, 2006. A second pro forma balance sheet combines the historical balance sheet of Noble as of March 31, 2007 with the historical balance sheet of TBA as of December 31, 2006.

Two unaudited pro forma combined statements of income (loss) are presented. One pro forma statement of income combines Noble’s historical statement of income with TBA’s historical statement of income for the year ended December 31, 2006, as if the Acquisition had been consummated on January 1, 2006. This unaudited pro forma combined statement of income gives effect to the acquisition of Pullman Industries, Inc. (“Pullman”) as if it had occurred on January 1, 2006. Noble acquired Pullman on October 12, 2006. The results of operations for Pullman from the date of acquisition to December 31, 2006 are included in Noble’s historical consolidated statement of operations for the year-ended December 31, 2006. A second pro forma statement of income (loss) combines Noble’s historical statement of income (loss) for the three months ended March 31, 2007 with TBA’s historical statement of income (loss) for the three months ended December 31, 2006. TBA’s statement of income (loss) for the three months ended December 31, 2006 has not been reviewed by an independent registered public accounting firm.

The Acquisition is being accounted for herein using the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. Any purchase price in excess of net assets acquired is recorded as goodwill. These unaudited pro forma combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts and the allocation between net tangible and intangible assets ultimately recorded may differ materially from the information presented in these unaudited pro forma combined financial statements, including property, plant, and equipment, identifiable intangible assets and residual goodwill. The preliminary estimates of the fair values of the assets acquired and liabilities assumed reflected herein are subject to change based upon completion of the valuation of the assets acquired and liabilities assumed as of the closing date.

No account has been taken within these unaudited pro forma combined financial statements of any future changes in accounting policies or any synergies (including cost savings), all of which may or may not occur as a result of the Acquisition. In addition, the impact of ongoing integration activities and other changes in TBA’s assets and liabilities could cause material differences in the information presented.

These unaudited pro forma combined financial statements are not necessarily indicative of the consolidated results of operations or financial position of the combined company that would have been reported had the Acquisition been completed as of the dates presented, and are not necessarily representative of future consolidated results of operations or financial condition of the combined company.

The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of TBA prepared in accordance with IFRS as adopted by the European Union (“EU”) included elsewhere in this proxy statement and of Noble included in its Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Noble International, Ltd.

Unaudited Pro Forma Combined Balance Sheet

Noble and TBA as of December 31, 2006

(In thousands)

	Historical		Pro Forma Adjustments (See Note 4)				Pro Forma Combined
	Noble 12/31/2006	TBA 12/31/2006	Debit		Credit
ASSETS
Current Assets:
Cash and cash equivalents	$6,587	$16,957	$—		$(16,957	)(a)	$6,587
Accounts receivable, trade, net	98,742	38,245	—		—		136,987
Inventories, net	31,260	31,141	—		—		62,401
Unbilled customer tooling, net	21,575	—	—		—		21,575
Prepaid expenses	3,075	—	—		—		3,075
Deferred income taxes	1,881	975	—		—		2,856
Income taxes refundable	—	1,218	—		(1,218	)(b)	—
Other current assets	2,994	6,053	—		—		9,047

Total Current Assets	166,114	94,589	—		(18,175)		242,527

Property, Plant & Equipment, net	109,648	148,732	—	(c)	—	(c)	258,380

Other Assets:
Goodwill	75,753	2,510	76,354	(d)	(2,510	)(d)	152,107
Other intangible assets, net	30,678	5,196	76,354	(d)	(5,196	)(d)	107,032
Deferred income taxes	—	2,249	—		—		2,250
Equity method investments	—	4,211	—		—		4,211
Other assets, net	4,955	59	2,370	(e)	—		7,384

Total Other Assets	111,386	14,226	155,078		(7,706)		272,985

Total Assets	$387,148	$257,548	$155,078		$(25,881)		$773,892

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$95,560	$76,252	$—		$—		$171,812
Accrued liabilities	35,297	504	—		—		35,801
Current maturities of long-term debt	21,926	46,768	(44,621	)(f)	20,993	(g)	45,066
Income taxes payable	4,255	8,622	(8,622	)(b)	—		4,255

Total Current Liabilities	157,038	132,146	(53,243)		20,993		256,934

Long-Term Liabilities:
Long-term debt, excluding current maturities	88,480	29,106	(17,593	)(h)	83,971	(i)	183,964
Convertible subordinated notes	33,273	—	—		—		33,273
Note payable to Arcelor	—	—	—		15,000	(j)	15,000
Deferred income taxes	15,783	11,732	—		—		27,515
Other liabilities	668	662	—		—		1,330

Total Long-Term Liabilities	138,204	41,501	(17,593)		98,971		261,083

Minority Interest	4,640	—	—		—		4,640

Stockholders’ Equity:
Common stock	9	—	—		6	(k)	15
Additional paid-in capital	55,737	—	—		163,964	(k)	219,701
Retained earnings	29,006	83,845	(83,845	)(l)	—		29,006
Accumulated other comprehensive income, net	2,514	55	55	(l)	—		2,514

Total Stockholders’ Equity	87,266	83,900	(83,900)		163,970		251,236

Total Liabilities & Stockholders’ Equity	$387,148	$257,548	$(154,736)		$283,934		$773,892

The accompanying notes are an integral part of these unaudited pro forma combined financial statements

Noble International, Ltd.

Unaudited Pro Forma Combined Balance Sheet

Noble as of March 31, 2007 and TBA as of December 31, 2006

(In thousands)

	Historical		Pro Forma Adjustments (See Note 4)				Pro Forma Combined
	Noble 3/31/2007	TBA 12/31/2006	Debit		Credit
ASSETS
Current Assets:
Cash and cash equivalents	$3,855	$16,957	$—		$(16,957	)(a)	$3,855
Accounts receivable, trade, net	126,904	38,245	—		—		165,149
Inventories, net	33,301	31,141	—		—		64,442
Unbilled customer tooling, net	26,945	—	—		—		26,945
Prepaid expenses	4,862	—	—		—		4,862
Deferred income taxes	1,171	975	—		—		2,146
Income taxes refundable	3,159	1,218	—		(1,218	)(b)	3,159
Other current assets	3,047	6,053	—		—		9,100

Total Current Assets	203,244	94,589	—		(18,175)		279,657

Property, Plant & Equipment, net	107,721	148,732	—	(c)	—	(c)	256,453

Other Assets:
Goodwill	73,919	2,510	76,354	(d)	(2,510	)(d)	150,273
Other intangible assets, net	30,097	5,196	76,354	(d)	(5,196	)(d)	106,451
Deferred income taxes	—	2,249	—		—		2,250
Equity method investments	—	4,211	—		—		4,211
Other assets, net	4,350	59	2,370	(e)	—		6,779

Total Other Assets	108,366	14,226	155,078		(7,706)		269,965

Total Assets	$419,331	$257,548	$155,078		$(25,881)		$806,075

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$124,155	$76,252	$—		$—		$200,407
Accrued liabilities	35,093	504	—		—		35,597
Current maturities of long-term debt	22,439	46,768	(44,621	)(f)	20,993	(g)	45,579
Income taxes payable	—	8,622	(8,622	)(b)	—		—

Total Current Liabilities	181,687	132,146	(53,243)		20,993		281,583

Long-Term Liabilities:
Long-term debt, excluding current maturities	88,352	29,106	(17,593	)(h)	83,971	(i)	183,836
Convertible subordinated notes	36,216	—	—		—		36,216
Note payable to Arcelor	—	—	—		15,000	(j)	15,000
Deferred income taxes	15,473	11,732	—		—		27,205
Other liabilities	6,328	662	—		—		6,990

Total Long-Term Liabilities	146,369	41,501	(17,593)		98,971		269,248

Minority Interest	4,815	—	—		—		4,815

Stockholders’ Equity:
Common stock	9	—	—		6	(k)	15
Additional paid-in capital	56,228	—	—		163,964	(k)	220,192
Retained earnings	27,690	83,845	(83,845	)(l)	—		27,690
Accumulated other comprehensive income, net	2,533	55	(55	)(l)	—		2,533

Total Stockholders’ Equity	86,460	83,900	(83,900)		163,970		250,430

Total Liabilities & Stockholders’ Equity	$419,331	$257,548	$(154,736)		$283,934		$806,075

The accompanying notes are an integral part of these unaudited pro forma combined financial statements

Noble International, Ltd.

Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2006

(In thousands except share and per share data)

	Historical			Pro Forma Adjustments (See Note 5)				Pro Forma Combined
	Noble 1/2006 – 12/2006(a)	Pullman 1/2006 – 9/2006(b)	TBA 1/2006 – 12/2006(c)	Pullman(d)		TBA(e)
Net Sales	$441,372	$155,569	$350,134	$—		$84,475	(j)	$1,031,550
Cost of sales	402,941	131,730	306,555	(4,204	)(f)	69,899	(j)	906,921

Gross margin	38,431	23,839	43,579	4,204		14,577		124,629
Selling, general and administrative expenses	22,090	16,333	34,181	22	(g)	(1,129	)(k)	71,498

Operating profit	16,341	7,506	9,398	4,182		15,705		53,132
Interest income	1,186	168	—	—		—		1,354
Interest expense	(5,684)	(2,924)	(2,566)	(4,170	)(h)	(4,121	)(l)	(19,465)
Loss on value of convertible derivative liability	(600)	—	—	—		—		(600)
Impairment charge recovery	1,000	—	—	—		—		1,000
Other, net	482	(710)	457	—		—		229

Earnings before income taxes and minority interest	12,725	4,040	7,288	12		11,584		35,650
Income tax expense	3,857	(3,368)	2,942	4,786	(i)	3,664	(m)	11,880

Earnings before minority interest	8,868	7,408	4,347	(4,774)		7,920		23,769
Minority interest	(1,089)	—	58	—		—		(1,031)

Net earnings	$7,779	$7,408	$4,405	$(4,774)		$7,920		$22,738

Basic earnings per share	$0.55							$0.97

Diluted earnings per share	$0.55							$0.97

Basic weighted average share outstanding	14,071,304					9,375,000	(n)	23,446,304 (n)
Diluted weighted average share outstanding	14,109,033					9,375,000	(n)	23,484,033 (n)

The accompanying notes are an integral part of these unaudited pro forma combined financial statements

Noble International, Ltd.

Unaudited Pro Forma Combined Statement of Income (Loss)

For the Three Months Ended March 31, 2007 and December 31, 2006 for Noble and TBA, Respectively

(In thousands except share and per share data)

	Historical		Pro Forma Adjustments (See Note 6)
	Noble 1/2007 – 3/2007 (a)	TBA 10/2006 – 12/2006 (b)	TBA(c)		Pro Forma Combined
Net sales	$160,070	$92,086	$24,920	(d)	$277,076
Cost of sales	146,480	87,127	22,683	(d)	256,290

Gross margin	13,590	4,960	2,237		20,787
Selling, general and administrative expenses	7,512	11,726	755	(e)	19,993

Operating profit	6,078	(6,767)	1,482		793
Interest income	87	—	—		87
Interest expense	(2,947)	(618)	(1,054	)(f)	(4,618)
Loss on extinguishment of debt	(3,285)	—	—		(3,285)
Other, net	(551)	119	—		(432)

Earnings before income taxes and minority interest	(618)	(7,266)	428		(7,455)
Income tax expense	(607)	(2,231)	(162	)(g)	(3,000)

Earnings before minority interest	(11)	(5,035)	590		(4,456)
Minority interest	(175)	5	—		(170)

Net earnings	$(186)	$(5,029)	$590		$(4,625)

Basic earnings per share	$(0.01)				$(0.20)

Diluted earnings per share	$(0.01)				$(0.20)

Basic weighted average shares outstanding	14,126,951		9,375,000	(h)	23,501,951 (h)
Diluted weighted average share outstanding	14,155,798		9,375,000	(h)	23,530,798 (h)

The accompanying notes are an integral part of these unaudited pro forma combined financial statements

Noble International, Ltd.

Notes to Unaudited Pro Forma Combined Financial Statements

1. Basis of Presentation

These unaudited pro forma combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the Acquisition and adjustments described in these notes. These unaudited pro forma combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Acquisition actually taken place at the dates indicated and do not purport to be indicative of the results that may be expected to occur in the future.

Two unaudited pro forma combined balance sheets are presented. One pro forma balance sheet combines the historical balance sheets of Noble and TBA each as of December 31, 2006 to reflect the Acquisition as if it had been consummated on December 31, 2006. A second pro forma balance sheet combines the historical balance sheet of Noble as of March 31, 2007 with the historical balance sheet of TBA as of December 31, 2006.

Two unaudited pro forma combined statements of income (loss) are presented. One pro forma statement of income combines Noble’s historical statement of income with TBA’s historical statement of income for the year ended December 31, 2006, as if the Acquisition had been consummated on January 1, 2006. This unaudited pro forma combined statement of income gives effect to the acquisition of Pullman Industries, Inc. (“Pullman”) as if it had occurred on January 1, 2006. Noble acquired Pullman on October 12, 2006. The results of operations for Pullman from the date of acquisition to December 31, 2006 are included in Noble’s historical consolidated statement of operations for the year-ended December 31, 2006. A second pro forma statement of income (loss) combines Noble’s historical statement of income (loss) for the three months ended March 31, 2007 with TBA’s historical statement of income (loss) for the three months ended December 31, 2006.

Each unaudited pro forma combined statement of income (loss) includes the effect of a contract manufacturing agreement and a transition services agreement signed by Noble and Arcelor. The contract manufacturing agreement relates to the laser-welded blank and other production at two TBA facilities in Liege, Belgium and Eisenhuttenstadt, Germany.

The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of TBA prepared in accordance with IFRS as adopted by the EU included elsewhere in this Proxy Statement and of Noble included in its Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

2. Reconciliation of TBA Financial Statements from IFRS to U.S. GAAP

The TBA audited historical financial statements for the year ended December 31, 2006 were prepared in accordance with IFRS as adopted by the EU and are denominated in Euro. An exchange rate of $1.3197 / € has been used to translate the TBA historical balance sheet at December 31, 2006 from Euro to U.S. dollars. An exchange rate of $1.2661 / € has been used to translate the TBA historical statement of income for the year ended December 31, 2006 from Euro to U.S. dollars. An exchange rate of $1.2896 / € has been used to translate the TBA results of operations for the three months ended December 31, 2006 from Euros to U.S. dollars.

The following table reconciles certain balance sheet accounts as presented in accordance with IFRS in the TBA audited historical financial statements to U.S. GAAP as presented in the unaudited pro forma combined balance sheets. Details of the following adjustments are disclosed in Note 20 of the TBA financial statements. Balances and adjustments are translated from Euros to U.S. dollars at $1.3197 / € (in thousands).

	IFRS 12/31/2006	Lorraine	LWB	TSA	Reclass	U.S. GAAP 12/31/2006
Current deferred income tax asset	$—	$—	$—	$—	$975	$975
Long-term deferred income tax asset	2,847	—	—	377	(975)	2,249
Property, Plant and Equipment, net	149,731	—	79	(1,078)	—	148,732
Goodwill	—	1,295	1,215	—	—	2,510
Other intangible assets, net	1,823	1,647	1,726	—	—	5,196
Long-term deferred income tax liability	(10,839)	(550)	(343)	—	—	(11,732)
Retained earnings	(79,532)	(2,391)	(2,601)	680	—	(83,845)
Accumulated other comprehensive income, net	—	—	(77)	21	—	(55)

The following table reconciles certain income statement accounts as presented in accordance with IFRS in the TBA audited financial statements to U.S. GAAP as presented in the unaudited pro forma statement of income for the year ended December 31, 2006. Details of the following adjustments are disclosed in Note 20 of the TBA financial statements. Balances and adjustments are translated from Euros to U.S. dollars at $1.2661 / € (in thousands).

	IFRS 2006	Lorraine	LWB	TSA	LWB Equity	U.S. GAAP 2006
Net sales	$353,090	$—	$—	$—	$(2,956)	$350,134
Cost of sales	309,225	—	35	(118)	(2,588)	306,555
Selling, general and administrative expenses	29,979	3,955	247	—	—	34,181
Other, net	86	—	—	—	371	457
Income tax expense	4,271	(1,318)	(53)	42	—	2,942

The following table reconciles amounts included as operating costs in the TBA audited historical statement of income for the year ended December 31, 2006 to the U.S. GAAP presentation for cost of sales and selling, general and administrative expenses included in the unaudited pro forma combined statement of income for the year ended December 31, 2006 (in thousands).

	Cost of Sales per Unaudited Pro Forma	SG&A Expenses per Unaudited Pro Forma	Total Operating Costs per Audited Historical
Euros
Other operating income	€0	(€ 3,461)	(€ 3,461)
Changes in inventories and work in progress	(2,686)	—	(2,686)
Raw materials and consumables used	179,568	2,705	182,273
Other external expenses	25,791	9,555	35,346
Staff costs	18,329	9,442	27,771
Depreciation, amortisation and impairment	23,233	327	23,560
Other operating expenses	—	5,109	5,109

	€244,235	€23,677	€267,912

US Dollars
Other operating income	$—	$(4,382)	$(4,382)
Changes in inventories and work in progress	(3,401)	—	(3,401)
Raw materials and consumables used	227,351	3,425	230,776
Other external expenses	32,654	12,098	44,752
Staff costs	23,206	11,955	35,161
Depreciation, amortisation and impairment	29,415	414	29,829
Other operating expenses	—	6,469	6,469

	$309,225	$29,979	$339,204

3. Pro Forma Transaction

Noble is acquiring TBA to expand the global reach of its business much faster and at a lower cost than through internal growth, to add a seasoned international management team to help it manage and promote its global growth, to diversify its customer base, to partner with Arcelor on research and product development, and to become the world’s largest provider of laser-welded blanks. For these strategic considerations, it is expected that Noble will recognize $76.4 million of goodwill pursuant to the Acquisition.

Pursuant to the Stock Purchase Agreement dated March 15, 2007, Noble will pay an aggregate purchase price of $297.6 million for TBA. The components of purchase price including debt issuance costs are as follows (in thousands):

9.375 million shares of Noble common stock valued at $17.49 per share	$163,970
Cash paid at closing	102,595
Five-year, 6% note payable to Arcelor	15,000
Assumption of capital lease liabilities	13,655
Debt issuance costs	2,370

$297,590

The $17.49 per share valuation for Noble common stock is based upon the average closing price for the period from March 13, 2007 to March 19, 2007. The cash paid at closing is subject to a working capital adjustment. It is contemplated that Noble will finance the cash portion of the purchase price through a bank credit facility in Europe. The unaudited pro forma combined financial statements assume that this bank credit facility will include a five-year term loan with a variable interest rate of Euribor plus 1.5% (approximately 5.5%). The capital lease liabilities assumed in purchase price are based upon the TBA capital lease liabilities at December 31, 2006. These assumed liabilities are subject to change at closing. Any increase (decrease) in the capital lease liabilities will decrease (increase) the cash paid at closing.

The preliminary purchase price allocation based upon the December 31, 2006 TBA balance sheet is as follows (in thousands):

Property, plant, and equipment	$148,732
Goodwill	76,354
Intangible assets	76,354
Current assets	76,411
Other assets	8,890
Current liabilities	(76,756)
Long-term liabilities	(12,395)

$297,590

The purchase consideration is preliminarily allocated to the assets acquired and liabilities assumed in the unaudited pro forma combined balance sheet based upon management’s preliminary analysis and estimates of fair values. The fair value of property, plant and equipment is assumed to be the book value per TBA audited financial statements at December 31, 2006. The useful lives of property, plant and equipment are estimated to range from 8 to 20 years for buildings and industrial installations and from 5 to 20 years for other property, plant and equipment. In particular, the useful lives of blanking lines and welding lines are estimated to be 20 years and 8 years, respectively.

Purchase price in excess of tangible net assets is preliminarily allocated 50% to each goodwill and intangible assets. The $76.4 million preliminarily allocated to intangible assets is anticipated to be comprised of the value of customer contracts acquired, the value of a license agreement with Arcelor, and the value of a research and development arrangement with Arcelor. The preliminary estimates of the fair values of the assets acquired and liabilities assumed reflected herein are subject to change based upon completion of a valuation analysis.

4. Pro Forma Adjustments for the Unaudited Pro Forma Combined Balance Sheet for Noble and TBA as of December 31, 2006 and the Unaudited Pro Forma Combined Balance Sheet for Noble as of March 31, 2007 and TBA as of December 31, 2006

Adjustments to TBA’s balance sheet as of December 31, 2006 in each unaudited pro forma combined balance sheet are as follows:

(a)	Adjustment eliminates $17.0 million of cash and cash equivalents at TBA at December 31, 2006. Pursuant to the Stock Purchase Agreement, any cash or cash equivalents on the balance sheet at closing will be delivered to Arcelor.

(b)	Adjustments eliminate $1.2 million of income taxes refundable and $8.6 million of incomes tax payable at TBA at December 31, 2006. Pursuant to the Stock Purchase Agreement, Arcelor is responsible for any tax payments due and the beneficiary of any tax refunds on the balance sheet at closing.

(c)	A fair value estimate of TBA property, plant, and equipment is not complete. Accordingly, the book values of property, plant, and equipment at December 31, 2006 are used as estimates of fair value and no adjustment is included in the unaudited pro forma combined balance sheet.

(d)	The identification and valuation of identifiable intangible assets has not been performed. Accordingly, for purposes of this unaudited pro forma combined balance sheet, it is assumed that one-half of the difference between purchase price and the fair value of net assets acquired is allocated to goodwill and one-half is allocated to intangible assets. This allocation is subject to material change based upon the results of a fair value analysis. $2.5 million and $5.2 million of goodwill and intangible assets, respectively, at TBA at December 31, 2006 are assumed to be eliminated in purchase accounting.

(e)	Adjustment represents estimated debt issuance costs to be paid at closing. Debt issuance costs have been estimated consistent with a commitment letter received from a European bank to finance the Acquisition with an approximate €120.0 million ($158.0 million) credit facility and a 1.5% commitment fee. The credit facility is comprised of an approximate €80.0 million term loan and a €40.0 million revolving line of credit. The interest rate on each facility is Euribor plus 150 basis points. The term loan will amortize in equal annual installments over five years.

(f)	Adjustment eliminates $44.6 million of current maturities of long-term debt at TBA at December 31, 2006. This debt will not be assumed by Noble pursuant to the Stock Purchase Agreement. This debt primarily relates to intercompany amounts owed to Arcelor. Of the $46.8 million in current maturities of long-term debt at December 31, 2006, $2.1 million is for the current portion of capital lease liabilities. These capital lease liabilities will be assumed by Noble.

(g)	Adjustment relates to current maturities of long-term debt required to finance the $105.0 million cash portion of the purchase price. Based upon an assumed five-year term, the current maturity of this long-term debt will be $21.0 million.

(h)	Adjustment eliminates $17.6 million of long-term debt at TBA at December 31, 2006. This debt will not be assumed by Noble pursuant to the Stock Purchase Agreement. This debt primarily relates to intercompany amounts owed to Arcelor. Of the $29.1 million in long-term debt at December 31, 2006, $11.5 million is for the long-term portion of capital lease payments. These capital lease payments will be assumed by Noble.

(i)

Adjustment relates to expected long-term debt of $105.0 million required to finance the $102.6 million cash portion of the purchase price and the estimated $2.4 million of debt issuance costs due at closing. It is assumed that this cash requirement will be financed with a five-year term loan with an annual amortization of $21.0 million. Therefore, the current maturities of long-term debt are $21.0 million and the long-term portion of debt is $84.0 million with estimated future maturities as follows:

2007	$21.0 million
2008	21.0 million
2009	21.0 million
2010	21.0 million
2011	21.0 million

(j)	Represents the $15.0 million five-year, 6% note payable to Arcelor pursuant to the stock purchase agreement. The $15.0 million is payable five years after the date of the Acquisition.

(k)	Adjustments represent the estimated value of 9.375 million shares issued pursuant to the Stock Purchase Agreement assuming a fair value of $17.49 per share. The $0.006 million allocated to common stock represents $0.00067 par value for each share issued. The remainder of the value of shares issued is allocated to additional paid-in capital.

(l)	Adjustment eliminates equity included in TBA’s balance sheet at December 31, 2006.

5. Pro Forma Adjustments for Unaudited Pro Forma Combined Statement of Income for Noble and TBA for the Year Ended December 31, 2006

The unaudited pro forma combined statement of income for the year ended December 31, 2006 gives effect to the Acquisition as if it had occurred on January 1, 2006. In addition, the unaudited pro forma combined statement of income gives effect to the acquisition of Pullman Industries, Inc. (“Pullman”) as if it had occurred on January 1, 2006. Noble acquired Pullman on October 12, 2006. The results of operations for Pullman from the date of acquisition to December 31, 2006 are included in Noble’s historical consolidated statement of operations for the year-ended December 31, 2006.

Explanations for the columns included in the unaudited pro forma combined statement of income for the year ended December 31, 2006 are as follows:

(a)	Column represents Noble’s consolidated statement of operations for the year ended December 31, 2006. Amounts include the results of operations for Pullman from the date of acquisition to December 31, 2006.

(b)	Column represents Pullman’s results of operations for the nine month period ended September 30, 2006. Amounts are included to give effect to the Pullman acquisition as if it had occurred on January 1, 2006.

(c)	Column represents TBA’s combined income statement for the year ended December 31, 2006 as adjusted for U.S. GAAP presentation (see Note 2).

(d)	Column includes adjustments to Pullman’s results of operations for the nine month period ended September 30, 2006 to give effect to the acquisition as if it occurred on January 1, 2006.

(e)	Column includes adjustments to TBA’s results of operations for the year ended December 31, 2006 to give effect to the acquisition as if it occurred on January 1, 2006.

Adjustments included in the unaudited pro forma statement of income for Pullman’s results of operations for the nine month period ended September 30, 2006 to give effect to the acquisition as if it occurred on January 1, 2006 are as follows:

(f)	Adjustment reduces the depreciation expense from $9.5 million to $5.3 million. This ($4.2) million reduction in depreciation expense is driven by a reduction of the book value of the Pullman property, plant and equipment to fair value pursuant to purchase accounting.

At December 31, 2006, Noble had completed a preliminary allocation of the purchase price for the Pullman acquisition pursuant to purchase accounting requirements. The table below summarizes the preliminary purchase price allocation at December 31, 2006 (in thousands):

Current assets	$63,662
Fixed assets	45,793
Intangible assets—customer contracts	22,157
Intangible assets—technology	6,870
Deferred tax assets	3,052
Goodwill	54,577
Current liabilities	(63,053)
Deferred tax liabilities	(10,684)
Long-term liabilities	(297)

$122,077

The $122.1 million purchase price includes $1.1 million of fees related to the acquisition. Intangible assets are being amortized over fifteen years. Fixed assets are being depreciated over an average useful life of seven years.

(g)	Adjustment includes additional amortization expense of $1.0 million for the amortization of intangible assets identified and valued pursuant to purchase accounting. These intangible assets are being amortized on a straight-line basis over a fifteen year period. Adjustment also includes the elimination of ($1.0) million of management fees charged by the former owners of Pullman.

(h)	Adjustment includes elimination of $1.6 million of interest expense incurred by Pullman pursuant to a credit facility. This credit facility was assumed by Noble and immediately refinanced at the closing of the transaction. In addition, adjustment includes a ($5.8) million estimate of additional interest expense on debt (approximately $91.0 million at 8.5%) incurred pursuant to the acquisition of Pullman.

(i)	Adjustment imputes a 35% statutory tax rate for Pullman.

Adjustments included in the unaudited pro forma statement of income for TBA’s results of operations for the year ended December 31, 2006 to give effect to the Acquisition as if it occurred on January 1, 2006 are as follows:

(j)	Contract manufacturing agreement: Noble and Arcelor have signed a contract manufacturing agreement related to the laser-welded blank and other production at two TBA facilities in Liege, Belgium and Eisenhuttenstadt, Germany that Arcelor will continue to own after the Acquisition. Pursuant to the terms of this agreement, Noble will purchase from Arcelor substantially all of the output from these two facilities at a cost based upon the formula disclosed in Schedule A to the contract manufacturing agreement. Noble will sell the output from these two facilities at sales prices comparable to what Arcelor formerly sold to customers of these two facilities. Accordingly, based upon internal 2006 unaudited financial statements from these two facilities, it is estimated that Noble would have recognized net sales of $84.5 million and cost of sales of $69.9 million for the year-ended December 31, 2006 (pending Noble’s final evaluation of the accounting treatment for this agreement). These adjustments are factually supportable based upon the signed contract manufacturing agreement in conjunction with the unaudited financial statements for the two facilities.

Depreciation: A fair value estimate of TBA property, plant, and equipment is not complete. Accordingly, historical depreciation amounts are not adjusted in this pro forma combined statement of income. The final fair value analysis of property, plant, and equipment could have a material effect on the amount of depreciation included in this pro forma combined statement of income.

(k)	Amortization of intangible assets ($0.5 million net increase): Adjustment includes estimated amortization of identifiable intangible assets ($5.0 million) based upon the amount ($76.4 million)

included in the pro forma combined balance sheet at December 31, 2006. It is assumed that intangible assets will be amortized on a straight-line basis over a 15 year period. The final fair value analysis of identifiable intangible assets could have a material effect on the amount of amortization included in this pro forma combined statement of income. Adjustment includes the elimination of $2.6 million of amortization expense related to intangible assets recognized by TBA in its income statement for the year ended December 31, 2006. In addition, adjustment includes the elimination of a $2.0 million goodwill impairment charge recognized by TBA for the year ended December 31, 2006.

Transition services agreement ($1.6 million net decrease): $5.5 million of shares services expense from Arcelor is included in the TBA 2006 audited statement of income. In 2007, pursuant to a transition services agreement signed by Noble and Arcelor, Arcelor will charge Noble for services that Arcelor will continue to provide. It is approximated that Arcelor would have charged Noble $3.9 million for these services in 2006 estimated as the $5.5 million charged by Arcelor to TBA in 2006 less amounts charged for sales commissions ($1.1 million) and research and development ($0.5 million). Pursuant to the transition services agreement, Arcelor will not charge sales commissions to Noble. Pursuant to the steel supply and services agreement, Arcelor will charge Noble for research and development expenditures only in excess of $2.0 million per year.

(l)	Adjustment includes elimination of $2.6 million of interest expense incurred by TBA pursuant primarily to intercompany debt to Arcelor. Pursuant to the Stock Purchase Agreement, Noble is not assuming this intercompany debt. In addition, adjustment includes a ($6.7) million estimate of interest expense related to the assumed capital lease obligations at 4.6%, the $15.0 million five-year note payable to Arcelor at 6.0% and anticipated bank debt incurred pursuant to the Acquisition at Euribor plus 150 basis points (approximately 5.5%).

Noble has received a commitment letter from a European bank to finance the Acquisition with an approximate €120.0 million ($158.0 million) credit facility comprised of an approximate €80.0 million term loan and a €40.0 million revolving line of credit. The term loan will amortize in equal annual installments over five years.

(m)	Adjustment imputes a 35% statutory tax rate for TBA including historical earnings before income taxes and the impact of adjustments.

(n)	The increase in basic and diluted shares outstanding is due to the issuance of 9.375 million shares pursuant to the Stock Purchase Agreement.

6. Pro Forma Adjustments for Unaudited Pro Forma Combined Statement of Income (Loss) for Noble for the Three Months Ended March 31, 2007 and TBA for the Three Months Ended December 31, 2006

Explanations for the columns included in the unaudited pro forma combined statement of income (loss) for Noble for the three months ended March 31, 2007 and TBA for the three months ended December 31, 2006 are as follows:

(a)	Column represents Noble’s consolidated statement of income (loss) for the three months ended March 31, 2007.

(b)	Column represents TBA’s combined results of operations for the three months ended December 31, 2006 as adjusted for U.S. GAAP presentation (see Note 2).

(c)	Column includes adjustments to TBA’s results of operations for the three months ended December 31, 2006.

Adjustments included in the unaudited pro forma statement of income for TBA’s results of operations for the three months ended December 31, 2006 to give effect to the Acquisition as if it occurred on October 1, 2006 are as follows:

(d)	Contract manufacturing agreement: Noble and Arcelor have signed a contract manufacturing agreement related to the laser-welded blank and other production at two TBA facilities in Liege,

Belgium and Eisenhuttenstadt, Germany that Arcelor will continue to own after the Acquisition. Pursuant to the terms of this agreement, Noble will purchase from Arcelor substantially all of the output from these two facilities at a cost based upon the formula disclosed in Schedule A to the contract manufacturing agreement. Noble will sell the output from these two facilities at sales prices comparable to what Arcelor formerly sold to customers of these two facilities. Accordingly, based upon internal fourth quarter 2006 unaudited financial statements from these two facilities, it is estimated that Noble would have recognized net sales of $24.9 million and cost of sales of $22.7 million for the three months ended December 31, 2006 (pending Noble’s final evaluation of the accounting treatment for this agreement). These adjustments are factually supportable based upon the signed contract manufacturing agreement in conjunction with the unaudited financial statements for the two facilities.

Depreciation: A fair value estimate of TBA property, plant, and equipment is not complete. Accordingly, historical depreciation amounts are not adjusted in this pro forma combined statement of income. The final fair value analysis of property, plant, and equipment could have a material effect on the amount of depreciation included in this pro forma combined statement of income.

(e)	Amortization of intangible assets ($1.2 million net increase): Adjustment includes estimated amortization of identifiable intangible assets ($1.3 million) for three months based upon the amount ($76.4 million) included in the pro forma combined balance sheet at December 31, 2006. It is assumed that intangible assets will be amortized on a straight-line basis over a 15 year period. The final fair value analysis of identifiable intangible assets could have a material effect on the amount of amortization included in this pro forma combined statement of income. Adjustment also includes the elimination of $0.1 million of amortization expense related to intangible assets recognized by TBA in its statement of income (loss) for the three months ended December 31, 2006.

Transition services agreement ($0.4 million net decrease): $1.4 million of shared services expense from Arcelor is included in the TBA fourth quarter 2006 unaudited statement of income. In 2007, pursuant to a transition services agreement signed by Noble and Arcelor, Arcelor will charge Noble for services that Arcelor will continue to provide. It is approximated that Arcelor would have charged Noble $1.0 million for these services in the fourth quarter of 2006 estimated as the $1.4 million charged by Arcelor to TBA in the fourth quarter of 2006 less amounts charged for sales commissions ($0.3 million) and research and development ($0.1 million). Pursuant to the transition services agreement, Arcelor will not charge sales commissions to Noble. Pursuant to the steel supply and services agreement, Arcelor will charge Noble for research and development expenditures only in excess of $2.0 million per year.

(f)	Adjustment includes elimination of $0.6 million of interest expense incurred by TBA pursuant primarily to intercompany debt to Arcelor. Pursuant to the Stock Purchase Agreement, Noble is not assuming this intercompany debt. In addition, adjustment includes a ($1.7) million estimate of quarterly interest expense related to the assumed capital lease obligations at 4.6%, the $15.0 million five-year note payable to Arcelor at 6.0%, and anticipated bank debt incurred pursuant to the Acquisition at Euribor plus 150 basis points (approximately 5.5%).

Noble has received a commitment letter from a European bank to finance the Acquisition with an approximately €120.0 million ($158.0 million) credit facility comprised of an approximate €80.0 million term loan and a €40.0 million revolving line of credit. The term loan will amortize in equal annual installments over five years.

(g)	Adjustment imputes a 35% statutory tax rate for TBA including historical earnings before income taxes and the impact of adjustments.

(h)	The increase in basic and diluted shares outstanding is due to the issuance of 9.375 million shares pursuant to the Stock Purchase Agreement.

Independent Auditors’ Report

To the Board of Directors of Arcelor S.A

We have audited the accompanying combined balance sheets of the Tailored Blank Arcelor business (“the Group”) as of December 31, 2006 and 2005, and the related combined statements of income, cash flows and changes in net assets for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of the Directors of Arcelor S.A. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of Tailor Steel America, LLC (“TSA”), a combined entity, which statements reflect total assets constituting 8% and 7% of combined total assets as at December 31 2006 and 2005 respectively and 6%, 6% and 10% of combined revenues for 2006, 2005 and 2004 respectively. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for TSA, is based solely on the report of the other auditors.

We conducted our audits in accordance with International Standards on Auditing, and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2006 and 2005, and of the results of its operations, cash flows and changes in net assets for each of the years in the three-year period ended December 31, 2006, in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union.

IFRS as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 20 to the combined financial statements.

A significant number of the Group’s transactions are with other companies in the Arcelor group. The amounts of these transactions and the year end balances arising from these transactions are presented in Note 17 to the combined financial statements.

KPMG Audit S.à r.l.
City of Luxembourg
Luxembourg
March 26, 2007

INDEPENDENT AUDITORS’ REPORT

To the Members	January 30, 2007

Tailor Steel America, LLC

Holt, Michigan

We have audited the accompanying balance sheets of Tailor Steel America, LLC as of December 31, 2006 and 2005, and the related statements of income and members’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tailor Steel America, LLC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Accounting principles generally accepted in the United States of America differ in certain respects from International Financial Reporting Standards (IFRS) as adopted by the European Union. Information relating to the nature and effect of such differences is presented in Note 14 to the financial statements.

/s/ Maner, Costerisan & Ellis, P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Arcelor SA

We consent to the incorporation by reference in the Registration Statement No.s 333-68001, 333-114917 and 333-140330 on Form S-3 and in the Registration Statement No.s 333-53621 and 333-74784 on Form S-8 of Noble International Limited of our report dated March 26, 2007, with respect to the combined balance sheets of Tailored Blanks Arcelor as of December 31, 2006 and 2005, and the related combined statements of income, changes in net assets and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the Preliminary Proxy Statement of Noble International Limited dated April 4, 2007.

KPMG Audit S.à r.l.

City of Luxembourg

Luxembourg

April 3, 2007

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74784 and No. 333-53621 on Form S-8 and No. 333-68001, No. 333-114917 and No. 333-140330 on Form S-3 of our report dated January 30, 2007, relating to the financial statements of Tailor Steel America, LLC, appearing in the Schedule 14A Proxy Statement of Noble International, Ltd. filed on April 4, 2007.

Maner, Costerisan & Ellis, P.C.

Lansing, Michigan

April 3, 2007

Combined Balance Sheets as at December 31, 2006 and 2005

	Notes	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Non-current assets
Intangible assets, net	4	1,381	955
Property, plant and equipment, net	3	113,458	125,095
Investment in companies accounted for under the equity method	5	3,191	2,542
Receivables and other financial assets		45	35
Deferred tax assets	12	2,157	2,576

Total non-current assets		120,232	131,203

Current assets
Inventories	8	23,597	16,784
Trade receivables	6, 17	28,980	27,904
Tax receivables		923	—
Other receivables	7	4,587	2,283
Cash and cash equivalents	9	12,849	13,510

Total current assets		70,936	60,481

TOTAL ASSETS		191,168	191,684

Non-Current liabilities
Interest-bearing liabilities	11	22,055	44,943
Provisions and other non-current liabilities	13	502	3,421
Deferred tax liabilities	12	8,213	8,573

Total non-current liabilities		30,770	56,937

Current liabilities
Interest-bearing liabilities	11	35,439	15,120
Tax payables		6,533	7,717
Trade and other payables	10, 17	57,779	37,160
Provisions	13	382	381

Total current liabilities		100,133	60,378

TOTAL LIABILITIES		130,903	117,315

NET ASSETS		60,265	74,369

Net Assets attributable to equity holders		60,265	72,129
Minority interests		—	2,240

		60,265	74,369

The accompanying notes are an integral part of these combined financial statements.

Combined Income Statements for the years ended December 31, 2006, 2005 and 2004

	Notes	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
REVENUE	17	278,880	261,506	240,044
Other operating income		3,461	1,220	1,425
Changes in inventories of finished goods and work in progress		2,686	112	5,015
Own work capitalised		—	450	736
Raw materials and consumables used	17	(182,273)	(157,272)	(144,227)
Other external expenses	17	(35,346)	(29,706)	(29,281)
Staff costs	15	(27,771)	(26,341)	(24,991)
Depreciation, amortisation and impairment	3, 4	(23,560)	(23,959)	(22,091)
Other operating expenses	14	(5,109)	(3,607)	(2,824)

OPERATING PROFIT		10,968	22,403	23,806
Net financing costs	16,17	(2,027)	(2,095)	(2,310)
Share in profit/(loss) of companies accounted for under the equity method	5	68	(420)	(185)

PROFIT BEFORE TAX		9,009	19,888	21,311
Tax expense	12	(3,373)	(6,466)	(7,027)

PROFIT FOR THE YEAR		5,636	13,422	14,284
Net profit—Attributable to equity holders		5,682	13,472	11,120
Net profit /(loss)—Minority interests		(46)	(50)	3,164

The accompanying notes are an integral part of these combined financial statements.

Combined Statements of Changes in Net Assets for the years ended December 31, 2006, 2005 and 2004

	Net Assets attributable to equity holders				Minority interests Euros ‘000	Net Assets Euros ‘000
	Invested Capital Euros ‘000	Translation reserve Euros ‘000	Retained earnings Euros ‘000	Total Euros ‘000
Balance at January 1, 2004	25,659	(811)	64,438	89,286	7,845	97,131
Acquisition of minority interests in TB Lorraine (Note 18)	—	—	(5,793)	(5,793)	(7,407)	(13,200)
Currency translation adjustment	—	(556)	—	(556)	(98)	(654)
Transfer	160	—	(160)	—	—	—
Distribution from TB Gent to parent (Note 1)	—	—	(14,727)	(14,727)	—	(14,727)
Dividends paid	—	—	(1,576)	(1,576)	—	(1,576)
Profit/(loss) for the year	—	—	11,120	11,120	3,164	14,284

Balance at December 31, 2004	25,819	(1,367)	53,302	77,754	3,504	81,258

Distribution to parent as a result of treasury stock transaction in LWB (Note 18)	(1,462)	—	—	(1,462)	(1,462)	(2,924)
Currency translation adjustment	—	895	—	895	248	1,143
Repurchase of shares by TB Bremen (Note 18)	(1,300)	—	—	(1,300)	—	(1,300)
Distribution from TB Gent to parent (Note 1)	—	—	(11,744)	(11,744)	—	(11,744)
Dividends paid	—	—	(5,486)	(5,486)	—	(5,486)
Profit/(loss) for the year	—	—	13,472	13,472	(50)	13,422

Balance at December 31, 2005	23,057	(472)	49,544	72,129	2,240	74,369

Acquisition of remaining shares in LWB (Note 18)	3,200	—	(2,152)	1,048	(1,048)	—
Currency translation adjustment	—	(443)	—	(443)	(101)	(544)
Acquisition of minority interests in TSA (Note 18)	470	—	575	1,045	(1,045)	—
Transfer	186	—	(186)	—	—	—
Distribution from TB Gent to parent (Note 1)	—	—	(8,094)	(8,094)	—	(8,094)
Dividends paid	—	—	(11,102)	(11,102)	—	(11,102)
Profit/(loss) for the year	—		5,682	5,682	(46)	5,636

Balance at December 31, 2006	26,913	(915)	34,267	60,265	—	60,265

The accompanying notes are an integral part of these combined financial statements.

Combined Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Cash flows from operating activities
Profit for the period/year	5,636	13,422	14,284
Share in (profit)/losses in investment accounted under the equity method	(68)	420	185
Depreciation, amortisation and impairment	23,560	23,959	22,091
Net movement in provisions and other non-current liabilities	(2,918)	1,069	1,058
Net (profit)/loss on disposal of tangible and intangible assets	(39)	20	229
Changes in working capital	7,571	5,891	8,946
Other items	—	—	118

Net cash from operating activities	33,742	44,781	46,911

Cash flows from investing activities
Formation of Joint Venture (Neel Tailored Blank LTD)	(772)	—	—
Acquisition of tangible and intangible assets	(13,479)	(8,678)	(7,831)
Acquisition of minority interests in TB Lorraine	—	(6,000)	(7,200)
Acquisition of financial fixed assets	(10)	(2)	—
Disposal of tangible and intangible assets	727	148	459

Net cash used in investing activities	(13,534)	(14,532)	(14,572)

Cash flows from financing activities
Repurchase of shares by TB Bremen	—	(1,300)	—
Distribution to parent as a result of treasury stock transaction in LWB	—	(2,924)	—
Distribution from TB Gent to parent	(8,094)	(11,744)	(14,727)
Dividends paid	(11,102)	(5,486)	(1,576)
Proceeds from borrowings	5,054	15,750	28,387
Repayment of borrowings	(6,354)	(25,937)	(34,577)

Net cash used in financing activities	(20,496)	(31,641)	(22,493)

Effect of exchange rate fluctuations on cash held	(373)	833	(428)

Net increase/(decrease) in cash and cash equivalents	(661)	(559)	9,418

Cash and cash equivalents at January 1,	13,510	14,069	4,651

Cash and cash equivalents at December 31,	12,849	13,510	14,069

Net Cash from operating activities includes:
Taxes paid	(5,345)	(1,163)	(874)
Interest paid	(2,802)	(2,025)	(2,394)

The accompanying notes are an integral part of these combined financial statements.

Notes to the Combined Financial Statements

(All amounts in € ‘000 except as noted)

1. General information

Description of Business

The Tailored Blanks Arcelor (“TBA”) business represents the tailored laser-welded blanks activity of Arcelor S.A., a Luxembourg corporation, and its subsidiaries (“Arcelor”). The TBA business is operating production facilities mainly in Europe.

These combined financial statements include the assets, liabilities and results of operations of seven indirectly owned subsidiaries of Arcelor and one division of Arcelor Steel Belgium N.V. They also include the investment in and the share of losses/profit of two joint ventures accounted for under the equity method. The seven subsidiaries are Arcelor Tailored Blank Genk N.V. (“TB Genk”) in Belgium, Arcelor Tailored Blank Bremen GmbH (“TB Bremen”) in Germany, Arcelor Tailored Blank Lorraine S.A. (“TB Lorraine”) in France, Arcelor Tailored Blank Zaragoza S.A. (“TB Zaragoza”) in Spain, Tailor Steel America LLC (“TSA”) in the United States of America, Laser Welded Blanks Limited (“LWB”) in the United Kingdom and Arcelor Tailored Blank Senica s.r.o (“TB Slovakia”) in Slovakia. Shanghai Baosteel & Arcelor Tailor Metal Co., Ltd. (“SBATM”) is a joint venture incorporated in the People’s Republic of China. Neel Tailored Blank Private LTD (“NTBP”) is a joint venture incorporated in India. We refer to the division of Arcelor Steel Belgium N.V. as “TB Gent”, to the remaining divisions of Arcelor Steel Belgium N.V. as “ASB”,, to the seven subsidiaries and TB Gent together as the “Combined Entities”, and to the Combined Entities, SBATM and NTBP together as the “TBA Entities” or the “Group”.

Except for TB Gent, the TBA Entities are independent legal entities with separate accounting records. The financial information related to TB Gent used for the purpose of these combined financial statements was derived (“carved-out”) from the accounting records of ASB. Management’s significant assumptions for the carve-out are described here below.

The combined statements of income include all revenues and expenses attributable to the Group, including the allocated costs of facilities, functions and services used by the Group at shared sites and costs for certain functions and services performed by Arcelor that were charged to the Group. All allocations and estimates in these combined financial statements are based on activity-based drivers (service or usage) or formula-based drivers (net sales, employees, capital employed) that the Group’s management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Group had been operated as a separate entity.

The Group has not in the past formed a separate legal group and therefore it is not meaningful to show share capital for the Group. The Group’s net assets are represented by the sum of the cumulative capital invested in the Group (shown as “Invested Capital”), currency translation reserve, retained earnings and minority interests in the TBA Entities.

The table below lists the TBA Entities and their respective percentages of interests within the combined financial statements of the Group:

	December 31, 2006	December 31, 2005
Combined Entities
Arcelor Tailored Blank Genk N.V.	100%	100%
Arcelor Tailored Blank Bremen GmbH	100%	100%
Arcelor Tailored Blank Lorraine S.A.	100%	100%
Arcelor Tailored Blank Zaragoza S.A.	100%	100%
TB Gent	100%	100%
Tailor Steel America LLC	100%	71%
Laser Welded Blanks Limited	100%	50%
Arcelor Tailored Blank Senica s.r.o	100%	—

Investment accounted for under the equity method
Shanghai Baosteel & Arcelor Tailor Metal Co., Limited	25%	25%
Neel Tailored Blank Private LTD	50%	—

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

TB Gent—Carve-out—Management’s assumptions

Common costs

ASB provides a number of administrative functions to TB Gent which resulted in charges of €1,599, €1,291 and €1,080 being recorded in the Group’s results of operations for the years ended December 31, 2006, 2005 and 2004, respectively. Management believes the method used (direct charges by the parent) to allocate such costs on the basis of staff costs and capital employed is reasonable under the circumstances. The charges for these functions are included primarily in other external expenses and do not necessarily reflect the amount of expenses that would have been incurred by TB Gent on a stand-alone basis. The Group’s management believes that these costs would have been higher on an annual basis had TB Gent operated on a stand-alone basis during the years ended December 31, 2006, 2005 and 2004.

Debt/ Invested Capital

ASB uses a centralized approach to cash management and to the financing of its operations. As a result, cash and cash equivalents, and debt have not been allocated to TB Gent in these combined financial statements. TB Gent’s financing requirements are represented by cash transactions with ASB and are reflected in “Net Assets attributable to equity holders”. As TB Gent has operating cash inflows in excess of its cash outflows from investing activities, TB Gent distributed for all periods the cash surplus to ASB on a net basis. In all cases, related party expenses allocated to TB Gent have not required reimbursement in cash, rather they have been recognised as a reduction of “Deemed distributions” to ASB.

Related Party Transactions

Historically, TB Gent has relied on ASB for a substantial portion of its scrap metal revenues. TB Gent’s management expects that a significant portion of the future scrap metal revenues will continue to be generated by ASB. Any substantial reduction in orders by ASB could materially and adversely affect TB Gent’s operating results.

Historically, TB Gent has also relied on ASB for a substantial portion of its steel coil purchases. Those purchases from ASB are carried out at arm’s length transaction prices. The assumption has been adopted that raw materials are on consignment from ASB and therefore no raw materials are included in inventory for TB Gent. TB Gent’s management expects that a significant portion of the steel coil purchases will continue to be generated by ASB. Any substantial reduction in deliveries by ASB could materially and adversely affect TB Gent’s operating results.

Income Taxes

Income taxes on a current and deferred basis have been estimated based on the “separate return” method whereby income tax balance sheet position and expense have been calculated as if TB Gent had filed separate tax returns.

2. Summary of significant accounting policies

The significant accounting policies adopted in the preparation of these combined financial statements are set out below.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

I. Basis of preparation

These combined financial statements represent special-purpose financial information prepared in the context of the contemplated acquisition of the Group by Noble International, Ltd. This transaction may impact the manner in which the TBA business will be operated, which could impact the future financial position and financing structure, results of operations (including the availability of, or reliance upon fellow group entities for financing, material supply or sales) or cash flows of the Group. Therefore, these combined financial statements may not necessarily be indicative of the Group’s financial position, results of operations or cash flows during future periods.

The combined financial statements of the Group have been presented on the basis of financial information prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”).

The combined financial statements of the Group are prepared on the basis of the historical cost convention.

The preparation of these combined financial statements requires management to exercise its judgement in the process of applying the Group’s accounting policies. It also requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Although these estimates are based on management’s best knowledge of the amounts, events or actions, actual results ultimately may differ from those estimates.

Assets intended to be realised, disposed of or consumed during the Group’s normal course of operations, assets held with a view to being sold in the twelve months following the year-end date as well as cash and cash equivalents are considered current. All other assets are considered non-current. Liabilities falling due during the Group’s normal course of operations, or in the twelve months following the year-end date, are considered current. All other liabilities are considered non-current.

The combined financial statements are prepared in euro (“EUR”), rounded to the nearest thousand.

The General Management Board of Arcelor Mittal approved these combined financial statements on

March 26, 2007.

II. Principles of combination

Combined Entities

Combined Entities are disclosed in Note 1 to these combined financial statements. Assets and liabilities of these entities have been fully combined for the preparation of these combined financial statements. Minority interests have been recognised when the percentage of interest in the Combined Entities is less than 100%.

Joint Ventures

Joint Ventures are companies over whose activities the Group has joint control under a contractual agreement.

Joint Ventures are accounted for in these combined financial statements using the equity method, according to which the Group records its share of the change in the net assets of the Joint Venture from the date when joint control starts until the date when joint control ends.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

Transactions eliminated through combination

Intra-group balances and transactions, as well as unrealised gains resulting from intra-group transactions, are eliminated in the preparation of the combined financial statements.

Unrealised gains resulting from transactions with Joint Ventures are eliminated to the extent of the Group’s interest in such entities, against the investment amount of the Joint Venture.

III. Business combinations

Step acquisitions

When an acquisition is completed by a series of successive distinct transactions, each significant transaction is considered individually for the purpose of the determination of the fair value of the identifiable assets acquired, liabilities and contingent liabilities assumed and hence for the goodwill associated with the acquisition.

The fair values of the identifiable assets acquired and liabilities assumed can vary at the date of each transaction. When a transaction results in the Group or Arcelor gaining control over the entity, the interest previously held in that entity is revalued on the basis of the fair values of the identifiable assets and liabilities at that date. This revaluation is recorded directly in Net Assets.

Acquisition of minority interests

An acquisition of a minority interest is not considered a business combination, as the investee’s assets and liabilities are combined both before and after the transaction. The excess of the consideration paid over the share in the investee’s net assets as of the date of the transaction can be recorded either as goodwill or as a change in equity. The Group has elected to apply the “economic entity method” whereby such differences are recorded in retained earnings.

IV. Foreign currency translation

a) Functional currency translation

Items of each of the TBA Entities included in the combined financial statements are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Group’s combined financial statements are presented in euros. The TBA Entities operate in different economic environments with different currencies. The functional currency of each entity reflects the economic substance of the underlying events and circumstances of this entity and is determined in accordance with the requirements of IAS 21 ‘The Effects of Changes in Foreign Exchange Rates’.

b) Transactions and balances

Transactions denominated in a currency other than the functional currency are translated into the functional currency using the exchange rates prevailing at the date of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than the functional currency are recognised in the combined income statement.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

c) Translation to presentation currency

The results and financial position of all the TBA Entities that have a functional currency different from the euro are translated into the euro as follows:

(i)	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of the balance sheet;
(ii)	Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transactions dates, in which case income and expenses are translated at the dates of the transactions); and

(iii)	All resulting exchange differences are recognised as a separate component of net assets “Currency translation reserve”.

None of the Group’s entities operates in a hyperinflationary economy. Goodwill and fair value adjustment arising from the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

V. Intangible assets

Intangible assets acquired by the Group are stated at cost less accumulated amortisation and impairment losses, if any. Intangible assets primarily include the cost of patents and licences purchased from third parties. These intangible assets are amortised on a straight-line basis over a maximum period of five years.

Amortisation is recognised as an expense on a straight-line basis over the estimated useful lives of intangible assets.

VI. Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour costs and an appropriate proportion of overheads.

Borrowing costs on loans used to finance the construction of property, plant and equipment are capitalised as part of the cost of the asset until such time that the asset is ready for its intended use.

Where an item of property, plant and equipment comprises major components having different useful lives, these components are accounted for as separate items.

Maintenance and repair costs are recognised as expenses in the period in which they are incurred.

Government grants that assist the Group in the acquisition of property, plant and equipment are deducted from the carrying amount of the related asset and released to the income statement on a straight-line basis over the expected useful life of the associated asset, unless contractual terms may require the Group to repay some or all of the grant received. Grants that include contingent repayment provisions are accounted for as liabilities until the contingency is resolved.

Subsequent expenditures

Expenditures incurred in replacing or renewing components of property, plant and equipment are accounted for as the acquisition of a separate asset and the replaced asset is written off. Other subsequent expenditures for property, plant and equipment are recognized when recognition criteria (future benefits and measurement reliability) are met. All other subsequent expenditures are recognised in the income statement as incurred.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

Depreciation

Depreciation is accounted for as an expense on a straight-line basis to the estimated residual value of property, plant and equipment. Land is not depreciated. Property, plant and equipment are depreciated over their useful lives, which range from 8 to 20 years for buildings and industrial installations and from 5 to 20 years for other property, plant and equipment. In particular, the useful life for the Blanking lines equipment is estimated at 20 years and, for the Welding lines equipment, at 8 years.

Leases

Leases with respect to significant assets where the lessee assumes substantially all of the risks and rewards of ownership are classified as finance leases. Property, plant and equipment acquired by way of finance leases are stated at an amount equal to the lower of the fair value and the present value of the minimum lease payments at the inception of the lease. Each lease payment is allocated between the finance charges and a reduction of the lease liability. The interest element of the finance cost is charged to the income statement over the lease period so as to achieve a constant rate of interest on the remaining balance of the liability.

The depreciation policy of capitalised leased assets is similar to that applied to owned property, plant and equipment. If there is no reasonable certainty that the lessee will obtain ownership at the end of the lease term, the asset is depreciated over the shorter of its estimated useful life or the lease term.

Where a significant portion of the risks and rewards of ownership are retained by the lessor, leases are classified as operating leases. Payments made under operating leases are recognised as an expense in the income statement of the period.

VII. Impairment of assets

The carrying amount of the Group’s assets, other than inventories and deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists for an asset, or for the cash-generating unit to which it belongs, the recoverable amount is estimated. An impairment loss is recorded immediately whenever the carrying amount of an asset or of a cash-generating unit exceeds its recoverable amount. Impairment losses are recognised as an expense in the income statement.

Calculation of recoverable amount

The recoverable amount of an asset is the higher of its fair value less costs to sell and its value in use. In assessing its value in use, the estimated future cash flows associated with the asset are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. The recoverable amount of receivables is calculated as the present value of the expected future cash flows, discounted at the original effective interest rate inherent in the asset. Cash flows on short-term receivables are not discounted.

Reversal of an impairment loss

An impairment loss recognised in prior years is reversed (with exception of goodwill) if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. However, the increased carrying amount of an asset due to a reversal of an impairment loss will not exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised for the asset in prior years.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

VIII. Trade and other receivables

Trade receivables are initially recognised at fair value. An impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The nominal value of trade receivables less impairment is assumed to approximate their fair value.

IX. Inventories

Raw materials and supplies are stated at the lower of cost, using the average cost method, or net realisable value. Finished goods and work-in-progress are stated at the lower of production cost or net realisable value.

Production cost includes direct raw material and labour costs and a portion of overhead costs, excluding general and administrative expenses.

X. Cash and cash equivalents

Cash and cash equivalents include cash and deposits with a maturity of less than three months from the acquisition date.

XI. Interest-bearing borrowings

Interest-bearing borrowings are initially recorded at cost, less direct attributable transaction costs. They are then recorded at amortised cost with any difference between amortised cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest rate basis.

XII. Employee benefits

Defined contribution plans are those plans where the Group pays fixed contributions to an external life assurance or pension fund for certain categories of employees. Contributions are paid in return for services rendered by the employees during the period. They are expensed as they are incurred in line with the treatment of wages and salaries. No provisions are established in respect of defined contribution plans, as they do not generate future commitments for the Group. Within the Group, defined contribution plans exclusively relate to pension plans. They are, primarily, additional pension plans that serve to complement local statutory pension schemes in respect of which the Group pays contributions to social organisations and which are accounted for in the same manner as wages and salaries.

XIII. Provisions

A provision is recorded whenever the Group has a present obligation (legal or constructive) as a result of a past event, whose amount can be reliably estimated, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation.

XIV. Trade and other payables

Trade and other payables are recorded at cost.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

XV. Income taxes/ Deferred taxes

Income taxes on a current and deferred basis have been estimated based on the “separate return” method whereby income tax balance sheet position and expense have been calculated as if each of the entities filed separate tax returns. Under the “separate return” method, operating loss and tax credit carryforwards disclosed in the subsidiary’s stand-alone financial statements may be different from consolidated tax return amounts, and current tax payables/receivables and deferred tax liabilities/receivables may be offset in a consolidated filing.

Deferred taxes are calculated for each taxable entity, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities, as determined in accordance with the tax rules in force in the countries in which the Group conducts its operations, and their carrying amounts in the combined financial statements. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled, based on tax rates that have been enacted at the balance sheet date. Deferred tax assets and liabilities are netted when the entity has a legally enforceable right to set off the recognized amounts and intends to either settle on a net basis or, to realize the asset and settle the liability simultaneously. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which they can be utilised. The carrying amount of a recognized deferred tax asset is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available.

XVI. Revenue recognition and interest income

Sale of goods

Revenue from the sale of tailored blanks and scrap is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer. No revenue is recognised if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Interest income

Interest income is recognised in the income statement on a pro-rata basis, taking into account the effective yield rate.

XVII.	New accounting standards, interpretations and amendments to published standards which are not effective at the balance sheet date

Certain new standards, amendments and interpretations to existing standards that have been published are mandatory for the Group’s accounting periods beginning on or after December 31, 2006 or later periods but which the Group has not early adopted, and are as follows:

•

Amendment to IAS 1—Presentation of Financial Statements: Capital Disclosures. The amendments finalise some of the proposals that were contained in Exposure Draft 7 Financial Instruments: Disclosures (ED 7) published in July 2004. The remaining proposals in ED 7 were finalised in IFRS 7 Financial Instruments: Disclosures. Entities shall apply the amendments in this document for annual periods beginning on or after 1 January 2007.

•

IFRS 7—Financial Instruments: Disclosures. This standard adds certain new disclosures about financial instruments to those currently required by IAS 32, replaces the disclosures now required by IAS 30; and puts all of those financial instruments disclosures together in a new standard on Financial Instruments: Disclosures. This standard is effective for annual periods on or after 1 January 2007.

Management has considered those new standards effective as of the date of approval of these combined financial statements and concluded that the impact on accounting policies is not material or not relevant to the results and the financial position of the Group. For the standards that are effective on a subsequent date, management is in the process of evaluating the impact on the Group’s results and financial position.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

3. Property, plant and equipment

The movements in property, plant and equipment were as follows:

	Land and buildings Euros ‘000	Plant and equipment Euros ‘000	Prepayments and fixed assets under construction Euros ‘000	Other Euros ‘000	Total Euros ‘000
At December 31, 2005
Gross opening balance	49,264	188,741	840	12,845	251,690
Acquisitions	37	2,223	4,662	549	7,471
Disposals	—	(157)	(20)	(6)	(183)
Foreign exchange differences	821	2,372	42	116	3,351
Transfers	143	3,127	(3,501)	231	—

GROSS CLOSING BALANCE	50,265	196,306	2,023	13,735	262,329

Opening cumulative depreciation and impairment	(11,232)	(91,046)	—	(9,166)	(111,444)
Disposals	—	15	—	—	15
Depreciation charge	(1,847)	(20,545)	—	(1,321)	(23,713)
Foreign exchange differences	(185)	(1,804)	—	(103)	(2,092)

CLOSING CUMULATIVE DEPRECIATION AND IMPAIRMENT	(13,264)	(113,380)	—	(10,590)	(137,234)

CLOSING NET BOOK VALUE	37,001	82,926	2,023	3,145	125,095

At December 31,2006
Gross opening balance	50,265	196,306	2,023	13,735	262,329
Acquisitions	46	8,055	3,717	1,217	13,035
Disposals	(6)	(684)	(591)	(366)	(1.647)
Foreign exchange differences	(651)	(1,762)	—	(98)	(2,511)
Transfers	21	876	(1,970)	1,073	—

GROSS CLOSING BALANCE	49,675	202,791	3,179	15,561	271,206

Opening cumulative depreciation and impairment	(13,264)	(113,380)	—	(10,590)	(137,234)
Disposals	—	623	—	336	959
Depreciation charge	(1,861)	(19,196)	—	(2,176)	(23,233)
Foreign exchange differences	156	1,519	—	85	1,760

CLOSING CUMULATIVE DEPRECIATION AND IMPAIRMENT	(14,969)	(130,434)	—	(12,345)	(157,748)

CLOSING NET BOOK VALUE	34,706	72,357	3,179	3,216	113,458

Property, plant and equipment include the following amounts where the Group is a lessee under a finance lease:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Cost—capitalized finance leases	15,024	15,024
Accumulated depreciation	(4,746)	(4,160)

Net book value	10,278	10,864

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

4. Intangible assets

Concessions, Patents and licences Euros ‘000
At December 31, 2005
Gross opening balance	2,326
Acquisitions	736

GROSS CLOSING BALANCE	3,062

Opening cumulative amortisation	(1,861)
Amortisation	(246)

CLOSING CUMULATIVE AMORTISATION	(2,107)

CLOSING NET BOOK VALUE	955

At December 31, 2006
Gross opening balance	3,062
Acquisitions	747
Foreign exchange differences	6

GROSS CLOSING BALANCE	3,815

Opening cumulative amortisation	(2,107)
Amortisation	(327)

CLOSING CUMULATIVE AMORTISATION	(2,434)

CLOSING NET BOOK VALUE	1,381

5. Investment in companies accounted for under the equity method

Investments in companies accounted for using the equity method are as follows:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Investment in Shanghai Baosteel & Arcelor Tailor Metal Co., LTD	2,419	2,542

Investment in Neel Tailored Blank Private LTD	772	—

	3,191	2,542

Investment in Shanghai Baosteel & Arcelor Tailor Metal Co., LTD

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000	December 31, 2004 Euros ‘000
Beginning of the year	2,542	2,526	3,033
Share of profit/(loss)	68	(420)	(185)
Exchange differences	(191)	436	(322)

End of the year	2,419	2,542	2,526

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

Shanghai Baosteel & Arcelor Tailor Metal Co., LTD (“SBATM”) is a joint venture established in the People’s Republic of China in 2003 between Baoshan Iron and Steel Co., LTD, Shanghai Dazhong Allied Development Co., LTD, Arbed (a legacy Arcelor S.A. company) and Shanghai Baosteel International Economic and Trading Co., LTD, for the purpose of manufacturing high quality metal products and supporting services. Arbed made an investment of approximately RMBY 30,375, or approximately €3,033, for a 25% share of the registered capital of SBATM . There have been no subsequent investments made in the registered capital of SBATM.

The Group’s share in the underlying results, assets and liabilities of SBATM, which is unlisted, is as follows:

Name	Country of incorporation	Assets Euros ‘000	Liabilities Euros ‘000	Revenues Euros ‘000	(Loss)/ Profit Euros ‘000	% interest
December 31, 2006
SBATM	China	7,809	(5,390)	3,501	68	25%

December 31, 2005
SBATM	China	7,392	(4,850)	828	(420)	25%

December 31, 2004
SBTAM	China	4,691	(2,165)	5	(185)	25%

The Group’s share in non current assets was €5,596, €6,368 and €4,375 as at 31 December 2006, 2005 and 2004 respectively. SBATM’s liabilities are current liabilities.

Investment in Neel Tailored Blank Private LTD

Neel Tailored Blank Private LTD is a joint venture established in India in October 2006 between Neel Metal Products Ltd (“NMPL”, a public limited company based in India) and TB Lorraine (“TBL”), for the purpose of manufacturing and selling tailor welded blanks in India. The subscribed capital of NTBP is 90 million Indian Rupees (approximately €1,544K) and was equally subscribed between the two parties, TBL and NMPL. As of December 31, 2006, operations have not commenced.

6. Trade receivables

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Amounts falling due within one year
Trade receivables	29,150	28,182
Less: Valuation allowances	(170)	(278)

Total trade receivables	28,980	27,904

There is no significant concentration of credit risk with respect to trade receivables, as the Group has a large number of customers, internationally dispersed.

The Group has recognised valuation allowances for the non-recoverability of receivables of €170 as of December 31, 2006 (2005: €278). The Group has used € 108 of valuation allowances for non-recoverability of receivables during the year ended December 31, 2006 (2005: €29).

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

7. Other receivables

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Amounts falling due within one year
Advance payments to public authorities	2,000	781
Prepayments	408	123
Other receivables	2,179	1,379

Total other receivables	4,587	2,283

8. Inventories

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Raw materials	4,949	1,533
Consumables	37	727
Work in progress	3,023	2,104
Finished goods	13,973	11,305
Less amounts written off on finished goods	(539)	(557)
Spare parts	2,659	2,040
Less amounts written-off on spare parts	(505)	(368)

	23,597	16,784

9. Cash and cash equivalents

Cash and cash equivalents are as follows:

	December 31, 2006 Euros ‘000	December 31, 2005 Euro ‘000
Cash on hand	2,692	1,767
Cash equivalents	10,157	11,743

	12,849	13,510

Cash equivalents relate to the central cash pooling of Arcelor (Note 17).

10. Trade and Other payables

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Trade payables	47,897	30,170
Payable related to the acquisition of minority interests in TB Lorraine (Note 18)	—	—
Fixed assets suppliers	1,233	930
Amounts payable to public authorities	563	572
Payroll	2,195	2,563
Tax and social security	1,723	1,683
Other creditors	4,168	1,242

	57,779	37,160

Amounts due to related parties are disclosed in Note 17.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

11. Interest-bearing liabilities

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Non-Current
Amounts owed on fixed assets held under finance leases	8,724	10,504
Borrowings and other financial debt	13,331	34,439

NON-CURRENT BORROWINGS	22,055	44,943

Current
Amounts owed on fixed assets held under finance leases	1,627	1,305
Accrued interest payable	59	434
Borrowings and other financial debt	33,753	13,381

CURRENT BORROWINGS	35,439	15,120

Total borrowings	57,494	60,063

The maturity of non-current borrowings is as follows:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Between 1 and 2 years	7,094	22,609
Between 2 and 5 years	12,420	17,668
Over 5 years	2,541	4,666

	22,055	44,943

The Group’s non-current borrowings are denominated in the following currencies:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Euro	22,055	44,934
US Dollar	—	9

	22,055	44,943

The details of the individual non-current loans are as follows:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Arcelor Finance /fixed rate 5.2% /2003-2007	—	2,000
EIB (Arcelor Belgium)/ fixed rate 5.045% /2001-2011	2,654	3,239
Arcelor Finance/ Euribor 3 months+100pts/ 2004-2008	1,000	2,000
Arcelor Finance /Euribor 3mths+65pts/2005-2007	—	15,000
Arcelor Finance/ Euribor 3 mths+100pts/ 2006-2011	1,544	—
Arcelor Finance/ Euribor 3 mths+100pts/ 2004-2009	8,133	12,200

Total long-term loans	13,331	34,439

Arcelor Finance and EIB (Arcelor Belgium) are part of the Arcelor group and are therefore related parties. Loans borrowed by the TBA entities from the Arcelor group become repayable, if so determined by the Group and the lenders, in advance in case of a change of control, that is when Arcelor would cease to own directly and/

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

or indirectly at least 50% of the capital stock having ordinary voting power for the election of the borrower’s directors.

At December 31, 2006 and 2005, TSA has a current loan borrowed from Arcelor Finance for $11,403 (€8,639) and $10,700 (€9,070) respectively. This loan is secured by all of TSA’s real and personal property, as well as its accounts receivables and inventories.

The carrying amount of non-current loans with variable rates approximates fair value.

The carrying amount and the estimated fair value of the non-current loans at fixed rate (including the current portion) were:

	December 31, 2006 Euros ‘000		December 31, 2005 Euros ‘000
	Book Value	Fair Value	Book Value	Fair Value
EIB (Arcelor Belgium) / fixed rate 5.045% / 2001-2011	3,239	2,868	3,797	3,401
Arcelor Finance / fixed rate 5.2% / 2003-2007	2,000	2,000	4,000	3,947

The fair value of long-term loans at fixed rate is based on quoted market prices for the same or similar issues or on the current rates offered to the Group for debt of similar maturities. The estimated fair value of these long-term loans is not necessarily indicative of the amount that would be realized in a current market exchange.

Finance lease liabilities—minimum lease payments:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
No later than 1 year	1,627	1,305
Later than 1 year and no later than 5 years	6,183	5,837
Later than 5 years	2,541	4,667

Total Finance lease liabilities	10,351	11,809

The detail of the finance lease liabilities is as follows:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Euribor 3 months + 60 pts / 1999 - 2013	8,116	9,327
Belgium prime rate + 25 pts / 1999 - 2014	2,233	2,473
Other	2	9

Total Finance lease liabilities	10,351	11,809

The carrying amount of finance lease liabilities, all at variable rate, approximates fair value.

The Group has the following undrawn borrowing facilities with the Arcelor group:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Floating rate:
- Expiring within 1 year	900	—
- Expiring beyond 1 year (or upon change in control)	10,553	11,272

	11,453	11,272

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

12. Taxation

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Current tax	(3,314)	(6,299)	(3,050)
Deferred tax	(59)	(167)	(3,977)

	(3,373)	(6,466)	(7,027)

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the combined entities, as follows:

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
PROFIT BEFORE TAX	9,009	19,888	21,311
Theoretical Group tax rate	34%	34%	34%
Expected tax charge	(3,063)	(6,762)	(7,246)
Foreign tax rate difference	(391)	(270)	(131)
Permanent differences	(67)	(68)	(78)
Recognition of prior years’ tax losses carried forward	—	633	396
Share of loss/(profit) of companies accounted for under the equity method	23	(143)	(63)
Tax credit and tax free income	7	7	7
Other	118	137	88

EFFECTIVE TAX CHARGE	(3,373)	(6,466)	(7,027)

The origin of deferred tax assets and liabilities is as follows:

	Assets		Liabilities		Net
	December 31, 2006 Euros ‘000	December 31, 2005 Euros‘000	December 31, 2006 Euros ‘000	December 31, 2005 Euros‘000	December 31, 2006 Euros ‘000	December 31, 2005 Euros‘000
Intangible assets	8	15	(1)	(20)	7	(5)
Property, plant and equipment	2,227	2,101	(12,419)	(13,007)	(10,192)	(10,906)
Inventories	54	156	—	—	54	156
Receivables	102	139	—	—	102	139
Liabilities	2,165	2,524		—	2,165	2,524
Provisions	293	273	(347)	—	(54)	273
Other payables	583	410	—	—	583	410
Deferred tax assets / (liabilities) on temporary differences	5,432	5,618	(12,767)	(13,027)	(7,335)	(7,409)
Deferred taxes on loss carryforwards/ investment deductions	1,279	1,412	—	—	1,279	1,412
Deferred tax assets / (liabilities)	6,711	7,030	(12,767)	(13,027)	(6,056)	(5,997)
Offsetting	(4,554)	(4,454)	4,554	4,454	—	—

Deferred tax assets / (liabilities) presented in the Balance Sheet	2,157	2,576	(8,213)	(8,573)	(6,056)	(5,997)

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

The tax loss carryforwards and investment deductions do not expire and amount to €16,156 and €16,535as of December 31, 2006 and 2005, respectively. The Group recognized corresponding deferred tax assets only to the extent of what management anticipates will be used to offset current income tax liabilities in the foreseeable future. As of December 31, 2006 and 2005 no deferred tax assets were recognized on the amounts of €12,394 and €12,382, respectively.

Under the “separate return” method, operating loss and tax credit carryforwards disclosed in the subsidiary’s stand-alone financial statements may be different from consolidated tax return amounts, and current tax payables/receivables and deferred tax liabilities/receivables may be offset in a consolidated filing.

13. Provisions and other non-current liabilities

a) Provisions

Movements in provisions are as follows:

Euros ‘000
At January 1, 2005	2,455
Increase in provisions	1,285
Utilisation	—
Reversal	(167)

At December 31, 2005	3,573

Increase in provisions	1,738
Utilisation	(650)
Reversal	(4,058)

At December 31, 2006	603

The allocation of provisions between current and non-current is as follows:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Non-current provisions	221	3,192
Current provisions	382	381

TOTAL PROVISIONS	603	3,573

The nature of the provisions is as follows:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Warranty	382	381
Other risks	221	3,192

	603	3,573

In the period from December 2003 to December 2005, a provision for other risks of €3,192 was accrued for in Arcelor Tailored Blank Bremen GmbH to reflect an estimate of the amount due to one customer as a result of contractual obligations. The contract matured in 2006. The risk that Arcelor Tailored Blank Bremen GmbH

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

would be exposed to any compensation in relation to its past contractual obligations was considered as remote and the provision was reversed.

b) Other non current liabilities

Other non-current liabilities amount to € 281 as at December 31, 2006 (€229 as at December 31, 2005).

14. Other operating expenses

Other operating expenses mainly include amounts accrued in provisions (see note 13) and taxes incurred on properties, other assets and activities.

15. Staff costs

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Wages and salaries	(19,699)	(19,056)	(18,153)
Social charges	(6,308)	(6,151)	(5,988)
Pension costs—defined contribution plans	(447)	(333)	(297)
Other	(1,317)	(801)	(553)

	(27,771)	(26,341)	(24,991)

16. Net financing costs

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Interest income	363	287	84
Interest charges	(2,427)	(2,340)	(2,323)
Other financial income/(charges)	37	(42)	(71)

	(2,027)	(2,095)	(2,310)

17. Related parties

TBA is part of the Arcelor group. All transactions between the Group and Arcelor constitute related party transactions, as follows:

a/ Revenue

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Revenue	243,193	214,371	187,045

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

b/ Raw materials

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Raw materials	165,960	138,602	114,441

c/ Management fees;

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Management fees	4,305	2,672	3,164

d/ Net finance costs

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Interest charges	2,140	2,078	2,058

e/ Year-end balances arising from sales/purchases of goods/services;

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Trade receivables	21,072	20,494

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Trade payables	34,408	20,650

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Other amount payables	504	319

The Group sells most of its goods through Arcelor Commercial, an Arcelor subsidiary. Arcelor Commercial was established by Arcelor to follow a “one-face-to-the-customer” approach within Europe and operates as a service provider for the European TBA Entities. However, the TBA entities keep the risks and rewards from the receivables, generated by invoicing the end-customer. A second revenue stream consists of sale of material scrap. The scrap produced during the manufacturing process is collected every few hours from the TBA plant and is sold to external third party or Arcelor entities for use in the steel production process.

During the years ended December 31, 2006, 2005 and 2004, TB Gent made distributions of €8,094, €11,744 and €14,727 respectively, to Arcelor (Note 1).

Cash equivalents (Note 9) are part of the central cash pooling of Arcelor and therefore the balance at year-end constitutes a balance with a related party of the Group.

Management believes that related party transactions are carried out on an arm’s-length basis.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

18. Statement of changes in net assets

Acquisition of the remaining shares in Arcelor Tailored Blank Lorraine S.A. (France)

On December 1, 2004 the Group acquired the remaining 48.51% of Arcelor Tailored Blank Lorraine S.A. for €13,200, of which €6,000 was paid during 2005. This transaction was recorded through the elimination of the related minority interest in the amount of €7,407 and a decrease in retained earnings of €5,793.

Distribution to parent as a result of treasury stock transaction in LWB

In December 2005, Laser Welded Blanks Limited (“LWB”) made a payment out of capital for the redemption of 50% of the issued shares. The total consideration was £2,000 (€2,924, or €1,462 to each shareholder). The purchase of LWB’s own shares was made as a result of surplus cash within the business which would not be required for the normal operation of the business within the foreseeable future. Accordingly, this transaction was accounted for as a treasury stock transaction by LWB.

Repurchase of shares by TB Bremen

In 2005, Arcelor Tailored Blank Bremen GmbH (“TB Bremen”) changed the legal structure and became a GmbH under German company law. Following this legal restructure, the entity repurchased part of its issued shares for an amount of €1,300.

Acquisition of the remaining shares in LWB

The Arcelor group acquired the remaining 50% interest in LWB in May 2006 for a total consideration of €3,200. The purchase price was paid by a company external to the Group and recognized as a capital contribution to the Group in the caption “Invested Capital”. Because of the existence of potential voting rights the acquisition was considered as an acquisition of minority interests, resulting in a reclassification from minority interests at the acquisition date (€1,048) to Net Assets attributable to equity holders of the Group. The difference between the consideration paid and the carrying amount of the minority interests (€2,152) was recorded in Retained Earnings.

Acquisition of the remaining shares in Tailor Steel America (USA)

On August 3, 2006, Arcelor acquired the remaining 29.4% shares of Tailor Steel America LLC for a consideration of US$600 (approximately €470). The purchase price was paid by a company external to the Group and recognized as a capital contribution to the Group in the caption “Invested Capital”. The difference between the consideration paid and the carrying amount of the minority interests (€575) was recorded in Retained Earnings. This transaction resulted in a reclassification from minority interests at the acquisition date (€1,045) to Net Assets attributable to equity holders of the Group.

19. Commitments

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
No later than 1 year	746	971
Later than 1 year and no later than 5 years	1,222	2,086
Later than 5 years	—	—

	1,968	3,057

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

20. Reconciliation to U.S. GAAP

The combined financial statements of the Group have been prepared in accordance with IFRS. IFRS vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The reconciliation of the reported net profit prepared under IFRS to the net profit prepared under U.S. GAAP for the years ended December 31, 2006, 2005 and 2004 and the reconciliation of the combined net assets prepared under IFRS to the combined net assets prepared under U.S. GAAP as of December 31, 2006and 2005 are presented below:

Summary of significant differences:

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Net profit for the year attributable to equity holders under IFRS	5,682	13,472	11,120
Items increasing (decreasing) reported net profit:
Acquisition of remaining shares in Arcelor Tailored Blank Lorraine S.A. (“TB Lorraine”)(1)	(3,124)	(2,628)	(219)
Acquisition of remaining shares in Laser Welded Blanks Limited (“LWB”):(2)	(223)	—	—
Acquisition of remaining shares in Tailor Steel America LLC (“TSA”):(3)	93	—	—
Tax effect	1,051	876	73

Net profit under U.S. GAAP	3,479	11,720	10,974

		December 31, 2006 Euros ‘000	December 31, 2005 Euros ‘000
Net Assets attributable to equity holders under IFRS		60,265	72,129
Items increasing (decreasing) Net Assets:
Acquisition of remaining shares in Arcelor Tailored Blank Lorraine S.A. (“TB Lorraine”)(1)		2,228	5,352
Acquisition of remaining shares in Laser Welded Blanks Limited (“LWB”):(2)		2,289	—
Acquisition of remaining shares in Tailor Steel America LLC (“TSA”):(3)		(817)	—
Tax effect		(390)	(1,457)

Net assets under U.S. GAAP		63,575	76,024

(1)	Acquisition of the remaining shares in Arcelor Tailored Blank Lorraine S.A. (“TB Lorraine”):

On December 1, 2004, the Group acquired all the minority interests (the remaining 48.51%) in TB Lorraine(see Note 18).

IFRS Treatment

An acquisition of a minority interest is not considered a business combination under IFRS, as the investee is a combined entity both before and after the transaction. Under IFRS, the excess of the consideration paid over the parent’s share in the investee’s net assets as of the date of the transaction can be recorded either as goodwill or as a change in equity. The Group has elected to apply the “economic entity method” whereby such differences are recorded in equity. As a result of the acquisition of the TB Lorraine minority interests, the Group has recorded a reduction of retained earnings in the amount of €5,793.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

U.S. GAAP Treatment

The acquisition of some or all of the stock held by minority shareholders of a subsidiary is accounted for by the purchase method as a step-acquisition under U.S. GAAP. Consequently, the Group recorded the identifiable net assets acquired as the sum of (i) 48.51% of their respective fair value on the date of the transaction and (ii) 51.49% of their historical fair value, resulting in the accumulation of portions of fair values at different dates. Goodwill was calculated as the difference between the consideration paid and 48.51% of the fair value of the identifiable net assets.

U.S. GAAP requires impairment reviews whenever changes in events or circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Following a reduction of contractually agreed selling prices in March 2006, TB Lorraine considered the contracted customer relationship to be impaired and recorded an impairment charge with the related deferred tax impact. No impairment loss was recognized under IFRS as customer related intangible assets have not been recognized.

Reconciling Effect

As a result of the different treatment between IFRS and U.S. GAAP, the Group:

(i)	increased amortization of intangible assets and deferred tax income by €219 and €73 respectively, for the twelve month period ended December 31, 2004;

(ii)	increased intangible assets, goodwill, deferred tax liabilities and retained earnings by €4,371, €981, €1,457 and €3,895 as of December 31, 2005, respectively, and increased amortization of intangible assets and deferred tax income by €2,628 and €876 respectively, for the twelve month period ended December 31, 2005.

(iii)	recorded an impairment of intangible assets of €1,566, amortisation of intangible assets of €1,558 and deferred tax income of €1,041 respectively, for the year ended December 31, 2006. After giving effect to the impairment charge and the amortisation, an increase of intangible assets, goodwill, deferred tax liabilities and retained earnings of €1,247, €981, €417 and €1,812 was recorded as of December 31, 2006 under U.S. GAAP.

(2)	Treatment of LWB

IFRS Treatment

Under IFRS, because of the existence of potential voting rights over the remaining 50% in LWB, assets, liabilities and results of operations of LWB were combined with the respective assets, liabilities and income statement line items and minority interests were recognised. On May 10, 2006 the Group acquired the remaining 50% of the share capital in LWB (see note 18). The acquisition represents an acquisition of minority interest. As described above an acquisition of a minority interest is not considered a business combination under IFRS, the excess of the consideration paid over the parent’s share in the investee’s net assets as of the date of the transaction can be recorded either as goodwill or as a change in equity. The Group has elected to apply the “economic entity method” whereby such differences are recorded in equity. The Group has recorded a reduction of retained earnings in the amount of €2,152 as a result of the acquisition of the LWB minority interests.

U.S. GAAP Treatment

Under U.S. GAAP, LWB was considered an operating joint venture which was accounted for under the equity method.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

Under U.S. GAAP, the acquisition of control over a business is accounted for as a business combination pursuant to FAS 141 Business Combinations. The Group recorded LWB’s identifiable net assets acquired as the sum of (i) 50% of the fair value on the date of the transaction and (ii) 50% of the historical fair value, resulting in the accumulation of portions of fair values at different dates. Goodwill was calculated as the difference between the consideration paid and 50% of the fair value of the identifiable net assets.

Reconciling effect

For the year ended December 31, 2005 the reclassification from the balance sheet captions under IFRS to the caption “Investment accounted for under the equity method” under U.S. GAAP is as follows:

Balance sheet captions	December 31, 2005 Euros ‘000
Property, plant and equipment, net	(1,342)
Inventories	(304)
Trade receivables	(700)
Other receivables	(56)
Cash and cash equivalents	(34)
Deferred taxes	216
Trade and other amounts payables	346
Minority interests	937

Net assets and liabilities reclassified	937

On May 10, 2006 the Group recorded as a result of the different treatment between IFRS and U.S. GAAP for the acquisition of the remaining shares, a 50% fair value adjustment recognized on the assets acquired and liabilities assumed of LWB, corresponding to (i) a step-up of €1,465 on intangible assets representing contracted customer relationships, (ii) €67 of step-up on property, plant and equipment, (iii) €19 step-up on inventory, (iv) €896 goodwill, (v) €295 deferred tax liability, and (vii) the related adjustment in retained earnings of €2,152.

Following the increase in the value of LWB’s net assets under U.S. GAAP as of the acquisition date, the amount of amortisation on contracted customer relationships is increased by €195, the cost of sales is increased by €19, depreciation on property, plant and equipment is increased by €9 and deferred tax income is increased by €42 for the 8-month period of combination of LWB. As a result of the different treatment between IFRS and U.S. GAAP, the Group increased intangible assets, property, plant and equipment, goodwill, deferred tax liabilities , retained earnings and the currency translation reserve by €1,308, €60, €921, €260, €1,971 and €58 as of December 31, 2006, respectively.

(3)	Acquisition of the remaining shares in Tailor Steel America LLC (“TSA”):

On August 3, 2006, the Group acquired the remaining 29.40% minority interests in TSA (see Note 18). Prior to this transaction, TSA was already a combined entity of the Group.

IFRS Treatment

An acquisition of a minority interest is not considered a business combination under IFRS, as the investee is a combined entity both before and after the transaction. Under IFRS, the excess of the consideration paid over the parent’s share in the investee’s net assets as of the date of the transaction can be recorded either as

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

goodwill or as a change in equity. The Group has elected to apply the “economic entity method” whereby such differences are recorded in equity. As a result of the acquisition of TSA’s minority interests, the Group has recorded an increase in retained earnings in the amount of €575.

U.S. GAAP Treatment

The acquisition of some or all of the stock held by minority shareholders of a combined entity is accounted for by the purchase method as a step-acquisition under U.S. GAAP. Consequently, the Group recorded the identifiable net assets acquired as the sum of (i) 29.4% of the fair value on the date of the transaction and (ii) 70.6% of the historical fair value, resulting in the accumulation of portions of fair values at different dates. The difference between the consideration paid (€470) and 29.4% of the fair value of the identifiable net assets determined on the transaction date (€1,045), was recorded as step down in property, plant and equipment with related deferred tax effects.

Reconciling Effect

As a result of the different treatment between IFRS and U.S. GAAP, the Group:

(i)	as of the acquisition date, decreased property, plant and equipment and retained earnings by €884 and €575, respectively, and increased deferred tax assets by €309;

(ii)	decreased property, plant and equipment, retained earnings and currency translation reserve by €817, €515 and €16 respectively, and increased deferred tax assets by €286 as of December 31, 2006, and decreased depreciation of property, plant and equipment and increased deferred tax expense by €93 and €33 respectively, for the year ended December 31, 2006.

Presentation of deferred taxes in the balance sheet under U.S. GAAP

Under IFRS, deferred taxes are always presented as non-current on the balance sheet. Under U.S. GAAP, deferred taxes have to be classified as current and non current items. As of December 31, 2006and 2005,deferred tax assets of €739 and €704, respectively, would be presented as current deferred tax assets under U.S. GAAP. In 2006and 2005 there were no current deferred tax liabilities under U.S. GAAP.

Under IFRS, a deferred tax asset is only recognised when it is ‘probable’ that it will be realised. Under U.S. GAAP, all deferred tax assets are recognised and a valuation allowance is set up to the extent that it is ‘more likely than not’ that the deferred tax assets will not be realised. Under U.S. GAAP deferred tax assets have been recognized for tax credits resulting from tax losses carryforwards and investment deductions (see note 12) in the amount of €5,492 and €5,622 as of December 31, 2006 and 2005, respectively. However, under U.S. GAAP a partial valuation allowance has been recorded in the amount of €4,213 and €4,210 as of December 31, 2006 and 2005, respectively. As a consequence, the combined financial statements present net deferred tax assets in the amount of € 1,279 and €1,412 as of December 31, 2006 and 2005, respectively.

Income statement information under U.S. GAAP

Cost of sales

Under IFRS, costs and expenses can be presented either by function or by nature. However, disclosure of expenses by nature is required in the footnotes if the functional presentation is used on the face of the income statement.

Notes to the Combined Financial Statements—(Continued)

(All amounts in € ‘000 except as noted)

Under U.S. GAAP, costs and expenses applicable to each category of sales and revenues are typically disclosed on the income statement. As a result of this difference in presentation, the Group has prepared a summary of costs and expenses that management believes are related to revenues, i.e “cost of sales” figures, as follows:

	Year ended December 31, 2006 Euros ‘000	Year ended December 31, 2005 Euros ‘000	Year ended December 31, 2004 Euros ‘000
Raw materials	179,568	156,710	138,476
Labor	18,329	17,385	16,494
Other (subcontracting, energy, services and other costs)	25,791	20,424	20,186

Cost of sales under US GAAP	223,688	194,519	175,156

U.S. GAAP accounting pronouncements issued but yet not adopted

FAS 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value and expands the required disclosures of fair value measurements. This statement does not require a new fair value measurement, but emphasizes that fair value is a market-based measurement, not an entity specific measurement. The expanded disclosure requirements will apply to interim and annual periods subsequent to initial recognition and focus on inputs used to measure fair value. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. Management is currently in the process of evaluating the impact on the Group’s combined financial position or results of operations.

FIN 48, Accounting for Uncertainty in Income Taxes, clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management is currently in the process of evaluating the impact on the Group’s combined financial position or results of operations.

21. Post-balance sheet events

On March 16th, 2007, Arcelor Mittal and Noble International, Ltd. (“Noble”) announced a definitive agreement for the combination of Arcelor Mittal’s laser-welded tailored blank business (“TBA”) with Noble. Under the terms of the transaction, Arcelor Mittal will receive from Noble consideration of US$300 million, in a combination of cash, a Noble note and assumption of certain TBA financial obligations and 9,375,000 shares of Noble common stock with an agreed value of $18 per share. Upon completion, Arcelor Mittal will become the largest stockholder of Noble, owning approximately 40% of the issued and outstanding common shares. Arcelor will also obtain four of nine seats on Noble’s board of directors. Completion of the transaction is expected to occur in June 2007, and is subject to a number of conditions, including Noble shareholder approval, receipt by Noble of not less than $125 million in debt financing, anti-monopoly clearances and other customary conditions.

APPENDIX A

CONFORMED COPY

SHARE PURCHASE AGREEMENT

between

ARCELOR S.A.

and

NOBLE INTERNATIONAL, LTD.

Dated as of March 15, 2007

A-i

A-ii

A-iii

A-iv

INDEX OF ARCELOR DISCLOSURE DOCUMENT

Section 1.1(a)	Business

Section 1.1(b)	Company

Section 1.1(c)	Excluded Assets

Section 1.1(d)	Knowledge

Section 5.1	Power and Authority

Section 5.2	No Violation of Laws and Regulations

Section 5.3	Existence of Group Members

Section 5.6	Ownership of the Companies

Section 5.7(a)	Financial Information

Section 5.7(b)	Reconciliation to US Accounting Principles

Section 5.8(a)	List of Owned Real Property

Section 5.8(b)	Disclosures With Respect to Real Property

Section 5.9	Leases

Section 5.10(a)	Environmental Documents

Section 5.10(b)	Environmental Compliance

Section 5.10(c)	EHS Permits

Section 5.10(d)	Ongoing Remedial Work

Section 5.11	Title to Properties and Assets; Encumbrances

Section 5.12	Assets

Sections 5.13(a)	Material Contracts; Certain Other Agreements
and (b)

Section 5.14(a)	Breach of (a) Material Contracts and (b) Other Agreement
and (b)

Section 5.15	No Conflict

Section 5.16(a)	Retained Intellectual Property

Section 5.16(b)	Licensed Intellectual Property

Section 5.16(c)	Target Intellectual Property

Section 5.16(d)	Intellectual Property Disclosure

Section 5.17(a)	Compliance with Laws, Regulations and Permits

Section 5.17(b)	Impairment of Arcelor Material Permits

Section 5.17(c)	Impairment of Arcelor Material Permits

Section 5.18	Insurance

Section 5.19(a)	Key Employees

Section 5.19(b)	Middle Managers

Section 5.19(c)	All Business Employees

A-v

Section 5.19(i), (ii), (iii), (iv), (v), (vi) and (vii)	Employees and Other Representatives—Payment Due to Employees, Collective Bargaining or Unionization Agreements, Severance and Other Payments Due from Noble or Group Members After Transactions, Former Employees Entitled to Re-Employment by Group Members, Employees who have Given Notice of Termination, Strikes or Work Stoppages; Compliance with Labor and Employment Laws

Section 5.20(i), (ii), (iv), (v), (vi) and (x)	Employee Benefit Plans—Arcelor Group Private Social Plans, Arcelor Group Government Social Plans, Plan Termination Liability With Respect to Arcelor Group Government Social Plans, Accelerated Benefit, Payments due to Transactions, Estimates

Section 5.21	Litigation

Section 5.22	Events Since the Financial Statement Date

Section 5.23	Tax

Section 5.24	Accounts Receivable

Section 5.25	Products

Section 5.26(a)	Major Customers and Suppliers—Major Customers

Section 5.26(b)	Major Customers and Suppliers—Major Suppliers

Section 5.26(c)	Major Customers and Suppliers—Critical Suppliers

Section 5.28	Arcelor’s Affiliates’ Relationships with the Group

Section 5.31	Broker’s or Finder’s Fees

Section 14.1	Indemnification of Certain Other Matters

Section 16.2	Execution of Transition Services Agreement

Section 16.3	Execution of Steel Supply and Arcelor Auto Services Agreement

Section 16.5	Execution of Standstill and Stockholder Agreement

Section 16.6	Execution of Registration Rights Agreement

Section 16.7	Execution of Contract Manufacturing Agreement

Section 16.8	Execution of Intellectual Property License Agreement

INDEX OF NOBLE DISCLOSURE DOCUMENT

Section 1.1(d)	Knowledge

Section 6.1	Power and Authority of Noble

Section 6.2	No Violation of Laws and Regulations

Section 6.3	Existence of Affiliates

Section 6.5	Exchange Shares

Section 6.6	Ownership of Subsidiaries

Section 6.7	SEC Reports and Financial Statements

Section 6.8	Absence of Certain Changes or Events

Section 6.9(a)	Real Property—List of Owned Real Property

Section 6.9(b)	Real Property—Disclosure With Respect to Real Property

Section 6.10	Leases

Section 6.11(a)	Environmental Liability—List of Material Documents Concerning Environmental Liabilities

Section 6.11(b)	Environmental Liability—Environmental Compliance

Section 6.11(c)	Environmental Liability—List of EHS Permits

A-vi

Section 6.12	Title to Properties and Assets; Encumbrances

Section 6.13	Assets

Section 6.14(a)	Material Contracts; Certain Other Agreements—Material Contracts

Section 6.14(b)	Material Contracts; Certain Other Agreements—Certain Other Agreements

Section 6.15(a)	Breach of Agreement

Section 6.16	No Conflict

Section 6.17	Intellectual Property

Section 6.18(a)	Compliance with Laws, Regulation and Permits—Description of Licenses, Permits and Authorizations

Section 6.18(b)	Compliance with Laws, Regulations and Permits—Non-Compliance with Noble Material Permits

Section 6.18(c)	Compliance with Laws, Regulations and Permits—Impairment of Noble Material Permits

Section 6.19	Insurance

Section 6.20(a)	Employees and Other Representatives—Key Employees

Section 6.20(b)	Employees and Other Representatives—Written Employment Contracts with Key Employees

Section 6.20(i)	Employees and Other Representatives—Payment Due to Employees

Section 6.20(ii)	Employees and Other Representatives—Collective Bargaining or Unionization Agreements, Severance and Other Payments Due from Noble or Group

Section 6.21(i)	Employee Benefit Plans—Noble Private Social Plans

Section 6.21(ii)	Employee Benefit Plans—Noble Government Social Plans

Section 6.21(x)	Employee Benefit Plans—Estimates

Section 6.22	Litigation

Section 6.23	Taxes

Section 6.26(a)	Major Customers and Suppliers—Major Customers
Section 6.26(b)	Major Customers and Suppliers—Major Suppliers

Section 6.28	Noble’s Affiliates’ Relationships with Noble

Section 8.4(iii)(B)	Conduct of Business Pending Closing—Noble Payment and Incentive Programs

INDEX OF EXHIBITS

Exhibit 2.1(a)	Form of Assumption Agreement

Exhibit 2.1(b)	Form of Assignment Agreement

Exhibit 2.1(c)	Description of Reorganization

Exhibit 2.2(a)	Form of Assignment of Target Intellectual Property

Exhibit 2.2(b)	Form of Intellectual Property License Agreement

Exhibit 4.1	Subordinated Promissory Note

Exhibit 9.2	Required Consents

Exhibit 11.2(i)	Form of Arcelor Executive Officer’s Certificate

Exhibit 11.3(i)	Form of Noble Executive Officer’s Certificate

Exhibit 15.7	Purchase Price Allocation

Exhibit 16.2	Form of Transition Services Agreement

Exhibit 16.3	Form of Steel Supply and Auto Services Agreement

Exhibit 16.4	Form of Voting and Support Agreement

Exhibit 16.5	Form of Standstill and Stockholder Agreement

Exhibit 16.6	Form of Registration Rights Agreement

Exhibit 16.7	Form of Contract Manufacturing Agreement.

A-vii

CONFORMED COPY

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is entered into on this 15th day of March, 2007, between ARCELOR S.A, a Luxembourg corporation, with an address at 19, avenue de la Liberté, L-2930 Luxembourg (“Arcelor”), and NOBLE INTERNATIONAL, LTD., a Delaware corporation, with an address at 28213 Van Dyke Avenue, Warren, Michigan 48093 USA (“Noble”).

WHEREAS, Arcelor desires to sell to Noble, and Noble desires to purchase, substantially all of the laser-welded blanks business properties and assets (both tangible and intangible) which are directly or indirectly owned or controlled by Arcelor, other than the Powerlasers laser-welded blanks businesses of Dofasco Inc. (“Dofasco”), a Canadian corporation owned by a trust of which Arcelor is beneficiary;

WHEREAS, for the purpose of facilitating that sale, Arcelor has undertaken to organize a private limited liability company (een besloten vennootschap) under the laws of the Netherlands (“Holding”);

WHEREAS, for the purpose of facilitating that purchase, Noble has undertaken to organize a private limited liability company (een besloten vennootschap) under the laws of the Netherlands (“Noble BV”) and a limited liability company under the laws of the State of Delaware (“Noble LLC”);

WHEREAS, Arcelor has transferred certain of its assets and Affiliates to Holding, which shall own, directly or indirectly, immediately prior to the Closing (as hereinafter defined), substantially all of Arcelor’s laser-welded blanks business, other than the portions owned and operated by Tailor Steel America, LLC, a Delaware limited liability company (“TSA”), and Powerlasers (as hereinafter defined); and

WHEREAS, pursuant to this Agreement, Arcelor, directly or indirectly, will transfer all of the outstanding Shares (as hereinafter defined) of Holding and TSA to Noble BV and Noble LLC, respectively, and Noble BV and Noble LLC will accept such transfers, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS

1.1 Certain Definitions

When used in this Agreement, the following words and expressions shall have the meaning set forth below (such meaning to be applicable to both the singular and the plural form of such words and expressions).

“Accounts Receivable”	shall mean all notes, drafts, accounts receivable (including unbilled receivables) and other rights to payment and the full benefit of all security for such rights to payment, including all accounts receivable arising from goods shipped or sold or services rendered to customers.

“Accrued Tax Liability”	shall have the meaning set forth in Section 4.4(i).

“Acquisition Debt”	shall mean all Liabilities incurred on or after the Closing Date pursuant to Noble’s debt financing contemplated by Section 9.4.

“Adjustment Amount”	shall have the meaning set forth in Section 4.3.

“Affiliates”	shall mean the legal entities in which a Person, directly or indirectly, (i) owns or controls more than 50 percent of the outstanding voting Shares, (ii) exercises or otherwise controls more than 50 percent of the voting power, or (iii) by agreement or similar arrangement in effect has a controlling influence.

“Agreement”	shall mean this Share Purchase Agreement, including the Arcelor Disclosure Document, the Noble Disclosure Document and all the Exhibits attached hereto, each of which constitutes an integral part of this Agreement.

“Ancillary Agreements”	shall mean, collectively, (i) the Intellectual Property License Agreement referred to in Section 2.2, (ii) the Transition Services Agreement referred to in Section 16.2, (iii) the Supply and Auto Services Agreement referred to in Section 16.3, (iv) the Voting and Support Agreement referred to in Section 16.4, (vi) the Standstill and Stockholder Agreement referred to in Section 16.5, (vii) the Registration Rights Agreement referred to in Section 16.6, (viii) the Contract Manufacturing Agreement referred to in Section 16.7, (ix) the Assumption Agreement referred to in Section 2.1, (x) the Assignment Agreement referred to in Section 2.1, (xi) the Master Lease Agreement referred to in Section 16.9, (xii) the Noble Note and (xiii) each other agreement or instrument to be executed and delivered by either or both of the parties in connection with the consummation of the Transactions.

“Arcelor”	shall have the meaning set forth in the preamble to this Agreement.

“Arcelor Acquisition Proposal”	shall have the meaning set forth in Section 7.12(i).

“Arcelor’s Auditors”	shall mean KPMG Audit S.à.r.l.

“Arcelor Disclosure Document”	shall mean that certain Arcelor Disclosure Document dated the date of this Agreement and delivered by Arcelor to Noble on and as of this date.

“Arcelor Group Government Social Plans”	shall have the meaning set forth in Section 5.20(ii).

“Arcelor Group Private Social Plans”	shall have the meaning set forth in Section 5.20(i).

“Arcelor Group Returns”	shall have the meaning set forth in Section 5.23(i).

“Arcelor Indemnitees”	shall have the meaning set forth in Section 15.1(b).

“Arcelor Material Permit”	shall have the meaning set forth in Section 5.17.

“Assignment Agreement”	shall have the meaning set forth in Section 2.1.

“Assumption Agreement”	shall have the meaning set forth in Section 2.1.

“Binding Letter of Intent”	shall mean the letter agreement, dated October 26, 2006 and executed and delivered by Arcelor on October 27, 2006, between Noble and Arcelor.

“Business”	shall mean the laser-welded blanks business presently conducted by Arcelor and the Concerned Arcelor Affiliates, together with all such other business as is conducted by the Group Members.

“Business Day”	shall mean any week day when banks are open for general banking business in Paris and New York.

“Business Material Adverse Effect”	shall mean any event, circumstance, change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Group, taken as a whole, but excluding (i) events, circumstances, changes or effects that generally affect the industries or markets in which Group Members operate (and do not arise from events, circumstances, changes or events described in the immediately succeeding clauses (ii) or (iii) or arising from or relating to changes in laws or regulations or judicial interpretation thereof, except, in each case, to the extent the Group Members are affected in a materially disproportionate manner as compared to other similar companies); (ii) events, circumstances, changes or effects affecting the United States, European or world financial markets, or general economic or political conditions; (iii) events, circumstances, changes or effects arising from terrorism, attack, war, riot, insurrection, other armed conflict or civil disorder; (iv) changes or effects arising out of or resulting from the execution and delivery of this Agreement or the public announcement thereof, or the consummation of the Transactions; (v) any events, circumstances, changes or effects that result from any action taken at the request of Noble and not contemplated by this Agreement; (vi) any adverse development relating to a customer; (vii) any failure to meet any projections, forecasts or predictions (it being understood that the facts or events giving rise or contributing to such failure may be deemed to constitute such a material adverse effect or be taken into account in determining whether such a material adverse effect has occurred); and (ix) any change in accounting rules or procedures.

“Closing”	shall mean the consummation of the Transactions contemplated by this Agreement pursuant to Section 11.

“Closing Cash”	shall have the meaning set forth in Section 4.1.

“Closing Date”	shall mean June 29, 2007, or such other date as the parties shall agree upon in writing.

“Closing Financial Statements”	shall have the meaning set forth in Section 4.4(i).

“Closing Working Capital”	shall mean the sum of Accounts Receivable plus Inventory minus Trade Payables, in each case as of the Closing Date, (a) of the Business and (b) of the laser-welded blanks, blanking and patch welding operations of each of Arcelor

Tailored Blank Liège, a Belgian corporation, and Arcelor Tailored Blank Eisenhüttenstadt GMBH, a German corporation; with respect to the Business, such amounts shall be as set forth on the consolidated balance sheet included in the Closing Financial Statements; and, with respect to such other businesses, such amounts shall be determined on the same basis and applying the same accounting principles, policies and practices that were used in preparing the financial statements of Arcelor Tailored Blank Liège and Arcelor Tailored Blank Eisenhüttenstadt GMBH as of December 31, 2006 and for the year then ended.

“Code”	shall mean the United States Internal Revenue Code of 1986, as amended.

“Company”	shall mean any entity (directly or indirectly) wholly-owned or to be wholly-owned by Holding after the Reorganization and listed in Section 1.1(b) of the Arcelor Disclosure Document.

“Concerned Arcelor Affiliates”	shall mean Arcelor’s Affiliates engaged in any way in the laser-welded blanks business, other than (a) Arcelor Steel Belgium (formerly named Sidmar N.V.), a Belgian corporation, (b) Arcelor Tailored Blank Liège, a Belgian corporation, (c) Arcelor Tailored Blank Eisenhüttenstadt GMBH, a German corporation, and (d) Powerlasers; provided that any Arcelor Affiliate that, upon transfer of a portion of its assets or business in connection with the Reorganization, ceases to engage in the laser-welded blanks business shall upon such transfer cease to be a Concerned Arcelor Affiliate.

“Confidential Information”	shall mean confidential and proprietary information of any kind or nature whatsoever, whether written or oral, including financial information, trade secrets, customer lists, know-how and other proprietary information, which information is not generally available to the public.

“Confidentiality Agreement”	shall mean the letter agreement dated as of July 10, 2005 between Noble and Arcelor, extended as of April 17, 2006 to include Powerlasers.

“Consultant”	shall mean Advention Business Partners.

“Current Assets”	shall mean Accounts Receivable, Inventory, prepaid expenses, deposits and other assets or resources reasonably expected to be realized in cash or sold or consumed during the twelve months immediately following the Closing Date, excluding, however, cash, cash equivalents, marketable securities and deferred Tax assets.

“Department of Justice Consent Decree”	shall mean the final judgment filed on August 1, 2006, in the United States District Court for the District of Columbia in the matter styled United States v. Mittal Steel Company N.V., Civil Action No. 1:06CV01360-ESH, and the related Hold Separate Stipulation and Order (which was terminated as of February 20, 2007).

“Dofasco”	shall have the meaning set forth in the recitals to this Agreement.

“EBITDA”	shall mean earnings before interest, taxes, depreciation and amortization expenses.

“EHS Law”	means all applicable law (whether criminal, civil or administrative), judgment, court order, statute, statutory instrument, regulation, directive, European Union decision (insofar as legally binding), treaty, government circular, or instruction or decision of any competent regulatory body in force from time to time relating to EHS Matters.

“EHS Matters”	means all or any matters relating to the pollution or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants.

“EHS Permits”	means all or any material permits, consents, licenses, approvals, certificates and other authorizations required by EHS Law for the operation of the business of any Person or the condition or use of any real property.

“Employment Liabilities”	means (i) up to 400,000 euro in aggregate amount of liabilities of Group Members relating to the Business under the Arcelor Group Private Social Plans and the Arcelor Group Government Social Plans that are either accrued or are disclosed in Section 5.20(iv) or 5.20(v) of the Arcelor Disclosure Document (any other liabilities under such Plans being Retained Liabilities) and (ii) all of the ordinary-course, current liabilities of Group Members for salary and benefits (excluding any bonuses) pertaining to employees associated with the Business on the Closing Date.

“Environment”	means any air (including air within natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, ground water and water in drains and sewers) or land (including surface land, sub-surface land, seabed and river bed under water).

“Estimated Cash”	shall have the meaning set forth in Section 4.2.

“Exchange Act”	shall have the meaning set forth in Section 6.7.

“Exchange Shares”	shall mean the shares of Noble to be issued to Arcelor at Closing, in accordance with Section 4.1 hereof.

“Excluded Assets”	shall mean all cash, cash equivalents, marketable securities, Retained Intellectual Property, Licensed Intellectual Property, those assets listed in Section 1.1(c) of the Arcelor Disclosure Document and those assets listed in Exhibit 2.1(c) to be transferred from Holding or TSA to an Arcelor Affiliate pursuant to the Reorganization prior to the Closing, together with all those assets (whether known or unknown, absolute or contingent, accrued or unaccrued) arising from events occurring or circumstances existing before the

Closing and acquired or held by a Group Member after the Closing, but not a Fixed Asset, Account Receivable, Inventory or Other Asset of a Group Member upon the Closing (nor proceeds of any thereof). For avoidance of doubt, the parties stipulate that Tax refunds received post-Closing but relating to pre-Closing periods shall be Excluded Assets but that deferred Tax assets shall not be Excluded Assets.

“Fixed Assets”	shall mean all real property, including all buildings, fixtures, improvements, appurtenances, division rights and other interests in real property, and all tangible personal property, including all machinery, equipment, tooling (including off-premises tooling), furniture, computer hardware, vehicles and other items of tangible personal property and all rights in tangible personal property in the possession of others, excluding, however, any and all Current Assets and all Excluded Assets.

“Financial Statements”	shall have the meaning set forth in Section 7.2.

“Form 8-K”	shall have the meaning set forth in Section 7.2.

“French Agreements”	shall have the meaning set forth in Section 17.7.

“Government Social Plans”	shall have the meaning set forth in Section 5.20(ii).

“Group”	shall mean, collectively, Holding, TSA and the Companies.

“Group Member”	shall mean any of Holding, TSA or the Companies.

“Hazardous Substance”	means any chemicals, wastes, substances and materials or any other matter regulated by any EHS Law, including radioactive matter, ozone depleting substances, petroleum and fractions thereof, and asbestos-containing materials.

“Holding”	shall have the meaning set forth in the recitals to this Agreement.

“HSR Act”	shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to such Act or any successor law.

“IFRS Accounting Principles”	shall mean International Financial Reporting Standards accounting principles.

“Insurance Coverage”	shall have the meaning set forth in Section 14.9(a).

“Insurance Coverage Claim”	shall have the meaning set forth in Section 14.9(a).

“Intellectual Property”	shall mean any and all trade names, trade marks, service marks, Confidential Information, industrial designs, utility models, copyrights, patents, domain names or similar rights, including applications or licenses for any of the foregoing.

“Intellectual Property License Agreement”	shall have the meaning set forth in Section 2.2.

“Intra-company Loans”	shall mean the net amount of any and all indebtedness (including accrued interest) of Holding or of any Company for borrowed money (whether or not evidenced by a promissory note) owing to Arcelor or any of Arcelor’s Affiliates (other than a Group Member) immediately prior to the Closing.

“Inventory”	shall mean all inventories of raw materials, work-in-process and finished goods (including all such in transit, whether to or from the owner), and all spare, service and repair parts, supplies and components held for sale, together with related packaging materials.

“Key Employees”	shall mean the individuals identified in Section 5.19(a) of the Arcelor Disclosure Document and in Section 6.20(a) of the Noble Disclosure Document.

“Knowledge”	of Arcelor or Noble shall mean the knowledge of any one or more Key Employees of such party or of any other individual identified in Section 1.1(d) of the Arcelor Disclosure Document or Section 1.1(d) of the Noble Disclosure Document, as the case may be, with respect to such party, following due inquiry by such individuals of appropriate officers and employees responsible for the operation of the business of such party.

“Liabilities”	shall mean, with respect to any Person, any liability or obligation (including any remediation obligation) of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property”	shall mean the Intellectual Property listed in Section 5.16(b) of the Arcelor Disclosure Document.

“Liens”	shall have the meaning set forth in Section 5.11.

“Loss”	shall have the meaning set forth in Section 14.2.

“Material Competition Obligation”	shall mean an obligation that would require a Person to divest itself of any business, product line or asset or to take or agree to take any action or agree to any limitation that would have a Business Material Adverse Effect (if imposed on Arcelor or Arcelor’s Affiliates) or a Noble Material Adverse Effect (if imposed upon Noble or any Group Member).

“Material Contract”

shall mean any contractual obligation of any Person:

(i)     imposing either a liability for payment or obligation of at least $1 million annually; or

(ii)    imposing either a liability for payment or obligation of at least $250,000 annually and which cannot be terminated by the relevant Person within 12 months; or

(iii)  involving an annual lease-payment commitment of at least $1 million; or

(iv)   pursuant to a stockholders’ agreement or similar arrangement to which the Person is a party; or

(v)    pursuant to any distributor or agency agreements with parties other than such Person’s Affiliates; or

(vi)   pursuant to any license agreements with parties other than such Person’s Affiliates; or

(vii) pursuant to any other contract not in the ordinary course of business.

“Middle Managers”	shall mean the individuals identified in Section 5.19(b) of the Arcelor Disclosure Document.

“Neutral Accountants”	shall have the meaning set forth in Section 4.4(iii).

“Noble”	shall have the meaning set forth in the preamble to this Agreement.

“Noble Acquisition Proposal”	shall have the meaning set forth in Section 8.9(i).

“Noble BV”	shall have the meaning set forth in the recitals to this Agreement.

“Noble Disclosure Document”	shall have the meaning set forth in Section 6.1.

“Noble Group Government Social Plans”	shall have the meaning set forth in Section 6.21(ii).

“Noble Group Private Social Plans”	shall have the meaning set forth in Section 6.21(i).

“Noble Group Returns”	shall have the meaning set forth in Section 6.23(i).

“Noble Indemnitees”	shall have the meaning set forth in Section 15.1(a).

“Noble Intellectual Property”	shall have the meaning set forth in Section 6.17.

“Noble LLC”	shall have the meaning set forth in the recitals to this Agreement.

“Noble Material Adverse Effect”	shall mean any event, circumstance, change or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of Noble, but excluding (i) events, circumstances, changes or effects that generally affect the industries or markets in which Noble operates (and do not arise from events, circumstances, changes or events described in the immediately succeeding clauses (ii) or (iii) or arising from or relating to changes in laws or regulations or judicial interpretation thereof, except, in each case, to the extent Noble is affected in a materially disproportionate manner as compared to other similar companies); (ii) events, circumstances, changes or effects affecting the United States, European or world financial markets, or general economic or political conditions; (iii) events, circumstances, changes or effects arising from terrorism, attack, war, riot, insurrection, other armed conflict or civil disorder; (iv) changes or effects arising out of or resulting from the execution and delivery of this Agreement or the public announcement thereof, or the consummation of the Transactions; (v) any events, circumstances, changes or effects that result from any action taken at the request of Arcelor and not contemplated by this Agreement; (vi) any adverse development relating to a customer; (vii) any failure to meet any projections, forecasts or predictions (it being understood that the facts or events giving rise or contributing to such failure may be deemed to constitute such a material adverse effect or be taken into account in determining whether such a material adverse effect has occurred); and (viii) any change in accounting rules or procedures.

“Noble Material Permit”	shall have the meaning set forth in Section 6.18.

“Noble Note”	shall have the meaning set forth in Section 4.1.

“Noble SEC Documents”	shall have the meaning set forth in Section 6.7.

“Noble Stockholders Meeting”	shall have the meaning set forth in Section 8.1.

“Noble’s Auditors”	shall mean Deloitte & Touche LLP, Noble’s external auditors.

“Other Assets”	shall mean all the assets, tangible and intangible, of Arcelor and the Concerned Arcelor Affiliates used in or held for use in the Business (other than Fixed Assets, Accounts Receivable and Inventory), directly or indirectly, including: all lease contracts and licenses covering real or personal property pertaining to and necessary for the conduct of the Business, whether or not listed in Section 5.9 of the Arcelor Disclosure Document; all Material Contracts (whether or not listed in Section 5.13(a) of the Arcelor Disclosure Document), other contracts and contract rights, in each case pertaining to the Business and to which any of the Group Members is a party or is otherwise bound; the Target Intellectual Property; all licenses, permits and authorizations required for operation of the Business that Arcelor and the Concerned Arcelor Affiliates possess (to the extent the same may be legally transferred); all books and records of the Group Members; all advertising materials, sales literature, promotional literature, catalogs and similar or related materials used in the Business; all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to the Business); and all goodwill associated with the Business. Other Assets shall exclude, however, any and all right, title or interest in or to (i) the name “Arcelor” and all goodwill associated therewith and (ii) the Excluded Assets.

“Permitted Liabilities”	shall mean Trade Payables and Employment Liabilities.

“Person”	shall mean an individual or an entity as the context requires.

“Plan Affiliate”	shall have the meaning set forth in Section 6.21.

“Powerlasers”	shall mean Powerlasers Corporation, a Michigan corporation, and Powerlasers Limited, an Ontario corporation.

“Private Social Plans”	shall have the meaning set forth in Section 6.21(i).

“Proxy Statement”	shall have the meaning set forth in Section 8.1.

“Purchase Price”	shall have the meaning set forth in Section 4.1.

“Purchase Shares”	shall mean all of the outstanding Shares of Holding and TSA.

“Reimbursed Amounts”	shall have the meaning set forth in Section 14.9(b).

“Reorganization”	shall mean the transactions described on Exhibit 2.1(c) as such transactions may be modified by the parties following consultation in accordance with Section 2.3.

“Required Consents”	shall have the meaning set forth in Section 9.2.

“Required Working Capital”	shall mean 35,000,000 euro.

“Retained Intellectual Property”	shall mean the Intellectual Property listed in Section 5.16(a) of the Arcelor Disclosure Document.

“Retained Liabilities”	shall have the meaning set forth in Section 2.1.

“SEC”	shall have the meaning set forth in Section 6.7.

“Securities Act”	shall have the meaning set forth in Section 6.7.

“Shares”	shall mean the shares, membership interests, partnership interests or other equity or ownership interest in an entity.

“Superior Proposal”	shall have the meaning set forth in Section 8.9(ii).

“Target Intellectual Property”	shall mean the Intellectual Property (other than the Licensed Intellectual Property or the Retained Intellectual Property) used in the Business, identified in Section 5.16(c) of the Arcelor Disclosure Document.

“Tax”	shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any governmental body.

“Tax Arbitrator”	shall have the meaning set forth in Section 15.4.

“Tax Dispute”	shall have the meaning set forth in Section 15.4.

“Tax Matter”	shall have the meaning set forth in Section 15.3.

“Tax Return”	shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any governmental body relating to any Tax.

“Trade Payables”	shall mean the trade payables incurred in the ordinary course of the Business consistent with past practice but excluding the costs of the Transactions and Liabilities for income Taxes. For the avoidance of doubt, the parties stipulate that Trade Payables shall include liabilities incurred in the ordinary course of the Business consistent with past practice with respect to the acquisition of Fixed Assets so long as such liabilities are within terms (as the same may have been modified by course of dealing).

“Transactions”	shall mean the transactions contemplated by this Agreement and the Ancillary Agreements, including the Reorganization.

“TSA”	shall have the meaning set forth in the recitals to this Agreement.

“US Accounting Principles”	shall mean United States generally accepted accounting principles.

1.2 Further Definitions; Rules of Construction

Other words or expressions which are intended to have a specific meaning are explained in the context in which the word or the expression is used for the first time in the Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; and (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law.

2. REORGANIZATION OF THE BUSINESS

2.1 In General

Historically, the Business had been operated by TSA, the existing Companies and certain other Concerned Arcelor Affiliates, some of which had been operating their respective parts of the Business as a division among other lines of business. More recently, Arcelor caused the Business to be reorganized into a separate group of companies (corporations, limited liability companies or the equivalent) whose business and operations are limited exclusively to the Business (except as otherwise set forth herein or in the Ancillary Agreements). Arcelor covenants with Noble that, immediately prior to the Closing, (a) Arcelor shall expressly assume, by an instrument substantially in the form of Exhibit 2.1(a) (the “Assumption Agreement”), all Liabilities of all Group Members other than Permitted Liabilities and other than Intra-company Loans and (b) Arcelor shall transfer all Excluded Assets to one or more of Arcelor’s Affiliates other than the Group Members by an instrument substantially in the form of Exhibit 2.1(b) (the “Assignment Agreement”). The parties agree that, immediately following the Closing and subject to repayment in full of the Intra-company Loans pursuant to Section 4.2, all Liabilities of all Group Members (other than Permitted Liabilities and Acquisition Debt) are and shall be “Retained Liabilities.” Arcelor further covenants with Noble that, immediately prior to the Closing, Arcelor will be the direct or indirect owner of all Shares in TSA and Holding, the Companies will be wholly-owned directly or indirectly by Holding, and Arcelor shall have caused the Reorganization to be executed in all material respects as described in further detail in Exhibit 2.1(c). For avoidance of doubt, the parties stipulate that Tax liabilities for pre-Closing periods shall be Retained Liabilities but that deferred Tax liabilities shall not be Retained Liabilities.

2.2 Intellectual Property

The assignment of the Target Intellectual Property to a Group Member as part of the Reorganization shall be by means of an assignment in substantially the applicable form attached as Exhibit 2.2(a) or otherwise in a form reasonably acceptable to Noble (it being understood that different forms of intellectual property assignment may be required in different jurisdictions, depending upon the jurisdiction and the type of property). The license of the Licensed Intellectual Property to Noble and the Group shall be by means of a license agreement in substantially the form attached as Exhibit 2.2(b) (the “Intellectual Property License Agreement”).

2.3 Consultation with Noble

If and to the extent that the Reorganization has not been completed at the date of this Agreement, pending Closing Arcelor shall and shall cause the Concerned Arcelor Affiliates, to the extent practicable to, keep Noble informed regarding the Reorganization and to consult with Noble (and consider Noble’s comments) prior to effectuating the remaining significant steps of the Reorganization. In particular, Arcelor shall consult with Noble (and consider Noble’s comments) prior to completing any steps in connection with the Reorganization that differ from the description set forth in Exhibit 2.1(c), and Arcelor shall consult with Noble (and consider Noble’s comments) regarding Arcelor’s dealings with works councils regarding the Transactions prior to making significant presentations to the works councils.

2.4 Costs and Expenses of the Reorganization

All costs and expenses for the Reorganization (including all Taxes, stamp duties and other governmental charges, transfer fees, registration and recording fees, legal and notarial fees and any and all other costs, fees and expenses incurred or to be incurred to transfer any of the assets or Liabilities of or Shares in the Business to Holding or the Companies) are Retained Liabilities.

2.5 Assets as of the Closing Date

Prior to or on the Closing Date, Arcelor shall transfer and convey, and cause to be transferred and conveyed, all right, title and interest of Arcelor and Arcelor’s Affiliates in and to assets with the result that, immediately after the Closing and repayment in full of the Intra-company Loans, the Group shall own the following assets (and no other assets): (i) Fixed Assets of the Business, (ii) Accounts Receivable of the Business, (iii) Inventory of the Business, (iv) Other Assets of the Business and (v) cash proceeds of Acquisition Debt remaining after application of the Closing Cash as provided in Section 4.2. Any and all assets of any and all Group Members arising before the Closing, other than such assets as are described by the sentence immediately preceding this one, are and shall be Excluded Assets.

2.6 Further Assurances

The parties agree that they shall, both before and after the Closing, (a) furnish upon request of each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the Reorganization.

3. PURCHASE AND SALE OF THE PURCHASE SHARES

Upon and subject to the terms and conditions stated in this Agreement, Arcelor agrees to sell, assign, transfer and deliver to Noble BV, and Noble agrees to cause Noble BV to purchase and accept delivery of, at the Closing provided for in Section 11, all of the outstanding Shares of Holding free and clear of all Liens. Upon and subject to the terms and conditions stated in this Agreement, Arcelor agrees to cause Arcelor USA Holding Inc. to sell, assign, transfer and deliver to Noble LLC, and Noble agrees to cause Noble LLC to purchase and accept delivery of, at the Closing provided for in Section 11, all of the outstanding Shares of TSA free and clear of all Liens.

4. PURCHASE PRICE

4.1 Purchase Price

The purchase price for the Purchase Shares (the “Purchase Price”) shall be (a) 9,375,000 newly-issued shares of Noble common stock (the “Exchange Shares”), having an agreed value of $18.00 per share, or $168,750,000 in the aggregate, (b) a subordinated promissory note of Noble, in the original principal amount of $15,000,000, in the form of Exhibit 4.1 (the “Noble Note”), and (c) cash in the amount of $116,250,000 less the aggregate amount of capitalized lease obligations of the Group Members recorded on the consolidated balance sheet included in the Closing Financial Statements (the “Closing Cash”), plus the Adjustment Amount. The aggregate amount of such capitalized lease obligations at the Closing Date shall be determined by Arcelor on the same basis and applying the same accounting principles, policies and practices that were used in determining the amount of such obligations (10,351,000 euro) recorded on the consolidated balance sheet of the Group Members at December 31, 2006.

4.2 Payment of the Purchase Price

Not later than two Business Days before the Closing, the parties shall jointly estimate the sum of the Closing Cash plus the Adjustment Amount (the “Estimated Cash”).

At the Closing, (a) Noble shall cause Noble BV to deliver to Arcelor stock certificates evidencing the Exchange Shares, (b) Noble BV shall deliver to Arcelor funds in an amount equal to the Estimated Cash less the amount of the Intra-company Loans, (c) Noble BV shall deliver to Holding funds in the amount of the Intra-company Loans and (d) Noble shall deliver to Arcelor the Noble Note. Following the Closing (but on the Closing Date), Holding shall advance the funds identified in clause (c) above to the Group Member obligors on the Intra-company Loans in the amounts of their respective obligations thereon and such obligors shall deliver such funds to the obligees on the Intra-company Loans in full payment thereof. But for the repayment of the Intra-company Loans by the Group Member obligors on the Closing Date, the Closing Cash, and therefore the Purchase Price, would have been greater in the amount of the Intra-company Loans. Each delivery of funds contemplated by this Section shall be made in immediately available funds by wire transfer to an account specified to the sender by the recipient not later than two Business Days before the Closing.

4.3 Adjustment Amount

The Adjustment Amount (which may be a positive or negative number) will be equal to the amount determined by subtracting (i) the sum of the Required Working Capital plus the Accrued Tax Liability from (ii) the Closing Working Capital.

4.4 Adjustment Procedure

(i) Arcelor shall prepare financial statements (“Closing Financial Statements”) of the Group Members as of the Closing Date and for the period from January 1, 2007 through the Closing Date on the same basis and applying the same accounting principles, policies and practices that were used in preparing such audited consolidated financial statements as of December 31, 2006 and for the year then ended. The Closing Financial Statements so prepared shall include a balance sheet entry for Taxes (other than value-added taxes) payable by the Group Members (net of expected refunds) at the Closing Date, which entry shall not include or reflect any amount attributable to any deferred Tax asset or deferred Tax liability (the “Accrued Tax Liability”).

(ii) Arcelor shall then determine the Closing Working Capital based upon the Closing Financial Statements and using the same methodology that was used to calculate the Required Working Capital. Arcelor shall then determine the Adjustment Amount based upon the Closing Working Capital, the Required Working Capital and the Accrued Tax Liability. Arcelor shall deliver the Closing Financial Statements and its determination of the Adjustment Amount to Noble not later than sixty days after the Closing Date. Noble shall cause the Group Members to furnish to Arcelor such other documents and information as Arcelor may reasonably request in connection with Arcelor’s preparation of the Closing Financial Statements and Arcelor’s determination of the Adjustment Amount.

(iii) If, thirty days after delivery of the Closing Financial Statements and the determination of the Adjustment Amount, Noble has not given Arcelor written notice of objection to such determination (which notice shall state the basis of Noble’s objection), then the Adjustment Amount as determined by Arcelor shall be binding and conclusive on the parties.

(iv) If Noble gives Arcelor timely notice of objection, however, and if Arcelor and Noble fail to resolve the issues outstanding with respect to the Closing Financial Statements and the determination of the Adjustment Amount by the thirtieth day after Arcelor’s receipt of Noble’s objection notice, then Arcelor and Noble shall submit the issues remaining in dispute to PricewaterhouseCoopers LLP, independent public accountants (the “Neutral Accountants”), for resolution applying the principles, policies and practices referred to in subsection (i) of this Section. If issues are submitted to the Neutral Accountants for resolution, then (a) Arcelor and Noble shall furnish or cause to be furnished to the Neutral Accountants such work papers and other documents and information relating to the disputed issues as the Neutral Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Neutral Accountants any material relating to the disputed issues and to discuss the issues with the Neutral Accountants; (b) the determination by the Neutral Accountants, as set forth in a notice to be delivered to both Arcelor and Noble not later than sixty days after the date of submission to the Neutral Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (c) Arcelor and Noble will each bear fifty percent of the fees and costs of the Neutral Accountants for making such determination.

4.5 Adjustment Payment

If the sum of the Closing Cash plus the Adjustment Amount is greater than the Estimated Cash, then Noble shall pay the difference to Arcelor by wire transfer to an account specified by Arcelor. If the sum of the Closing Cash plus the Adjustment Amount is less than the Estimated Cash, then Arcelor shall pay the difference to Noble by wire transfer to an account specified by Noble. Such payments shall be made together with simple interest at the rate published as the “Prime Rate” in the “Money Rates” section or other comparable section of The Wall Street Journal (Eastern edition) on the Closing Date, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Not later than 4:00 p.m., Paris time, on the third Business Day after the calculation of the Adjustment Amount becomes binding and conclusive on the parties pursuant to Section 4.4, Arcelor or Noble, as the case may be, shall initiate the wire transfer provided for in this Section.

4.6 Section 338(g) Election

Noble intends to elect with respect to the purchase of the stock of Holding and TSA under (i) Section 338(g) of the Code and (ii) any analogous election with respect to state, local or foreign income Taxes, to the extent that such election is separately available, in each state, local and foreign jurisdiction where Noble files income tax returns.

5. REPRESENTATIONS AND WARRANTIES BY ARCELOR

Arcelor represents and warrants to Noble as follows, which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing Date (regardless of whether or not they expressly refer to the Closing Date), and shall survive the Closing of the transactions contemplated herein except as otherwise provided in this Agreement, and Noble’s right to rely on such representations and warranties shall not be impaired by any investigation heretofore or hereafter made by or for Noble, any notice to Noble or any actual or constructive knowledge of Noble.

5.1 Power and Authority

Arcelor is and will on the Closing Date be a corporation duly organized and validly existing under the laws of Luxembourg. Holding will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the Netherlands. The only corporate, limited liability company or equivalent entity consents or approvals required for the consummation of the Transactions by Arcelor and (to the extent required) Arcelor’s Affiliates are set forth in Section 5.1 of the Arcelor Disclosure Document. Subject to obtaining such consents and approvals, Arcelor and (to the extent required) Arcelor’s Affiliates each has and on the Closing Date each of them will have obtained such consents and approvals and will have the corporate, limited liability company or equivalent entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements and to consummate the Transactions, and this Agreement and such Ancillary Agreements will have been duly authorized and approved by all required corporate (or equivalent entity) action of Arcelor and such Affiliates. Subject to obtaining the consents and approvals noted in Section 5.1 of the Arcelor Disclosure Document, this Agreement constitutes and upon the Closing such Ancillary Agreements will each constitute a legal, valid and binding obligation of Arcelor and each of Arcelor’s Affiliates party thereto, enforceable against Arcelor and each such Affiliate in accordance with its terms.

5.2 No Violation of Laws and Regulations

Assuming the conditions precedent set forth in Section 9 are fulfilled, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Arcelor and (to the extent required) Arcelor’s Affiliates, the performance of its obligations hereunder and thereunder and the consummation by Arcelor of the Transactions will not:

(i) violate any provision of the governing instruments of Arcelor or of any of Arcelor’s Affiliates;

(ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Arcelor or any of Arcelor’s Affiliates or any of their properties or assets is bound; or

(iii) except as otherwise set forth in Section 5.2 of the Arcelor Disclosure Document, result in a violation or breach of, constitute a default under or give rise to a right of termination, modification or acceleration of the performance required by any license, permit, agreement (including any joint venture agreement) or other instrument to which Arcelor or any of Arcelor’s Affiliates is a party or otherwise is bound or by which any properties or assets of the Business are bound;

excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults that, either individually or in the aggregate, would not prevent any of Arcelor or such Affiliates from performing its obligations under this Agreement or such Ancillary Agreements or consummation of the Transactions and would not impede operation of the Business as it is presently operated or proposed to be operated.

5.3 Existence of the Group Members

Each of the Group Members will on the Closing Date be a corporation, limited liability company, partnership or other similar entity under the laws of its jurisdiction of organization (as shown in Section 5.3 of the Arcelor Disclosure Document), duly organized and validly existing under the laws of its jurisdiction of organization, and will on the Closing Date have all requisite corporate, limited liability company, partnership or other similar entity power and authority to own, lease and operate its properties and to carry on its business as such business is now being conducted within the Business. Each of the Group Members will, on the Closing Date, be duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Business Material Adverse Effect.

5.4 Corporate Documents

True and correct copies of the articles of association, incorporation or organization, bylaws, regulatory agreements, operating agreements, LLC agreements, partnership agreements, registration certificates and similar company organization and governance documents (if and to the extent applicable) for each Group Member have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) on or before the date of this Agreement. Except as may be required by applicable law or as a result of the Reorganization, no resolution has been passed or will have been passed on the Closing Date to alter any such document.

5.5 Title to the Purchase Shares

Arcelor will on the Closing Date own all of the Purchase Shares (including all of the voting powers of such Purchase Shares) free and clear of all Liens. Arcelor will at the Closing have good and transferable title to the Purchase Shares and will at the Closing have the right, power and authority to sell and deliver the Purchase Shares in accordance with the terms of this Agreement. The Purchase Shares will, on the Closing Date, be the only outstanding Shares of Holding and TSA. There will on the Closing Date be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Arcelor, Holding or TSA is a party or otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in Holding or TSA, except for this Agreement. The Purchase Shares will on the Closing Date be duly authorized, validly issued and fully paid.

5.6 Ownership of the Companies

Holding will own on the Closing Date, legally and beneficially, directly or indirectly, all of the issued and outstanding Shares in each of the respective Companies (including all of the voting power of such Shares), free and clear of all Liens, and the Shares in the respective Companies will then be duly authorized, validly issued and fully paid. On the Closing Date there will be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Arcelor, Holding, TSA or any of the Companies is a party or is otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in any of the Companies, except for this Agreement. The respective authorized and issued equity capital in Holding, TSA and each of the Companies is accurately listed in Section 5.6 of the Arcelor Disclosure Document.

Except as set forth in Section 5.6 of the Arcelor Disclosure Document, no Group Member on the Closing Date will have any ownership interest in any other company or legal entity. No former stockholder or third party has any claim for contribution with respect to its former ownership interest in any of the Companies or any similar claim against any Group Member.

5.7 Financial Information

On or before the date of this Agreement, Arcelor has delivered to Noble a copy of the Financial Statements specified in clauses (a), (b) and (c) of Section 7.2 and Section 5.7(a) of the Arcelor Disclosure Document. Such Financial Statements (i) have been prepared in accordance with IFRS Accounting Principles and reconciled to US Accounting Principles as described in Section 5.7(b) of the Arcelor Disclosure Document, (ii) have been prepared, to the extent applicable, on bases and principles consistent with those used by each Group Member in the preparation of financial statements relating to such entity historically and (iii) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Group as of and for the periods ending on the dates of such financial statements.

5.8 Real Property

Section 5.8(a) of the Arcelor Disclosure Document contains an accurate list of all real property which will be owned by Group Members on the Closing Date.

Except as set forth in Section 5.8(b) of the Arcelor Disclosure Document:

(i) on the Closing Date, such real property will not be subject to any pending contract of sale;

(ii) no such real property, including installations and improvements thereon, is, or will be on the Closing Date, in material violation of any applicable zoning, building, security or environmental protection law or regulations, planning consent or other requirement of any applicable agency or authority; there is, and will be on the Closing Date, no zoning, building, environmental protection planning, user or other restriction of whatever nature in regard to use or occupancy of such real property that is likely to have a Business Material Adverse Effect;

(iii) to Arcelor’s Knowledge, no such real property is subject, in whole or in part, to any eminent domain, expropriation or requisition procedure or other administrative procedure, pending or threatened, that is likely to have a material adverse effect on the value of such real property;

(iv) to Arcelor’s Knowledge, no such real property is, or will be on the Closing Date, subject to or likely to be subject to any material claim or action in connection with hidden defects, failure to comply with applicable regulations or builders’ liability;

(v) on the Closing Date, no Group Member will own or be in the occupation of or be entitled to any material estate or interest in any freehold or leasehold property other than the real property listed in Section 5.8(a) of the Arcelor Disclosure Document and the lease agreements listed in Section 5.9 thereof;

(vi) to Arcelor’s Knowledge, there is not outstanding any unobserved or unperformed material obligation with respect to the real property necessary to comply with the written requirements of any competent authority exercising statutory or delegated powers; and

(vii) to Arcelor’s Knowledge, (A) the real property is in a good and substantial state and condition free from any material structural defects, whether or not inherent defects or design defects, and fit for the purpose for which it is presently used, and (B) there have not been used in the real property any substances which are not in material conformity with the relevant British, European or US real estate standards or codes of practice or which are generally known to be harmful to the safety or the durability of buildings or other structures or finishes in the particular circumstances in which they are used.

5.9 Leases

Section 5.9 of the Arcelor Disclosure Document contains an accurate list as of the date hereof of all material lease contracts or licenses covering real or personal property pertaining to, or necessary or useful for the conduct of, the Business. Subject to obtaining the consents set forth in such Section 5.9 of the Arcelor Disclosure Document, all such leases will be assigned to a Group Member on or prior to the Closing Date, to the extent such Persons are not now parties to the leases.

With respect to the leases listed in Section 5.9 of the Arcelor Disclosure Document, except as set forth in Section 5.9 of the Arcelor Disclosure Document:

(i) the leased properties are in good operating condition, ordinary wear and tear excepted;

(ii) Arcelor’s Affiliates that are parties to the leases to leased properties have fulfilled all material obligations under the leases;

(iii) there are no material legal or administrative proceedings pertaining to the leases or the leased properties and, to Arcelor’s Knowledge, there are no reasons to believe that such proceedings will be initiated;

(iv) the Transactions will not have a material adverse effect on the Group Members’ or Companies’ interests under the leases, which by their terms will remain in full force after the Closing Date, and no written notice has been given by any party thereto to terminate any of the same;

(v) all licenses, consents and approvals required from the landlords and any superior landlords under the leases listed in Section 5.9 of the Arcelor Disclosure Document have been obtained and the covenants on the part of the tenants contained in such licenses, consents and approvals will have been duly performed and observed in all material respects on or before the Closing Date; and

(vi) to Arcelor’s Knowledge, there is not outstanding any unobserved or unperformed material obligation necessary to comply with any written notice or other written requirements given by the landlords under any of such leases.

5.10 Environmental Liability

Section 5.10(a) of the Arcelor Disclosure Document is a list of all of the material documents in Arcelor’s, any Group Member’s or other Concerned Arcelor Affiliates’ possession concerning current or potential environmental obligations or Liabilities arising under applicable EHS Laws pertaining to the Business or any of its properties or assets, whether owned or leased, including any environmental assessments, audits, reviews or investigations conducted by or on behalf of any Group Member or otherwise in the possession of any Group Member carried out in the seven years prior to the date hereof in relation to the Business, the real property owned by any Group Member on the Closing Date or any real property formerly occupied by any Group Member, and Arcelor has delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) a true, complete and correct copy of each such document.

Except as set forth in Section 5.10(b) of the Arcelor Disclosure Document:

(i) Each Group Member has obtained all EHS Permits required for the current operation of the Business; each such EHS Permit is in full force and effect and the relevant Group Member is in material compliance with, and, to Arcelor’s Knowledge, has materially complied at all times during the period of seven years prior to the date hereof with, and, to Arcelor’s Knowledge, can continue to comply through the Closing Date with, each such EHS Permit; Section 5.10(c) of the Arcelor Disclosure Document includes an accurate list of all EHS Permits held by each Group Member (including any variation notices applicable thereto), accurate copies of which have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access).

(ii) To Arcelor’s Knowledge, no material works or costs are necessary to obtain or secure current compliance with any EHS Permit required for the current operation of the Business or otherwise to comply with EHS Law.

(iii) No Group Member has received any written communication from any applicable agency or authority in respect of any EHS Permit required for the current operation of the Business varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do, and, to Arcelor’s Knowledge, there are no facts or circumstances that are likely to result in any such EHS Permit being varied, modified, revoked or suspended or that is likely to prevent its renewal.

(iv) To Arcelor’s Knowledge, each Group Member complies and has at all times during the period of seven years prior to the date hereof complied in all material respects with EHS Law.

(v) To Arcelor’s Knowledge, no Group Member has in the last seven years received any written communication, or received written notice of a threatened communication, from any relevant authority or third party relating to EHS Matters, from which it appears that it may be or is alleged to be in material breach of EHS Law, or where failure to comply with such communication is likely to constitute a material breach of EHS Law or compliance with such communication is likely to be secured by further proceedings by such relevant authority; to Arcelor’s Knowledge, there are no facts or circumstances which are likely to give rise to any liability (whether civil or criminal) on the part of any Group Member in relation to EHS Matters.

(vi) To Arcelor’s Knowledge, no Group Member is, nor has any Group Member in the last seven years been, engaged in any action, litigation, arbitration or dispute resolution proceedings or to Arcelor’s Knowledge subject to any investigation under EHS Law or otherwise in relation to EHS Matters, and to Arcelor’s Knowledge there is no such matter pending or threatened.

(vii) To Arcelor’s Knowledge, no Hazardous Substances have been released or disposed on any sites now owned, occupied or operated by any Group Member or to Arcelor’s Knowledge on any sites formerly owned, occupied or operated by any Group Member in a concentration or condition that is likely to give rise (whether on the relevant site or elsewhere) to any actual liability on the part of the relevant Group Member under EHS Law.

(viii) There are no circumstances (whether pursuant to a contractual obligation or otherwise) that are likely to require material expenditure (whether by a Group Member or by any other Person or authority) in cleaning up or decontaminating or otherwise on any real property now owned, occupied or operated by any Group Member or to Arcelor’s Knowledge on any real property formerly owned, occupied or operated by any Group Member in order to comply with EHS Law or otherwise for the protection of the Environment. No Group Member has retained or assumed, either contractually (including leases) or by operation of law, liability for any EHS Matters occurring, arising or based upon activities of any third party or activities that occurred prior to the Reorganization.

(ix) Each Group Member has at all times properly supplied to the competent authorities all information required by EHS Law to be supplied, and all such information given (whether under a legal obligation or otherwise) was correct at the time the information was supplied.

Section 5.10(d) of the Arcelor Disclosure Document states the material details of any remedial work currently being carried out at any sites now owned or occupied by any Group Member.

5.11 Title to Properties and Assets; Encumbrances

All material properties and other assets of the Group Members are and on the Closing Date will be owned subject to no mortgage, deed of trust, security interest, encumbrance, lien, charge or other restriction of any kind or character (collectively “Liens”), except for Liens reflected in Section 5.11 of the Arcelor Disclosure Document and:

(i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the relevant owner in the operation of its business;

(ii) Liens for Taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

(iii) Liens arising by operation of law that do not materially adversely affect the operation of the business of the concerned Group Member, provided that the same have arisen in the ordinary course of business of such company.

Except pursuant to the Acquisition Debt (or any other debt financing to which Arcelor consents), the consummation of the Transactions will not result in the creation of any Lien created by Arcelor on any real property or other asset owned by any Group Member on the Closing Date.

5.12 Assets

Assuming compliance by Arcelor and Arcelor’s Affiliates with this Agreement and the Ancillary Agreements, the assets owned by the Group Members on the Closing Date will be sufficient for the Group to continue to operate the Business after the Closing in a manner in all material respects consistent with and substantially the same as the present operation of the Business.

Except as contemplated or reflected herein or as disclosed in Section 5.12 of the Arcelor Disclosure Document, since December 31, 2005 the Group Members have conducted the Business in the ordinary course of business in all material respects.

Except as set forth in Section 5.12 of the Arcelor Disclosure Document, the material tangible assets (including real property and leased assets) of the Business are in good working order and condition, ordinary wear and tear excepted.

5.13 Material Contracts; Certain Other Agreements

All Material Contracts pertaining to the Business and to which the Group Members are parties or otherwise bound, and all such Material Contracts that are intended to be transferred or assigned to Group Members in the Reorganization contemplated herein, are listed in Section 5.13(a) of the Arcelor Disclosure Document and true, complete and correct copies thereof have been delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access).

All Material Contracts to which the Group Members are or will be parties or otherwise be bound on the Closing Date have been or will be made on reasonable commercial terms.

Except as set forth in Section 5.13(a) of the Arcelor Disclosure Document, all such Material Contracts are and will on the Closing Date be in full force and effect, and no notice of termination of any such Material Contract has as of the date hereof been given or, to Arcelor’s Knowledge, threatened.

Except for the Material Contracts of the Group Members and the contracts, agreements and other arrangements provided for or contemplated in this Agreement and those listed in Section 5.13(b) of the Arcelor Disclosure Document, on the Closing Date no Group Member will be a party to or otherwise bound by:

(i) any agreement, contract or commitment materially limiting the freedom of disposing of its assets;

(ii) any agreement, contract or commitment which contains restrictions which materially limit the development of the Business; or

(iii) any share or asset sale (in other words, sale-of-business) agreement or any contract not in the ordinary course of the business containing outstanding indemnities on the part of any Group Member.

5.14 Breach of Agreement

Except as set forth in Section 5.14(a) of the Arcelor Disclosure Document, no Group Member nor any Concerned Arcelor Affiliate has in any material respect violated any Material Contract of such Person and, to Arcelor’s Knowledge, no counterparty to any such Material Contract has in any material respect violated any such contract.

With respect to arrangements other than the Material Contracts, except as set forth in Section 5.14(b) of the Arcelor Disclosure Document, the Group Members and the Concerned Arcelor Affiliates have not and will not on the Closing Date have violated any of their obligations under any agreement, contract or arrangement pertaining to the Business (other than the Material Contracts) that are binding upon them or the properties or assets of the Business in a manner that is likely to have a Business Material Adverse Effect.

5.15 No Conflict

Except as disclosed in Section 5.15 of the Arcelor Disclosure Document, no agreement to which any Group Member, on the Closing Date, will be a party or will be otherwise bound contains provisions giving the other party or parties thereto the right to amend, terminate, accelerate the performance under such agreement or resulting in any other onerous condition as a result of the Transactions contemplated by this Agreement.

5.16 Intellectual Property

Except for the Intellectual Property identified in Section 5.16(a) of the Arcelor Disclosure Document (the “Retained Intellectual Property”), any and all Intellectual Property of Arcelor or any Concerned Arcelor Affiliate that is used in the Business for the manufacture, having manufactured, use, sale, offering for sale, importation or exportation (or any combination of them) of any products or services (or both) of the Business will be, upon the Closing, either owned by the Group Members or licensed to Noble or the Group Members for use in the Business under the Intellectual Property License Agreement. Except for the Retained Intellectual Property, the Intellectual Property identified in Section 5.16(b) of the Arcelor Disclosure Document (the “Licensed Intellectual Property”) and the Intellectual Property identified in Section 5.16(c) of the Arcelor Disclosure Document (the “Target Intellectual Property”) (i) includes all Intellectual Property used in the Business, (ii) is sufficient for operation of the Business as currently conducted and (iii) will be sufficient, immediately after the Closing, to allow Noble to operate the Business as conducted immediately prior to the Closing.

Except as set forth in Section 5.16 of the Arcelor Disclosure Document:

(i) except for the Licensed Intellectual Property and the Retained Intellectual Property, a Group Member will own, on the Closing Date, the entire right, title and interest in and to all Intellectual Property (including the exclusive right to use and license the same) used in the Business for the manufacture, having manufactured, use, sale, offering for sale, importation or exportation (or any combination of them) of any products or services (or both) of the Business;

(ii) each item of the Licensed Intellectual Property or the Target Intellectual Property that is identified in Section 5.16 of the Arcelor Disclosure Document as being the subject of a registration, filing or issuance shall have been, in the jurisdictions indicated therein, duly and timely registered with, filed in or issued by, as the case may be, the proper government entity as of the Closing Date; on the Closing Date, such registration, filings and issuances will remain in full force and effect, and all filing, examination, annuity, maintenance, renewal and other fees relating thereto have been paid properly and timely; none of the items so identified in Section 5.16 are involved in an interference, reissue, reexamination or opposition proceeding, and, to Arcelor’s Knowledge, no such proceeding has been threatened in writing; none of these items has been abandoned or allowed to lapse; and, to Arcelor’s Knowledge, each of these items is valid, enforceable, in good standing and free of any material defects or equitable defenses to enforcement based on an act or omission by or on behalf of Arcelor or an Affiliate thereof;

(iii) there are no pending or, to Arcelor’s Knowledge, threatened proceedings or litigation or other known adverse claims with respect to the Target Intellectual Property or the Licensed Intellectual Property which are likely to have a Business Material Adverse Effect;

(iv) to Arcelor’s Knowledge, the Business is not infringing and has not since July 1, 2004 infringed any intellectual property rights of any third parties, nor, to Arcelor’s Knowledge (except as set forth in Section 5.16(d) of the Arcelor Disclosure Document), is any third party infringing the Target Intellectual Property or the Licensed Intellectual Property;

(v) no written notice has been received from any competent authority in the last three years alleging material non-compliance by any Group Member with any applicable data protection legislation; and

(vi) each Group Member complies in all material respects with the Data Protection Act of 1988 or its equivalent in its respective jurisdiction.

5.17 Compliance with Laws, Regulations and Permits

Section 5.17(a) of the Arcelor Disclosure Document contains a description of all licenses, permits and authorizations required for operation of the Business that, if not held, are likely to have a Business Material Adverse Effect (each, an “Arcelor Material Permit”). Except as set forth in Section 5.17(b) of the Arcelor Disclosure Document, each Group Member and the Concerned Arcelor Affiliates are in material compliance with all Arcelor Material Permits.

All Arcelor Material Permits are in full force and effect and no proceeding is pending or, to Arcelor’s Knowledge, threatened, seeking to cancel or amend any Arcelor Material Permit; and, except as set forth in Section 5.17(c) of the Arcelor Disclosure Document, none of the Transactions will result in the cancellation of or otherwise materially impair any such Arcelor Material Permit.

Neither Arcelor nor any of Arcelor’s Affiliates has received any written communication from any agency or authority in respect of any of the Arcelor Material Permits materially adversely varying, modifying, revoking, suspending or canceling the same or indicating an intention or threatening so to do; and to Arcelor’s Knowledge there are no facts or circumstances that are likely to result in any of the Arcelor Material Permits being materially adversely varied, modified, revoked or suspended or are likely to prejudice its renewal.

5.18 Insurance

Section 5.18 of the Arcelor Disclosure Document is a complete list of insurance policies covering the Business, including the names of insured parties and insurance carriers, limits of coverage, deductibles, co-insurance provisions and any material limitations. To Arcelor’s Knowledge, all claims on insurance policies covering the Business have been reported to the relevant insurance carriers in a timely manner. Except as otherwise set forth therein, the insurance coverage maintained by or covering the Business is adequate and customary for the Business and is in full force and effect as of the date hereof. Except as otherwise set forth therein, all such insurance coverage shall continue in full force and effect after the Closing Date for a period of not less than 30 days.

5.19 Employees and Other Representatives

Section 5.19(a) of the Arcelor Disclosure Document lists the Key Employees employed by Arcelor and Arcelor’s Affiliates at the date of this Agreement. Section 5.19(b) of the Arcelor Disclosure Document lists the Middle Managers employed by Arcelor and Arcelor’s Affiliates at the date of this Agreement.

Section 5.19(c) of the Arcelor Disclosure Document lists the names of all employees of the Business as of the recent date specified therein. The terms of employment for employees of the Business, other than Key Employees and Middle Managers having written employment contracts separately disclosed to Noble under Section 11.2(vii), are normal and customary in businesses similar to the Business, and no such employee has a termination notice period of more than six months.

Without prejudice to the foregoing, except as set forth:

(i) in Section 5.19(i) of the Arcelor Disclosure Document, no sum is, and no sum as of the Closing will be, due to any present or former employee, agent or representative of any Group Member or employee in the Business as a result of service or other contract, statute, law (including inventorship laws) or agreement and without limiting the foregoing, no sum is due to any employee, agent or representative of any Group Member for any payment or compensation under any inventor’s rights law or statute, other than, in each case (except payments due under inventorship laws), the right to payments accrued but not yet payable or the reimbursement for expenses;

(ii) in Section 5.19(ii) of the Arcelor Disclosure Document, there are, and on the Closing Date there will be, no collective bargaining or unionization agreement or bonus program or severance pay program with respect to any of the employees, board members, members, managers or former employees or former board members, members or managers of any Group Member;

(iii) in Section 5.19(iii) of the Arcelor Disclosure Document, the consummation of the Transactions contemplated by this Agreement will not entitle any employee or former employee of any Group Member or of the Business to severance pay, unemployment compensation, bonus or any other payment resulting in payments from or costs for Noble or any Group Member or accelerate the time of payment or vesting for, or increase the amount of, compensation due to any such employee or former employee and payable by Noble or any Group Member;

(iv) in Section 5.19(iv) of the Arcelor Disclosure Document, no former employee of any Group Member or in the Business is or as of Closing will be entitled to re-employment by any Group Member;

(v) in Section 5.19(v) of the Arcelor Disclosure Document, no Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document and no Middle Manager has given notice of termination of his or her employment as of the date hereof;

(vi) in Section 5.19(vi) of the Arcelor Disclosure Document, since December 31, 2005, there have not occurred any strikes, slow downs, work stoppages or other similar labor actions by any group of employees in the Business; and

(vii) in Section 5.19(vii) of the Arcelor Disclosure Document, each Group Member has complied in all material respects with all laws and regulations relating to employment, nondiscrimination, wages, hours, benefits, collective bargaining, union representation and occupational health and safety, and no Group Member is liable for payment of any material compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

5.20 Employee Benefit Plans

(i) Section 5.20(i) of the Arcelor Disclosure Document sets forth an accurate and complete list of all private compensation, incentive, fringe benefit, severance, welfare, health care, pension, retirement and other benefit plans, programs, policies, commitments and similar arrangements (“Private Social Plans”) that are material and are (i) sponsored, established or maintained by a Group Member, or (ii) to which any Group Member currently contributes, has contributed to or has or may have any material liability or funding obligation under which any employee, former employee, director or consultant of or to one or more of the Group Members, or any beneficiary of any such individual, is covered, is eligible for coverage or has benefit rights (any and all of the Arcelor Group Private Social Plans described by clauses (i) or (ii) being the “Arcelor Group Private Social Plans”). Agreements and arrangements set forth in Section 5.19 of the Arcelor Disclosure Document shall not be deemed to be Private Social Plans.

(ii) Section 5.20(ii) of the Arcelor Disclosure Document sets forth an accurate and complete list of all government-sponsored compensation, incentive, fringe benefit, severance, welfare, health care, pension, retirement and other benefit plans, programs, policies, commitments and similar arrangements (“Government Social Plans”) that are material and to which any Group Member currently contributes or to which it has or may have any material liability or funding obligation (the “Arcelor Group Government Social Plans”). Agreements and arrangements set forth in Section 5.19 of the Arcelor Disclosure Document shall not be deemed to be Government Social Plans.

(iii) With respect to each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan, all contributions required to be made by the terms of the plan or applicable law prior to the Closing Date will have been made and all contributions not payable on or prior to the Closing Date will have been accrued in the Group’s consolidated financial statements through the Closing Date to the extent required in accordance with applicable accounting principles.

(iv) Except as disclosed in Section 5.20(iv) of the Arcelor Disclosure Document, each Arcelor Group Private Social Plan could be terminated on the Closing Date and all contributions to such Arcelor Group Private Social Plan could be discontinued then without material liability to any Group Members except for accrued termination liabilities accurately reflected, in accordance with applicable accounting principles, on the most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement and administrative expenses associated with such termination.

(v) Except as disclosed in Section 5.20(v) of the Arcelor Disclosure Document, in the event the Group Members were to terminate all operations on the Closing Date, the Group Members would have no material ongoing obligation or liability under any Arcelor Group Government Social Plan. No Group Member has any material current or contingent liability to any governmental body or its employees with respect to any Private Social Plan or Government Social Plan other than those listed in Sections 5.20(i) and 5.20(ii) of the Arcelor Disclosure Document.

(vi) Except as disclosed in Section 5.20(vi) of the Arcelor Disclosure Document, neither the execution of this Agreement nor the consummation of the Transactions will entitle any employee or former employee of the Group Members to any payment or benefit, or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due such employee or former employee.

(vii) The Group Members have performed and complied in all material respects with all of their obligations under or in respect of each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan. All Arcelor Group Private Social Plans have been administered, operated and maintained in compliance with all applicable laws and the provisions of such plans in all material respects. To Arcelor’s Knowledge, no breaches of fiduciary duty have occurred with respect to any Arcelor Group Private Social Plan.

(viii) There are no audits, investigations or administrative or judicial proceedings pending or, to Arcelor’s Knowledge, threatened with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan.

(ix) No Group Member has any legal obligation or commitment to establish any new Arcelor Group Private Social Plan or contribute to any new Arcelor Group Government Social Plan or to amend any Arcelor Group Private Social Plan except in the ordinary course of business or to comply with applicable law.

(x) Section 5.20(x) of the Arcelor Disclosure Document sets forth a reasonable estimate of the annual contribution to, or expense charge with respect to, each Arcelor Group Private Social Plan or Arcelor Group Government Social Plan.

(xi) No Group Member has any Liability (including a contingent Liability) with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan sponsored, established or maintained by or contributed to by any Person other than a Group Member or with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan not disclosed in Section 5.20(i) or 5.20(ii) of the Arcelor Disclosure Document.

(xii) To Arcelor’s Knowledge, there are no facts or circumstances with respect to any Arcelor Group Private Social Plan or Arcelor Group Government Social Plan that could have a Business Material Adverse Effect.

5.21 Litigation

Except for the matters listed in Section 5.21 or 5.16 of the Arcelor Disclosure Document, there is no material suit, administrative proceeding, arbitration or other legal proceeding pending or, to Arcelor’s Knowledge, threatened against any of Arcelor (primarily with respect to the laser-welded blanks business), any Group Member or any of the Concerned Arcelor Affiliates, their businesses, properties or assets. No such pending or threatened proceeding (including infringement of Intellectual Property), would, if decided adversely, have a Business Material Adverse Effect, and, to Arcelor’s Knowledge, there are no facts or circumstances that are likely to give rise to any such suit or legal proceeding that would have a Business Material Adverse Effect.

5.22 Events Since the Financial Statement Date

Since December 31, 2006, except as disclosed in Section 5.22 of the Arcelor Disclosure Document and except as expressly contemplated or required or permitted by this Agreement and the Ancillary Agreements, (a) the Business conducted (or to be conducted) by each Group Member and the Concerned Arcelor Affiliates has been operated in the ordinary course, (b) no action has been taken that, if taken subsequent to the execution of this Agreement and on or prior to the Closing, would constitute a breach of Arcelor’s covenants set forth in Section 7.5 and (c) to Arcelor’s Knowledge, there are no events or circumstances that are likely to have a Business Material Adverse Effect.

5.23 Tax

Except as otherwise set forth in Section 5.23 of the Arcelor Disclosure Document:

(i) Each of the material Tax Returns required to be filed by or on behalf of any Group Member or Concerned Arcelor Affiliate with any governmental body with respect to any taxable period ending on or before the Closing Date (the “Arcelor Group Returns”): (a) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (b) has been, or will be when filed, prepared in all material respects in compliance with all applicable legal requirements. All amounts shown on the Arcelor Group Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(ii) The most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with applicable accounting principles, except for liabilities for Taxes incurred since the date of such balance sheet in the operation of the business of the Group Members and the Concerned Arcelor Affiliates. Arcelor will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practice, reserves adequate for the payment of all Taxes for the period from the date of such balance sheet through the Closing Date.

(iii) No Group Member or Concerned Arcelor Affiliate or Arcelor Group Return is currently subject to (or since December 31, 2003 has been subject to) an audit by any governmental body. No extension or waiver of the limitation period applicable to any of the Arcelor Group Returns has been granted (by Arcelor or any other Person), and no such extension or waiver has been requested from any Group Member or Concerned Arcelor Affiliate.

(iv) No claim or legal proceeding is pending or, to Arcelor’s Knowledge, has been threatened in writing against or with respect to any Group Member or Concerned Arcelor Affiliate in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by any Group Member or Concerned Arcelor Affiliate with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by the Group Members and Concerned Arcelor Affiliates and with respect to which adequate reserves for payment have been established on the balance sheet identified in subsection (ii) above. There are no liens for material Taxes upon any of the assets of any of the Group Members or Concerned Arcelor Affiliates except liens for Taxes not yet due and payable. None of the Group Members or Concerned Arcelor Affiliates has been, and none of them will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(v) No written notice has ever been delivered by any governmental body to an Arcelor Group Member or Concerned Arcelor Affiliate in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation to pay material Taxes.

(vi) There are no contracts, arrangements or understandings (whether or not legally binding) relating to allocating or sharing of Taxes to which any Group Member or Concerned Arcelor Affiliate is a party. None of the Group Members or Concerned Arcelor Affiliates is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any contract, arrangement or understanding providing for payments by a Group Member or Concerned Arcelor Affiliate with respect to any amount of Taxes of any other Person.

(vii) No Group Member or Concerned Arcelor Affiliate has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years. No Group Member or Concerned Arcelor Affiliate is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(viii) No Group Member or Concerned Arcelor Affiliate has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar legal requirement to which a Group Member or Concerned Arcelor Affiliate may be subject, other than the affiliated group of which Arcelor is the common parent.

(ix) Arcelor has delivered to Noble (including by posting of such documents to an electronic data room to which Noble representatives have been granted access) accurate and complete copies of all income Tax Returns of the Group Members and Concerned Arcelor Affiliates for all Tax years that remain open or are otherwise subject to audit, as well as all other material Tax Returns of the Group Members and Concerned Arcelor Affiliates filed since December 31, 2003.

(x) Arcelor has disclosed on its federal income Tax Returns all positions that would be likely to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar legal requirements imposed by foreign taxing jurisdictions.

(xi) No Group Member or Concerned Arcelor Affiliate has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of US Department of the Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar legal requirement.

5.24 Accounts Receivable

Except as otherwise set forth in Section 5.24 of the Arcelor Disclosure Document, all Accounts Receivable of the Group Members as of Closing will be bona fide Accounts Receivable created in the ordinary course of the Business.

5.25 Products

Except as disclosed in Section 5.25 of the Arcelor Disclosure Document, the Group Members and Concerned Arcelor Affiliates have not in the last three years received any order from any administrative, judicial or other authority, or any written request from any professional or consumer body, to recall any of their products, or to inform their customers of a defect or danger caused by a defect in any of their products or linked to their use, and do not anticipate any recall campaign for any of their products.

5.26 Major Customers and Suppliers.

Section 5.26(a) of the Arcelor Disclosure Document contains a list of the five largest customers, including distributors, relating to the Business for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of net sales, showing the total dollar amount of net sales to each such customer during each such year. Arcelor has not received any notice from any such customer that it will not continue to be a customer of the Group after the Closing at substantially the same level of purchases as heretofore.

Section 5.26(b) of the Arcelor Disclosure Document contains a list of the five largest suppliers to the Business for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of purchases, showing the total dollar amount of purchases from each such supplier during each such year. Arcelor has not received any notice from any such supplier that it will not continue to be a supplier to the Business of the Group after the Closing or will not continue to supply the Group with substantially the same quantity and quality of goods at competitive prices.

Section 5.26(c) of the Arcelor Disclosure Document contains a list of the critical suppliers, if any, to the Business for each of 2004, 2005 and 2006 (in each case determined on the basis that it was not possible to replace supply from the supplier due to the fact that Licensed Intellectual Property was owned or licensed by the supplier or that the supplier provided a product, service, implicit or explicit trade secret license, implicit or explicit patent license or know-how necessary to the operation of the Business that was not available elsewhere in substantially the same quality and quantity of goods or services at competitive prices), covering the purchases from each such supplier during each such period. Arcelor has not received any notice from any such supplier that it will not continue to be a supplier to the business of the Group after the Closing or will not continue to supply the Group with substantially the same quantity and quality of goods or services at competitive prices.

5.27 Inventory

All inventory reflected in the most recent balance sheet included in the most recent Financial Statements referred to in Section 7.2 of this Agreement consists and will consist, at the date of such balance sheet, and all inventory of the Group Members as of Closing will consist, of inventory of quality and quantity usable and saleable in the ordinary course of business of the Business (subject to reserves determined in accordance with IFRS Accounting Principles used to prepare such Financial Statements, consistently applied).

5.28 Arcelor’s Affiliates’ Relationships with the Group

Following the Closing, neither Arcelor nor any of Arcelor’s Affiliates shall have, other than as a stockholder of Noble or as set forth in Section 5.28 of the Arcelor Disclosure Document, (a) any direct or indirect interest in the Business or in any of the properties, assets or rights used in the conduct of the Business, (b) any claims against the Business, any of the Group Members or any of their respective properties or assets or (c) any direct or indirect interest in any entity that does business with any of the Group Members other than as disclosed in Section 5.28 of the Arcelor Disclosure Document, excepting only interests and claims specifically permitted by this Agreement or in any Ancillary Agreement. Except as set forth in Section 5.28 of the Arcelor Disclosure Document, there are no existing contracts or agreements to which any of the Group Members is a party and in which a director of any Group Member is interested that would require disclosure under Item 404 of SEC Regulation S-K if applicable to the Transactions.

5.29 Investment Representations

Arcelor is acquiring the Exchange Shares for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same. Arcelor understands that the Exchange Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and that any stock certificates evidencing the Exchange Shares will bear restrictive legends referring to the foregoing transfer restrictions. Arcelor understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Arcelor) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if and when applicable, Rule 144 affords a basis for sales only under certain circumstances and only in limited amounts.

Arcelor is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act. Arcelor has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the issuance of the Exchange Shares hereunder, and to obtain any additional information that Arcelor could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities as to enable Arcelor to understand and evaluate the risks of such investment and form an investment decision with respect thereto. The foregoing representation, however, shall not limit or modify the other representations and warranties of Noble contained in this Agreement or in any Ancillary Agreement or the right of Arcelor to rely thereon.

5.30 Foreign Corrupt Practices Act and Related Matters

To Arcelor’s Knowledge, TSA has materially complied, and does materially comply, with the Foreign Corrupt Practices Act of 1977, as amended.

No Group Member or Concerned Arcelor Affiliate has conducted, or conducts, any part of the Business (including export transactions) in a manner that would cause Noble or any Group Member to be in violation, immediately following the Closing, of United States trade-related laws and regulations, including the Export Administration Act and implementing Export Administration regulations. Without limiting the generality of the foregoing, no Group Member or Concerned Arcelor Affiliate (i) is a party to any contract or bid with, or has conducted business in (directly, or to Arcelor’s Knowledge, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Syria, Sudan or Zimbabwe or (ii) otherwise has any operations in, or sales to, any such country.

5.31 Broker’s or Finder’s Fees

Except as otherwise set forth in Section 5.31 of the Arcelor Disclosure Document, no agent, broker or other Person acting on behalf of Arcelor, Arcelor’s Affiliates or any of the Group Members is or will be entitled to any commission or broker’s or finder’s fees from Arcelor or Arcelor’s Affiliates, or from Noble or Noble’s Affiliates or any of the Group Members, in connection with any of the Transactions.

6. REPRESENTATIONS AND WARRANTIES BY NOBLE

Noble represents and warrants to Arcelor as follows, which representations and warranties shall be true, complete and correct as of the date hereof and as of the Closing Date (regardless of whether or not they expressly refer to the Closing Date) and shall survive the Closing of the Transactions contemplated herein except as otherwise provided in this Agreement, and Arcelor’s right to rely on such representations and warranties shall not be impaired by any investigation hereto or hereafter made by or for Arcelor, any notice to Arcelor or any actual or constructive knowledge of Arcelor.

6.1 Power and Authority

Noble is and will on the Closing Date be a corporation duly organized and validly existing under the laws of Delaware. Noble BV will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the Netherlands. Noble LLC will on the Closing Date be a private limited liability company duly organized and validly existing under the laws of the State of Delaware. The only corporate, limited liability company or equivalent entity consents or approvals required for the consummation of the Transactions by Noble and (to the extent required) Noble’s Affiliates are set forth in Section 6.1 of that certain Noble Disclosure Document dated the date of this Agreement and delivered by Noble to Arcelor on and as of this date (the “Noble Disclosure Document”). Subject to obtaining such consents and approvals, Noble and (to the extent required) Noble’s Affiliates each has and on the Closing Date each of them will have the corporate, limited liability company or equivalent entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and such Ancillary Agreements and to consummate the Transactions, and each of this Agreement and such Ancillary Agreements has been and will have been duly authorized and approved by all required corporate, limited liability company or equivalent entity action of Noble and such Affiliates. The board of directors of Noble has received, and Noble has provided to Arcelor a copy of, the favorable opinion of Morgan Joseph & Co. Inc. with respect to the fairness, from a financial point of view, of the consideration to be offered by Noble in the Transactions. Subject to obtaining the consents and approvals noted in Section 6.1 of the Noble Disclosure Document, this Agreement constitutes and upon the Closing the Ancillary Agreements to which it is a party will each constitute a legal, valid and binding obligation of Noble and each of Noble’s Affiliates party thereto, enforceable against Noble and each such Affiliate in accordance with its terms.

6.2 No Violation of Laws and Regulations

Assuming the conditions precedent set forth in Section 9 are fulfilled, the execution and delivery of this Agreement and the Ancillary Agreements and the Noble Note to which it is a party by each of Noble and (to the extent required) Noble’s Affiliates, the performance of its obligations hereunder and thereunder and the consummation by Noble and such Affiliates of the Transactions will not:

(i) violate any provision of the governing instruments of Noble or of any of Noble’s Affiliates;

(ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Noble or any of Noble’s Affiliates or any of their properties or assets is bound; or

(iii) except as otherwise set forth in Section 6.2 of the Noble Disclosure Document, result in a violation or breach of, constitute a default under, or give rise to a right of termination or acceleration of the performance required by any license, permit, agreement (including any joint venture agreement) or other instrument to which Noble or any of Noble’s Affiliates is a party, or by which Noble or any of Noble’s Affiliates or any of their properties or assets is bound;

excluding from the foregoing clauses (i) through (iii) violations, breaches or defaults that, either individually or in the aggregate, would not prevent any of Noble or its Affiliates from performing its obligations under this Agreement or such Ancillary Agreements or the Noble Note or consummation of the Transactions and would not impede operation of the business of Noble as it is presently operated or proposed to be operated.

6.3 Existence of Affiliates

Each Noble Affiliate will on the Closing Date be a corporation, limited liability company, partnership or other similar entity under the laws of its jurisdiction of organization (as shown in Section 6.3 of the Noble Disclosure Document), duly organized and validly existing under the laws of its jurisdiction of organization, and will on the Closing Date have all requisite corporate, limited liability company, partnership or other similar entity power and authority to own, lease and operate its properties and to carry on its business as such business is now being conducted. Each such Noble Affiliate will, on the Closing Date, be duly qualified or licensed to do business in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Noble Material Adverse Effect.

6.4 Corporate Documents

True and correct copies of the articles of association, incorporation or organization, bylaws, regulatory agreements, operating agreements, LLC agreements, partnership agreements, registration certificates and similar company organization and governance documents (if and to the extent applicable) for each Noble Affiliate have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) on or before the date of this Agreement. Except as may be required by applicable law, no resolution has been passed or will have been passed on the Closing Date to alter any such document.

6.5 Exchange Shares

The Exchange Shares, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions on transfer imposed by this Agreement and by applicable securities laws. Except as set forth in this Agreement or in Section 6.5 of the Noble Disclosure Document, there are not, and on the Closing Date there will not be, any outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Noble is a party or otherwise bound, providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in Noble.

6.6 Ownership of Subsidiaries

Except as set forth in Section 6.6 of the Noble Disclosure Document, Noble does not own and will not own on the Closing Date, legally or beneficially, directly or indirectly, any Shares in any Person. Noble will on the Closing Date own, directly or indirectly, all of the issued and outstanding Shares of Noble BV and Noble LLC. Noble owns, and will on the Closing Date own, legally and beneficially, all of the Shares identified in Section 6.6 of the Noble Disclosure Document (including all of the voting power of such Shares), free and clear of all Liens, and such Shares will then be duly authorized, validly issued and fully paid. On the Closing Date there will be no outstanding obligations, warrants, options, convertible debt instruments, debt instruments with Share subscription rights, preemptive rights or other agreements to which Noble or any of its Affiliates is a party or is otherwise bound providing for the issuance of any additional Shares or for the purchase, sale or repurchase, redemption or other acquisition of Shares in any of the companies identified in Section 6.6 of the Noble Disclosure Document, except for this Agreement. The authorized and issued Shares of Noble are as stated in Section 6.6 of the Noble Disclosure Document. No former stockholder or third party has any claim for contribution with respect to its former ownership interest in Noble or any Noble subsidiary or any similar claim against Noble or any Noble subsidiary.

6.7 SEC Reports and Financial Statements

Noble has filed with the Securities and Exchange Commission (the “SEC”), and there are posted on the SEC’s EDGAR website, true and complete copies of, all forms, reports and other documents required to be filed by Noble since January 1, 2004 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Such documents, as amended since the time of their filing, are collectively referred to in this Agreement as the “Noble SEC Documents.”) The Noble SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act; provided, however, that the preceding representations and warranties do not apply to any information in any Noble SEC Document provided by, or at the direction of, Arcelor or any of Arcelor’s Affiliates or their officers or employees. The consolidated financial statements of Noble included in the Noble SEC Documents (a) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) have been prepared in accordance with US Accounting Principles during the period involved (except as is indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (c) fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) in all material respects the consolidated financial position of Noble and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flow for the periods then ended. Except as set forth in the financial statements included (or incorporated by reference) in the Noble SEC Documents (including the notes thereto), and except for the liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent such financial statements, there are no material liabilities or obligations of any nature required by US Accounting Principles to be set forth on a consolidated balance sheet of Noble and its subsidiaries or in the notes thereto. Except as disclosed in Section 6.7 of the Noble Disclosure Document or in notes to the financial statements included (or incorporated by reference) in the Noble SEC Documents, neither Noble nor any of its Affiliates is subject to any material contingent liability that would not be so required to be set forth on a consolidated balance sheet of Noble and its subsidiaries or in the notes thereto.

6.8 Absence of Certain Changes or Events

Since December 31, 2006, except as disclosed in Section 6.8 of the Noble Disclosure Document and except as expressly contemplated or required or permitted by this Agreement and the Ancillary Agreements, (a) the business conducted (or to be conducted) by Noble and Noble’s Affiliates has been operated in the ordinary course, (b) no action has been taken that, if taken subsequent to the execution of this Agreement and on or prior to the Closing, would constitute a breach of Noble’s covenants set forth in Section 8.4 of this Agreement and (c) to Noble’s Knowledge, there are no events or circumstances that are likely to have a Noble Material Adverse Effect.

6.9 Real Property

Section 6.9(a) of the Noble Disclosure Document contains an accurate list of all real property which will be owned by Noble or its Affiliates on the Closing Date.

Except as set forth in Section 6.9(b) of the Noble Disclosure Document:

(i) on the Closing Date, such real property will not be subject to any pending contract of sale;

(ii) no such real property, including installations and improvements thereon, is, or will be on the Closing Date, in material violation of any applicable zoning, building, security or environmental protection law or regulations, planning consent or other requirement of any applicable agency or authority; there is, and will be on the Closing Date, no zoning, building, environmental protection planning, user or other restriction of whatever nature in regard to use or occupancy of such real property that is likely to have a Noble Material Adverse Effect;

(iii) to Noble’s Knowledge, no such real property is subject, in whole or in part, to any eminent domain, expropriation or requisition procedure or other administrative procedure, pending or threatened, that is likely to have a material adverse effect on the value of such real property;

(iv) to Noble’s Knowledge, no such real property is, or will be on the Closing Date, subject to or likely to be subject to any material claim or action in connection with hidden defects, failure to comply with applicable regulations or builders’ liability;

(v) on the Closing Date, neither Noble nor any of its Affiliates will own or be in the occupation of or be entitled to any material estate or interest in any freehold or leasehold property other than the real property listed in Section 6.9(a) of the Noble Disclosure Document and the lease agreements listed in Section 6.10 thereof;

(vi) to Noble’s Knowledge, there is not outstanding any unobserved or unperformed material obligation with respect to the real property necessary to comply with the written requirements of any competent authority exercising statutory or delegated powers; and

(vii) to Noble’s Knowledge, (A) the real property is in a good and substantial state and condition free from any material structural defects, whether or not inherent defects or design defects, and fit for the purpose for which it is presently used, and (B) there have not been used in the real property any substances which are not in material conformity with the relevant British, European or US real estate standards or codes of practice or which are generally known to be harmful to the safety or the durability of buildings or other structures or finishes in the particular circumstances in which they are used.

6.10 Leases

Section 6.10 of the Noble Disclosure Document contains an accurate list as of the date hereof of all material lease contracts or licenses covering real or personal property pertaining to, or necessary or useful for the conduct of, Noble’s business.

With respect to the leases listed in Section 6.10 of the Noble Disclosure Document, except as set forth in Section 6.10 of the Noble Disclosure Document:

(i) the leased properties are in good operating condition, ordinary wear and tear excepted;

(ii) Noble or Noble’s Affiliates that are parties to the leases to the leased properties have fulfilled all material obligations under the leases;

(iii) there are no material legal or administrative proceedings pertaining to the leases or the leased properties and, to Noble’s Knowledge, there are no reasons to believe that such proceedings will be initiated;

(iv) the Transactions will not have a material adverse effect on Noble’s or its Affiliates’ interests under the leases, which by their terms will remain in full force after the Closing Date, and no written notice has been given by any party thereto to terminate any of the same;

(v) all licenses, consents and approvals required from the landlords and any superior landlords under the leases listed in Section 6.10 of the Noble Disclosure Document have been obtained and the covenants on the part of the tenants contained in such licenses, consents and approvals will have been duly performed and observed in all material respects on or before the Closing Date; and

(vi) to Noble’s Knowledge, there is not outstanding and unobserved or unperformed any material obligation necessary to comply with any written notice or other written requirements given by the landlords under any of such leases.

6.11 Environmental Liability

Section 6.11(a) of the Noble Disclosure Document is a list of all of the material documents in Noble’s and its Affiliates’ possession concerning current or potential environmental obligations or Liabilities arising under applicable EHS Laws pertaining to their businesses or any of their properties or assets, whether owned or leased, including any environmental assessments, audits, reviews or investigations conducted by or on behalf of Noble or its Affiliates or otherwise in the possession of Noble or its Affiliates carried out in the seven years prior to the date hereof in relation to their businesses, the real property owned by Noble or its Affiliates on the Closing Date or any real property formerly occupied by Noble or its Affiliates, and Noble has delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) a true, complete and correct copy of each such document.

Except as set forth in Section 6.11(b) of the Noble Disclosure Document:

(i) Noble and its Affiliates have obtained all EHS Permits required for the current operation of their businesses; each such EHS Permit is in full force and effect and Noble and its Affiliates are in material compliance with, and, to Noble’s Knowledge, have materially complied at all times during the period of seven years prior to the date hereof with, and, to Noble’s Knowledge, can continue to comply through the Closing Date with, each such EHS Permit; Section 6.11(c) of the Noble Disclosure Document includes an accurate list of all EHS Permits held by Noble and its Affiliates (including any variation notices applicable thereto), accurate copies of which have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access).

(ii) To Noble’s Knowledge, no material works or costs are necessary to obtain or secure current compliance with any EHS Permit required for the current operation of Noble’s and its Affiliates’ businesses or otherwise to comply with EHS Law.

(iii) Neither Noble nor any of its Affiliates has received any written communication from any applicable agency or authority in respect of any EHS Permit required for the current operation of their businesses varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do, and, to Noble’s Knowledge, there are no facts or circumstances that are likely to result in any such EHS Permit being varied, modified, revoked or suspended or that is likely to prevent its renewal.

(iv) To Noble’s Knowledge, Noble and each of its Affiliates complies and has at all times during the period of seven years prior to the date hereof complied in all material respects with EHS Law.

(v) To Noble’s Knowledge, neither Noble nor any of its Affiliates has in the last seven years received any written communication, or received written notice of a threatened communication, from any relevant authority or third party relating to EHS Matters, from which it appears that it may be or is alleged to be in material breach of EHS Law, or where failure to comply with such communication is likely to constitute a material breach of EHS Law or compliance with such communication is likely to be secured by further proceedings by such relevant authority; to Noble’s Knowledge, there are no facts or circumstances which are likely to give rise to any liability (whether civil or criminal) on the part of Noble or any of its Affiliates in relation to EHS Matters.

(vi) To Noble’s Knowledge, neither Noble nor any of its Affiliates is or has in the last seven years been engaged in any action, litigation, arbitration or dispute resolution proceedings or to Noble’s Knowledge subject to any investigation under EHS Law or otherwise in relation to EHS Matters, and to Noble’s Knowledge there is no such matter pending or threatened.

(vii) To Noble’s Knowledge, no Hazardous Substances have been released or disposed on any sites now owned, occupied or operated by Noble or any of its Affiliates or to Noble’s Knowledge on any sites formerly owned, occupied or operated by Noble or any of its Affiliates in a concentration or condition that could give rise (whether on the relevant site or elsewhere) to any actual liability on the part of Noble or its Affiliates under EHS Law.

(viii) There are no circumstances (whether pursuant to a contractual obligation or otherwise) that are likely to require material expenditure (whether by Noble or its Affiliates or by any other Person or authority) in cleaning up or decontaminating or otherwise on any real property now owned, occupied or operated by Noble or its Affiliates or to Noble’s Knowledge on any real property formerly owned, occupied or operated by Noble or its Affiliates in order to comply with EHS Law or otherwise for the protection of the Environment. Neither Noble nor any of its Affiliates has retained or assumed, either contractually (including leases) or by operation of law, liability for any EHS Matters occurring, arising or based upon activities of any third party or activities that occurred prior to the Reorganization.

(ix) Each of Noble and its Affiliates has at all times properly supplied to the competent authorities all information required by EHS Law to be supplied, and all such information given (whether under a legal obligation or otherwise) was correct at the time the information was supplied.

No material remedial work is currently being carried out at any sites now owned or occupied by Noble or its Affiliates.

6.12 Title to Properties and Assets; Encumbrances

All material properties and other assets of Noble and its Affiliates are and on the Closing Date will be owned subject to no Liens, except for Liens reflected in Section 6.12 of the Noble Disclosure Document and:

(i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the relevant owner in the operation of its business;

(ii) Liens for Taxes, assessments or governmental charges or levies on property not yet due and delinquent; and

(iii) Liens arising by operation of law that do not materially adversely affect the operation of the business of Noble or its Affiliates, provided that the same have arisen in the ordinary course of business of such company.

Except pursuant to the Acquisition Debt (or any other debt financing to which Arcelor consents), the consummation of the Transactions will not result in the creation of any Lien on any real property or other assets owned by Noble or its Affiliates on the Closing Date.

6.13 Assets

The assets owned by Noble and its Affiliates on the Closing Date will be sufficient for them to continue to operate their businesses after the Closing in a manner in all material respects consistent with and substantially the same as the present operation of such businesses.

Except as contemplated or reflected herein or as disclosed in Section 6.13 of the Noble Disclosure Document, since December 31, 2005 Noble and its Affiliates have conducted their businesses in the ordinary course of business in all material respects.

Except as set forth in Section 6.13 of the Noble Disclosure Document, the material tangible assets (including real property and leased assets) of the businesses of Noble and its Affiliates are in good working order and condition, ordinary wear and tear excepted.

6.14 Material Contracts; Certain Other Agreements

All Material Contracts to which Noble or its Affiliates are parties or otherwise bound are listed in Section 6.14(a) of the Noble Disclosure Document and true, complete and correct copies thereof have been delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access).

All Material Contracts to which Noble or its Affiliates are or will be parties or otherwise be bound on the Closing Date have been or will be made on reasonable commercial terms.

Except as set forth in Section 6.14(a) of the Noble Disclosure Document, all such Material Contracts are and will on the Closing Date be in full force and effect, and no notice of termination of any such Material Contract has as of the date hereof been given or, to Noble’s Knowledge, threatened.

Except for the Material Contracts of Noble or its Affiliates and the contracts, agreements and other arrangements provided for or contemplated in this Agreement and those listed in Section 6.14(b) of the Noble Disclosure Document, on the Closing Date Noble and its Affiliates will not be a party to or otherwise bound by:

(i) any agreement, contract or commitment materially limiting the freedom of disposing of its assets;

(ii) any agreement, contract or commitment which contains restrictions which materially limit the development of its business; or

(iii) any share or asset sale (in other words, sale-of-business) agreement or any contract not in the ordinary course of the business containing outstanding indemnities on the part of Noble or its Affiliates.

6.15 Breach of Agreement

Except as set forth in Section 6.15 of the Noble Disclosure Document, Noble and its Affiliates have not in any material respect violated any Material Contract of such Person and, to Noble’s Knowledge, no counterparty to any such Material Contract has in any material respect violated any such contract.

With respect to arrangements other than the Material Contracts, Noble and its Affiliates have not and will not on the Closing Date have violated any of their obligations under any agreement, contract or arrangement (other than the Material Contracts) that are binding upon them or the properties or assets of their businesses in a manner that is likely to have a Noble Material Adverse Effect.

6.16 No Conflict

Except as disclosed in Section 6.16 of the Noble Disclosure Document, no agreement to which Noble or its Affiliates, on the Closing Date, will be a party or will be otherwise bound contains provisions giving the other party or parties thereto the right to amend, terminate, accelerate the performance under such agreement or resulting in any other onerous condition as a result of the Transactions contemplated by this Agreement.

6.17 Intellectual Property

Any and all Intellectual Property of Noble or its Affiliates, including those items listed in Section 6.17 of the Noble Disclosure Document (collectively, the “Noble Intellectual Property”), is owned by Noble or its Affiliates or duly licensed to Noble or its Affiliates under intellectual property license agreements in force and effect.

Except as set forth in Section 6.17 of the Noble Disclosure Document:

(i) except for Noble Intellectual Property licensed to Noble by a third party, Noble or its Affiliates will own, on the Closing Date, the entire right, title and interest in and to the Noble Intellectual Property (including the exclusive right to use and license the same) and each item of the Noble Intellectual Property which is identified in Section 6.17 of the Noble Disclosure Document as being the subject of a registration, filing or issuance shall have been, in the jurisdictions indicated therein, duly and timely registered with, filed in or issued by, as the case may be, the proper government entity as of the Closing Date; on the Closing Date, such registration, filings and issuances will remain in full force and effect, and all filing, examination, annuity, maintenance, renewal and other fees relating thereto have been paid properly and timely; none of the items so identified in Section 6.17 are involved in an interference, reissue, reexamination or opposition proceeding, and, to Noble’s Knowledge, no such proceeding has been threatened in writing; none of these items has been abandoned or allowed to lapse; and, to Noble’s Knowledge, each of these items is valid, enforceable, in good standing and free of any material defects or equitable defenses to enforcement based on an act or omission by or on behalf of Noble or an Affiliate thereof;

(ii) there are no pending or, to Noble’s Knowledge, threatened proceedings or litigation or other known adverse claims with respect to the Noble Intellectual Property which are likely to have a Noble Material Adverse Effect;

(iii) to Noble’s Knowledge, Noble and its Affiliates are not infringing and have not since July 1, 2004 infringed any intellectual property rights of any third parties, nor, to Noble’s Knowledge (except as set forth in Section 6.17 of the Noble Disclosure Document), is any third party infringing the Noble Intellectual Property;

(iv) no written notice has been received from any competent authority in the last three years alleging material non-compliance by Noble or its Affiliates with any applicable data protection legislation; and

(v) Noble and its Affiliates comply in all material respects with the Data Protection Act of 1988 or its equivalent in its respective jurisdiction.

The Noble Intellectual Property will be sufficient to allow Noble and its Affiliates to continue to operate their businesses as currently conducted.

6.18 Compliance with Laws, Regulations and Permits

Section 6.18(a) of the Noble Disclosure Document contains a description of all licenses, permits and authorizations required for operation of Noble’s and its Affiliate’s businesses that, if not held, are likely to have a Noble Material Adverse Effect (each, a “Noble Material Permit”). Except as set forth in Section 6.18(b) of the Noble Disclosure Document, Noble and its Affiliates are in material compliance with all Noble Material Permits.

All Noble Material Permits are in full force and effect and no proceeding is pending or, to Noble’s Knowledge, threatened, seeking to cancel or amend any Noble Material Permit; and none of the Transactions will result in the cancellation of or otherwise materially impair any such Noble Material Permit.

Neither Noble nor any of Noble’s Affiliates has received any written communication from any agency or authority in respect of any of the Noble Material Permits materially adversely varying, modifying, revoking, suspending or canceling the same or indicating an intention or threatening so to do; and to Noble’s Knowledge there are no facts or circumstances that are likely to result in any of the Noble Material Permits being materially adversely varied, modified, revoked or suspended or are likely to prejudice its renewal.

6.19 Insurance

Section 6.19 of the Noble Disclosure Document is a complete list of insurance policies covering Noble or its Affiliates, including the names of insured parties and insurance carriers, limits of coverage, deductibles, co-insurance provisions and any material limitations. To Noble’s Knowledge, all claims on insurance policies covering Noble or its Affiliates have been reported to the relevant insurance carriers in a timely manner. Except as otherwise set forth therein, the insurance coverage maintained by or covering Noble or its Affiliates is adequate and customary for their businesses and is in full force and effect as of the date hereof. Except as otherwise set forth therein, all such insurance coverage shall continue in full force and effect after the Closing Date.

6.20 Employees and Other Representatives

Section 6.20(a) of the Noble Disclosure Document lists the Key Employees employed by Noble and Noble’s Affiliates at the date of this Agreement. Section 6.20(b) of the Noble Disclosure Document contains an accurate and complete list of all written employment contracts with such Key Employees. The terms of employment for other employees employed by Noble or its Affiliates are normal and customary in businesses similar to their businesses, and no employee has a termination notice period of more than six months.

Without prejudice to the foregoing:

(i) except as set forth in Section 6.20(i) of the Noble Disclosure Document, no sum is, and no sum as of the Closing will be, due to any present or former employee, agent or representative of Noble or its Affiliates as a result of service or other contract, statute, law (including inventorship laws) or agreement and without limiting the foregoing, no sum is due to any employee, agent or representative of Noble or its Affiliates for any payment or compensation under any inventor’s rights law or statute, other than, in each case (except payments due under inventorship laws), the right to payments accrued but not yet payable or the reimbursement for expenses;

(ii) except as set forth in Section 6.20(ii), there are, and on the Closing Date there will be, no collective bargaining or unionization agreement or bonus program or severance pay program with respect to any of the employees, board members, members, managers or former employees or former board members, members or managers of Noble or its Affiliates;

(iii) the consummation of the Transactions contemplated by this Agreement will not entitle any employee or former employee of Noble or its Affiliates to severance pay, unemployment compensation,

bonus or any other payment resulting in payments from or costs for Noble or its Affiliates or accelerate the time of payment or vesting for, or increase the amount of, compensation due to any such employee or former employee and payable by Noble or its Affiliates;

(iv) no former employee of Noble or its Affiliates is or as of Closing will be entitled to re-employment by Noble or its Affiliates;

(v) no Key Employee listed in Section 6.20(a) of the Noble Disclosure Document has given notice of termination of his or her employment as of the date hereof;

(vi) since December 31, 2005, there have not occurred any strikes, slow downs, work stoppages or other similar labor actions by any group of employees of Noble or its Affiliates; and

(vii) Noble or its Affiliates have complied in all material respects with all laws and regulations relating to employment, nondiscrimination, wages, hours, benefits, collective bargaining, union representation and occupational health and safety, and Noble and its Affiliates are not liable for payment of any material compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

6.21 Employee Benefit Plans

(i) Section 6.21(i) of the Noble Disclosure Document sets forth an accurate and complete list of all material Private Social Plans (i) sponsored, established or maintained by Noble and its Affiliates, or (ii) to which Noble or any of its Affiliates currently contributes, has contributed to or has or may have any material liability or funding obligation under which any employee, former employee, director or consultant of or to one or more of Noble or any of its Affiliates, or any beneficiary of any such individual, is covered, is eligible for coverage or has benefit rights (any and all of the Noble Private Social Plans described by clauses (i) and (ii) being the “Noble Group Private Social Plans”). Agreements and arrangements set forth in Section 6.20 of the Noble Disclosure Document shall not be deemed to be Private Social Plans.

(ii) Section 6.21(ii) of the Noble Disclosure Document sets forth an accurate and complete list of all Government Social Plans to which Noble or any of its Affiliates currently contributes or has contributed or to which it has or may have any material liability or funding obligation (the “Noble Group Government Social Plans”). Agreements and arrangements set forth in Section 6.20 of the Noble Disclosure Document shall not be deemed to be Government Social Plans.

(iii) With respect to each Noble Group Private Social Plan or Noble Group Government Social Plan, all contributions required to be made by the terms of the plan or applicable law prior to the Closing Date will have been made and all contributions not payable on or prior to the Closing Date will have been accurately accrued in Noble’s consolidated financial statements through the Closing Date to the extent required in accordance with applicable United States accounting principles.

(iv) Each Noble Group Private Social Plan could be terminated on the Closing Date and all contributions to such Noble Group Private Social Plan could be discontinued then without any liability to Noble or any of its Affiliates except for accrued termination liabilities accurately reflected, in accordance with US Accounting Principles, on the most recent audited balance sheet for Noble included in the Noble SEC Documents.

(v) In the event Noble and its Affiliates were to terminate all operations on the Closing Date, they would have no material ongoing obligation or liability under any Noble Group Government Social Plan. Neither Noble nor any of its Affiliates has any material current or contingent liability to any governmental body or its employees with respect to or Private Social Plan or Government Social Plan other than those listed in Sections 6.21(i) and 6.21(ii) of the Noble Disclosure Document.

(vi) Neither the execution of this Agreement nor the consummation of the Transactions will entitle any employee or former employee of Noble or any of its Affiliates to any payment or benefit, or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due such employee or former employee.

(vii) Noble and its Affiliates have performed and complied in all material respects with all of their obligations under or in respect of each Noble Group Private Social Plan or Noble Group Government Social Plan. All Noble Group Private Social Plans have been administered, operated and maintained in compliance with all applicable laws and the provisions of such plans in all material respects. To Noble’s Knowledge, no breaches of fiduciary duty have occurred with respect to any Noble Group Private Social Plan.

(viii) There are no audits, investigations or administrative or judicial proceedings pending or, to Noble’s Knowledge, threatened with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan.

(ix) Neither Noble nor any of its Affiliates has any legal obligation or commitment to establish any new Noble Group Private Social Plan or contribute to any new Noble Group Government Social Plan or to amend any Noble Group Private Social Plan except in the ordinary course of business or to comply with applicable law.

(x) Section 6.21(x) of the Noble Disclosure Document sets forth a reasonable estimate of the annual contribution to, or expense charge with respect to, each Noble Group Private Social Plan or Noble Group Government Social Plan and an estimate of all future obligations with respect to current employees under all Noble Group Private Social Plans and Noble Group Government Social Plans determined in accordance with US Accounting Principles.

(xi) Neither Noble nor any of its Affiliates has any Liability (including a contingent Liability) with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan sponsored, established or maintained by or contributed to by any Person other than Noble or its Affiliates or with respect to any Noble Group Private Social Plan or Arcelor Group Government Social Plan not disclosed in Section 6.21(i) or 6.21(ii) of the Noble Disclosure Document.

(xii) Neither Noble nor any of its Affiliates has ever sponsored, maintained or contributed to, or had any obligation to contribute to, any plan subject to Section 412 of the Code or Title IV of the Employee Retirement Income Security Act of 1974, as amended; and

(xiii) To Noble’s Knowledge, there are no facts or circumstances with respect to any Noble Group Private Social Plan or Noble Group Government Social Plan that could have a Noble Material Adverse Effect.

6.22 Litigation

Except for the matters listed in Section 6.22 or 6.17 of the Noble Disclosure Document, there is no material suit, administrative proceeding, arbitration or other legal proceeding pending or, to Noble’s Knowledge, threatened against any of Noble or its Affiliates, their businesses, properties or assets. No such pending or threatened proceeding (including infringement of Intellectual Property) would, if decided adversely, have a Noble Material Adverse Effect, and, to Noble’s Knowledge, there are no facts or circumstances that are likely to give rise to any such suit or legal proceeding that would have a Noble Material Adverse Effect.

6.23 Tax

Except as otherwise set forth in Section 6.23 of the Noble Disclosure Document:

(i) Each of the material Tax Returns required to be filed by or on behalf of Noble or its Affiliates with any governmental body with respect to any taxable period ending on or before the Closing Date (the “Noble

Group Returns”): (a) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (b) has been, or will be when filed, prepared in all material respects in compliance with all applicable legal requirements. All amounts shown on the Noble Group Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(ii) The most recent audited balance sheet for Noble included in the Noble SEC Documents fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with US Accounting Principles, except for liabilities for Taxes incurred since the date of such balance sheet in the operation of the business of Noble and its Affiliates. Noble will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practice, reserves adequate for the payment of all Taxes for the period from the date of such balance sheet through the Closing Date.

(iii) Neither Noble nor any of its Affiliates nor any Noble Group Return is currently subject to (or since December 31, 2003 has been subject to) an audit by any governmental body. No extension or waiver of the limitation period applicable to any of the Noble Group Returns has been granted (by Noble or any other Person), and no such extension or waiver has been requested from Noble or any of its Affiliates.

(iv) No claim or legal proceeding is pending or, to Noble’s Knowledge, has been threatened in writing against or with respect to Noble or any of its Affiliates in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by Noble or any of its Affiliates with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Noble and its Affiliates and with respect to which adequate reserves for payment have been established on the balance sheet identified in subsection (ii) above. There are no liens for material Taxes upon any of the assets of any of Noble or any of its Affiliates except liens for Taxes not yet due and payable. None of Noble or any of its Affiliates has been, and none of them will be, required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(v) No written notice has ever been delivered by any governmental body to Noble or any of its Affiliates in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation to pay material Taxes.

(vi) There are no contracts, arrangements or understandings (whether or not legally binding) relating to allocating or sharing of Taxes to which Noble or any of its Affiliates is a party. Neither Noble nor any of its Affiliates is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any contract, arrangement or understanding providing for payments by Noble or any of its Affiliates with respect to any amount of Taxes of any other Person.

(vii) Neither Noble nor any of its Affiliates has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the previous two years. Neither Noble nor any of its Affiliates is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(viii) Neither Noble nor any of its Affiliates has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar legal requirement to which Noble or any of its Affiliates may be subject, other than the affiliated group of which Noble is the common parent.

(ix) Noble has delivered to Arcelor (including by posting of such documents to an electronic data room to which Arcelor representatives have been granted access) accurate and complete copies of all income Tax

Returns of Noble and its Affiliates for all Tax years that remain open or are otherwise subject to audit, as well as all other material Tax Returns of Noble and its Affiliates filed since December 31, 2003.

(x) Noble has disclosed on its federal income Tax Returns all positions that would be likely to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar legal requirements imposed by foreign taxing jurisdictions.

(xi) Neither Noble nor any of its Affiliates has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of US Department of the Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar legal requirement.

6.24 Accounts Receivable

All Accounts Receivable of Noble or its Affiliates as of Closing will be bona fide Accounts Receivable created in the ordinary course of their businesses.

6.25 Products

Noble and its Affiliates have not in the last three years received any order from any administrative, judicial or other authority, or any written request from any professional or consumer body, to recall any of their products, or to inform their customers of a defect or danger caused by a defect in any of their products or linked to their use, and do not anticipate any recall campaign for any of their products.

6.26 Major Customers and Suppliers

Section 6.26(a) of the Noble Disclosure Document contains a list of the five largest customers, including distributors, of Noble or its Affiliates for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of net sales, showing the total dollar amount of net sales to each such customer during each such year. Noble has not received any notice from any such customer that it will not continue to be a customer of Noble or its Affiliates after the Closing at substantially the same level of purchases as heretofore.

Section 6.26(b) of the Noble Disclosure Document contains a list of the five largest suppliers to Noble or its Affiliates for each of 2004, 2005 and 2006, in each case determined on the basis of the total dollar amount of purchases, showing the total dollar amount of purchases from each such supplier during each such year. Noble has not received any notice from any such supplier that it will not continue to be a supplier to Noble or its Affiliates after the Closing and will not continue to supply Noble or its Affiliates with substantially the same quantity and quality of goods at competitive prices.

There were no critical suppliers to Noble or its Affiliates for 2004, 2005 or 2006 (in each case determined on the basis that it was not possible to replace supply from the supplier due to the fact that Noble Intellectual Property was owned or licensed by the supplier or that the supplier provided a product, service, implicit or explicit trade secret license, implicit or explicit patent license or know-how necessary to the operation of Noble’s business that was not available elsewhere in substantially the same quality and quantity of goods or services at competitive prices). Noble has not received any notice from any such supplier that it will not continue to be a supplier to Noble or its Affiliates after the Closing or will not continue to supply Noble or its Affiliates with substantially the same quantity and quality of goods or services at competitive prices.

6.27 Inventory

All inventory reflected in the most recent balance sheet included in the most recent financial statements referred to in Section 6.7 consists and will consist, at the date of such balance sheet, of inventory of quality and quantity usable and saleable in the ordinary course of business of Noble or its Affiliates (subject to reserves set forth in such financial statements).

6.28 Noble’s Affiliates’ Relationships with Noble

Except as disclosed in Section 6.28 of the Noble Disclosure Document, there are no existing contracts or agreements to which any of Noble or its Affiliates is a party and in which a director of Noble or its Affiliates is interested that would require disclosure under Item 404 of SEC Regulation S-K if applicable to the Transactions.

6.29 Foreign Corrupt Practices Act and Related Matters

To Noble’s Knowledge, Noble and its Affiliates has materially complied, and does materially comply, with the Foreign Corrupt Practices Act of 1977, as amended.

None of Noble or its Affiliates has conducted, or conducts, any part of their businesses (including export transactions) in a manner that would cause Noble or its Affiliates to be in violation, immediately following the Closing, of United States trade-related laws and regulations, including the Export Administration Act and implementing Export Administration regulations. Without limiting the generality of the foregoing, neither Noble nor any of its Affiliates (i) is a party to any contract or bid with, or has conducted business in (directly, or to Noble’s Knowledge, indirectly), a third party located in Cuba, Myanmar (Burma), Iran, Iraq, North Korea, Syria, Sudan or Zimbabwe or (ii) otherwise has any operations in, or sales to, any such country.

6.30 Broker’s or Finder’s Fees

Except for Morgan Joseph & Co. Inc., no agent, broker or other Person acting on behalf of Noble or any Noble Affiliate is, or will be, entitled to any commission or broker’s or finder’s fees from Noble or Noble’s Affiliates or from Arcelor or Arcelor’s Affiliates in connection with any of the Transactions.

6.31 Stock Options and Other Equity Issuances

To Noble’s Knowledge, each option grant and other equity issuance to employees of, consultants to and directors of Noble has been accurately reflected in its publicly disclosed financial statements, all charges and other expenses related thereto have been accurately recorded in accordance with US Accounting Principles, and no adjustments to any financial statement shall be made as a result of any such grant or issuance. Without limiting the foregoing, to Noble’s Knowledge, Noble has not made any “backdated” option grant or other equity issuance.

7. COVENANTS OF ARCELOR

Arcelor covenants and agrees with Noble as follows.

7.1 Due Diligence Investigations

Noble has engaged PricewaterhouseCoopers LLP at Noble’s expense to perform a due diligence investigation of the Business and the Group. Arcelor has engaged the Consultant at Arcelor’s expense to perform a due diligence investigation of the Business and the Group. Arcelor has provided and shall continue to provide, to Noble, copies of all drafts and final reports of the results of the Consultant’s investigation as such drafts and reports become available to Arcelor, and Arcelor has discussed and shall continue to discuss such drafts and reports with Noble.

7.2 Financial Statements of Holding and TSA

The parties understand as follows: Noble will be required to solicit proxies from its stockholders in order to approve the Transactions. The rules and regulations of the SEC require Noble to include in the Proxy Statement certain information, including financial statements, some of which are required to be audited, of the Group Members. In addition, after the closing of the Transactions, SEC rules and regulations require Noble to file a Current Report on Form 8-K (the “Form 8-K”) reporting the closing of the Transactions and including, in response to Item 9.01 of Form 8-K, audited financial statements of the Group Members and pro forma financial statements for Noble. Arcelor has delivered to Noble the following consolidated balance sheets, income statements and statements of cash flows (collectively, “Financial Statements”) of the Group Members: (a) audited Financial Statements as of and for the year ended December 31, 2006; (b) audited Financial Statements as of and for the year ended December 31, 2005; and (c) audited Financial Statements as of and for the year ended December 31, 2004. Arcelor will deliver to Noble, in time for inclusion in the preliminary proxy statement referred to in Section 8.1, the audit report of Arcelor’s Auditors covering the Financial Statements.

Arcelor shall cooperate reasonably and in good faith with Noble to provide all such additional information as may be required for Noble’s SEC filings that Arcelor can provide without undue burden and expense. Noble and Arcelor agree to cooperate with each other and to use their reasonable best efforts to obtain any relief from the SEC requirements applicable to the Proxy Statement or the Form 8-K that either party deems necessary or appropriate. For avoidance of doubt, the parties agree that all of the covenants of Arcelor contained in this Section 7.2 are material binding obligations of Arcelor.

7.3 Proxy Materials

All information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in Noble’s Proxy Statement or any amendments or supplements thereto shall, at the time such Proxy Statement is first mailed to stockholders of Noble and at the time such stockholders vote on approval of such matters, be true, accurate and complete in all material respects and not contain any untrue statement of material fact or omit to state a material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and all information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in any Noble SEC Document relating to the Transactions shall, at the time of filing of such Noble SEC Document, be true, accurate and complete in all material respects and not contain any untrue statement of material fact or omit to state any material fact required to be stated therein as necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4 Access to Information and Documents

Subject to any applicable antitrust restrictions, from the date hereof until the Closing Arcelor shall give, and shall cause the Group Members and the Concerned Arcelor Affiliates to give, Noble and its agents and representatives (including auditors, lawyers, financial and business advisors and environmental consultants in addition to the Persons identified in Section 7.1 of this Agreement) reasonable access during normal working hours to any and all of the properties, assets, books, records and other documents and employees of Group Members and the Concerned Arcelor Affiliates (solely to the extent included in or relating to the laser-welded blanks business or the Reorganization) in order to enable Noble to make such examination of the business, properties, assets, books, records and other documents of Group Members and Concerned Arcelor Affiliates and the Business and to conduct such other due diligence investigation of the Business, including “Phase I” environmental audits, investigation and site assessments, as Noble may reasonably deem necessary or desirable, including discussions and examinations for the purpose of enabling Noble to satisfy its obligations after the Closing under the Sarbanes-Oxley Act of 2002 and rules and regulations thereunder. Subject to any applicable antitrust restrictions, Arcelor shall, and shall cause the Group Members and Concerned Arcelor Affiliates to, make full disclosure to Noble and its agents and representatives upon inquiry as to all aspects of their businesses and related Liabilities, including the conduct of business operations (past, present and future), condition (financial and otherwise), related Liabilities and prospects. To the extent that a confidentiality agreement with a third party would prohibit such disclosure, Arcelor will so advise Noble and will, upon Noble’s request, work with the third party to have Noble added to the confidentiality arrangement upon terms acceptable to Arcelor, Noble and the third party. As part of such examination, following reasonable notice to Arcelor and with Arcelor’s prior written consent (not to be unreasonably withheld) Noble may make such inquiries of such Persons having business relationships with the Group Members, the Concerned Arcelor Affiliates and the Business (including suppliers, licensees and customers) as Noble shall deem necessary or desirable.

From time to time after Closing, at Noble’s request and without further consideration Arcelor will, and will cause Arcelor’s Affiliates to, make available to Noble and to Noble’s agents and representatives (and copy at Noble’s request and Noble’s expense) any books and records of Arcelor and of Arcelor’s Affiliates relating to the operation of the Business, provided, however, that Arcelor and Arcelor’s Affiliates may redact from such books and records information that Arcelor reasonably and in good faith determines to be confidential and that does not relate to the operation of the Business.

7.5 Conduct of Business Pending Closing

From the date hereof until Closing, except as permitted under this Agreement or as consented to by Noble in writing (which consent shall not be unreasonably withheld or delayed):

(i) Arcelor shall cause each of the Group Members and the Concerned Arcelor Affiliates to maintain itself at all times as a company duly organized and validly existing under the laws of the jurisdiction under which it is organized, and Arcelor shall and shall cause the Group Members and the Concerned Arcelor Affiliates to execute the Reorganization as expediently and efficiently as reasonably possible;

(ii) Arcelor shall cause the Group Members and the Concerned Arcelor Affiliates to carry on the Business substantially in the manner carried on as of the date hereof and shall continue to make and permit the making of capital expenditures in the ordinary course of the Business as heretofore conducted and in accordance with their budgets but shall not permit the Group Members or the Concerned Arcelor Affiliates to engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of the Business as heretofore conducted, or as permitted or contemplated herein;

(iii) Arcelor shall not permit any Group Member or any Concerned Arcelor Affiliates to pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor engaged in the Business, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the economic rate in effect on the date of this Agreement, subject to adjustments in the ordinary course of business;

(iv) Arcelor shall see to it that any Group Member and each of the Concerned Arcelor Affiliates (with respect to the laser-welded blanks business) maintains substantially its existing insurance coverage, subject to availability;

(v) Arcelor shall cause any Group Member and each of the Concerned Arcelor Affiliates to use its commercially reasonable efforts to preserve the Business intact, to maintain the services of employees and independent contractors of the Business and to preserve its relationships with suppliers, licensees, distributors and customers and others having business relationships with the Business, as well as public authorities;

(vi) Arcelor shall without undue delay inform Noble if any Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document or any Middle Manager gives notice of termination of his or her employment;

(vii) Arcelor shall not permit any Group Member or any of the Concerned Arcelor Affiliates to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets pertaining to the Business except in the ordinary course of the Business, and Arcelor shall cause any Group Member and each of the Concerned Arcelor Affiliates to maintain its facilities, machinery and equipment pertaining to the Business in good operating condition and repair, subject only to ordinary wear and tear;

(viii) Arcelor shall not permit any Group Member to amend its organizational documents (unless required by law or as a result of the Reorganization or the Transactions);

(ix) If and to the extent relating to the Business, or Arcelor’s ability to perform or comply with its obligations and undertakings hereunder, Arcelor shall and shall cause the Group Members and the Concerned Arcelor Affiliates to comply in all material respects with applicable employment laws and collective bargaining agreements;

(x) Arcelor shall not permit any Group Members or any Concerned Arcelor Affiliates to accelerate the collection of Accounts Receivable or delay the payment of accounts payable; and

(xi) Arcelor shall not permit any Group Members or any Concerned Arcelor Affiliate to enter into any agreement or arrangement that limits or otherwise restricts in any material respect any Group Member from engaging or competing in any line of business, in any location or with any Person.

Without limiting the generality of the foregoing, Arcelor shall consult with Noble regarding all significant developments, transactions and proposals relating to the Business or operations of any of the assets or Liabilities pertaining to the Business and will endeavor to keep Noble reasonably informed of Arcelor’s actions that would materially affect the Transactions or the value or expected benefit of the Transactions to Noble.

7.6 Consents and Approvals

Prior to Closing, Arcelor shall use its commercially reasonable efforts to provide Noble with all information concerning Arcelor, the Group Members and Concerned Arcelor Affiliates and the Business necessary to obtain all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Noble in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. Arcelor shall provide Noble all reasonable assistance in obtaining such consents, authorizations and approvals.

As promptly as practicable after the date of this Agreement, Arcelor shall make all antitrust and competition law filings and notices required of Arcelor (including all filings under the HSR Act) not made prior to the date of this Agreement and shall use commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Arcelor in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions and to obtain any consents to assignment necessary in connection with the Transactions.

7.7 Intentionally Omitted

7.8 Non-competition

Arcelor agrees, for itself and for Arcelor’s Affiliates, and on behalf of all entities controlling and under common control with Arcelor, from Closing and for a period of five years thereafter, that none of them will participate, engage, conduct, develop or invest, directly or indirectly, in the laser-welded blanks business anywhere the world except as a stockholder of or in conjunction with Noble, including through the granting to third parties engaged in the laser-welded blanks business (other than vehicle manufacturers) of licenses under patents, patent applications, know-how and other intellectual property of any nature pertaining to laser welding or other welding or bonding methods for use in the laser-welded blanks business. The foregoing agreement by Arcelor shall not prevent Arcelor or Arcelor’s Affiliates from continuing to engage in the laser-welded blanks business (i) as a joint venturer with Gestamp Automoción in Spain or Mexico in a manner consistent with past practice, (ii) with respect to Powerlasers, in any way required by the Department of Justice Consent Decree, (iii) with respect to Powerlasers, during any period when Arcelor (or Dofasco) is engaged in commercially reasonable efforts to sell Powerlasers or the business and assets of Powerlasers and (iv) as acquirer of any business or entity other than Powerlasers (or Dofasco) that is not primarily engaged in the production of laser-welded blanks.

Arcelor further agrees as follows with respect to any business or entity acquired pursuant to clause (iv) of the paragraph immediately above: Arcelor shall notify Noble of any such acquisition not later than seven days after the closing, whereupon Noble shall have the right, prior to any other Person, to inspect the portion of such business or entity whose revenues are derived from production of laser-welded blanks with a view to acquiring it. Noble shall exercise its first-priority right to acquire such portion of such business or entity by delivering to

Arcelor written notice of exercise not later than three months after Noble’s receipt of notice of Arcelor’s acquisition. The parties shall then negotiate and document definitive terms of purchase and sale reasonably and in good faith. The representations, warranties, covenants, conditions, agreements and other definitive terms of purchase and sale by Noble and Arcelor shall be the same, as much as practicable, as the terms of purchase and sale between Arcelor and the third party that sold the business or entity to Arcelor, except that Arcelor and Noble specifically agree as follows with respect to purchase price. The price payable by Noble to Arcelor for the laser-welded blank production part of the business or entity shall be that price which is agreed upon by the parties after conducting negotiations reasonably and in good faith. If no agreement on price is reached despite reasonable, good-faith negotiations, then the price shall be determined by an appraiser. The appraiser shall be an internationally recognized investment banking or accounting firm selected jointly by Noble and Arcelor. The appraiser shall determine the purchase price based on the appraiser’s assessment of the fair market value of portion of the business or entity that is the subject of the transaction, viewed on a standalone basis without consideration of synergies or other factors arising from prospective utilization of such portion of the business or entity by Noble. In the event that Noble does not exercise its first-priority right of acquisition on these terms and conditions, or in the event that Noble does exercise its right but the transaction is not consummated (otherwise than due to an unreasonable or bad faith refusal by Arcelor to agree to definitive terms of purchase and sale or breach of the definitive agreement by Arcelor), then Arcelor may continue to own and operate such portion of the business while Noble and Arcelor negotiate a mutually satisfactory resolution reasonably and in good faith.

7.9 Updated Disclosure Document

Arcelor shall have a continuing obligation prior to the Closing to promptly notify Noble in writing with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Arcelor Disclosure Document with respect to Section 5 of this Agreement. No such disclosure shall, except as otherwise set forth herein, cure any breach of any representation or warranty without Noble’s written waiver of the breach; and any such disclosure shall be without prejudice to Arcelor’s right to cure any breach of any representation or warranty as provided for herein.

7.10 Confidential Information

Arcelor agrees, for itself and on behalf of Arcelor’s Affiliates, not to use at any time subsequent to the Closing for any purpose (other than as stockholder of Noble or as contemplated by this Agreement or any of the Ancillary Agreements) or disclose to any Person any Confidential Information pertaining primarily to the Business.

Arcelor shall preserve and maintain all Confidential Information of Noble or Noble’s Affiliates or their business received from or confirmed by Noble or Noble’s Affiliates and shall not disclose to any Person (other than those of its employees, officers and advisors being in need thereof for the purpose of the Transactions or the rights or obligations under this Agreement or any of the Ancillary Agreements) or use any such Confidential Information for personal advantage (other than enforcement of its rights under this Agreement or any of the Ancillary Agreements), except that Arcelor and its Affiliates shall be free to use and disclose all or any of such Confidential Information that:

(i) was already in Arcelor’s or its Affiliate’s possession at the time of disclosure to Arcelor or is subsequently developed by Arcelor or its Affiliates without reference to and independent of Noble’s Confidential Information;

(ii) is a matter of public knowledge;

(iii) has been or is hereafter published or otherwise made public other than through Arcelor; or

(iv) is obtained by Arcelor or its Affiliate from a third party not known by Arcelor to be under a confidentiality obligation to Noble or any Noble Affiliate;

provided, however, that the exceptions contained in clauses (i) through (iv) above shall not apply to such information or pieces of information which alone would fall within the exceptions but which collectively or in combination with other information would constitute Confidential Information.

The covenants of Arcelor contained in this Section shall survive the Closing. For the avoidance of doubt, it is acknowledged and agreed that the Confidentiality Agreement is superseded by the provisions of this Section.

7.11 Standstill

Arcelor’s obligations under Section 6 (Standstill) of the Binding Letter of Intent shall remain in full force and effect and shall survive execution of this Agreement and the Closing (or the termination of this Agreement) in accordance with its terms.

7.12 Exclusivity

(i) Arcelor shall not (and Arcelor shall cause Arcelor’s Affiliates not to) directly or indirectly, through any stockholder, officer, director, employee, advisor, financial advisor, representative or agent, (1) solicit, initiate, seek, support or encourage any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Arcelor Acquisition Proposal or (2) engage in negotiations or discussions concerning, or provide any non-public information with respect to the Concerned Arcelor Affiliates or the Business to any Person making or proposing to make, any Arcelor Acquisition Proposal; provided, however, that (A) Arcelor may sell an interest in Laser Welded Blank Limited to a new co-venturer provided that the net proceeds of the sale are retained in the Business and (B) Arcelor may seek co-venturers for consideration of establishing new laser-welded blanks ventures in countries where the parties do not currently have laser-welded blanks facilities. In this Agreement, “Arcelor Acquisition Proposal” means any inquiry, proposal or offer from any Person regarding any acquisition of majority ownership or voting control of, or all or substantially all of the assets of, or any merger or consolidation with, or liquidation, sale or other disposition, and regardless of the form of the transaction, which primarily involves, directly or indirectly, the Group Members.

(ii) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Arcelor shall not (1) approve any Arcelor Acquisition Proposal or (2) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Arcelor Acquisition Proposal; provided, however, that: (A) Arcelor may sell an interest in Laser Welded Blank Limited to a new co-venturer, and (B) Arcelor may seek co-venturers for consideration of establishing new laser-welded blanks ventures in countries where the parties do not currently have laser-welded blanks facilities.

Arcelor shall notify Noble promptly (but in no event later than two Business Days) after receipt by Arcelor or any of Arcelor’s Affiliates (or by any of their directors or officers or counsel, advisors or agents) of any Arcelor Acquisition Proposal or any request for non-public information in connection with a Arcelor Acquisition Proposal or for access to the properties, books or records of Arcelor, Concerned Arcelor Affiliates or the Business by any Person or entity that informs Arcelor or any of Arcelor’s Affiliates (or any of their directors or officers or counsel, advisors or agents) that it is considering making, or has made, a Arcelor Acquisition Proposal. Such notice to Noble shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall provide Noble with copies of all documents received from any Person that is considering making or has made an Arcelor Acquisition Proposal.

8. COVENANTS OF NOBLE

Noble covenants and agrees with Arcelor as follows:

8.1 Proxy Statement

As promptly as practicable after the execution of this Agreement, Noble shall prepare and file with the SEC the preliminary proxy statement of Noble relating to the special meeting of Noble’s stockholders (the “Noble Stockholders Meeting”), to be held to consider the Transactions and the issuance of the Exchange Shares to Arcelor. As promptly as practicable, such proxy statement, in definitive form (the “Proxy Statement”), shall be mailed to the stockholders of Noble. Noble shall cause the Proxy Statement to conform as to form and substance in all material respects with the requirements of applicable law; provided, however, that Noble makes no representation or warranty as to information provided by Arcelor, any Group Member or any of Arcelor’s Affiliates for inclusion in any Noble SEC Document relating to the Transactions.

8.2 Stockholders Meeting

Noble shall call and hold the Noble Stockholders Meeting as promptly as practicable for the purpose of voting upon approval of the Transactions and the issuance of the Exchange Shares to Arcelor, and Noble and Arcelor shall cooperate with each other to cause the Noble Stockholders Meeting to be held as soon as practicable following mailing of the Proxy Statement to the stockholders of Noble. Noble shall use commercially reasonable efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other lawful action necessary or advisable to secure the requisite stockholder vote, except, subject to Section 8.9, in the event of receipt of a Superior Proposal.

8.3 Access to Information and Documents

Subject to any applicable antitrust restrictions, from the date hereof until the Closing Noble shall give, and shall cause Noble’s Affiliates to give, Arcelor and its agents and representatives (including auditors, lawyers, financial and business advisors and environmental consultants) reasonable access during normal working hours to any and all of the properties, assets, books, records and other documents and employees of Noble in order to enable Arcelor to make such examination of the business, properties, assets, books, records and other documents of Noble, Noble’s Affiliates and their business and to conduct such other due diligence investigation of Noble’s business (including, subject to Noble’s consent, environmental audits, investigation and site assessments) as Arcelor may reasonably deem necessary or desirable. Subject to any applicable antitrust restrictions, Noble shall, and shall cause Noble’s Affiliates to, make full disclosure to Arcelor and its agents and representatives upon inquiry as to all aspects of their businesses and related Liabilities, including the conduct of business operations (past, present and future), condition (financial and otherwise), related Liabilities and prospects. To the extent that a confidentiality agreement with a third party would prohibit such disclosure, Noble will so advise Arcelor and will, upon Arcelor’s request, work with the third party to have Arcelor added to the confidentiality arrangement upon terms acceptable to Noble, Arcelor and the third party. As part of such examination, following reasonable notice to Noble and with Noble’s prior written consent (not to be unreasonably withheld) Arcelor may make such inquiries of such Persons having business relationships with Noble, Noble’s Affiliates and Noble’s business (including suppliers, licensees and customers) as Arcelor shall deem necessary or desirable. Arcelor acknowledges and agrees that, as a result of its due diligence investigation of Noble, it may receive material nonpublic information about Noble and that US securities laws impose restrictions on trading in securities while in possession of such information. Accordingly, Arcelor agrees that, prior to the Closing, it will not purchase or sell Noble securities from or to any Person.

8.4 Conduct of Business Pending Closing

From the date hereof until Closing, except as permitted under this Agreement or as consented to by Arcelor in writing (which consent shall not be unreasonably withheld or delayed):

(i) Noble shall and shall cause each of its material Affiliates to maintain itself at all times as a company duly organized and validly existing under the laws of the jurisdiction under which it is organized;

(ii) Noble and Noble’s Affiliates shall carry on their business substantially in the manner carried on as of the date hereof but shall not engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of business as heretofore conducted, or as permitted or contemplated herein;

(iii) Noble shall not and shall not permit any of its Affiliates to pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor engaged in its business, except for (A) the regular compensation and commissions payable to such director, officer, employee or independent contractor at the economic rate in effect on the date of this Agreement, subject to adjustments in the ordinary course of business, and (B) the compensation, commission and bonus payments, plans and incentive programs disclosed in Section 8.4(iii)(B) of the Noble Disclosure Document, as and to the extent heretofore approved in writing by Arcelor;

(iv) Noble shall and shall see to it that its Affiliates maintain substantially their existing insurance coverage, subject to availability;

(v) Noble shall and shall cause each of its Affiliates to use its reasonable best efforts to preserve its business intact, to maintain the services of employees and independent contractors of its business and to preserve its relationships with suppliers, licensees, distributors and customers and others having business relationships with its business, as well as public authorities;

(vi) Noble shall without undue delay inform Arcelor if any Key Employee listed in Section 6.20(a) of the Noble Disclosure Document gives notice of termination of his or her employment;

(vii) Noble shall not and shall not permit any of its Affiliates to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber any of its properties or assets except in the ordinary course of its business, except in connection with the Acquisition Debt (or any other debt financing to which Arcelor consents), and Noble shall and shall cause each of its Affiliates to maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

(viii) Noble shall not, and shall not permit any of its Affiliates, to amend its organizational documents (unless required by law or as contemplated by this Agreement or an Ancillary Agreement or as a result of the Transactions);

(ix) Noble shall and shall cause its Affiliates to comply in all material respects with applicable employment laws and collective bargaining agreements;

(x) Noble shall not and shall not permit any of its Affiliates to enter into any agreement or arrangement that limits or otherwise restricts in any material respect Noble or any of its Affiliates from engaging or competing in any line of business, in any location or with any Person (it being understood that Noble will not violate this covenant by reason of agreeing, or permitting an Affiliate to agree, not to disclose information of another Person, not to solicit personnel of such other Person for hiring, not to hire personnel of such other Person nor to disparage such other Person, whether in the context of entering into a nondisclosure agreement with or pertaining to such other Person or otherwise);

(xi) Noble shall not acquire or dispose of material assets, including any Noble Intellectual Property (other than in the ordinary course of business consistent with past practice), or incur or issue material additional indebtedness, except (A) pursuant to the possible acquisition of certain assets of, or interests in, a business in Asia as previously disclosed to Arcelor, (B) as permitted by credit agreements, indentures and other debt instruments to which Noble or any of its Affiliates is a party at the date of this Agreement, (C) for the incurrence or issuance of the Acquisition Debt and (D) for the incurrence or issuance of additional indebtedness, but only after all amounts then permitted to be incurred and committed to be loaned pursuant to clauses (B) and (C) have been incurred and loaned, in an aggregate amount not to exceed $10,000,000.

(xii) Noble shall not split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution (other than the customary quarterly dividend consistent with past practice) in respect of its capital stock, or redeem, repurchase or otherwise acquire any capital stock of Noble; and

(xiii) Noble shall not authorize or issue any capital stock or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to Noble’s capital stock or any securities convertible into shares of such stock, except to directors or employees of Noble in connection with any employee benefit plan approved by the stockholders of Noble.

Without limiting the generality of the foregoing, Noble shall consult with Arcelor regarding all significant developments, transactions and proposals relating to its business or operations of any of the assets or liabilities pertaining to its business and will endeavor to keep Arcelor reasonably informed of Noble’s actions that would materially affect the Transactions or the value or expected benefit of the Transactions to Arcelor.

8.5 Consents and Approvals

Prior to Closing, Noble shall use its commercially reasonable efforts to provide Arcelor with all information concerning Noble and Noble’s Affiliates and their business necessary to obtain all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Arcelor in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. Noble shall provide Arcelor all reasonable assistance in obtaining such consents, authorizations and approvals.

As promptly as practicable after the date of this Agreement, Noble shall make all antitrust and competition law filings and notices required of Noble (including all filings under the HSR Act) not made prior to the date of this Agreement and shall use commercially reasonable efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority required to be obtained by Noble in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions and to obtain any consents to assignment necessary in connection with the Transactions.

8.6 Updated Disclosure Document

Noble shall have a continuing obligation prior to the Closing to promptly notify Arcelor in writing with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Noble Disclosure Document with respect to Section 6 of this Agreement. No such disclosure shall, except as otherwise set forth herein, cure any breach of any representation or warranty without Arcelor’s written waiver of the breach; and any such disclosure shall be without prejudice to Noble’s right to cure any breach of any representation or warranty as provided for herein.

8.7 Confidential Information

Noble and Noble’s Affiliates shall preserve and maintain all Confidential Information of Arcelor, Arcelor’s Affiliates, the Business and the Group Members received from or confirmed by Arcelor, Arcelor’s Affiliates or the Group Members and shall not disclose to any Person (other than those of its employees, officers and advisors being in need thereof for the purpose of the Transactions or the rights or obligations under this Agreement or any of the Ancillary Agreements) or use any such Confidential Information for personal advantage (other than enforcement of its rights under this Agreement or any of the Ancillary Agreements), except that Noble and its Affiliates shall be free to use and disclose all or any of such Confidential Information that:

(i) was already in Noble’s possession at the time of disclosure to Noble or subsequently developed by Noble without reference to and independent of such Confidential Information;

(ii) is a matter of public knowledge;

(iii) has been or is hereafter published or otherwise made public other than through Noble or its Affiliates; or

(iv) is obtained by Noble from a third party not known by Noble to be under a confidentiality obligation to Arcelor or any Arcelor Affiliate;

provided, however, that the exceptions contained in clauses (i) through (iv) above shall not apply to such information or pieces of information which alone would fall within the exceptions but which collectively or in combination with other information would constitute Confidential Information.

The covenants of Noble contained in this Section shall, with respect to Confidential Information concerning only the Group Members or the Business (or both), terminate at the Closing, and (b) shall, with respect to all other Confidential Information of Arcelor or any Arcelor Affiliate, survive the Closing. For the avoidance of doubt, it is acknowledged and agreed that the Confidentiality Agreement is superseded by the provisions of this Section.

8.8 Standstill

Noble’s obligations under Section 6 (Standstill) of the Binding Letter of Intent shall remain in full force and effect and shall survive the execution of this Agreement and the Closing (or the termination of this Agreement) in accordance with its terms.

8.9 Exclusivity

(i) Noble shall not (and Noble shall cause Noble’s Affiliates not to) directly or indirectly, through any stockholder, officer, director, employee, advisor, financial advisor, representative or agent, (1) solicit, initiate, seek, support or encourage any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Noble Acquisition Proposal or (2) engage in negotiations or discussions concerning, or provide any non-public information with respect to Noble or any Noble Affiliate to any Person making or proposing to make, any Noble Acquisition Proposal. In this Agreement, “Noble Acquisition Proposal” means any inquiry, proposal or offer from any Person regarding any acquisition of majority ownership or voting control of, or all or substantially all of the assets of, or any merger or consolidation with, or liquidation, sale or other disposition, and regardless of the form of the transaction, of Noble.

(ii) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Noble shall not (1) approve or recommend, or propose publicly to approve or recommend, any Noble Acquisition Proposal or (2) enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Noble Acquisition Proposal, other than, in the case of both clauses (i) and (ii), in respect of a Noble Acquisition Proposal that is a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any Noble Acquisition Proposal that the board of directors of Noble determines, in its reasonable, good faith judgment, to be more favorable to Noble’s stockholders from a financial point of view than the terms of the Transactions.

(iii) Noble shall notify Arcelor promptly (but in no event later than two Business Days) after receipt by Noble or any of Noble’s Affiliates (or by any of their directors or officers or counsel, advisors or agents) of any Noble Acquisition Proposal or any request for non-public information in connection with a Noble Acquisition Proposal or for access to the properties, books or records of Noble or any Noble Affiliate by any Person or entity that informs Noble or any of Noble’s Affiliates (or any of their directors or officers or counsel, advisors or agents) that it is considering making, or has made, a Noble Acquisition Proposal. Such notice to Arcelor shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall provide Arcelor with copies of all documents received from any Person that is considering making or has made a Noble Acquisition Proposal. Noble shall keep Arcelor fully informed, on a current basis, of the status and details of any Noble Acquisition Proposal or indication or request.

(iv) If Noble’s directors determine in good faith that it is necessary to do so in order to act in a manner consistent with their fiduciary duties under applicable law, then Noble may, in response to a Superior Proposal, (1) furnish information with respect to Noble to any Person making a Superior Proposal,

(2) participate in discussions or negotiations regarding such Superior Proposal and (3) postpone the Noble’s Stockholders Meeting for a reasonable period of time necessary to consider the Superior Proposal as provided herein. Furthermore, nothing in this Section 8.9 shall prohibit Noble from, following advance written notice to Arcelor following Noble’s decision to do so, (A) making any disclosure to Noble’s stockholders that Noble’s directors determine in good faith is necessary to make in order to act in a manner consistent with their fiduciary obligations under applicable law and (B) facilitating such due diligence inquiries and reviews in response to Noble Acquisition Proposals as Noble’s directors determine in their good faith judgment to be required by their fiduciary duties under applicable law.

(v) Before Noble agrees to any Noble Acquisition Proposal, Noble shall consider modified terms for the Transactions or terms for a possible alternative transaction, or both, offered at any time by Arcelor during the week following submission of the details of the Noble Acquisition Proposal to Arcelor in accordance with clause (iii) above, and Noble shall not enter into or agree to any Noble Acquisition Proposal during such period. The foregoing restriction shall apply to each and every Noble Acquisition Proposal, including any Noble Acquisition Proposal made by a third party that varies from a prior offer made by the same third party.

(vi) If Noble’s directors determine in their good faith judgment that they are required to do so in order to comply with their fiduciary duties to Noble’s stockholders under applicable law or rules of securities exchanges, then Noble’s board of directors may terminate this Agreement and enter into an agreement regarding a Superior Proposal; provided, however, that Noble shall not terminate this Agreement nor accept a Superior Proposal unless (1) Noble, after receiving such Superior Proposal, promptly notifies Arcelor in writing, at least five Business Days before taking action, of its intention to do so in response to such Superior Proposal and attaches the most current version of any proposed agreement or a detailed summary of all material terms of any such Noble Acquisition Proposal and the identity of the offeror, and (2) Arcelor does not make, within five Business Days after its receipt of written notification, an offer that is, in the good faith opinion of the board of directors of Noble, at least as favorable to the stockholders of Noble as such Superior Proposal.

(vii) Except as expressly permitted by this Section 8.9, Noble’s board of directors shall not (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Arcelor, the approval or recommendation of Noble’s board of directors of the Transactions or this Agreement, (2) approve or recommend, or propose publicly to approve, recommend or support any Noble Acquisition Proposal or (3) cause Noble to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement, contract or commitment related to any Noble Acquisition Proposal.

9. CONDITIONS PRECEDENT TO ARCELOR’S OBLIGATIONS

The obligation of Arcelor to consummate the Transactions is subject to the fulfillment or waiver by Arcelor prior to or at the Closing of the following conditions:

9.1 Noble’s Performance

(a) The representations and warranties of Noble contained in this Agreement and in any written document delivered by Noble to Arcelor pursuant to this Agreement that are not qualified by materiality or a Noble Material Adverse Effect or words of like import shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects at and as of such date), and those qualified by materiality or a Noble Material Adverse Effect or words of like import shall be true and correct as so qualified at and as of the Closing as though made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as so qualified at and as of such date), except for breaches that are not, when considered in the aggregate, material and adverse to the business of Noble or the ability of Noble to consummate the Transactions.

(b) Noble shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Noble at or before the Closing.

9.2 Consents and Approvals

Arcelor, Noble and, if and to the extent applicable, Arcelor’s Affiliates and Noble’s Affiliates, shall have obtained all consents, authorization and approvals listed in Exhibit 9.2 (the “Required Consents”).

9.3 Stockholder Approval

Noble’s stockholders shall have approved the Transactions and the issuance of the Exchange Shares and related Transactions in accordance with Nasdaq rules and applicable law.

9.4 Debt Financing

Noble shall have obtained not less than $125 million (or the equivalent in euro) in debt financing for the Transactions contemplated by this Agreement on commercially reasonable terms that are reasonably acceptable to Arcelor.

9.5 No Material Adverse Change

There shall have occurred no Noble Material Adverse Effect between December 31, 2006 and the Closing Date.

9.6 No Material Competition Obligation

No Material Competition Obligation shall have been imposed upon Arcelor, Noble or any of their respective Affiliates as a condition to consent or approval to the Transactions. For the avoidance of doubt, the existence of the Department of Justice Consent Decree or the imposition of any other Material Competition Obligation relating to Powerlasers (or Dofasco) shall not be deemed to prevent fulfillment of this condition.

9.7 No Order Enjoining Transactions

No order enjoining any of the Transactions shall have been entered and remain in effect.

9.8 Arcelor’s Nominees to Serve on Noble’s Board and Committees

Arcelor’s nominees to serve on Noble’s board of directors and board committees, including Arcelor’s nominee to serve as vice chairman of the board, shall have been duly elected as contemplated by the Standstill and Stockholder Agreement referred to in Section 16.5.

10. CONDITIONS PRECEDENT TO NOBLE’S OBLIGATIONS

The obligation of Noble to consummate the Transactions is subject to the fulfillment or waiver by Noble prior to or at the Closing of the following conditions:

10.1 Arcelor’s Performance

(a) The representations and warranties of Arcelor contained in this Agreement and in any written document delivered by Arcelor to Noble pursuant to this Agreement that are not qualified by materiality or a Business Material Adverse Effect or words of like import shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct at and as of such date), and those qualified by materiality or a Business Material Adverse Effect or words of like import shall be true and correct as so qualified at and as of the Closing as though made at and as of the Closing (except as contemplated by this Agreement and except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as so qualified at and as of such date), except for breaches that are not, when considered in the aggregate, material and adverse to the Business or the ability of Arcelor to consummate the Transactions.

(b) Arcelor shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be performed and complied with by Arcelor at or before the Closing. For the avoidance of doubt, with respect to the Reorganization, Arcelor shall have caused the Reorganization to have been completed in accordance with Article 2.

10.2 Consents and Approvals

Noble, Arcelor and, if and to the extent applicable, Arcelor’s Affiliates and Noble’s Affiliates, shall have obtained all Required Consents. With respect to every material lease contract covering real property that is listed in Section 5.9 of the Arcelor Disclosure Document, if a Group Member is not the lessee party to such contract at the date of this Agreement, then the contract shall have been assigned to a Group Member as lessee.

10.3 Stockholder Approval

Noble’s stockholders shall have approved the Transactions and the issuance of the Exchange Shares and related Transactions in accordance with Nasdaq rules and applicable law.

10.4 Debt Financing

Noble shall have obtained not less than $125 million (or the equivalent in euro) in debt financing for the Transactions contemplated by this Agreement on commercially reasonable terms reasonably acceptable to Noble.

10.5 No Material Adverse Change

There shall have occurred no Business Material Adverse Effect between December 31, 2006 and the Closing Date.

10.6 No Material Competition Obligation

No Material Competition Obligation shall have been imposed upon Noble or any of its Affiliates as a condition of approval or consent to the Transactions. For the avoidance of doubt, the existence of the Department of Justice Consent Decree or the imposition of any other Material Competition Obligation relating to Powerlasers (or Dofasco) shall not be deemed to prevent fulfillment of this condition.

10.7 No Order Enjoining Transactions

No order enjoining any of the Transactions shall have been entered and remain in effect.

10.8 Sufficient Workforce Remaining After Closing

Sufficient workforce shall be available to continue operation of the Business after the Closing Date consistent with past practice of the Business and as proposed to be conducted. Such of the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document as shall have been identified to Arcelor by Noble in a writing (indicating whether or not this condition has been satisfied with respect to each such Key Employee) delivered not later than April 30, 2007 shall have executed employment agreements with Noble or a Group Member effective as of the Closing Date or shall have provided other assurances reasonably acceptable to Noble that they will become so employed as of the Closing Date.

10.9 Skandalaris’ Nominee to Serve on Noble’s Board and Committees

The nominee of Mr. Robert L. Skandalaris to serve on Noble’s board of directors and board committees shall have been duly elected, as required by the Standstill and Stockholder Agreement referred to in Section 16.5, and Mr. Skandalaris shall have been duly elected or appointed to the board and committee positions designated for him in that agreement.

10.10 Group Member Boards

Any directors of the Group Members reasonably requested by Noble not less than ten Business Days prior to the Closing to be removed shall have been removed by Arcelor or shall have resigned from office at or prior to the Closing.

11. CLOSING

11.1 Time and place for Closing

The closing of the Transactions (the “Closing”) shall take place at the offices of Foley & Lardner LLP located at 500 Woodward Avenue, Suite 2700, in Detroit, Michigan (or at such other place as to which the parties may agree), at 9:00 a.m., local time, on the Closing Date. If the Closing is postponed, then all references to the Closing Date in this Agreement shall refer to the postponed date.

11.2 Items to be Delivered and Actions to be Taken by Arcelor

At the Closing, Arcelor shall:

(i) deliver to Noble a certificate of an executive officer of Arcelor dated the Closing Date in the form attached as Exhibit 11.2(i), certifying the fulfillment of the conditions set forth in Section 10.1;

(ii) deliver to Noble BV a duly executed notarial deed of transfer evidencing the transfer of all of the outstanding Shares of Holding to Noble BV along with a copy of all pages of the share register of Holding reflecting the change of ownership of such Shares;

(iii) deliver to Noble LLC a duly executed assignment, in conventional form, of the sole membership interest in TSA;

(iv) deliver to Noble a legal opinion or opinions in form and substance reasonably satisfactory to Noble;

(v) deliver to Noble reasonable evidence that the condition stated in Section 10.10 has been satisfied;

(vi) deliver to Noble each of the Ancillary Agreements, executed by Arcelor, Concerned Arcelor Affiliates or Group Members (as the case may be);

(vii) deliver to Noble an accurate and complete list of all written employment contracts between Arcelor and its Affiliates, on one hand, and any Key Employee or Middle Manager, on the other hand; and

(viii) deliver to Noble such other certificates and documents as Noble or its counsel may reasonably request.

11.3 Items to be Delivered and Actions to be Taken by Noble

At the Closing, Noble shall:

(i) deliver to Arcelor a certificate of an executive officer of Noble dated the Closing Date in the form of Exhibit 11.3(i), certifying the fulfillment of the conditions set forth in Section 9.1;

(ii) cause Noble BV to deliver the Closing Cash as provided in Section 4.2 of this Agreement;

(iii) cause Noble BV to deliver to Arcelor one or more stock certificates representing the Exchange Shares;

(iv) deliver to Arcelor a legal opinion or opinions in form and substance reasonably satisfactory to Arcelor;

(v) deliver to Arcelor each of the Ancillary Agreements, executed by Noble or Noble’s Affiliates (as the case may be);

(vi) deliver to Arcelor the Noble Note, executed by Noble; and

(vii) deliver to Arcelor such other certificates and documents as Arcelor or its counsel may reasonably request.

12. TERMINATION

This Agreement may be terminated only as follows.

12.1 Mutual Written Agreement

The parties may terminate this Agreement by mutual written agreement.

12.2 Termination by Noble

Noble may, without liability to Arcelor, terminate this Agreement by notice to Arcelor:

(i) if Arcelor is in material breach of this Agreement and either (x) Noble sends written notice requesting that Arcelor cure the breach and the breach is not cured within thirty days thereafter or, if such breach is not capable of cure within such thirty days, Arcelor fails to commence curative action within such thirty days or to pursue it thereafter diligently to completion, or (y) the breach is incapable of being cured;

(ii) if the Closing shall not have occurred on or before October 1, 2007; provided, however, that Noble may not terminate this Agreement under this subsection 12.2(ii) if Noble’s failure to fulfill any obligation under this Agreement shall have caused the failure of the Closing to occur prior to such date; or

(iii) upon acceptance by Noble of a Superior Proposal.

12.3 Termination by Arcelor

Arcelor may, without liability to Noble, terminate this Agreement by notice to Noble:

(i) if Noble is in material breach of this Agreement and either (x) Arcelor sends written notice requesting that Noble cure the breach and the breach is not cured within thirty days thereafter or, if such breach is not capable of cure within such thirty days, Noble fails to commence curative action within such thirty days or to pursue it thereafter diligently to completion, or (y) the breach is incapable of being cured;

(ii) if the Closing shall not have occurred on or before October 1, 2007; provided, however, that Arcelor may not terminate this Agreement under this subsection 12.3(ii) if Arcelor’s failure to fulfill any obligation under this Agreement shall have caused the failure of the Closing to occur prior to such date.

12.4 Effect of Termination at or Prior to Closing or the Absence of Closing

In the case of termination or absence of Closing on or before October 1, 2007 because of Arcelor’s material breach and upon demand by Noble, Arcelor shall pay Noble, as Noble’s exclusive remedy for such breach and termination, the amount of Noble’s reasonable out-of-pocket expenses actually incurred by Noble in connection with the proposed transaction, including the negotiation of this Agreement and Noble’s due diligence examination after July 31, 2006, not to exceed $5,000,000 in the aggregate.

In the case of termination or absence of closing on or before October 1, 2007 because of either Noble’s material default or material breach or Noble’s termination of the Agreement because of a Superior Proposal and upon demand by Arcelor, Noble shall pay Arcelor, as Arcelor’s exclusive remedy for such breach and termination, the amount of Arcelor’s reasonable out-of-pocket expenses actually incurred by Arcelor in connection with the proposed Transactions after July 31, 2006 (other than expenses incurred by Arcelor relating to the Department of Justice Consent Decree or its effect upon the Transactions, specifically including the matters related to Powerlasers contemplated by the initial letter of intent between Arcelor and Noble dated July 19, 2006), not to exceed $5,000,000 in the aggregate.

If this Agreement shall be terminated, then each party shall:

(i) redeliver all documents, work papers and other materials of any other party relating to the Transactions, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

(ii) destroy all documents, work papers and other materials developed by its auditors, agents and employees in connection with the Transactions which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom.

13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

13.1 Survival of Arcelor’s Representations and Warranties

Arcelor’s representations and warranties set forth herein shall survive for fifteen months from the Closing Date, except that Arcelor’s representations and warranties in Section 5.10 (Environmental) shall survive five years, the representations and warranties in Section 5.23 (Tax) shall survive for the applicable statute of limitations in the relevant jurisdiction, and the representations and warranties in Sections 5.5 (Title to Purchase Shares) and 5.6 (Ownership of the Companies) shall survive indefinitely.

13.2 Survival of Noble’s Representations and Warranties

Noble’s representations and warranties set forth herein shall survive for fifteen months from the Closing Date, except that Noble’s representations and warranties in Sections 6.11 (Environmental) shall survive for five years, the representations and warranties in Section 6.24 (Tax) shall survive for the applicable statute of limitations in the relevant jurisdiction, and the representations and warranties in Sections 6.5 (Exchange Shares) and 6.6 (Ownership of Subsidiaries) shall survive indefinitely.

13.3 Breach of Representations and Warranties

If either Arcelor or Noble shall deliver to the other a written notice of breach of the other’s representations or warranties, specifying the nature of the breach, prior to expiration of such other party’s liability, as set forth above, such liability shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

14. INDEMNIFICATION

14.1 Treatment of Retained Liabilities, Excluded Assets and Certain Other Matters

Following the Closing, Arcelor shall indemnify, defend and hold harmless Noble and the Group Members from and against all Retained Liabilities of the Group Members and the Business as of the Closing, as well as any losses and costs resulting from such Retained Liabilities. Arcelor’s obligation to indemnify, defend and hold harmless Noble and the Group Members from and against Retained Liabilities shall expire on the third anniversary of the Closing Date, provided that, if Noble shall deliver to Arcelor a written notice of claim for indemnification against any Retained Liability, specifying the nature of the Retained Liability, prior to such expiration, then Arcelor’s obligation shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

Following the Closing, Noble shall transfer to Arcelor, or to an Arcelor Affiliate identified by Arcelor, any and all Excluded Assets (or the proceeds thereof) that come to Noble’s attention during such period. This obligation of Noble shall expire on the third anniversary of the Closing Date, provided that, if either Noble or Arcelor shall deliver to the other a written notice of Arcelor’s entitlement to any Excluded Asset (or the proceeds thereof), specifying the nature of the Excluded Asset, prior to such expiration, then Noble’s obligation shall continue with respect to the subject matter of such notice until liability for such claim is finally determined by settlement, litigation or otherwise.

Arcelor shall indemnify, defend and hold harmless Noble and the Group Members from and against all losses and costs, in the aggregate amount of up to $1,300,000, actually incurred by Noble and the Group Members in connection with the matters described in Section 14.1 of the Arcelor Disclosure Document and claimed by Noble prior to the date which is 27 months after the Closing Date. Noble agrees to consult reasonably with Arcelor as provided therein.

14.2 Indemnification for Breach by Arcelor

If Arcelor or any of its Affiliates breaches or has breached any of its representations, warranties, covenants, undertakings or other agreements under this Agreement or under the Intellectual Property License Agreement, then, following the Closing, Arcelor shall (without duplication) indemnify, defend and hold harmless Noble or any Group Member from and against any loss, damage, cost (including an additional Tax) or expense (including legal fees), each being a “Loss,” suffered or incurred by Noble or such Group Member (as the case may be) as a result of such breach to the extent, and only to the extent, that such Loss individually (or together with all related Losses) exceeds $30,000. When calculating a Loss from a breach of the representations, warranties, covenants, undertakings or other agreements of Arcelor, the provisions of Section 14.4 shall apply.

14.3 Indemnification for Breach by Noble

If Noble or any of its Affiliates breaches or has breached any of its representations, warranties, covenants, undertakings or other agreements under this Agreement or under the Intellectual Property License Agreement, then, following the Closing, Noble shall (without duplication) indemnify, defend and hold harmless Arcelor and Arcelor’s Affiliates from and against any Loss suffered or incurred by Arcelor or any Arcelor Affiliate (as the case may be) as a result of such breach to the extent, and only to the extent, that such Loss individually (or together with all related Losses) exceeds $30,000. When calculating a Loss from a breach of the representations, warranties, covenants, undertakings or other agreements of Noble, the provisions of Section 14.4 shall in all events apply.

14.4 Threshold for Indemnification Claims

Noble and Arcelor shall be obligated to provide indemnification pursuant to Sections 14.2 and 14.3 when the aggregate amount of all indemnifiable Losses (but for this Section 14.4) of the indemnified party resulting from one or more breaches of the representations, warranties, covenants, undertakings and other agreements of the indemnifying party have exceeded $850,000 in the aggregate, at which time the indemnifying party shall be obligated to indemnify the other for the full amount of all such indemnifiable Losses (i.e., from the first dollar of Loss). The parties agree that Arcelor’s obligation to pay, satisfy and indemnify the Group and Noble against all Retained Liabilities, as well as any losses and costs resulting from such Retained Liabilities, and that Noble’s obligation to transfer to Arcelor, or to an Arcelor Affiliate identified by Arcelor, Excluded Assets (or the proceeds thereof), and that Arcelor’s obligation to indemnify Noble and the Group Members for the matters described in Section 14.1 of the Arcelor Disclosure Document, in each case as provided in Section 14.1, shall not be limited by this Section 14.4, nor shall this Section 14.4 limit any remedy for the breach of any covenant, undertaking or other agreement to the extent such covenant, undertaking or other agreement contemplates performance in full or in part after Closing.

14.5 Limitation on Indemnification Claims

Each party’s maximum aggregate liability for claims for breaches of representations and warranties, covenants, undertakings and other agreements evidenced by this Agreement (including the agreements evidenced by Section 14.1 and the agreements evidenced by Article 15), whether they contemplate performance before Closing or after Closing, shall be $33,000,000, except for claims of fraud or, with respect to Shares, breach of warranty as to title, due authorization or absence of Liens.

14.6 Procedure for Indemnification Claims Involving a Claim by a Third Party

Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim by a third party for which indemnification is provided in this Agreement, except for Tax matters covered by Article 15 of this Agreement, the indemnified party shall give written notice to the indemnifying party of the commencement of such action. The failure of the indemnified party to notify the indemnifying party of any such action shall not relieve the indemnifying party from any liability for indemnification except to the extent that the indemnifying party has been materially prejudiced by such failure. The indemnifying party shall be entitled to assume the defense of such action, and after notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there are one or more legal or equitable defenses available to the indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation is likely to have a material effect upon matters beyond the scope of the indemnity provided hereunder, the indemnified party shall have the right to participate therein with legal counsel of its choice, and the indemnifying party shall reimburse the indemnified party for that portion of the reasonable fees and expenses of any law firm retained by the indemnified party that are paid by the indemnified party as a result of the breach covered by the indemnity provided hereunder. If the indemnifying party assumes the defense of a claim by a third party, the indemnified party shall agree to any settlement, compromise or discharge of a claim which the indemnifying party may recommend that has as the sole remedy monetary damages, that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that has no finding or admission of any violation of any law or regulation or of the rights of any Person and no effect on any other claims that may be made against the indemnified party. If the indemnifying party elects not to assume the defense of a claim, it shall not be obligated to pay or reimburse more than the reasonable fees and expenses of one law firm with respect to such claim.

14.7 Effect of Insurance

If an indemnified party shall have received any indemnification payment pursuant to this Article 14 with respect to any Loss, then such indemnified party shall, upon written request by the indemnifying party, assign to such indemnifying party (to the extent of the indemnification payment) any claim that such indemnified party may have under any applicable insurance policy that provides coverage for such Loss to the extent of such indemnification payment. Such indemnified party shall use its commercially reasonable efforts and reasonably cooperate (at the expense of the indemnifying party) to collect under such insurance policy. If any indemnified party shall have received any indemnification payment pursuant to this Article 14 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such indemnified party shall promptly pay over to the indemnifying party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount of such indemnification payment.

14.8 Sole and Exclusive Remedy

Other than with respect to the Tax matters covered by Article 15 of this Agreement, the obligations of Arcelor and Noble under this Article 14 shall, following the Closing, constitute the sole and exclusive remedies for monetary damages available for Noble and Arcelor with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement, except for a claim of fraud or, with respect to Shares, breach of warranty as to title, due authorization or absence of Liens.

14.9 Certain Insurance Matters

(a) Arcelor and its Affiliates have maintained certain insurance coverage provided by third-party insurers (including product liability, stop loss, excess liability and umbrella coverage) for certain Liabilities arising out of occurrences prior to the Closing Date and relating to the Business (the “Insurance Coverage”). Arcelor agrees to take, at no cost to Arcelor, such action as may be reasonably necessary to maintain the Insurance Coverage after the Closing for Noble and not to voluntarily relinquish or terminate such Insurance Coverage. To the extent that any claim with respect to such Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring prior to the Closing Date is made against Noble, any of its Affiliates, Arcelor or any of its Affiliates, and the Insurance Coverage by its terms applies to such claim (any such claim being an “Insurance Coverage Claim”), Arcelor shall submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable efforts to obtain the maximum recovery from the provider of the related Insurance Coverage. Noble shall reimburse Arcelor for any applicable administrative and processing fees or other costs and expenses imposed by the insurer and paid by Arcelor relating to Insurance Coverage Claims and the processing thereof, provided however, that no litigation shall be commenced against any such insurer relating to an Insurance Coverage Claim absent the prior written consent of Arcelor (which consent shall not be unreasonable withheld or delayed). In addition, Arcelor agrees to cooperate with Noble to make the benefits of the Insurance Coverage available to Noble (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Closing, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Closing Date. In the event that (i) Arcelor receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claim thereunder and (ii) such claim has been paid by Noble, Arcelor shall promptly pay or reimburse Noble with respect to the amount so paid by Noble, net of any applicable administrative or processing fees or other costs and expenses of Arcelor relating thereto.

(b) With respect to Noble’s obligation to pay or reimburse Arcelor for any amounts described in this Section (the “Reimbursed Amounts”), Arcelor and Noble agree that (i) Arcelor will invoice Noble monthly for all Reimbursed Amounts paid or incurred by Arcelor with appropriate supporting details and (ii) Noble agrees to pay the amount reflected on each such invoice as promptly as practicable and in any event within ten days of receipt of the invoice with appropriate supporting details.

(c) In the event that Noble or any or its Affiliates or representatives takes or fails to take any action that results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, then Arcelor’s obligations pursuant to this Section with respect to any such Insurance Coverage Claim shall immediately terminate and be of no further force and effect.

(d) Noble expressly acknowledges and agrees that (i) in no event shall Arcelor be required to pay, or be held responsible for, any self-insured retention amount or deductible payable with respect to any Insurance Coverage

Claim and (ii) Noble shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim. Noble further acknowledges and agrees that Noble shall reimburse Arcelor for any self-insured retention amount or deductible described in this subsection (d) that is paid by Arcelor.

(e) Noble acknowledges that, as of the Closing Date, Arcelor may remove the Business from the Insurance Coverage to the extent that the Insurance Coverage relates to periods arising at any time on or after the Closing Date. Accordingly, Noble acknowledges that no Insurance Coverage shall be available to Noble with respect to any injury, loss or damage that Noble, Noble BV, Noble LLC or any of the Group Members may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to the Business at any time on or after the Closing Date.

15. TAX MATTERS

15.1 Indemnification

(a) Arcelor shall be responsible for and shall defend, indemnify and hold harmless Noble and Noble’s Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Noble Indemnitees”) from and against, and shall pay, all Taxes of, or with respect to, or payable by, any Group Member (other than Taxes reflected on the Closing Financial Statements) that are either (i) attributable to any pre-Closing period (and, as such, are Retained Liabilities), (ii) Taxes of a Person other than a Group Member, if a Group Member is liable for the payment of such Taxes as a result of the Group Member’s having been affiliated with such Person prior to the Closing, (iii) Taxes arising by virtue of any tax sharing agreement (excluding this Agreement and the Ancillary Agreements) entered into by any Group Member on or prior to the Closing Date or (iv) attributable to the Reorganization. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Group Members for the pre-Closing period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Group Members for a Straddle Period that relates to the pre-Closing period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Noble shall defend, indemnify and hold harmless Arcelor and Arcelor’s Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Arcelor Indemnitees”) from and against, and pay or reimburse Arcelor for any and all Taxes paid by the Arcelor Indemnitees that are, Permitted Liabilities.

15.2 Tax Returns, Elections, Etc.

(a) Arcelor shall have the exclusive authority and obligation on behalf of the Group Members to prepare, execute and timely file, or cause to be prepared, executed and timely filed, all Tax Returns that are due on or before the Closing Date. Arcelor will not amend, and will not permit any Group Member to amend, any of the Group Members’ Tax Returns after the date hereof without Noble’s written consent (which consent shall not be withheld unless the amendment would subject Noble to an actual or contingent Tax not indemnified by Arcelor or to an indemnity claim under this Agreement).

(b) Except as provided in Section 15.2(a), Noble shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or relating to the Group Members required to be filed after the Closing Date. Any such Tax Return prepared by Noble with respect to a pre-Closing period shall be prepared by treating items on such Tax Return in a manner consistent with the prior practice and positions of the relevant Person(s) unless such treatment is no longer permitted by applicable law. Noble will not amend, and will not cause any Group Member to amend, any such Tax Return with respect to a pre-Closing period without Arcelor’s written consent (which consent shall not be withheld unless the amendment would subject Arcelor to an actual or contingent Tax not indemnified by Noble or to an indemnity claim under this Agreement). With respect to any such Tax Return which includes a pre-Closing Period for which Arcelor may be required to indemnify Noble, Noble shall provide Arcelor with draft copies of such Tax Returns and an opportunity to review and comment on such Tax Returns at least 30 days prior to the date for filing such Tax Returns and all such comments as are made by Arcelor in the course of preparing such Tax Returns shall be reflected on such Tax Returns as filed to the extent allowed by the tax laws in the jurisdiction where such Tax Returns are filed.

15.3 Tax Audits, Assistance and Cooperation

(a) Arcelor or Noble, as the case may be, shall notify the other not later than 20 days after receipt by it or any of its Affiliates of written notice of any pending or threatened federal, state, local or foreign Tax audit, examination, notice of deficiency or other adjustment, assessment or redetermination (each, a “Tax Matter”) relating to Taxes for which such other party or its Affiliates may be responsible under Section 15.1.

(b) Arcelor shall have the sole right to control, contest, resolve and defend against any Tax Matter relating to Taxes of any Group Member for which Arcelor is obligated to indemnify Noble under Section 15.1 and against any Tax Matter relating to a Permitted Liability that is a Tax to the extent such Permitted Liability relates to any pre-Closing period, and to employ counsel of its choice at its own expense; provided, however, that (i) Arcelor shall keep Noble informed with respect to the commencement, status and nature of any such Tax Matter, notify Noble of significant developments with respect to such Tax Matter and consult with Noble with respect to any issue that could reasonably be expected to have a material cost to Noble or any Group Member, and (ii) neither Arcelor nor any Arcelor Affiliate shall enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that any such settlement or compromise could reasonably be expected to have a material cost to Noble or any Group Member without consulting Noble.

(c) Noble shall have the sole right to control all Tax Matters described in this Section 15.3 not controlled by Arcelor pursuant to Section 15.3(b).

(d) After the Closing Date, each of Arcelor and Noble shall (and shall cause their respective Affiliates, including each of the Group Members, to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing or filing (or both) in accordance with Section 15.2;

(ii) maintain and make available to the other party, on such other party’s reasonable request, copies of any and all information, books and records necessary to prepare or file (or both) any Tax Return or to respond to audits by any governmental authority, for the full period of the applicable statute of limitations, including any extensions thereof, with respect to the relevant Taxes; after expiration of the applicable statute of limitations, Arcelor or Noble may dispose of such information, books and records, provided that, prior to such disposition, the disposing party shall give the other party the opportunity to take possession of such information, books and records;

(iii) upon reasonable notice and without undue interruption to the business of such party or the Group Members, as the case may be, provide access during normal business hours to the books and records of such party or the Group Members relating to the Taxes of the Group Members prior to the Closing Date;

(iv) promptly furnish the other party with copies of all correspondence received from any governmental authority in connection with any Tax Matter relating to the Group Members or information request with respect to any taxable period for which the other party may have a liability under Section 15.1; and

(v) timely provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 15.3.

15.4 Disputes

If the parties disagree as to the calculation of any amount relating to Taxes governed by Section 15.1, the parties shall promptly consult with each other and endeavor in good faith, for a period of 30 days, to resolve any such disagreements (each disagreement not so resolved being a “Tax Dispute”). Thereafter, either party may submit the resolution of any Tax Dispute to an arbitrator (the “Tax Arbitrator”), which shall be the New York office of PricewaterhouseCoopers LLP or, if that firm is unable to accept the engagement due to a conflict of interest, the New York office of Ernst & Young LLP, to resolve the dispute. The Tax Arbitrator shall only be authorized as directed by the parties on any one issue to either (i) decide in favor of and choose the position of either of the parties or (ii) decide upon a compromise position within the range of positions presented by the parties to the Tax Arbitrator. The Tax Arbitrator shall base its decision solely upon the presentations of the parties to the Tax Arbitrator at a hearing held before the Tax Arbitrator and upon any materials made available by either party and not upon independent review. The Tax Arbitrator shall be instructed to resolve the Tax Disputes and such resolution shall be (i) set forth in writing and signed by the Tax Arbitrator, (ii) delivered to Noble and Arcelor as soon as practicable after the Tax Dispute is submitted to the Tax Arbitrator but not later than the 30th day after the Tax Arbitrator is instructed to resolve the Tax Dispute, (iii) made in accordance with this Agreement and (iv) final, binding and conclusive on the parties on the date of delivery of such resolution, not subject to appeal or reconsideration in an action, suit or proceeding brought pursuant to Section 17.7 of this Agreement or otherwise. Any expenses relating to the engagement of the Tax Arbitrator shall be shared equally by the parties.

15.5 Refunds and Tax Credits

Subject to the provisions of Section 15.6, (a) Arcelor shall be entitled to retain, or Arcelor shall be entitled to receive immediate payment from the relevant Group Member or from Noble of, any refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable governmental authorities, attributable to any pre-Closing period, and (b) Noble, or any Group Member, shall be entitled to retain, or shall be entitled to receive immediate payment from Arcelor of, any other refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable governmental authorities, relating to any Group Member.

Noble and Arcelor shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 15.5. Such cooperation shall include providing all relevant information available to Arcelor or Noble, as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to Arcelor or Noble, as the case may be, and in accordance with this provision, any amount received by Noble (or any Group Member) or Arcelor (or any Arcelor Affiliate), as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party that is to enjoy the economic benefit of a refund under this Section shall bear the reasonable out-of-pocket expenses of the other party incurred in seeking such refund. Any dispute regarding a party’s entitlement to a payment in respect of a refund shall be resolved pursuant to the Tax Dispute resolution mechanism in Section 15.4.

15.6 Carrybacks

To the extent permitted by law, Noble shall cause each Group Member to elect to relinquish any carryback of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes arising in a period beginning after the Closing Date to a consolidated, combined or unitary Tax Return for any pre-Closing period. In cases where a Group member is not permitted by law to relinquish the carryback, any net Tax benefit actually realized by Arcelor (reasonably determined by Arcelor and set forth in reasonably detailed calculations provided by Arcelor to Noble) shall be remitted by Arcelor to Noble at the time such Tax benefit is realized.

15.7 Purchase Price Allocation

The parties agree that the Purchase Price shall be allocated among the assets of TSA, of Holding and of each of the Companies as set forth on Exhibit 15.7. The parties further agree that any adjustments to the Purchase Price pursuant to Section 4.3 of this Agreement shall be allocated entirely to goodwill of TSA, Holding and the Companies, as applicable.

16. FURTHER UNDERTAKINGS BY THE PARTIES

16.1 Efforts to Consummate the Closing

Subject to the terms and conditions herein provided, Noble and Arcelor agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and rules of securities exchanges to cause the conditions to Closing to be satisfied and to consummate the Closing.

16.2 Execution of Transition Services Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.2 of the Arcelor Disclosure Document to execute and deliver, a Transition Services Agreement in substantially the form attached to this Agreement as Exhibit 16.2.

16.3 Execution of Supply and Auto Services Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.3 of the Arcelor Disclosure Document to execute and deliver, a Supply and Auto Services Agreement in substantially the form attached to this Agreement as Exhibit 16.3.

16.4 Execution of Voting and Support Agreement

Upon execution and delivery of this Agreement, Arcelor shall execute and deliver, and Noble shall cause Mr. Skandalaris to execute and deliver, a Voting and Support Agreement in substantially the form attached to this Agreement as Exhibit 16.4.

16.5 Execution of Standstill and Stockholder Agreement

At Closing, Noble shall execute and deliver and shall cause Mr. Skandalaris to execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.5 of the Arcelor Disclosure Document to execute and deliver, a Standstill and Stockholder Agreement in substantially the form attached to this Agreement as Exhibit 16.5.

16.6 Execution of Registration Rights Agreement

At Closing, Noble shall execute and deliver and shall cause Mr. Skandalaris to execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.6 of the Arcelor Disclosure Document to execute and deliver, a Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit 16.6.

16.7 Execution of Contract Manufacturing Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.7 of the Arcelor Disclosure Document to execute and deliver, a Contract Manufacturing Agreement in substantially the form attached to this Agreement as Exhibit 16.7.

16.8 Execution of Intellectual Property License Agreement

At Closing, Noble shall execute and deliver, and Arcelor shall cause each of Arcelor’s Affiliates set forth in Section 16.8 of the Arcelor Disclosure Document to execute and deliver, the Intellectual Property License Agreement.

16.9 Execution of Master Lease Agreement

If and to the extent that access to real property of Arcelor or any of its Affiliates (other than the Group Members) that is adjacent to or contiguous with real property of any of the Group Members will be required after the Closing to provide access to and egress from and to operate and maintain the plants, offices, structures, equipment and inventory of the Group Members as necessary, and for so long as necessary, for the continued conduct of the Business after the Closing in a manner comparable to that conducted immediately before the Closing, then, upon Noble’s request made not later than fifteen months after the Closing Date, Arcelor shall, and shall cause its Affiliates to, execute and deliver one or more real estate license agreements, in form and substance reasonably acceptable to Arcelor and Noble (collectively, the “Master Lease Agreement”), to provide for such access.

16.10 Execution of Assumption Agreement

At Closing, Arcelor shall execute and deliver the Assumption Agreement.

16.11 Execution of Assignment Agreement

At Closing, Arcelor shall cause each Group Member to execute and deliver the Assignment Agreement.

16.12 Publicity

It is acknowledged and agreed that the respective parties pursuant to applicable laws or rules of securities exchanges may be required to make public announcements or statements with respect to this Agreement and the Transactions. Prior to making any public announcement or statement relating to the Transactions, each party agrees to consult with the other party with respect to the detailed content of any such announcement or statement, and, further, to the greatest extent permitted under applicable law, take any comments made or views expressed by the other party into due and careful consideration when making any public announcement or statement.

16.13 Employees

Prior to Closing, the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document shall be offered employment by Noble or a Group Member with the appropriate titles and offices agreed upon in writing by the parties, under an agreement containing customary employment terms and otherwise on terms no less favorable to each such Key Employee in the aggregate than his or her current employment terms. Noble shall make such offers not later than one month after the date of this Agreement and shall make commercially reasonable efforts to employ such Key Employees. Noble shall upon Closing offer to employ, or cause Group Members or other of Noble’s Affiliates to offer to employ, all employees of the Business, with the appropriate compensation levels to be agreed upon by Arcelor and Noble. For this purpose, Noble will provide Arcelor with information on the compensation of Noble’s employees.

Arcelor covenants and agrees with Noble, for itself and on behalf of Arcelor’s Affiliates, to use commercially reasonable efforts (not including financial incentives) to cause all of the employees of the Business to transfer their employment to Noble or the Group Members or other of Noble’s Affiliates upon the Closing.

From the date of this Agreement and for a period of three years after the Closing, Arcelor shall not, and shall cause Arcelor’s Affiliates not to, offer employment to or otherwise induce any of the Key Employees listed in Section 5.19(a) of the Arcelor Disclosure Document or any of the Middle Managers to terminate his or her employment with Noble or the concerned Group Member without the prior written consent of Noble, except as provided in the next paragraph.

Nothing in this Agreement shall prohibit Arcelor and Arcelor’s Affiliates from employing any individual who has responded to a general solicitation or advertisement of employment or who has terminated employment with Noble and the Group without any inducement or encouragement by or interference by Arcelor and Arcelor’s Affiliates. Arcelor shall (or shall cause one of Arcelor’s Affiliates to) use commercially reasonable efforts to offer employment to, and to employ, any Middle Manager or any Key Employee listed in Section 5.19(a) of the Arcelor Disclosure Document if and when, during the period of two years after the Closing, either Noble or such individual shall solicit Arcelor to employ such individual; and, if Noble so requests, Arcelor shall use commercially reasonable efforts to encourage the individual to remain employed by Noble for up to one year and shall hold Arcelor’s employment offer open for such period. Arcelor and Arcelor’s Affiliates shall be under no obligation by reason of this Agreement to offer employment to, or to employ, any such individual in any particular position or employment classification or at any particular or classified rate of compensation. No individual shall have any legal or equitable right, remedy or claim against any party to this Agreement or against any of Arcelor’s Affiliates or Noble’s Affiliates by reason of this Section 16.13.

16.14 Use of Trademarks, Etc.

As promptly as practicable after the Closing, Noble shall cause the Group Members to revise trademarks and product literature, change signage and stationery and otherwise discontinue use of all trademarks, trade names, service marks and logos constituting Excluded Assets; provided that for a period of 90 days from the Closing Date, the Group Members may consume stationery and similar supplies on hand as of the Closing Date that contain such Excluded Assets so long as such items are overstamped or otherwise appropriately indicate that the Group Members are then owned by Noble.

17. MISCELLANEOUS

17.1 Expenses

Except as otherwise provided in this Agreement, whether or not the Closing is consummated and except as otherwise provided in this Agreement, each of the parties shall pay all of its own legal, accounting and consulting fees and other costs and expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement, including all transfer Taxes, stamp Taxes, excise Taxes, filing fees and any other government charges or imposts of any nature whatsoever imposed on it in connection with the Transactions. Arcelor shall pay all costs and expenses related to the Reorganization, including intellectual property registration fees, real estate registration costs and any notarial and stamp fees. Arcelor and Noble shall share equally any filing fees under the HSR Act related to Arcelor’s acquisition of the Exchange Shares and any SEC filing fees related to the Proxy Statement. At the Closing, Noble shall reimburse Arcelor for the Consultant’s fees and expenses incurred in connection with the Consultant’s due diligence examination in an amount not to exceed $100,000 in the aggregate.

17.2 Waiver

Any extension of the time for or waiver or modification of the performance of any of the obligations or other acts of a party hereto and any waiver of any inaccuracy in the representations and warranties contained in this Agreement or in any Ancillary Agreement shall be effective only if set out in a writing signed by the party to be bound thereby.

17.3 Notices

All notices, requests or other communications hereunder shall be in writing (including facsimile transmission or electronic mail transmission, so long as confirmation of receipt of such facsimile or electronic mail transmission is received) and shall be given, as follows:

If to Arcelor, then to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, France

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

e-mail: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

e-mail: guillaume.vercaemer@arcelor.com

With a copy (which shall not constitute notice) to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

USA

Attention: Garry P. McCormack, Esq.

Fax: +1 212.335.4501

E-mail: garry.mccormack@dlapiper.com

If to Noble, then to:

Noble International, Ltd.

28213 Van Dyke Avenue

Warren, MI 48093

USA

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

500 Woodward Avenue

Suite 2700

Detroit, MI 48226

USA

Attention: Patrick Daugherty, Esq.

Fax: +1 313.234.2800

E-mail: pdaugherty@foley.com

or to such other address, facsimile number or e-mail address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given. Any notice, request or other communication hereunder shall be deemed to be received: (i) if made by certified mail, postage prepaid and return receipt requested, on the date of receipt thereof; and (ii) if (x) made by facsimile, on the date of receipt of such facsimile as evidenced by the receipt issued by the sender’s fax machine or (y) made by electronic mail, on the date of receipt evidenced by return electronic mail of the recipient acknowledging receipt, unless the sender failed to send a confirmation and copy of such notice, request or other communication by certified mail, postage prepaid and return receipt requested no later than the Business Day next succeeding the date on which such facsimile or electronic mail has been sent, in which case such notice, request or other communication shall be deemed to be received on the date of the receipt thereof by certified mail, postage prepaid and return receipt requested; provided that if any such date of receipt is not a Business Day in the location of receipt, then such notice, request or other communication hereunder shall be deemed to be received on the next succeeding Business Day. Any counsel designated respectively by Noble or Arcelor above, or such counsel designated by notice to the other parties, is hereby authorized to give notice hereunder on behalf of its respective client.

17.4 Entire Agreement

This Agreement and the Exhibits hereto, the Ancillary Agreements, the Arcelor Disclosure Document and the Noble Disclosure Document embody the entire agreement among the parties with respect to the subject matter hereof and supersede all other agreements, representations or warranties, oral or written, between the parties other than those set forth or provided for therein, including the Confidentiality Agreement and the Binding Letter of Intent. This Agreement may not be modified or changed, in whole or in part, except by a supplemental writing signed by each of the parties.

17.5 Powerlasers

(a) If Arcelor is permitted to directly or indirectly sell the shares of Powerlasers to Noble, then Noble shall purchase such shares from Arcelor (or from Dofasco, as the case may be). In connection with the sale and purchase of Powerlasers, Arcelor will represent and warrant to Noble that (i) the Powerlasers business, assets and assumed Liabilities as of the closing do not include any Liabilities other than employment-related liabilities and trade payables other than transaction costs, and (ii) Powerlasers has sufficient, positive net working capital to continue operation of its business consistent with past practice. The definitive agreement governing the sale of Powerlasers shall contain substantially the same representations, warranties and conditions as this Agreement, except that the Powerlasers agreement (x) will include reasonable adjustments based on the smaller size of the Powerlasers transaction and (y) will not include a material adverse change condition, except with respect to any event occurring in 2007 that would have a material adverse effect (other than a reduction in EBITDA) on the Powerlasers business, considered as a whole.

(b) Accordingly, if Arcelor is permitted directly or indirectly to sell Powerlasers to Noble, the aggregate consideration payable by Noble for purchase of all the shares of Powerlasers will be Noble’s one-year promissory note for $50 million, bearing interest at the prime rate and subordinated in favor of Noble’s senior credit facilities (which note shall be transferable to Arcelor or its Affiliates), to be delivered at closing of the purchase and sale of Powerlasers. If the audited 2006 EBITDA of Powerlasers is less than (Canadian) $7,750,000, then such note shall be for a principal amount of (a) $50,000,000 US dollars less (b) the US dollar equivalent of the product of (i) 6.5 times (ii) the difference between (Canadian) $7,750,000 and the audited 2006 EBITDA of Powerlasers.

(c) Moreover, if Arcelor is permitted directly or indirectly to sell Powerlasers to Noble, then the parties shall use commercially reasonable efforts to cause the closing to occur within sixty days after Arcelor notifies Noble that Arcelor has become able to sell Powerlasers, but no sooner than sixty days after the Closing.

17.6 Dofasco

To the extent permitted by applicable law and with specific reference to the Copperweld business owned by Dofasco, Arcelor agrees to use such influence as it may have and is legally permitted to use as beneficiary of the trust that owns Dofasco to encourage Dofasco to cooperate lawfully with Noble, after the Closing, relative to the development and commercialization of structural tube technology.

References in this Agreement to actions that a party hereto is to take or refrain from taking are intended to include, where the context requires, such party’s causing one or more of its Affiliates to take or refrain from taking such action, but they exclude efforts or action on the part of any party, Affiliate or other Person that would violate applicable law.

17.7 Parties in Interest; Nonassignability

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party without the prior written consent of the other party, except that either party may assign any rights under this Agreement to any direct or indirect, wholly-owned subsidiary of such party and either party may perform its obligations under this Agreement through one or more of its wholly-owned subsidiaries. Nothing contained in this Agreement is intended to confer any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement upon any Person other than (a) the parties to this Agreement, (b) other parties to which rights are specifically granted in this Agreement (for example, rights of Arcelor’s Affiliates and Group Members to indemnification) and (iii) such parties’ and such other parties’ respective successors and permitted assigns.

17.8 Governing Law; Venue; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the Ancillary Agreements, other than the Assignment Agreement, the Assumption Agreement, the Intellectual Property License Agreement, the Supply and Auto Services Agreement, the Contract Manufacturing Agreement, the Transition Services Agreement and the Master Lease Agreement (collectively, the “French Agreements”), shall be governed by and construed in accordance with the laws of the State of New York. Each of the French Agreements shall be governed by and construed in accordance with the laws of the Republic of France.

(b) Each party (i) irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if that court shall decline jurisdiction, then the Supreme Court of the State of New York, New York County) solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements (other than the French Agreements, except as provided in paragraph (e) of this Section below), and in respect of the Transactions contemplated by this Agreement and the Ancillary Agreements (other than the French Agreements, except as so provided below), and (ii) hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any Ancillary Agreement (other than the French Agreements, except as so provided below) (A) that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof is not appropriate or (B) that this Agreement or any Ancillary Agreement (other than the French Agreements, except as so provided below) may not be enforced in or by such court. The parties hereto irrevocably agree that all claims with respect to any such action, suit or proceeding shall be heard or determined in such court. The parties hereby consent to and grant such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding by certified mail in the manner provided in Section 17.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party agrees that service of process by notice in accordance with this Agreement or by any other means permitted by rule or order of such court shall be effective service for all purposes.

(c) Except as provided in paragraph (e) of this Section below, each party (i) irrevocably submits to the jurisdiction of the Commercial Court of Paris (le Tribunal de Commerce de Paris) solely in respect of the interpretation and enforcement under the provisions of the French Agreements, and in respect of the Transactions contemplated by the French Agreements, and (ii) hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of any French Agreement, (A) that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof is not appropriate or (B) that such French Agreement may not be enforced in or by such court. The parties hereto irrevocably agree, except as provided in paragraph (e), that all claims with respect to any such action, suit or proceeding shall be heard or determined in such court. The parties hereby consent to and grant such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding by certified mail in the manner provided in Section 17.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each party agrees that service of process by notice in accordance with this Agreement or by any other means permitted by rule or order of such court shall be effective service for all purposes.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

(e) The provisions of paragraph (b) of this Section shall also apply to any French Agreement and (by incorporation therein) the parties thereto if issues of law arise in an action, suit or proceeding commenced under or in respect of both such French Agreement, on the one hand, and this Agreement or an Ancillary Agreement (other than another French Agreement), on the other hand. By way of illustration and not limitation, if a suit between the parties were to arise as to the correct interpretation of the Contract Manufacturing Agreement and this Agreement, then, according to the principles of this Section, the Contract Manufacturing Agreement would be governed by and construed in accordance with French law, this Agreement would be governed by and construed in accordance with New York law, and the only proper jurisdiction and venue for the suit would be the United States District Court for the Southern District of New York (or, if that court were to decline jurisdiction or venue, then the Supreme Court of the State of New York, New York County).

17.9 Headings; References to Sections and Exhibits

The headings of the Sections and subsections of this Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The Arcelor Disclosure Document and the Noble Disclosure Document are numbered for convenience purposes only to coincide with the numbering of the Sections. It is therefore agreed that a disclosure for one Section is a disclosure for all Sections herein. All references to Sections and Exhibits, unless otherwise indicated, are references to Sections of and Exhibits to this Agreement, and a reference to a Section shall also be a reference to all subsections of such Section.

17.10 Further Assurances

From time to time before or after Closing, at a party’s request and without further consideration, the other party shall execute and deliver, and cause its Affiliates to execute and deliver, to the requesting party such documents and take, and cause its Affiliates to take, such other action as the requesting party may reasonably request in order to consummate more effectively the Transactions or the Reorganization.

18. ENTERING INTO FORCE

This Agreement shall enter into force and effect and become legally valid, binding upon and enforceable against the parties hereto upon the due execution and delivery thereof by Arcelor and Noble.

[Remainder of Page Intentionally Blank]

CONFORMED COPY

Execution

IN WITNESS WHEREOF, the parties have duly executed this Share Purchase Agreement as of the date first above written.

ARCELOR S.A.

By:	/s/ MICHEL WURTH
Name:	Michel Wurth
Title:	Member of the Group Management Board

By:	/s/ CORNIER CHRISTOPHE
Name:	Cornier Christophe
Title:	EVP Flat Europe

NOBLE INTERNATIONAL, LTD.

By:	/s/ THOMAS L. SAELI
Thomas L. Saeli
Chief Executive Officer

APPENDIX B

March 15, 2007

Board of Directors

Noble International, Ltd.

28213 Van Dyke Avenue

Warren, MI 48093

Gentlemen:

We understand that Noble International, Ltd., including any of its wholly-owned subsidiaries (“Noble” or the “Company”), intends to acquire: (i) all of the outstanding common stock of a newly formed holding company (“Holding”) into which certain laser welded and unwelded blank properties and assets will be contributed, (ii) all of the membership interests of Tailor Steel America LLC (“TSA”) (Holding and TSA to be collectively referred to herein as “TBA”), and (iii) an option (the “Option”) to take ownership of one or more of the laser welding machines (the “Machines”) listed on Schedule B to the Contract Manufacturing Agreement by and between Arcelor and the Company (the “Contract Manufacturing Agreement”) from Arcelor for consideration consisting of the following: (i) $103,938,000 in cash; (ii) 9,375,000 shares of Noble common stock; (iii) assumed capital lease obligations as of the closing (the “Closing”) of the Proposed Transaction (as defined below), which amount was estimated on March 15, 2007 to be $12,312,000 at the Closing; and (iv) a subordinated note to Arcelor, S.A., a subsidiary of Arcelor Mittal (“Arcelor”), with a principal amount of $15 million, which can be reduced by up to $3 million in the event the Option is at least partially exercised (the “Note”). The transactions referred to in this paragraph are collectively referred to herein as the “Proposed Transaction”.

The terms and conditions of the Proposed Transaction are set forth in the drafts of the Share Purchase Agreement between Noble and Arcelor (the “Purchase Agreement”), the Standstill and Stockholder Agreement by and among Noble, Arcelor and Robert J. Skandalaris (the “Stockholder Agreement”), the Note, and the Contract Manufacturing Agreement we have reviewed.

You have requested our opinion, as investment bankers, as to the fairness to Noble, from a financial point of view, of the consideration to be offered by Noble in the Proposed Transaction.

In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

i.	the March 15, 2007 draft of the Purchase Agreement;

ii.	the March 14, 2007 draft of the Stockholder Agreement;

iii.	the March 15, 2007 draft of the Note;

iv.	the March 15, 2007 draft of the Contract Manufacturing Agreement;

v.	the unaudited TBA Combined Financial Statements for the years ended December 31, 2006, 2005 and 2004 prepared by TBA;

vi.	summary unaudited income statements for the Genk facility for the year ended December 31, 3006 prepared by TBA;

vii.	summary unaudited income statements for the Eisenhuttenstadt and Liege facilities for the years ended December 31, 2006, 2005 and 2004 prepared by TBA;

viii.	the Annual Report on Form 10-K filed by Noble with the Securities and Exchange Commission (the “SEC”) with respect to its fiscal year ended December 31, 2005, the Quarterly Reports on Form 10-Q filed by Noble with the SEC with respect to its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, the Current Report on Form 8-K filed on October 27, 2006; and certain other filings made by Noble with the SEC;

ix.	certain other publicly available business and financial information concerning TBA and Noble, respectively, and the industries in which they operate, which we believe to be relevant;

x.	certain internal information and other data relating to Noble and TBA, respectively, and their respective business and prospects, including budgets, forecasts, projections and certain presentations prepared by Arcelor and Noble and their professional advisors, respectively, which were provided to us by Noble’s senior management;

xi.	information regarding the amount and timing of cost savings and related expenses and synergies which Noble’s senior management expect will result from the Transaction (the “Expected Synergies”);

xii.	the reported prices and trading activity of Noble’s common stock;

xiii.	certain publicly available information concerning certain other companies which we believe to be relevant and the trading markets for certain of such other companies’ securities; and

xiv.	the financial terms of certain recent business combinations which we believe to be relevant.

We also participated in conference calls with certain officers and employees of Noble and its affiliates concerning the business, operations, assets, financial condition and prospects of Noble and TBA, and we have undertaken such other studies, analyses and investigations as we deemed relevant to our opinion hereinafter expressed.

In arriving at our opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of the financial and other information and data provided to or otherwise reviewed by or discussed with us, and upon the assurances of senior management of Noble that all information relevant to our opinion has been disclosed and made available to us. We have further relied on the assurances of the senior management of Noble that they are not aware of any facts that would make such information inaccurate or misleading. We neither have attempted independently to verify any such information or data, nor do we assume any responsibility to do so. We have assumed, with your permission, that the Machines are worth at least $3 million. We have also assumed, with your permission, that the respective forecasts and projections of Noble and TBA, and the Expected Synergies, which were provided by Noble’s senior management and reviewed by us have been reasonably prepared in good faith based on the best current estimates, information and judgment of the senior management of Noble and TBA as to the future financial condition, cash flows and results of operations of Noble and TBA and their consolidated subsidiaries, respectively. In that regard, we have assumed, with your permission, that (i) such forecasts and projections will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of TBA are as set forth in TBA’s financial statements or other information made available to us. We express no opinion with respect to such forecasts and projections or the Expected Synergies or the estimates and judgments on which they are based. We have assumed that the drafts of the Purchase Agreement, the Stockholder Agreement, the Note and the Contract Manufacturing Agreement are, with respect to all material terms and conditions thereof, substantially in the forms of the respective definitive agreements to be executed and delivered by the parties thereto after the receipt of this opinion letter. We have relied as to all legal matters on advice of counsel to Noble, and have assumed that the Proposed Transaction will be consummated on the terms described in the drafts of the Purchase Agreement, the Stockholder Agreement, the Note and the Contract Manufacturing Agreement, without any waiver, delay, amendment or modification of any material terms or conditions.

We have made no independent investigation of any legal, accounting or tax matters affecting Noble, TBA or any of their respective affiliates, or the Proposed Transaction, and we have assumed the accuracy and completeness of all legal, accounting and tax advice provided to Noble and its Board of Directors or any committee thereof by Noble’s management and its professional advisors. We have not conducted a physical inspection of the properties and facilities of TBA, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. Although we have taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions that, in whole or in part, we deem to be relevant for purposes of our analyses herein, as well as our experience in securities valuation in general, our opinion necessarily is based upon economic, financial, political, regulatory and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

We are expressing no opinion herein as to the price at which the common stock of Noble will trade at any future time or as to the effect of the Proposed Transaction on the trading price of the common stock of Noble. Such trading price may be affected by a number of factors, including but not limited to (i) the sale of the common stock of Noble after the Proposed Transaction is consummated, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Noble, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Proposed Transaction on terms and conditions that are acceptable to all parties at interest.

This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not address the Company’s underlying business decision to approve the Proposed Transaction, and it does not constitute a recommendation to the Company, its Board of Directors or any committee thereof, its shareholders, or any other person as to any specific action that should be taken in connection with the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transaction sent to the Company’s shareholders; provided that any description or reference to Morgan Joseph & Co. Inc. or this opinion included in such proxy statement or information statement shall be in form and substance reasonably acceptable to us.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Morgan Joseph & Co. Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, underwritings, private placements of listed and unlisted securities, financial restructurings and other financial services.

Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by Noble in the Proposed Transaction is fair to Noble from a financial point of view.

Very truly yours,

/s/ MORGAN JOSEPH & CO. INC. MORGAN JOSEPH & CO. INC.

APPENDIX C

CONFORMED COPY

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of March 16, 2007 (this “Agreement”), is made by and between ARCELOR S.A., a corporation organized under the laws of Luxembourg (“Arcelor”), and ROBERT J. SKANDALARIS, an individual residing in Bloomfield Hills, Michigan (“Skandalaris”), solely in his individual capacity as record or beneficial owner of (a) shares of common stock, par value $0.00067 per share (“Noble Common Stock”), of Noble International, Ltd., a Delaware corporation (“Noble”), (b) options to purchase shares of Noble Common Stock and (c) other voting capital stock of Noble acquired by Skandalaris after the date hereof (collectively, the “Shares”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement (defined below).

Recitals

A. Arcelor and Noble are, contemporaneously with the execution and delivery of this Agreement, entering into a Share Purchase Agreement, dated the date hereof (the “Purchase Agreement”), providing, among other things, for the acquisition by Noble of the laser-welding assets and certain related liabilities of Arcelor in exchange for cash, a subordinated promissory note and 9,375,000 shares of Noble Common Stock (the “Acquisition”).

B. As of the date hereof, Skandalaris is an officer of Noble and a member of Noble’s board of directors and is the record or beneficial owner of the shares of Noble Common Stock and options to purchase shares of Noble Common Stock listed on Annex A hereto (such shares currently held, together with such shares issued upon any exercise of such options, as and when so issued, the “Existing Shares”).

Accordingly, the parties hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. Skandalaris agrees that, from the date hereof until the date on which this Agreement is terminated pursuant to Section 4.1, at any meeting of the stockholders of Noble, however called, or in connection with any written consent of the stockholders of Noble, in each case relating to any proposed action by the stockholders of Noble with respect to the matters set forth in Section 1.1(b) below, Skandalaris shall:

(a) appear at each such meeting or otherwise cause all Shares owned beneficially or of record by Skandalaris to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all Existing Shares owned by Skandalaris, any other voting securities of Noble (whenever acquired) that are owned beneficially or of record by Skandalaris or any Existing Shares or other voting securities of Noble as to which he has, directly or indirectly, the right to vote or direct the voting:

(i) in favor of adoption of the Purchase Agreement and any other action of Noble’s stockholders requested in furtherance thereof;

(ii) against any action or agreement submitted for approval of the stockholders of Noble that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Noble contained in the Purchase Agreement or of Skandalaris contained in this Agreement; and

(iii) against any Noble Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of Noble that Skandalaris would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Acquisition or this Agreement;

provided, that the parties acknowledge that this Agreement is entered into by Skandalaris solely in his capacity as beneficial owner of the Shares and that nothing in this Agreement, including Section 3.1(d), shall prevent Skandalaris from discharging his fiduciary duties as an officer of Noble or a member of the board of directors of Noble.

1.2 No Inconsistent Agreements. Skandalaris hereby represents, warrants and covenants that, except for actions taken in furtherance of the Acquisition in accordance with this Agreement, Skandalaris (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by Skandalaris and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, any proxy, consent or power of attorney with respect to the Shares owned beneficially or of record by Skandalaris or any other voting securities of Noble (whenever acquired) that are owned beneficially or of record by Skandalaris or any Shares or other voting securities of Noble as to which he has, directly or indirectly, the right to vote or direct the voting.

1.3 Proxy. Skandalaris hereby grants to Arcelor a proxy to vote the Existing Shares owned beneficially and of record by Skandalaris as indicated in Section 1.1 above and any other voting securities of Noble (whenever acquired) that are owned beneficially or of record by Skandalaris and any Existing Shares or other voting securities of Noble as to which he has, directly or indirectly, the right to vote or direct the voting. Skandalaris intends that this proxy be irrevocable and coupled with an interest, and Skandalaris shall take such further actions or execute such other instruments as may be necessary to effectuate the intent of this proxy. The foregoing proxy shall expire automatically and without further action by the parties upon termination of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Skandalaris. Skandalaris hereby represents and warrants to Arcelor as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by Skandalaris and, assuming this Agreement constitutes a valid and binding obligation of Arcelor, constitutes a valid and binding obligation of Skandalaris, enforceable in accordance with its terms.

(b) Ownership. All of the Existing Shares listed on Annex A hereto represent shares of Noble Common Stock owned beneficially or of record by Skandalaris as of the date hereof. Such Existing Shares constitute all of the shares of Noble Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by Skandalaris or any of his affiliates. Skandalaris has and will have at all times through the Termination Date (defined in Section 4.1 below), (i) sole voting power, (ii) sole power of disposition, (iii) sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and (iv) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all other Shares or other voting securities of Noble hereafter acquired by Skandalaris, with no limitations, qualifications or restrictions on such rights. Skandalaris has, on the date hereof, good title to the Existing Shares, free and clear of any lien, claim, security interest, preemptive right, right of first refusal, option, judgment or encumbrance of any kind (collectively, “Liens”). Skandalaris will have, through the Termination Date, good title to such Existing Shares and any additional Shares or other voting securities of Noble acquired by Skandalaris after the date hereof, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by Skandalaris does not, and the performance by Skandalaris of his obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any governmental or regulatory authority applicable to Skandalaris or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of Skandalaris pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Skandalaris is a party or by which Skandalaris or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Skandalaris to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of Skandalaris.

(a) Skandalaris hereby agrees, while this Agreement is in effect, not to (i) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, “Transfer”) any Shares or other voting securities of Noble, or (ii) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Noble or any other person with respect to the Shares or (iii) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Shares or other voting securities of Noble or any interest therein.

(b) In case of a stock dividend or distribution by Noble, or any change in Noble Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received by Skandalaris in such transaction.

(c) Skandalaris agrees, while this Agreement is in effect, to notify Arcelor promptly in writing of (i) the number of additional shares of Noble Common Stock, additional options to purchase shares of Noble Common Stock or other securities of Noble acquired by Skandalaris, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 3.1(c), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, Skandalaris.

(d) Skandalaris agrees, while this Agreement is in effect, he will not knowingly (i) take, agree or commit to take any action that would make any representation or warranty of Skandalaris contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) agree or commit not to take any action necessary to prevent any such representation or warranty from becoming inaccurate in any respect at any such time.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the closing of the transactions contemplated by the Purchase Agreement and (b) the date and time of termination of the Purchase Agreement by either or both of Arcelor and Noble pursuant to Section 12.1, Section 12.2 or Section 12.3 of the Purchase Agreement (the “Termination Date”). Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Arcelor any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Skandalaris, and Arcelor shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Noble or exercise any power or authority to direct Skandalaris in the voting of any of the Shares, except as expressly provided herein.

4.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Arcelor to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

Email: guillaume.vercaemer@arcelor.com

with a copy to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

Fax: (212) 335-4501

Email: garry.mccormack@dlapiper.com

Attention: Garry P. McCormack

(b)	if to Skandalaris to:

Robert J. Skandalaris

c/o Quantum Value Management, LLC

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, MI 48304

Fax: 248-220-2038

Email: rskandy@qvmllc.com

with a copy to:

Foley & Lardner LLP

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

4.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to.” “Or” is disjunctive but not necessarily exclusive. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time.

4.6 Entire Agreement. This Agreement (together with the Purchase Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.7 Governing Law; Submission to Jurisdiction. The provisions of Section 17.7 (Governing Law; Venue; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

4.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Neither this Agreement nor any term hereof may be waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such waiver, discharge or termination is sought.

4.9 Enforcement. Skandalaris agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that Arcelor shall be entitled to seek specific performance of the terms hereof or injunction against breach thereof, in addition to any other remedy to which Arcelor is entitled at law or in equity. Skandalaris further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.10 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, executors, personal representatives, successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile signatures shall, for all purposes of this Agreement, be deemed to be originals and shall be enforceable as such.

[Signatures appear on the following page.]

Execution

IN WITNESS WHEREOF, the parties have duly executed and delivered this Voting and Support Agreement as of the date first written above.

ARCELOR S.A.

By:	/s/ MICHEL WURTH
Name:	Michel Wurth
Title:	Member of the Group Management Board

By:	/s/ CORNIER CHRISTOPHE
Name:	CORNIER Christophe
Title:	EVP, Flat Europe

/s/ ROBERT J. SKANDALARIS
ROBERT J. SKANDALARIS

Annex A

to

Voting and Support Agreement

Number of Shares owned beneficially and of record by Robert J. Skandalaris:

Shares of Noble Common Stock Owned Directly:	1,526,737

Shares of Noble Common Stock Owned Indirectly: (Indirect holdings include 316,292 shares of Noble Common Stock held by a family owned limited liability company in which Skandalaris has an ownership interest and voting control, and 332,594 shares of a limited liability company in which Skandalaris has voting control for the benefit of his children.)	648,886

Shares Subject to Options to Purchase Noble Common Stock	15,000

Total	2,190,623

APPENDIX D

STANDSTILL AND STOCKHOLDER AGREEMENT

THIS STANDSTILL AND STOCKHOLDER AGREEMENT (this “Agreement”) is made as of                     , 2007, by and among NOBLE INTERNATIONAL, LTD., a Delaware corporation (the “Company”), ARCELOR S.A., a corporation organized under the laws of Luxembourg (“Arcelor”), and ROBERT J. SKANDALARIS, an individual residing in Bloomfield Hills, Michigan (“Skandalaris”).

Recitals

A. Arcelor and the Company have entered into a Share Purchase Agreement, dated March     , 2006 (the “Purchase Agreement”), providing, among other things, for the acquisition by the Company of the laser-welded blanks assets and certain related liabilities of Arcelor in exchange for cash, a subordinated promissory note and 9,375,000 shares of the common stock, par value $0.00067 per share, of the Company (“Company Common Stock”).

B. Skandalaris is an officer of the Company and a member of the Company’s board of directors and is the beneficial owner of approximately 15.5% of the outstanding Company Common Stock.

C. In connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company, Arcelor and Skandalaris desire to set forth certain agreements with respect to their future ownership and voting of Company Common Stock and other securities of the Company.

D. Execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

Accordingly, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “13D Group” shall mean any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock which would be required under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d 1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

(b) “Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such specified Person; provided, that for purposes of this Agreement, none of (i) Arcelor and its Affiliates, (ii) Skandalaris and his Affiliates or (iii) the Company and its Affiliates, shall be deemed to be “Affiliates” of any other of (i), (ii) or (iii); and provided, further, that no pension plan or profit sharing plan which has one or more independent trustees shall be deemed to be an “Affiliate” of Arcelor or Skandalaris.

(c) “Arcelor” shall have the meaning set forth in the preamble.

(d) “Arcelor Departing Designee” shall have the meaning set forth in Section 3.2.

(e) “Arcelor Designee” and “Arcelor Designees” shall have the meaning set forth in Section 3.2.

(f) “Arcelor Vacancy Designee” shall have the meaning set forth in Section 3.2.

(g) “Average Price” shall have the meaning set forth in Section 2.7.

(h) “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act.

(i) “Call Option” shall have the meaning set forth in Section 2.7.

(j) “Change in Control of the Company” shall mean any of the following: (i) a merger, consolidation or other business combination or transaction to which the Company is a party as a result of which the stockholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction have Beneficial Ownership of voting securities representing less than 50% of the Total Current Voting Power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any Person or 13D Group of direct or indirect Beneficial Ownership of Voting Stock of the Company representing 50% or more of the Total Current Voting Power of the Company; (iii) a sale of all or substantially all the assets of the Company; (iv) a liquidation or dissolution of the Company; (v) the acquisition by any Competitor, or a 13D Group that includes a Competitor, of direct or indirect Beneficial Ownership of Voting Stock of the Company representing more than 25% of the Total Current Voting Power of the Company; or (vi) individuals who at the beginning of any calendar year constituted the Board of Directors of the Company, together with any new directors who were elected by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company who were either directors at the beginning of such calendar year or whose election or nomination for election was previously so approved (excluding any director designated by a Person who has entered into an agreement with the Company to effect a transaction described in the preceding clauses), cease for any reason to constitute a majority of the Board of Directors of the Company; provided that “Change in Control of the Company” shall not mean any Change in Control involving either Stockholder or an Affiliate of a Stockholder or a 13D Group of which a Stockholder or an Affiliate of a Stockholder is a member.

(k) “Company” shall have the meaning set forth in the preamble.

(l) “Company Common Stock” shall have the meaning set forth in the Recitals.

(m) “Competitor” shall mean (i) any Person (other than a Stockholder or an Affiliate thereof) that engages, directly or indirectly, in the business of producing steel products and (ii) any Affiliates of such a Person.

(n) “Control” or “Controlled by” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(o) “Counter Offer” shall have the meaning set forth in Section 2.5.

(p) “Counter Offer Period” shall have the meaning set forth in Section 2.5.

(q) “Disability” shall mean any physical or mental illness or injury that causes Skandalaris to be unable to substantially perform his normal duties as a director and chairman of the Board of Directors of the Company (i) for a period of 90 consecutive days or (ii) as determined by a competent physician chosen by the Company and reasonably acceptable to Arcelor.

(r) “Dofasco” shall mean Dofasco, Inc.

(s) “Equity Issuance” shall have the meaning set forth in Section 3.3.

(t) “European TBA Business” shall mean the European laser-welded blanks assets and related liabilities of Arcelor transferred to the Company pursuant to the Purchase Agreement.

(u) “Exchange Act” shall mean the Securities Exchange Act of 1934.

(v) “Exercise Notice” shall have the meaning set forth in Section 2.5.

(w) “Immediate Family” shall mean spouse, parents, children (by blood, marriage or adoption), grandchildren, siblings, nephews, nieces or in-laws, or other descendants of any of the foregoing.

(x) “Independent Board Committee” shall have the meaning set forth in Section 3.2.

(y) “Independent Director” shall mean a director of the Company (i) who is not and has never been an officer or employee of the Company, of any Affiliate of the Company or of an entity that derived 10% or more of its revenues in its most recent fiscal year from transactions involving the Company or any Affiliate of the Company, (ii) who is not and has never been an officer or employee and is not currently a director of either Stockholder or any Affiliate of either Stockholder or of an entity that derived more than 10% of its revenues in its most recent fiscal year from transactions involving either Stockholder or any Affiliate of either Stockholder, (iii) who has no compensation, consulting or contracting arrangement with the Company, either Stockholder or their respective Affiliates or any other entity such that a reasonable person would regard such director as likely to be unduly influenced by management of the Company or either Stockholder; provided, that the payment of standard directors fees and incentive compensation, if any, shall not disqualify a person from being an Independent Director; and (iv) shall satisfy all other requirements set forth in the definition of “independent director” under Rule 4200(a)(15) of The NASDAQ Stock Market LLC.

(z) “Market Sale Notice” shall have the meaning set forth in Section 2.5.

(aa) “Offeree” shall have the meaning set forth in Section 2.5.

(bb) “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(cc) “Pro Forma EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of the Company projected for the 12-month period beginning on the first day of the calendar month immediately following the calculation; provided, that if any company or business is to be acquired by the Company with the proceeds of the debt issuance for which Pro Forma EBITDA is being calculated, then Pro Forma EBITDA shall include the earnings before interest, taxes, depreciation and amortization of such company or business projected for the 12-month period beginning on the first day of the calendar month immediately following the calculation.

(dd) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(ee) “Put Option” shall have the meaning set forth in Section 2.7.

(ff) “Recipient” shall have the meaning set forth in Section 2.4.

(gg) “Response Notice” shall have the meaning set forth in Section 2.4(a)(ii).

(hh) “Rule 144” shall mean Rule 144 as promulgated under the Securities Exchange Act of 1934.

(ii) “SEC” shall mean the United States Securities and Exchange Commission.

(jj) “Seller” shall have the meaning set forth in Section 2.5.

(kk) “Shares” shall mean any shares of Voting Stock that are Beneficially Owned by a Stockholder and its Affiliates at the time in question.

(ll) “Skandalaris” shall have the meaning set forth in the preamble.

(mm) “Skandalaris Departing Designee” shall have the meaning set forth in Section 3.2.

(nn) “Skandalaris Designee” and “Skandalaris Designees” shall have the meaning set forth in Section 3.2.

(oo) “Skandalaris Transferees” shall have the meaning set forth in Section 2.7.

(pp) “Skandalaris Vacancy Designee” shall have the meaning set forth in Section 3.2.

(qq) “Stockholder” shall mean either Arcelor or Skandalaris.

(rr) “Strategic Matters” shall have the meaning set forth in Section 3.3(b).

(ss) “Tag-Along Right” shall have the meaning set forth in Section 2.8.

(tt) “Term” shall mean the period beginning on the date hereof and ending on the earlier to occur of (i) a Change in Control of the Company or (ii) the fifth anniversary of the date of this Agreement.

(uu) “Third Party Tender Offer” shall mean a bona fide public tender offer subject when first commenced to the provisions of Regulation 14D within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by a Person or 13D Group (which is not made by and does not include any of the Company, any Stockholder or any Affiliate of any of them) to purchase or exchange for cash or other consideration any Voting Stock and which consists of an offer to acquire more than 25% of the Total Current Voting Power of the Company.

(vv) “Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors are present and voted (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).

(ww) “Transfer” shall have the meaning set forth in Section 2.3.

(xx) “Transfer Notice” shall have the meaning set forth in Section 2.4(a)(i).

(yy) “Transferor” shall have the meaning set forth in Section 2.4.

(zz) “Voting Stock” shall mean shares of the Company Common Stock and any other securities of the Company having the ordinary power to vote in the election of members of the Board of Directors of the Company.

1.2 Rules of Construction. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.” “Or” is disjunctive but not necessarily exclusive. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law; and (c) all terms of an accounting or financial nature shall be construed in accordance with United States generally accepted accounting principles, as in effect from time to time. The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

ARTICLE II

STANDSTILL OBLIGATIONS AND TRANSFER RESTRICTIONS

2.1 Stockholder’s Standstill Obligations.

(a) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, directly or indirectly, acquire Beneficial Ownership of Voting Stock or authorize or make a tender offer, exchange offer or other offer to acquire Voting Stock other than (i) in the case of Arcelor and its Affiliates, the shares of Company Common Stock acquired by Arcelor pursuant to the Purchase Agreement plus any additional Shares acquired by Arcelor or its Affiliates from Skandalaris or with the prior written consent of Skandalaris; and (ii) in the case of Skandalaris and his Affiliates, the 2,190,623 shares of Company Common Stock held by Skandalaris, directly or indirectly, on the date hereof plus any additional Shares acquired by Skandalaris or his Affiliates from Arcelor or after the giving of prior written notice from Skandalaris to Arcelor.

(b) Until the second anniversary of the date hereof, each Stockholder shall promptly notify the other Stockholder and the Company if such Stockholder’s aggregate Beneficial Ownership of Voting Stock exceeds the aggregate Beneficial Ownership of Voting Stock specified in such Stockholder’s most recent prior notice to the Company under Section 2.1(a) (or if no such notice has yet been given, such Stockholder’s aggregate Beneficial Ownership of Voting Stock on the date of this Agreement) by more than 1% of the outstanding Voting Stock. Such notice shall specify the amount of Voting Stock Beneficially Owned by such Stockholder as of the date of the notice. This requirement may be satisfied by such Stockholder’s delivery to the other Stockholder and the Company of an amendment to any Schedule 13D filed by such Stockholder with respect to its Shares.

(c) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, (i) solicit proxies with respect to any Voting Stock, nor (ii) become a “participant” in any “election contest” (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of one or more members of the Board of Directors of the Company. Neither a Stockholder nor any Affiliate of a Stockholder shall be deemed to be such a “participant” due solely to the fact that such Stockholder or one or more designees of such Stockholder sit on the Company’s Board of Directors.

(d) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, (i) deposit any Voting Stock in a voting trust or (ii) except as otherwise provided or contemplated herein, subject any Voting Stock to any arrangement or agreement with any third party with respect to the voting of such Voting Stock.

(e) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, without first obtaining the written consent of the other Stockholder, join a 13D Group, partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third party for the purpose of acquiring, holding, voting or disposing of Voting Stock or any securities of the Company which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock, including convertible securities, warrants, rights or options to purchase Voting Stock.

2.2 Company and Arcelor Standstill Obligations. Except as described in the Purchase Agreement or as otherwise provided in this Agreement, until the second anniversary of the date hereof, the Company and Arcelor will not, whether individually or as part of a “group” (as defined under the Exchange Act), directly or indirectly.

(a) acquire, offer, make a proposal or agree to acquire (whether publicly or otherwise), in any manner, any material assets of the other party or of its subsidiaries or any equity securities of the other party or of its subsidiaries, or Beneficial Ownership thereof except pursuant to a stock split, stock dividend or similar event not effected pursuant to a violation of this Section 2.2;

(b) make or in any way propose or participate in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person, other than the other party, with respect to the solicitation or voting of any equity security of the other party in opposition to any matter that has been recommended by the board of directors of the other party or in favor of any matter that has not been approved by such board or become a “participant” in any “election contest” (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the other party;

(c) form, be a member of, join or encourage the formation of any group (as so defined) with respect to any equity security of the other party or the acquisition of any assets of the other party;

(d) deposit any equity security of the other party into a voting trust or subject any such security to any arrangement or agreement with respect to the voting thereof that would cause it to be in violation of any other provision of this Section 2.2;

(e)(i) seek election to or seek to place a representative on the board of directors of the other party; or (ii) call or seek to have called any meeting of the stockholders of the other party other than by participating as a director of the other party in calling, or seeking to have called, meetings of stockholders generally;

(f) solicit, seek to effect, negotiate with or provide any information to any other person with respect to, or make any statement or proposal, whether written or oral, or otherwise make any public announcement or proposal whatsoever with respect to a merger or acquisition of the other party, the sale of all or a substantial portion of the assets of the other party and its subsidiaries, the liquidation of the other party, the recapitalization of the other party or a similar business transaction with respect to the other party or take any action that might require the other party to make a public announcement with respect to any such matter, in each case otherwise than in connection with the transaction; or

(g) instigate, encourage or assist, or enter into any discussions or arrangements with, any other person to do any of the actions described in this Section 2.2.

2.3 Transfer Restrictions.

(a) Until the second anniversary of the date hereof, neither a Stockholder nor any Affiliate of a Stockholder shall, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, or otherwise dispose of (each, a “Transfer”), any Shares except to an Affiliate of a Stockholder so long as such Affiliate agrees, by executing a counterpart of this Agreement, to (i) hold such Shares subject to all of the provisions of this Agreement as if it were the Stockholder, and (ii) promptly transfer such Shares to the Stockholder or another Affiliate of such Stockholder if such Affiliate ceases to be an Affiliate of the Stockholder.

(b) Notwithstanding anything to the contrary in Section 2.3(a), Skandalaris shall have the right to transfer an aggregate of up to 50% of his Shares (i) to members of his Immediate Family, or (ii) to any trust for the benefit of Skandalaris or members of his Immediate Family, or (iii) for the benefit of a charitable organization that is recognized as tax exempt under Section 501(c)(3) of the Internal Revenue Code; provided that (A) Skandalaris retains all voting rights pertaining to any Shares transferred pursuant to clauses (i) and (ii) above; and (B) no more than 200,000 Shares in the aggregate (subject to adjustment for any stock split, stock dividend or similar event affecting all stockholders of the Company equally) out of such 50% of his Shares shall be transferred for the benefit of charitable organizations; and provided, further, that any member of Skandalaris’s Immediate Family, and any trustee of any trust for the benefit of Skandalaris or members of his Immediate Family, who receives Shares under this Section 2.3(b) shall agree, by executing a counterpart of this Agreement, to (x) hold such Shares subject to all of the provisions of this Agreement as if such transferee were Skandalaris, and (y), in the case of any such member of Skandalaris’s Immediate Family who receives Shares directly or indirectly under this Section 2.3(b), promptly transfer such Shares to Skandalaris if such transferee ceases to be a member of Skandalaris’s Immediate Family.

(c) Notwithstanding anything to the contrary in Section 2.3(a), if for any reason the Company’s quarterly dividend per Share (i) is suspended for two or more consecutive fiscal quarters or (ii) decreases from the current $0.08 per Share and does not increase to $0.08 or more per Share within two fiscal quarters following such decrease, then a Stockholder and its Affiliates may, subject only to the right of first refusal in Section 2.4, sell to any third party up to an aggregate number of Shares of Company Common Stock such that the proceeds of such sale, net of commissions and other out-of-pocket expenses, equals the difference between (A) the aggregate amount of the Company dividends actually received by the Stockholder and its Affiliates on their Shares of Company Common Stock in respect of such fiscal quarters and (B) the aggregate amount of Company dividends that such Stockholder and its Affiliates would have received on their Shares of Company Common Stock in respect of such fiscal quarters if the Company had paid a dividend of $0.08 per Share on the Company Common Stock in respect of each such fiscal quarter.

(d) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, either Stockholder shall be entitled to Transfer all or any portion of its Shares to any Person, for cash, without restriction under this Agreement other than the right of first refusal in Section 2.4.

2.4 Right of First Refusal for Private Transfers.

(a) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, prior to a Stockholder or its Affiliate effecting any Transfer of Shares in a private Transfer to an identified transferee (other than a Transfer pursuant to Section 2.3(a) or 2.3(b)), the other Stockholder shall have a first refusal right to purchase such Shares on the following terms and conditions:

(i) The Stockholder that proposes to make the Transfer, whether directly or through its Affiliate (the “Transferor”), shall give prior written notice of such intention (the “Transfer Notice”) to the other Stockholder (the “Recipient”), specifying the name of the proposed purchaser or transferee, the number of Shares proposed to be the subject of such Transfer, the proposed price therefor and the other material terms upon which such disposition is proposed to be made.

(ii) The Recipient shall have the right, exercisable by written notice (the “Response Notice”) given by the Recipient to the Transferor within ten business days after receipt of the Transfer Notice, to purchase all but not less than all of the Shares specified in such Transfer Notice for the price per Share specified in the Transfer Notice; provided that if there is no price per Share specified in the Transfer notice, then the purchase price per Share shall be the average closing price per share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the date of the Transfer Notice, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent.

(iii) In the event that the consideration offered by a proposed transferee is other than cash, the Recipient shall be entitled, but not obligated, to substitute the cash equivalent of such consideration. The cash equivalent of such consideration shall be determined as follows and the Transfer Notice described in Section 2.4(a)(i) above shall not be deemed to have been received for purposes of the starting of the time periods during which the Recipient may exercise its option to purchase the Shares proposed to be transferred until it states such “cash equivalent”. Within ten business days following the date the Transfer Notice stating price and terms of consideration other than cash is deemed given, the Transferor and the Recipient shall in good faith determine the cash equivalent fair market value of the consideration offered. In the event they are unable to agree upon such cash equivalent fair market value, they shall select an independent appraiser to make a bona fide determination of the cash equivalent fair market value of the consideration. In the event the Transferor and the Recipient are unable to agree upon an independent appraiser within five calendar days, the Recipient and the Transferor shall each choose an independent appraiser to make a bona fide determination of the cash equivalent fair market value. Each appraiser shall submit his or her appraisal including the premises upon which it was based to the Transferor and to the Recipient within fifteen calendar days of appointment and, if the two bona fide appraisals are in substantial agreement, the appraised cash equivalent fair market value of the consideration offered shall be determined by averaging the two appraisals. For purposes hereof, “substantial agreement” shall mean the difference between the appraisals is equal to or less than ten percent of the higher estimate. If the two appraisals are not in substantial agreement, the two appraisers shall appoint a third appraiser within five business days after the date of the later of their reports. In the event the two appraisers cannot agree on a third, common appraiser, the two appraisers shall cause the regional office of the American Arbitration Association for Delaware to select the third appraiser. The third appraiser shall make a bona fide determination of the cash equivalent fair market value of the consideration offered and submit a written appraisal including the premises upon which it was based within fifteen calendar days following his or her appointment.

The cash equivalent shall then be valued as determined by the third appraisal. The Recipient shall bear the cost of the appraiser selected by it, and the Transferor shall bear the cost of the appraiser selected by it. If a third appraiser is necessary, the fees of such appraiser shall be borne equally by the Recipient and the Transferor.

(iv) If the Recipient exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within 60 calendar days after the Recipient gives the Response Notice to the Transferor or, if later, within five business days after the Recipient gives the Response Notice following the determination of the Fair Market Value of any non-cash consideration. Upon exercise of this right of first refusal, the Transferor and the Recipient shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

(v) If the Recipient does not exercise its right of first refusal hereunder within the time specified for such exercise in subparagraph (ii) above, the Transferor shall be free, during the period of 90 calendar days following the expiration of such time for exercise, to Transfer or tender for Transfer the Shares specified in the Transfer Notice to the proposed purchaser or transferee specified in the Transfer Notice and on terms identical to the terms specified in the Transfer Notice.

(b) The Recipient may assign its right to acquire Shares under Section 2.4(a) to any of its Affiliates; provided, that the Recipient shall remain liable for the timely performance by such assignee of all obligations under this Section 2.4.

(c) The first refusal rights in this Section 2.4 shall not apply to a Stockholder until the aggregate number of Shares Transferred by such Stockholder during any period of 12 consecutive months under this Section 2.4 and Section 2.5 (Right of First Refusal for Open Market Sales) (but excluding Transfers pursuant to Section 2.3(a) or 2.3(b)) exceeds 75,000.

2.5 Right of First Refusal for Open Market Sales.

(a) Beginning on the second anniversary of the date hereof and continuing for the remainder of the Term, prior to a Stockholder or its Affiliate effecting any sale of Shares on a securities exchange, the other Stockholder shall have a first refusal right to purchase such Shares on the following terms and conditions:

(i) The Stockholder that proposes to make the open market sale, whether directly or through its Affiliate (the “Seller”), shall give prior written notice of such intention (the “Market Sale Notice”) to the other Stockholder (the “Offeree”), specifying the number of Shares proposed to be the subject of such sale and the proposed price therefor.

(ii) The Offeree shall have the right, exercisable by written notice (the “Exercise Notice”) given by the Recipient to the Transferor within ten business days after receipt of the Market Sale Notice, (A) to purchase all but not less than all of the Shares specified in such Market Sale Notice for cash at the price per Share specified in the Market Sale Notice; provided that if there is no price per Share specified in the Market Sale Notice, then the purchase price per Share shall be the average closing price per share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the date of the Market Sale Notice, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent; or (B) to offer to purchase all but not less than all of the Shares specified in such Market Sale Notice for cash at a price per Share specified in the Exercise Notice (a “Counter Offer”), which offer shall remain open for the period of 90 calendar days following the date of the Exercise Notice (the “Counter Offer Period”).

(iii) If the Offeree exercises its right of first refusal at the price specified in the Market Sale Notice, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place as soon as practicable but no later than 10 calendar days after the Offeree gives the Exercise Notice to the Seller.

(iv) If the Offeree makes a Counter Offer, then during the Counter Offer Period, (A) the Seller shall be free to sell on the open market, at any price greater than the Counter Offer, up to the number of Shares specified in the Market Sale Notice, and (B) the Seller may by written notice accept the Counter Offer with respect to any Shares specified in the Market Sale Notice and not sold at a greater price pursuant to the preceding clause (A). The closing of the purchase of any Shares pursuant to a Counter Offer shall take place as soon as practicable but no later than 10 calendar days after the Seller accepts the Counter Offer with respect to such Shares.

(v) If the Offeree does not exercise its right of first refusal hereunder or make a Counter Offer within the time specified for such exercise in subparagraph (ii) above, the Seller shall be free, during the period of 90 calendar days following the expiration of such time for exercise, to sell the Shares specified in the Market Sale Notice on a securities exchange, in one or a series of transactions, at the market prices in effect at the time of each such sale.

(vi) Upon exercise of a right of first refusal or the acceptance of any Counter Offer under this Section 2.5, the Seller and the Offeree shall be legally obligated to consummate the purchase and sale contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

(b) The Offeree may assign its right to acquire Shares under Section 2.5(a) to any of its Affiliates; provided, that the Offeree shall remain liable for the timely performance by such assignee of all obligations of the Offeree under this Section 2.5.

(c) The first refusal rights in this Section 2.5 shall not apply to a Stockholder until the aggregate number of Shares Transferred by such Stockholder during any period of 12 consecutive months under Section 2.4 (Right of First Refusal for Private Transfers) and this Section 2.5 (but excluding Transfers pursuant to Section 2.3(a) or 2.3(b)) exceeds 75,000.

2.6 Extension of Arcelor Rights of First Refusal. Notwithstanding anything to the contrary in Section 2.4 (Right of First Refusal for Private Transfers) or Section 2.5 (Right of First Refusal for Open Market Sales), Arcelor’s first refusal rights with respect to purchases of Shares held by Skandalaris and his Affiliates under Sections 2.4 and 2.5 shall continue in full force and effect, and shall survive the Term, until the earlier of (a) such time as Skandalaris and his Affiliates do not Beneficially Own any shares of Voting Stock or (b) such time as Arcelor and its Affiliates do not Beneficially Own any shares of Voting Stock.

2.7 Put and Call Option Upon Death or Disability of Skandalaris.

(a) For a period of 180 calendar days following the death or Disability of Skandalaris, the executor or personal representative of Skandalaris and the trustees of any trust for the benefit of Skandalaris or members of his Immediate Family holding any Shares (the “Skandalaris Transferees”) shall have the collective right and option (the “Put Option”), exercisable by written notice to Arcelor, to sell all, but not less than all, of the Shares held by the Skandalaris Transferees to Arcelor for a price equal to the average closing price per Share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the day prior to the death or prior to the onset of the condition constituting Disability of Skandalaris, rounded up to the nearest whole cent from 0.50 or more of a cent and otherwise rounded down to the nearest whole cent (the “Average Price”). In any exercise notice with respect to the Put Option, the signatories thereto shall represent and warrant that such signatories are the current holders of all Shares that were Beneficially Owned by Skandalaris, members of his Immediate Family and any trusts for the benefit of Skandalaris or his Immediate Family at the time of Skandalaris’s death or Disability. For purposes of calculating when the 180-day put period starts in connection with a Disability, it shall be the earlier of: (a) the date a physician releases his or her determination of Disability; or (b) the date that is the 90th day that Skandalaris is unable to perform his normal duties as a director and chairman of the Board of Directors of the Company.

(b) If the Put Option expires without being exercised by the Skandalaris Transferees, Arcelor shall have the right and option (the “Call Option”), exercisable within 180 calendar days after expiration of the Put Option by written notice to the executor or personal representative of Skandalaris and any other Skandalaris Transferees of whom Arcelor has received notice, to purchase all, but not less than all, of the Shares held by the Skandalaris Transferees, at a price per Share equal to the Average Price.

(c) Arcelor shall purchase, and the Skandalaris Transferees shall sell, all of the Shares for which the Put Option or the Call Option has been exercised, at a closing within 30 calendar days after such exercise. At the closing, the Skandalaris Transferees shall deliver all original certificates representing, or other evidence of, the Shares previously held by Skandalaris endorsed in blank or accompanied by stock powers duly executed in blank reasonably satisfactory to Arcelor, and Arcelor shall pay the Skandalaris Transferees the Average Price per Share, in cash. If any party asserts to the others that the Put Option or the Call Option may not be deemed a derivative security as defined in Rule 16a-1(c) under the Securities Exchange Act of 1934, as amended, the parties agree to delay the exercise of the Put Option or the Call Option for a period of time not to exceed six months and one day from the date of request of the requesting party.

2.8 Tag-Along Right of Skandalaris.

(a) If Arcelor and its Affiliates collectively propose to sell 1,000,000 or more Shares in any single transaction or series of related transactions to any Person, then Arcelor shall not consummate or enter into any agreement to consummate such sale unless the proposed purchaser offers to purchase from Skandalaris and his Affiliates, collectively, their proportionate share of the Shares to be sold at the same price and on the same other terms as such Person offered to purchase such Shares from Arcelor and its Affiliates (the “Tag-Along Right”). The aggregate number of Shares that Skandalaris and his Affiliates shall have the right to sell pursuant to the Tag-Along Right shall equal (i) the aggregate number of Shares to be sold to the proposed purchaser in such transaction or series of related transactions, multiplied by (ii) a fraction, the numerator of which equals the aggregate number of Shares then held by Skandalaris and his Affiliates and the denominator of which equals the aggregate number of shares then held by Arcelor, Skandalaris and their respective Affiliates.

(b) Prior to any sale subject to the Tag-Along Right, Arcelor shall notify Skandalaris in writing of such proposed sale, including a copy of the documentation relating to such sale, and setting forth (i) the number of Shares that Arcelor and its Affiliates propose to sell; (ii) the name and address of the third party purchaser, if known; and (iii) the material terms of such sale, including the amount of consideration (and the value of any non-cash consideration) to be received for the Shares. Within 10 calendar days after receiving the foregoing notice, Skandalaris may elect to exercise his Tag-Along Right by delivering written notice to Arcelor of his election to participate in the sale of the Shares being offered for sale. If Skandalaris fails to provide such notice within the foregoing 10-day period, then Arcelor and its Affiliates shall have the right to effect the proposed sale of such Shares for a period of 90 calendar days thereafter on terms not materially more favorable to Arcelor and its Affiliates than the terms and conditions as set forth in the notice of provided by Arcelor with respect to the Tag-Along Right pursuant to this Section 2.8. If such sale is not consummated in such 90-day period, or if the terms of such sale become more favorable to Arcelor and its Affiliates in any material respect, then Arcelor’s and its Affiliates’ right to sell shall terminate and the terms and conditions of the Tag-Along Right shall again be in effect.

2.9 No Restrictions on Transferees. Except as set forth in Section 2.3(a) or 2.3(b), no transferee of any Shares that are the subject of a Transfer by a Stockholder as permitted by this Article II shall be bound by the terms of this Agreement, nor shall such transferee be entitled, in any manner whatsoever, to any rights afforded to a Stockholder under this Agreement.

2.10 Non-Complying Transfers Void. Any attempted Transfer of Shares by a Stockholder, an Affiliate of a Stockholder or any other Person that is not in compliance with this Article II shall be null and void ab initio, and the Company shall not register such Transfer on its books.

ARTICLE III

QUORUM AND VOTING OBLIGATIONS

3.1 Quorum. So long as a Stockholder and its Affiliates collectively own at least 7% of the Total Current Voting Power of the Company, such Stockholder and any of its Affiliates that hold Shares shall, and such Stockholder shall cause such Affiliates to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all Shares held by such Stockholder and such Affiliates may be counted for purposes of determining the presence of a quorum at such meetings.

3.2 Board of Directors; Committees.

(a) The Company covenants and agrees with the Stockholders that, at or prior to the Closing, the Company shall (i) increase the size of the Company’s Board of Directors to nine members, (ii) cause three Independent Directors to resign from the Board subject to the election of five new directors effective upon the Closing and (iii) cause such Board of Directors to elect, effective upon the Closing, (A) four new directors nominated by Arcelor, of whom only two shall be Independent Directors, and all four of whom shall be subject to Skandalaris’s approval (which shall not be unreasonably withheld or delayed) and (B) one new director nominated by Skandalaris, who shall also be an Independent Director, and who shall be subject to Arcelor’s approval (which shall not be unreasonably withheld or delayed).

(b) So long as Arcelor and its Affiliates own, directly or indirectly, at least 7,500,000, Shares then Arcelor and its Affiliates shall be entitled to nominate four directors of the Company subject to Skandalaris’s approval, which shall not be unreasonably withheld or delayed (each, an “Arcelor Designee,” and together the “Arcelor Designees”), of whom only two shall be Independent Directors. Arcelor’s right to nominate the Arcelor Designees shall be subject to the following provisions:

(i) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 7,500,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only three Arcelor Designees, two of whom shall be non-Independent Directors and one of whom shall be an Independent Director.

(ii) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 5,625,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only two Arcelor Designees, one of whom shall be a non-Independent Director and one of whom shall be an Independent Director.

(iii) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 3,750,000, then thereafter Arcelor and its Affiliates shall be entitled to nominate only one Arcelor Designee, who shall be an Independent Director.

(iv) If, by sale or other transfer, the total ownership of Shares by Arcelor and its Affiliates is reduced to less than 1,875,000, then thereafter Arcelor and its Affiliates shall not be entitled to nominate any directors of the Company.

(v) The non-Independent Directors nominated by Arcelor shall be those who are designated as such by Arcelor at the time of their nomination by Arcelor; even if they would qualify as Independent Directors as defined in this Agreement, they shall be treated as non-Independent Directors for all purposes of this Agreement.

(c) So long as Skandalaris or any of the Skandalaris Transferees own, and Skandalaris has the right to vote, at least one-half of the number of Shares which they owned and he had the right to vote immediately following the Closing, then they shall have the right to nominate one director subject to Arcelor’s approval, which shall not be unreasonably withheld or delayed (the “Skandalaris Designee”), who shall be an Independent Director. Skandalaris’s right to nominate the Skandalaris Designee shall be subject to the following provisions:

(i) If, by sale or other transfer, the total number of Shares that Skandalaris and the Skandalaris Transferees own and he has the right to vote is reduced to less than one-half of the number of Shares that they own and he has had the right to vote immediately following the Closing, then thereafter Skandalaris and the Skandalaris Transferees shall not be entitled to nominate any director of the Company.

(ii) Even if Skandalaris would qualify as an Independent Director as defined in this Agreement, he shall be treated as a non-Independent Director for all purposes of this Agreement.

(d) The committees of the Company’s Board of Directors shall consist of an audit committee, a compensation committee and a nominating and governance committee (collectively, the “Independent Board Committees”), each of which shall be comprised of three Independent Directors, and an executive committee, which shall be comprised of four directors. From and after the Closing, (i) one of the Arcelor Designees, if there are any, shall be a member of each Independent Board Committee; (ii) the Skandalaris Designee, if there is one, shall be a member of each Independent Board Committee; (iii) the remaining members of each Independent Board Committee shall be selected by a majority of all Independent Directors from among the Independent Directors who are neither Arcelor Designees nor the Skandalaris Designee; (iv) Skandalaris shall be a member and the Chairman of the executive committee; (v) the Skandalaris Designee, if there is one, or any other director selected by Skandalaris, shall be a member of the executive committee; (vi) two Arcelor Designees (or such lesser number as has then been designated) shall be members of the executive committee; and (vii) the remaining members of the executive committee, if any are needed, shall be selected by the entire Board of Directors. All nominations made by the nominating and governance committee shall require the unanimous approval of the three members of that committee; provided that, if the members of the nominating and governance committee do not reach a unanimous decision as to any particular nominee, then such nomination shall be made by a majority of all Independent Directors.

(e) So long as Arcelor and its Affiliates have the right to nominate at least one Arcelor Designee to the Board of Directors of the Company:

(i) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take such action as may be required so that all Shares held by Skandalaris and the Skandalaris Transferees are voted for or cast in favor of (or, in the case of stockholder action by written consent, the holders of such Shares consent to) (A) the election of any and all Arcelor Designees to serve on the Board of Directors of the Company and (B) should Arcelor so request, the removal of any of the Arcelor Designees;

(ii) In the event a seat on the Board of Directors of the Company previously filled by an Arcelor Designee (the “Arcelor Departing Designee”) becomes vacant for any reason (including, but not limited to, such Arcelor Departing Designee’s death, disqualification, retirement or removal), Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, so that such vacancy is filled by an individual designated by Arcelor (the “Arcelor Vacancy Designee”);

(iii) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause an Arcelor Designee to be elected to serve as Vice Chairman of the Board of Directors of the Company; and

(iv) Skandalaris and the Skandalaris Transferees shall, and Skandalaris shall cause the Skandalaris Transferees to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause at least one Arcelor Designee to sit on each committee of the Board of Directors of the Company, including the Company’s audit committee, compensation committee, governance committee and executive committee.

(f) So long as Skandalaris and the Skandalaris Transferees have the right to nominate the Skandalaris Designee to the Board of Directors of the Company:

(i) Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take such action as may be required so that all Shares held by Arcelor and its Affiliates are voted for or cast in favor of (or, in the case of stockholder action by written consent, the holders of such Shares consent to) (A) the election of the Skandalaris Designee to serve on the Board of Directors of the Company and (b) should Skandalaris so request, the removal of the Skandalaris Designee;

(ii) In the event a seat on the Board of Directors of the Company previously filled by the Skandalaris Designee (the “Skandalaris Departing Designee”) becomes vacant for any reason (including, but not limited to, such Skandalaris Departing Designee’s death, disqualification, retirement, or removal), Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company so that such vacancy is filled by an individual designated by Skandalaris and the Skandalaris Transferees (the “Skandalaris Vacancy Designee”); and

(iii) Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company, to cause the Skandalaris Designee to sit on each Independent Board Committee and to cause the Skandalaris Designee or such other director as may be selected by Skandalaris to sit on the executive committee of the Board of Directors of the Company.

(g) If Arcelor is unable to sell the Powerlasers business and assets of Dofasco to the Company, then, for as long as Arcelor still has a direct or indirect interest in the Powerlasers business, Arcelor and its Affiliates that hold Shares shall, and Arcelor shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company to ensure that the two non-independent Arcelor Designees (i) shall not receive in any form any Non-Public Competitively Sensitive Information (as that term is defined below) regarding the Company’s laser-welded blanks business, (ii) shall not disclose in any form any Non-Public Competitively Sensitive Information (as defined below) regarding the Powerlasers laser-welded blanks business to any Person employed by or otherwise affiliated with the Company, and (iii) shall not serve as a director of the Company at the same time as such person serves as a director or officer of Powerlasers or Dofasco. “Non-Public Competitively Sensitive Information” shall be defined exclusively to include: (A) any information related to the pricing of laser-welded blanks products, (B) information related to the costs of production of any specific laser-welded blanks products, (C) the price and non-price competitive terms of any contracts or proposed contracts with any specific laser-welded blanks customer or prospective customer, (D) information related to any non-public competitively-sensitive technology or research and development related to the laser-welded blanks business and (E) information related to any non-public competitive strategies related to the laser-welded blanks business. Once Arcelor disposes of its entire interest in the Powerlasers business, Arcelor and its Affiliates shall no longer be bound by this Section 3.2(d).

(h) Without limiting the obligations of the Stockholders and their Affiliates under this Article III, each Stockholder and any of such Stockholder’s Affiliates that hold Shares shall, and each Stockholder shall cause such Affiliates to, take all such necessary action as may be permissible in their capacities as stockholders of the Company (i) to maintain the size of the Board of Directors of the Company at nine, (ii) to cause the Board of Directors of the Company, its committees, and the officers of the Company to be as contemplated by this Section 3.2, including, without limitation, to cause the removal of any Arcelor Designee or Skandalaris Designee who has taken any action or threatened or indicated an intention to take any action, that would be inconsistent with this Article III, and (iii) to amend the bylaws of the Company to create the office of vice chairman, to provide that the Chief Executive Officer of the Company shall at all times be nominated to serve as a director of the Company and otherwise to perfect the arrangements agreed upon by the parties in this Section 3.2.

(i) To the fullest extent permitted by law, the Company shall use its best efforts to maintain the size and composition of the Board of the Directors of the Company, its committees, and the officers of the Company as contemplated by this Section 3.2.

3.3 Strategic Matters; Major Decisions.

(a) During the Term, the Stockholders and their Affiliates that hold Shares shall, and the Stockholders shall cause their respective Affiliates to, use their diligent efforts in good faith to reach mutual agreement with respect to all Strategic Matters involving the Company and its subsidiaries and to vote their respective Shares accordingly.

(b) Subject to Section 3.3(c), during the Term, neither the Company nor any subsidiary thereof shall take any of the following actions (“Strategic Matters”), in each case without the prior approval of Arcelor, so long as Arcelor and its Affiliates directly or indirectly own, or control the voting of, at least 3,750,000 Shares, and Skandalaris, so long as Skandalaris directly or indirectly owns, or controls the voting of,              Shares [NOTE: To equal two-thirds of the outstanding Shares owned by Skandalaris as of the date hereof]:

(i) any amendment of the certificate of incorporation or bylaws of the Company or any subsidiary thereof;

(ii) any liquidation or dissolution of the Company or any subsidiary thereof;

(iii) any acquisition, in a single transaction or group of related transactions, whether by merger, consolidation, purchase of stock or assets or other business combination, (A) involving an Equity Issuance (as defined below) by the Company or any subsidiary thereof, or (B) involving any business or assets having an enterprise value (including assumed funded debt) in excess of $25,000,000 and not having steel as a primary raw material or not involving Noble’s then existing technology;

(iv) any sale or disposition, in a single transaction or group of related transactions, whether by merger, consolidation, sale of stock or assets or other business combination, of any business or assets (A) having a value in excess of 50% of the consolidated assets of the Company and its subsidiaries or (B) likely to have a material impact on the Company’s laser-welded blanks business;

(v) any incurrence or issuance of additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business) and obligations under letters of credit or similar credit transactions) in a single transaction or group of related transactions, any entry into a guaranty, or any engagement in any other financing arrangement having a value which, in each case, when added to all other outstanding indebtedness of the Company, would result in a ratio of such total indebtedness to Pro Forma EBITDA of greater than 3.5 to 1;

(vi) any increase in the number of shares of the authorized or issued capital stock of the Company or any subsidiary thereof or issuance or grant of any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or any subsidiary thereof, or of any securities convertible into shares of such stock (each, an “Equity Issuance”), or any split, combination or reclassification of any shares of the capital stock of the Company or any subsidiary thereof or any declaration, set aside or payment of any extraordinary dividend, other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any subsidiary thereof, or any redemption or other acquisition of any shares of such capital stock, other than (A) between the Company and any wholly-owned subsidiary of the Company or (B) to directors or employees of the Company in connection with any employee benefit plan approved by the stockholders of the Company, or (C), in the case of an Equity Issuance, to the seller as purchase consideration in an acquisition to which the Stockholders have given their approval pursuant to Section 3.3(b)(iii), unless (x) each Stockholder receives a right to participate in the Equity Issuance, on the same terms as other participants, up to such Stockholder’s then aggregate beneficial ownership percentage in the Company and (y), if such Stockholder elects not to participate, then each percentage ownership threshold that the Stockholder is required to have in order to maintain such Stockholder’s rights under the Purchase Agreement and the Ancillary Agreements (as defined in the Purchase Agreement) shall be proportionately decreased by multiplying such ownership percentage by a fraction, the numerator of which is the number of authorized or issued shares (as applicable) of the capital stock of the Company on a fully-diluted basis before such Equity Issuance and the denominator of which is the number of authorized or issued shares (as applicable) of the capital stock of the Company on a fully-diluted basis after such Equity Issuance;

(vii) pursuant to or within the meaning of any bankruptcy law, (A) any commencement of a voluntary case, (B) any consent to the entry of an order for relief against it in an involuntary case, (C) any consent to the appointment of a custodian of it or for all or substantially all of its property, or (D) any general assignment for the benefit of its creditors;

(viii) any transaction with Affiliates involving more than $10,000,000, unless such transaction is demonstrated to be on commercially reasonable, arm’s-length terms;

(ix) any adoption of a “poison pill” or other similar stockholders’ rights plan;

(x) any entry by the Company or any subsidiary thereof into a new business (A) involving an Equity Issuance by the Company or any subsidiary thereof, other than an Equity Issuance between the Company and any wholly-owned subsidiary of the Company, or (B) involving an investment by the Company of more than $25,000,000 (including funded debt) and not involving a business having steel as a primary raw material or involving the Company’s then existing technology; or

(xi) any other fundamental strategic action concerning the Company, including the sales policy or practice of the Company or any subsidiary thereof for the European TBA Business and/or of Arcelor Auto S.A., in its capacity as sales representative for the European TBA Business.

(c) The Stockholders’ approval or disapproval of Strategic Matters under Section 3.3(b) shall be subject to the following:

(i) Before submitting any Strategic Matter for consideration of or decision by the Board of Directors, management of the Company (A) shall present to the Stockholders a written description of such Strategic Matter in reasonable detail and (B) shall provide to each Stockholder such additional information regarding the Strategic Matter as either Stockholder may reasonably request.

(ii) If both Stockholders approve the Strategic Matter in writing, then management of the Company shall cause such Strategic Matter to be presented to the Board of Directors of the Company for consideration, and the Stockholders shall be deemed to have approved such Strategic Matter for all purposes of this Agreement.

(iii) If both Stockholders disapprove of the Strategic Matter in writing, then such Strategic Matter shall not be presented to the Board of Directors of the Company for consideration, and the Stockholders shall be deemed to have disapproved such Strategic Matter for all purposes of this Agreement.

(iv) If after good faith consultation continuing for a period of not less than 30 calendar days after presentation of such Strategic Matter to the Stockholders, the Stockholders fail to agree whether to approve or disapprove the Strategic Matter, then (A) Skandalaris shall have a Sale Option and, if applicable, Arcelor shall have a Purchase Option, in accordance with Section 3.5, and (B) upon expiration without exercise of such Sale Option and any such Purchase Option, the rights and obligations of the parties under Section 2.1 (Stockholder’s Standstill Obligations) and Section 2.2 (Company and Arcelor Standstill Obligations) shall terminate; provided that, upon such event, each

Stockholder shall enjoy its rights of first refusal under Section 2.4 and Section 2.5 notwithstanding any temporal limitation in Section 2.4 or Section 2.5.

(d) Except by mutual agreement by both Stockholders, so long as a Stockholder and its Affiliates collectively own at least 7% of the Total Current Voting Power of the Company, such Stockholder and any of its Affiliates that hold Shares shall, and such Stockholder shall cause such Affiliates to, (i) take such action as may be required so that all Shares held by such Stockholder and such Stockholder’s Affiliates are voted against, or cast against (or in the case of stockholder action by written consent, the holders of such Shares do not consent to) the amendment, repeal, or adoption of any provision inconsistent with Article III of the bylaws of the Company or any similar provisions and (ii) take any such action as may be permissible in their capacities as stockholders of the Company to ensure that the Company does not amend, repeal or adopt any provision inconsistent with Article III of the bylaws of the Company or any similar provisions.

3.4 Limitation. Except as provided in Sections 3.2 and 3.3, nothing in this Agreement shall preclude a Stockholder or any of its Affiliates from voting shares of Voting Stock which it Beneficially Owns in such manner as such Stockholder or Affiliate determines, in its sole discretion, on any matter presented to the holders of Voting Stock for a vote, consent or other approval.

3.5 Sale and Purchase Option Upon Skandalaris Removal or Disagreement on Strategic Matters.

(a) For a period of 30 calendar days following the earliest of (i) a failure to include Skandalaris as a nominee for election as director of the Company (for any reason other than his stated refusal to serve if elected) in connection with the nomination of directors generally for submission to a vote of the stockholders of the Company; (ii) a failure of the stockholders of the Company to elect Skandalaris in any such election, (iii) a failure of the Board of Directors to maintain Skandalaris in the position of Chairman of the Board of the Company (for any reason other than his resignation or stated unwillingness to continue to serve in such position), (iv) a removal of Skandalaris from the Board of Directors of the Company or from the position of Chairman of the Board of the Company or (v) a failure of the Stockholders to agree with respect to any Strategic Matter in accordance with Section 3.3(c) (each, a “Trigger Event”), Skandalaris and the Skandalaris Transferees shall have the collective right and option (the “Sale Option”), exercisable by written notice to Arcelor, to sell all, but not less than all, of the Shares held by Skandalaris and the Skandalaris Transferees to Arcelor for a price equal to the higher of (A) $18.00 or (B) the average closing price per Share of the Company Common Stock traded on the NASDAQ for the 25 consecutive trading days ending on the trading day prior to the applicable Trigger Event (the “Sale Price”). In any exercise notice with respect to the Sale Option, Skandalaris and the other signatories thereto shall represent and warrant that such signatories are the current holders of all Shares that were Beneficially Owned by Skandalaris, members of his Immediate Family and any trusts for the benefit of Skandalaris or his Immediate Family at the time of the Trigger Event.

(b) If the Sale Option expires without being exercised by Skandalaris and the Skandalaris Transferees, Arcelor shall have the right and option (the “Purchase Option”), exercisable within 30 calendar days after expiration of the Sale Option by written notice to Skandalaris, to purchase all, but not less than all, of the Shares held by Skandalaris and the Skandalaris Transferees, at a price per Share equal to the Sale Price.

(c) Arcelor shall purchase, and Skandalaris and the Skandalaris Transferees shall sell, all of the Shares for which the Sale Option or the Purchase Option has been exercised, at a closing within 30 calendar days after such exercise. At the closing, Skandalaris and the Skandalaris Transferees shall deliver all original certificates representing, or other evidence of, the Shares held by them, endorsed in blank or accompanied by stock powers duly executed in blank reasonably satisfactory to Arcelor, and Arcelor shall pay Skandalaris and the Skandalaris Transferees the Sale Price per Share, in cash. If any party asserts to the others that the Sale Option or the Purchase Option may not be deemed a derivative security as defined in Rule 16a-1(c) under the Securities Exchange Act of 1934, as amended, the parties agree to delay the exercise of the Sale Option or the Purchase Option for a period of time not to exceed six months and one day from the date of request of the requesting party.

3.6 Rights Upon Skandalaris Resignation. Upon Skandalaris’s voluntary resignation from the Board of Directors of the Company or his stated refusal to serve if elected as a director of the Company, the restrictions on disposition of Shares by Skandalaris and the Skandalaris Transferees under Section 2.1(e) and the restrictions on Transfer of Shares by Skandalaris and the Skandalaris Transferees under Section 2.3(a) shall terminate; provided that, upon either such event, Arcelor shall enjoy its rights of first refusal under Section 2.4 and Section 2.5 notwithstanding any temporal limitation in Section 2.4 or Section 2.5.

ARTICLE IV

NON-COMPETITION

4.1 Skandalaris Non-Compete. Until the fifth anniversary of the date hereof, Skandalaris shall not invest in, be employed by, or otherwise engage or participate in a laser-welded blanks business other than through the Company, anywhere in the world.

4.2 Equitable Remedies. The parties acknowledge that any violation of this Article IV may cause irreparable harm to the other parties for which such other parties would not have an adequate remedy at law. Therefore, in the event of any such violation, the parties agree that, in addition to their other remedies, the parties hereto not in violation shall be entitled to seek temporary restraining order and preliminary and permanent injunctions to enjoin any violation of these terms by Arcelor or Skandalaris.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement, other than Section 2.6, shall terminate upon expiration of the Term. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; and provided, further, that Section 2.6 and the provisions referred to therein shall survive such terminate to the extent set forth in such Section 2.6.

5.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

5.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either Stockholder any direct or indirect ownership or incidence of ownership of or with respect to any Shares held by the other Stockholder. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder that is the Beneficial Owner thereof, and the other Stockholder shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as expressly provided herein.

5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Arcelor to:

Arcelor Mittal

5 rue Luigi Cherubini

F-93212 La Plaine Saint-Denis

Cedex, FRANCE

Attention: Mr. Jean-François Crancée

Fax: 011-331-71-92-05-98

Email: jean-francois.crancee@arcelormittal.com

and

Attention: Guillaume Vercaemer, Esq.

Fax: 011-331-41-25-58-54

Email: guillaume.vercaemer@arcelor.com

with a copy to:

DLA Piper US LLP

1251 Avenue of the Americas

New York, New York 10020

Fax: (212) 335-4501

Email: garry.mccormack@dlapiper.com

Attention: Garry P. McCormack

(b)	if to Skandalaris to:

Robert J. Skandalaris

c/o Quantum Value Management, LLC

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, MI 48304

Fax: 248-220-2038

Email: rskandy@qvmllc.com

with a copy to:

Foley & Lardner LLP

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

(c)	if to the Company to:

Noble International Ltd.

c/o Quantum Value Management, LLC

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, 48304

Fax: (248) 220-2039

Attention: Michael C. Azar, Secretary

Email: mazar@qvmllc.com

with a copy to:

Foley & Lardner LLP

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick D. Daugherty

Fax: (313) 234-7103

Email: pdaugherty@foley.com

5.5 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

5.6 Governing Law; Submission to Jurisdiction. The provisions of Section 17.7 (Governing Law; Venue; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated in this Agreement, mutatis mutandis, as if fully set forth herein.

5.7 Calculation of Number of Shares. For all purposes of this Agreement, the number of Shares required to be owned by a Stockholder and its Affiliates in order to have certain rights or be subject to certain obligations shall be adjusted for all stock splits, stock dividends or similar events affecting all stockholders of the Company equally which may occur after the date hereof.

5.8 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

5.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Neither this Agreement nor any term hereof may be waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such waiver, discharge or termination is sought.

5.10 Enforcement. Each Stockholder and the Company agree that irreparable damage would occur to the other Stockholder in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that either Stockholder shall be entitled to seek specific performance of the terms hereof or injunction against breach thereof, in addition to any other remedy to which such Stockholder is entitled at law or in equity. Each Stockholder and the Company further agree to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

5.11 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, executors, personal representatives, successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto.

5.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Facsimile signatures shall, for all purposes of this Agreement, be deemed to be originals and shall be enforceable as such.

5.14 Stockholder Capacity. No Stockholder or Affiliate of the undersigned Stockholders who is, or becomes during the term of this Agreement, a director of the Company, makes (or shall be deemed to have made) any agreement or understanding in this Agreement, including, without limitation, Article III, in his or her capacity as a director of the Company.

[Remainder of page intentionally blank]

Execution

IN WITNESS WHEREOF, the parties hereto have executed this Standstill and Stockholder Agreement as of the day and year first above written.

NOBLE INTERNATIONAL, LTD.

By:
Name:
Title:

ARCELOR S.A.

By:
Name:
Title:

By:
Name:
Title:

ROBERT J. SKANDALARIS

APPENDIX E

NOBLE INTERNATIONAL, LTD.

2007 STOCK OPTION PLAN

SECTION 1

INTRODUCTION

1.1 Establishment. Noble International, Ltd., a Delaware corporation (collectively with all of its subsidiaries hereinafter referred to as the “Company” except where the context otherwise requires), hereby establishes the Noble International, Ltd. 2007 Stock Option Plan (the “Plan”) for certain key people providing Services to the Company. Purposes.

1.2 Purposes. The purposes of the Plan are to provide the key people providing Services to the Company who are selected for participation in the Plan with added incentives to continue in the long-term Service of the Company and to create in such people a more direct interest in the future success of the operations of the Company by relating compensation to increases in stockholder value, so that the income of the key people is more closely aligned with the income of the Company’s stockholders. The Plan is also designed to attract key people and to retain and motivate such key people by providing an opportunity for investment in the Company.

SECTION 2

DEFINITIONS

2.1 Definitions. The following terms shall have the meanings set forth below:

(a) “Administrator” means the Board or such person or persons to whom the Board may delegate specific authority, including, to the extent necessary under Section 162(m) of the Internal Revenue Code to meet the requirements for performance-based compensation, a compensation committee of such Board comprised of outside directors.

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors of a corporation or other Persons performing similar functions for any other type of Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as general partner, as trustee or otherwise.

(c) “Award” means a grant made under the Plan in the form of Non-Statutory Stock Options and/or Incentive Stock Options.

(d) “Board” means the Board of Directors of the Company.

(e) “Effective Date” means the date on which the Plan is approved by the Company’s stockholders.

(f) “Eligible Persons” means full-time key employees (including, without limitation, officers and directors who are also employees) of, non-employee directors of, and consultants to, the Company or any division thereof, upon whose judgment, initiative and efforts the Company is, or will be, important to the successful conduct of its business.

(g) “Fair Market Value” means the officially quoted last trade price of the Stock on the national exchange on which the Stock is traded on the date immediately prior to a transaction requiring valuation of the Stock under this Plan or with respect to a Stock Option Agreement. If there is no such Stock transaction on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there was a Stock transaction. If no such prices are reported on the national exchange on which the Stock is traded, then Fair Market Value shall mean the most recent ten day average of the high and low sale prices for the Stock (or if no sales prices are reported, the average of the preceding ten day high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by a quotation system of general circulation to brokers and dealers.

(h) “Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Internal Revenue Code.

(i) “Non-Statutory Stock Option” means any Option other than an Incentive Stock Option.

(j) “Internal Revenue Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a specific provision of the Code shall be deemed to include any successor provision thereto.

(k) “Option” means a right to purchase Stock at a stated price for a specified period of time.

(l) “Option Price” means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with subsection 7.2(b).

(m) “Participant” means an Eligible Person designated by the Administrator from time to time during the term of the Plan to receive one or more Options under the Plan. To the extent the context requires, the term “Participant” shall include such individual that holds the Option following the Participant’s death.

(n) “Person” means any individual, partnership, joint venture, firm, company, corporation, association, trust or other enterprise or any government or political subdivision or any agent, department or instrumentality thereof.

(o) “Repurchase Agreement” means an agreement between the Participant and the Company permitting the Company to have the right, but not the obligation, to reacquire any Shares of Stock acquired by a Participant under the terms of this Plan as determined by the Administrator.

(p) “Service” means a relationship or association with the Company as an employee, consultant, director, representative, associate, or other capacity in which services are rendered to the Company.

(q) “Share” means a share of Stock.

(r) “Stock” means the common stock, $0.00067 par value, of the Company.

(s) “Stock Option Agreement” means an agreement between a Participant and the Company in such form as the Administrator shall deem appropriate and which is consistent with the provisions of this Plan, specifying the terms, conditions, rights and duties of any Option granted pursuant to this Plan.

(t) “Total Option Price” means the number of Shares with respect to which an Option is exercised multiplied by the Option Price.

2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

SECTION 3

PLAN ADMINISTRATION

3.1 The Plan shall be administered by the Administrator. Except as might otherwise be set forth in an Eligible Person’s employment agreement with the Company, in accordance with the provisions of the Plan, the Administrator shall, in its sole discretion, select Participants from among the Eligible Persons to whom Awards will be granted, the form of each Award, the amount of each Award and any other terms and conditions of each Award as the Administrator may deem necessary or desirable and consistent with the terms of the Plan. The Administrator shall determine the form or forms of the Stock Option Agreements, which need not contain identical provisions except as may be provided herein.

3.2 The Administrator may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. The determination, interpretations and other actions of the Administrator pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all Participants and Eligible Persons.

3.3 The Administrator, including any delegate, shall not be liable for any action or determination made in good faith, and all members of the Board shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

SECTION 4

STOCK SUBJECT TO THE PLAN

4.1 Number of Shares. 1,000,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Administrator may from time to time deem necessary. All of such Shares may be issued pursuant to Incentive Stock Options. In any calendar year, no Participant shall be granted Options with respect to more than 100,000 Shares, Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall, at all times during the term of the Plan and while any Options are outstanding, retain and reserve for issuance only under this Plan as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

4.2 Unused and Forfeited Stock. Any Shares that are subject to an Award under the Plan which are not issued because the terms and conditions of the Award are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 16.2 shall automatically become available for use under the Plan. Notwithstanding the foregoing, any Shares used for full or partial payment of the purchase price of the Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 16.2 that were originally Incentive Stock Option Shares must still be considered as having been granted for purposes of determining whether the Share limitation on Incentive Stock Option grants provided for in Section 4.1 has been reached.

4.3 Adjustments for Stock Split, Stock Dividend, etc. Except through purchase or issuance of Treasury Stock and except as otherwise provided in Section 5 below, if the Company shall at any time increase or decrease the number of its outstanding Shares of Stock or change in any way the rights and privileges of such Stock by means of the payment of a stock dividend or any other distribution payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares of Stock as to which Awards may be granted under the Plan; and (ii) the per Participant limit on Options described in Section 4.1; and (iii) the Shares of Stock then included in each outstanding Award granted hereunder.

4.4 Other Changes in Stock. Except as otherwise provided in Section 5, in the event there shall be any change, other than as specified in Section 4.3, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Administrator shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan (including the per Participant limit on Options) but are not then subject to an Award, then such adjustments shall be made by the Administrator and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected. Such adjustments shall be designed to equalize the Fair Market Value of each Award immediately before and immediately after any such change.

4.5 Rights to Subscribe. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional Shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the Shares then subject to an Award held by any Participant of the particular class of Stock involved, the Stock or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the Participant had exercise his entire Option, or otherwise vested in his entire Award. If, upon exercise of any such Option or the vesting of any other Award, the Participant subscribes for the additional Stock or other securities pursuant to such agreement, the Participant shall pay to the Company the price for such Stock or other securities based on the price that is payable by all those stockholders who participate in the grant.

4.6 General Adjustment Rules. If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, the Company shall, in lieu of selling or otherwise issuing such fractional Share, pay to the Participant a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share would otherwise have been issued. In the case of any such substitution or adjustment affecting an Option, the Total Option Price for the Shares then subject to an Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Administrator to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

4.7 Determination by Administrator, Etc. The required adjustments under this Section 4 shall be administered by the Administrator, whose determinations with regard thereto shall be final and binding upon all parties thereto.

SECTION 5

CHANGE OF CONTROL OF THE COMPANY

Unless otherwise specified in writing by the Administrator, in the event of a Change of Control of the Company, all Options granted hereunder and then held by Participants who are still in Service, shall, to the extent not vested or otherwise exercisable, become immediately vested and fully exercisable, and any Stock restrictions pursuant to Sections 14.1(c) and 14.2 shall become null and void. In addition, the Administrator and the Company shall immediately take whatever steps are necessary to make any Shares subject to outstanding Options saleable and transferable, including but not limited to, taking such actions as are necessary under the applicable state and Federal securities laws referred to in Section 14.1 to make the Shares subject to outstanding Options saleable and transferable. In the event that a Change of Control becomes effective prior to the date that the Administrator can reasonably accomplish the above requirements, the Board of Directors or other authorized representative(s) of any Person assuming control of the Company, or a reconstituted Board, shall be obligated to fulfill the requirements of this Section 5 in an expeditious manner and always acting in good faith to fulfill the intent of this Section 5. For purposes hereof a Change of Control shall be deemed to have occurred if any one of the events set forth below occurs:

(a) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in rule 13-d-3 under the 1934 Act), directly or indirectly, of 45% or more of the then outstanding voting stock of the Company.

(b) The stockholders of the Company approve a merger, combination, or consolidation of the Company with any other entity resulting in the voting securities of the Company immediately prior to such event representing less than 51% of the merged, combined, or consolidated company’s voting securities.

(c) Any transaction (or combination of transactions) is consummated for the sale, disposition, or liquidation of at least 50% of the Company’s net assets provided, however, that this provision shall not apply if the sale, disposition, or liquidation results in a transfer of at least 50% of the net assets to a majority owned subsidiary of the Company. Net assets are total assets less liabilities.

(d) Election of one-third of the members of the Board proposed by any party or group nominating directors in opposition to the directors nominated for election by the Company’s then existing Board.

It is expected that the date of any Change of Control will be fixed by the occurrence of certain events, however, in the event of uncertainty, the Administrator may clarify the date as of which a Change of Control shall be deemed to have occurred.

In the event that a Change of Control will result in the Company’s Stock being redeemed or exchanged for stock of another company, any Options which become immediately exercisable and any pre-existing exercisable Options shall be exercised by the Participant prior to the redemption or exchange of the Stock and, if not so exercised, such Options will expire on the date of the final date of redemption or exchange. Any Stock issued pursuant to this paragraph shall be immediately saleable or transferable by the holder.

In the event of a Change of Control, the Administrator shall have the power and discretion to prescribe terms and conditions other than those set forth above in this Section 5 for the exercise of, or modification of, any outstanding Awards. By way of illustration, and not by way of limitation, the Administrator may provide for any one, or combination of, the following without Participant consent: (i) the complete or partial acceleration of the dates of exercise of Options, (ii) that Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, (iii) for a payment or distribution in respect of outstanding Awards (or the portion thereof that is currently exercisable) in cancellation thereof, (iv) for modification of the performance requirements for any Awards. Any such determination by the Administrator may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants.

The Board of Directors or other authorized representative(s) of any Person, or a reconstituted Board after a Change of Control, assuming control of the Company or its assets or obligations shall not have the power and discretion to adversely modify the terms of any Awards granted hereunder, including but not limited to, any provisions prescribed pursuant to the authority of the Administrator under this Section 5.

SECTION 6

PARTICIPATION

Participants in the Plan shall be those Eligible Persons who, in the judgment of the Administrator are performing, or during the term of their Service with the Company will perform, important Services in the management, operation or development of the Company, and significantly contribute or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Administrator, and receipt of one such Award shall not result in automatic receipt of any other Award. In the event of any such inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

SECTION 7

STOCK OPTIONS

7.1 Grant of Options. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Options. The Administrator in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. The Administrator may grant both an Incentive Stock Option and a Non-Statutory Stock Option to the same Participant at the same time or at different times. Incentive Stock Options and Non-Statutory Stock Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other option may be exercised.

7.2 Stock Option Agreements. Each Option granted under the Plan shall be evidenced by a written Stock Option Agreement which shall be entered into by the Company and the Participant, and which shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Administrator may consider appropriate in each case.

(a) Number of Shares. Each Stock Option Agreement shall state that it covers a specified number of Shares, as determined by the Administrator.

(b) Price. Except as otherwise provided in this Section 7.2(b), the price at which each Share covered by an Option may be purchased shall be the Fair Market Value of the Stock on the date the Option is granted, and shall be set forth in the Stock Option Agreement. The Option Price for each Share covered by an Incentive Stock Option granted to an Eligible Person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted.

(c) Duration of Options. Each Stock Option Agreement shall state the period of time, determined by the Administrator, within which the Option may be exercised by the Participant (the “Option Period”). The Option Period must expire, in all cases, not more than ten years from the date an Option is granted; provided however, that the Option Period of an Incentive Stock Option granted to an Eligible Person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must expire not more than five years from the date such an Incentive Stock Option is granted. Each Stock Option Agreement shall also state the periods of time, if any, as determined by the Administrator, when incremental portions of each Option shall vest.

(d) Termination of Service with the Company, Death, Disability, etc. Except as otherwise determined by the Administrator, each Stock Option Agreement shall provide as follows with respect to the exercise of the Option:

(i) Termination by the Company for Cause. If the Service of the Participant is terminated within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this subsection 7.2(d), “cause” shall mean willful dishonesty towards, fraud upon or deliberate injury or attempted deliberate injury to the Company, misrepresentation or concealment of a material fact or circumstance for the purpose of or otherwise in connection with securing Service with the Company, conviction for a felony or a material breach of the Participant’s Service agreement, if any, with the Company. In addition, if any exercise of an Option shall be pending during the Company is determining whether a Participant is to be terminated for cause, the Company may delay such exercise until the determination is made, and if the Participant is terminated for cause, the notice of exercise shall be rescinded and the Company shall return to the individual the exercise price tendered in connection therewith. The effect of this subsection 7.2(d)(i) shall be limited to determining the consequences of a termination, and nothing in this subsection 7.2(d)(i) shall restrict or otherwise interfere with the Company’s discretion with respect to such termination.

(ii) Retirement. If the Participant terminates his Service with the Company in a manner determined by the Administrator, in its sole discretion, to constitute retirement (which determination shall be communicated to the Participant within 10 days of such termination), the Option may be exercised by the Participant (or in the case of death, by the representative(s) of the Participant specified in subsection (iii) of this subsection 7.2(d)) within three months following his or her retirement if the Option is an Incentive Stock Option or within twelve months following his or her retirement if the Option is a Non-Statutory Stock Option (provided in each case that such exercise must occur within the

Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option has become exercisable on or before the date of such termination for retirement.

(iii) Death or Disability. If the Participant dies, or if the Participant becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code and as determined by the Administrator), during the Option Period while still employed, or within the three-month period referred to in (iv) below, or within the three or twelve-month period referred to in (ii) above, the Option may be exercised within twelve months following the Participant’s death or disability (provided in each case that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option has become exercisable on or before the date of the Participant’s death or disability. In the event of the Participant’s death, his or her rights and interest in the Option shall, to the extent provided above, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under this Plan shall be made to, and exercise of the Option may be made by, the Participant’s legal representatives, heirs or legatees. If, in the opinion of the Administrator, the Participant is entitled to exercise rights with respect to the Option and is disabled from caring for his or her affairs because of mental condition, physical condition or age, such rights shall be exercised by the Participant’s guardian, conservator or other legal personal representative upon furnishing the Administrator with evidence satisfactory to the Administrator of such status.

(iv) Termination Other Than For Cause. If the Service of the Participant by the Company is terminated (which for this purpose means that the Participant no longer provides Services for which he or she is compensated by the Company or by an Affiliate) within the Option Period for any reason other than cause (Section 7.2(d)(i) above), retirement (Section 7.2(d)(ii) above), or death or disability (Section 7.2(d)(iii) above), the Option may be exercised by the Participant within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option has become exercisable on or before the date of termination of such Service.

(e) Exercise, Payments, Etc.

(i) Fair Market Value Limitation on Incentive Stock Options. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value (as of the date of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Participant in any calendar year, under the Plan or otherwise, shall not exceed $100,000. To the extent that the Fair Market Value exceeds this limitation, the balance of the Options shall be treated as non-statutory stock options for federal income tax purposes.

(ii) Notice of Exercise and Payment. Each Stock Option Agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Corporate Secretary of the Company of written notice (or such other manner as is determined by the Administrator) specifying the number of Shares with respect to which such Option is exercised (which must be in an amount evenly divisible by 100) and payment of the Option Price. Such notice shall be in a form satisfactory to the Administrator and shall specify the particular Option (or portion thereof) which is being exercised and the number of Shares with respect to which the Option is being exercised. So long as payment is made within 15 days of the notice, the exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary. Upon delivery of such notice, the purchase of such Stock shall take place at the principal offices of the Company, at which time the Total Option Price shall be timely paid in full by any of the methods or any combination of the methods set forth in (iii) below, Upon receipt of proper payment, the Company shall proceed expeditiously to issue a properly executed certificate representing the Stock and to deliver the certificate to the Participant (or if applicable, register the number of Shares in the name of the Participant).

(iii) Methods of Payment of Total Option Price. The Total Option Price shall be paid by any of the following methods or any combination of the following methods:

•	in cash;

•	by cashier’s check payable to the order of the Company;

•

by delivery to the Company of certificates representing a number of Shares then owned by the Participant, the Fair Market Value of which equals the Total Option Price (or portion thereof), properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Participant for such minimum period of time as may be established from time to time by the Administrator for purposes of the Plan. The Fair Market Value of any Shares delivered in payment of the Total Option Price shall be the Fair Market Value as of the notice date specified in Section 7.1(e)(ii) above; or

•

by delivery to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker (or, upon the sole discretion of the Company if it determines that an accounting expense would not be created) to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker (or the Company, as applicable) to the Participant necessary to pay the Total Option Price (or portion thereof).

(iv) Loan of Total Option Price. In the sole discretion of the Administrator, and in accordance with applicable law, and on a case-by-case basis if requested in writing by the Participant, a loan may be provided to the Participant covering all or a portion of the Total Option Price as described in Section 13.

(f) Date of Grant. An Option shall be considered as having been granted on the date specified in the grant resolution of the Administrator (but not earlier than the date of such grant resolution).

(g) Withholding.

(i) Non-Statutory Stock Options. Each Stock Option Agreement covering Non-Statutory Stock Options shall provide that, upon exercise of the Option, the Participant shall make arrangements satisfactory to the Company to provide for the amount of additional withholding required by applicable federal, state and local income and other tax laws, including payment of such taxes through delivery of Stock or by withholding Stock to be issued under the Option, as provided in Section 16.

(ii) Incentive Options. In the event that a Participant makes a disposition (as defined in Section 424(c) of the Internal Revenue Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Option was exercised, whichever is later, the Participant shall send written notice to the Company at its principal office (Attention: Corporate Secretary) of the date of such disposition, the number of Shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Company may reasonably request. The Participant shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable federal, state and local income and other tax laws.

(h) Adjustment of Option Terms. Subject to the limitations contained in this Plan, the Administrator may make any adjustment in the Option Price, the number of shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Such amendment, substitution, reduction, or re-grant may result in terms and conditions (including Option Price, number of shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option. The Administrator may not, however, adversely affect the rights of any Participant to previously granted Options without the consent of such Participant.

SECTION 8

TRANSFERABILITY OF AWARDS

8.1 General. Except as provided in this Section 8, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy.

8.2 Incentive Stock Option. During the lifetime of the Participant, Incentive Stock Options shall be exercisable only by the Participant and shall not be assignable or transferable.

8.3 Non-Statutory Stock Options. Upon the prior written consent of the Administrator, which may be withheld in the Administrator’s sole discretion, and subject to any conditions associated with such consent, a Non-Statutory Stock Option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s immediate family, a family limited partnership, a family limited liability company, or to a family trust. In addition, the Administrator, in its sole discretion, may allow a Non-Statutory Stock Option to be assigned in other circumstances deemed appropriate. The terms applicable to the assigned portion shall be the same as those in effect for the Non-Statutory Stock Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Administrator may deem appropriate. Notwithstanding any assignment or transfer of a Non-Statutory Stock Option, in no event may any Non-Statutory Stock Option remain exercisable after the expiration of the Option Period of the Non-Statutory Stock Option.

8.4 Security Law Restrictions. Reference is made to Section 14 regarding certain restrictions, including but not limited to, securities law restrictions, which may affect transferability of Awards.

SECTION 9

STOCKHOLDER RIGHTS

A Participant shall have no stockholder rights with respect to any Shares subject to an Option until such Participant shall have exercised the Option, paid the Option price and become a holder of record of the purchased Stock. Except as provided in Section 4, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Participant becomes the holder of record of such Stock.

SECTION 10

ACCELERATION OF VESTING

The Administrator may, at any time in its sole discretion, accelerate the vesting of any Award made pursuant to this Plan by giving written notice to the Participant. Upon receipt of such notice, the Participant and the Company shall amend the Stock Option Agreement or agreement relating to the Award to reflect the new vesting schedule. The acceleration of the exercise period of an Option or Award shall not affect the expiration date of such Option or Award.

SECTION 11

CANCELLATION AND REGRANT OF OPTIONS

Subject to prior approval by the Company’s stockholders, the the Administrator shall have the authority to effect, at any and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding Stock Options and grant in substitution new Stock Options covering the same or different number of shares of Stock with an Option price set, in accordance with Section 7, on the new date of grant.

SECTION 12

FINANCING

The Administrator may, in its sole discretion and in accordance with applicable law, authorize the Company to make a loan to a Participant in connection with the exercise of an Option or a Stock purchase, and may authorize the Company to arrange or guaranty loans to a Participant by a third party in connection with the exercise of an Option or a Stock purchase. The loan by the Company may be nonrecourse except as to the collateral.

SECTION 13

PARTICIPANT RIGHTS

13.1 No Contract. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her Service to the Company, or interfere in any way with the right of the Company at any time to terminate such Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of such relationship or association shall be determined by the Administrator at the time.

13.2 No Effect on Other Benefit Plans. The amount of any compensation deemed to be received by a Participant as a result of the exercise of any Option or the grant or vesting of any other Award shall not constitute “earnings” with respect to which any other benefits of the Participant are determined, including without limitation benefits under any 401K, pension, profit sharing, life insurance or salary continuation plan, unless otherwise provided by such other plan.

SECTION 14

GENERAL RESTRICTIONS AND OPTION BUYBACK PROVISIONS

14.1 Compliance with Securities Laws. Neither Options granted hereunder nor the Shares authorized for issuance pursuant to such Options have been listed, registered or qualified under the Securities Act of 1933, as amended (the “Act”), or under any Blue Sky or other state or Federal securities laws. Accordingly the following provisions shall apply:

(a) No Effective Registration Statement or Blue Sky Qualification. Options shall not be exercisable (i) unless the purchase of Stock upon the exercise of such Options is pursuant to an applicable effective registration statement under the Act, as amended, and is in compliance with all applicable Federal and state laws, or (ii) unless, in the opinion of counsel for the Company, the proposed purchase of such Stock would be exempt from the registration requirements of the Act, and from the qualification requirements of any Federal or state securities laws;

(b) Possible Investor Qualification Requirements. The Administrator may require any Participant to whom an Option is granted, as a condition of exercising such Option or receiving Stock under the Option, to give written assurances in substance and form satisfactory to the Administrator and its counsel to the effect that such Participant is acquiring the Stock subject to the Option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities law;

(c) Certain Sale and Transfer Restrictions. The Participant will not sell or transfer the Award or Stock unless it is registered under the Act, except in a transaction that is exempt from registration under the Act, and each certificate issued to represent such Stock shall bear a legend calling attention to the foregoing restrictions. The Administrator may require, as a condition of the exercise of an Option, that the Participant sign such further representations and agreements as it reasonably determines to be necessary or appropriate to assure and to evidence compliance with the requirements of the Act. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock;

(d) No Requirement for Company to List, Qualify or Register Stock. Except as provided in Section 5, nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

14.2 Stock Restriction Provisions. The Administrator may provide that Shares issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right to prohibit the transfer of such Shares, a right of first refusal with respect to such shares and/or a right or obligation to repurchase all or a portion of such Shares, which restrictions may survive a Participant’s term of Service with the Company. The Participant’s right to exercise an Option may be conditioned upon the Participant’s agreement to such restrictions.

14.3 Repurchase of Options. In lieu of the Company issuing Stock upon exercise of an Option by an Participant, upon agreement between the Administrator and the Participant, the Company may repurchase the Option for an amount equal to the difference between the Total Option Price and the Fair Market Value as of the date of any such agreement. In such event, the Shares subject to the Option repurchased shall automatically become available for use under the Plan.

SECTION 15

PLAN AMENDMENT, MODIFICATION AND TERMINATION

The Administrator may at any time terminate, and from time-to-time may amend or modify, the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that approval is otherwise necessary or desirable.

No amendment, modification or termination of the Plan shall in any manner adversely affect any Options theretofore granted under the Plan, without the consent of the Participant holding such Options except that Participant consent shall not be needed for amendments or modifications described in Section 4 or Section 5, or to the extent the Company determines such amendment or modification is necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Option for the Company.

Notwithstanding the foregoing, the authority of the Administrator to amend or modify the Plan under this Section 15 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. IN addition, termination of this Plan will not affect the rights of Participants with respect to Options previously granted to them, and all unexpired Options will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

SECTION 16

WITHHOLDING

16.1 Withholding Requirement. The Company’s obligations to deliver Shares upon the exercise of an Option, shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and other tax withholding requirements arising in connection with such exercise.

16.2 Withholding With Stock. At the time the Administrator grants an Award, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by having the Company withhold from Shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Administrator. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the notice date specified in Section 7.2(e)(ii). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restriction: (i) all elections must be made prior to the notice date; and (ii) all elections shall be irrevocable.

SECTION 17

BROKERAGE ARRANGEMENTS

The Administrator in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of Shares acquired upon exercise of Options, including, without limitation, arrangements for the simultaneous exercise of Options and sale of the Shares acquired upon such exercise.

SECTION 18

NONEXCLUSIVITY OF THE PLAN

Neither the adoption of the Plan by the Administrator nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Administrator to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Administrator may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to Eligible Persons generally, or to any class or group of Eligible Persons, which the Company now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits.

SECTION 19

REQUIREMENTS OF LAW

19.1 Requirements of Law. The Company’s obligation to issue Stock and make payments of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

19.2 Federal Securities Law Requirements. To the extent required bylaw, if a Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the 1934 Act, to qualify the Award for any exception from the provisions of Section 16(b) of the 1934 Act available under that Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant which describes the Award.

19.3 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the law of the State of Michigan, without reference to conflict of law principles thereof.

19.4 Severability. If any provision of this Plan or any Stock Option Agreement (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any Stock Option Agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, Stock Option Agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Stock Option Agreement and such Award will remain in full force and effect.

SECTION 20

APPROVAL BY SHAREHOLDERS AND DURATION OF THE PLAN

20.1 Effective Date of Plan. This Plan was adopted by the Board effective as of March 12, 2007 and will be submitted for approval by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders. The Plan is effective only upon the approval by the Company’s stockholders.

20.2 1997 Plan Not Superseded. This Plan does not supersede or otherwise affect the 1997 Stock Option Plan adopted November 24, 1997. All options granted under the 1997 Plan remain valid and shall continue to be governed by the provisions of the 1997 Plan.

20.3 Term of Plan. No Award shall be granted under this 2007 Stock Option Plan subsequent to ten (10) years after the Effective Date. Options outstanding as of the date the Plan’s term expires shall continue to be governed by the provisions of this Plan.

SECTION 21

CONFLICT IN TERMS

In the event that there is a conflict between the terms of the Plan and any Stock Option Agreement or other award agreements entered into in connection with the Plan and/or any Repurchase Agreement executed in connection with the Plan, the terms of the Plan shall control.

FOR THE BOARD OF DIRECTORS OF NOBLE INTERNATIONAL, LTD.

By:	/s/ ROBERT J. SKANDALARIS
Robert J. Skandalaris, Chairman

Preliminary Copy

NOBLE INTERNATIONAL, LTD. PROXY—2007 ANNUAL MEETING

Solicited on behalf of the Board of Directors for the Annual Meeting June 27, 2007

The undersigned, a Stockholder of Noble International, Ltd., a Delaware corporation, appoints Michael C. Azar and Thomas L. Saeli and each or either of them, his, her or its true and lawful agent and proxy, with full power of substitution, to vote all the shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Noble International, Ltd. to be held at the Birmingham Country Club, 1750 Saxon Drive, Birmingham, Michigan, on June 27, 2007 at 10:00 a.m. and any adjournment(s) thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated May 30, 2007, receipt of which is acknowledged by the undersigned:

NOBLE INTERNATIONAL, LTD.

[                    ], 2007

Co. #	Acct. #

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL. Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE ONLY). Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET. Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS •

1.	PROPOSAL 1: TO APPROVE THE SHARE PURCHASE AGREEMENT WITH ARCELOR S.A.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	PROPOSAL 2: ELECTION OF DIRECTORS

☐ FOR all nominees	☐ WITHHOLD AUTHORITY
(Except as listed below)	(As to all nominees)

Nominees:	Robert J. Skandalaris, Mark T. Behrman, Van E. Conway, Fred L. Hubacker, Thomas L. Saeli, Larry R. Wendling and Joseph C. Day

Instruction:	To withhold authority to vote for any individual nominee(s), write that nominee’s name in the space provided below.

3.	PROPOSAL 3: APPROVAL OF NOBLE INTERNATIONAL, LTD. 2007 STOCK OPTION PLAN

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	PROPOSAL 4: RATIFICATION OF AUDITORS

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	PROPOSAL 5: ADJOURNMENT

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5 and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.

DATED: , 2007

Signature of Stockholder

Signature of Stockholder

PLEASE SIGN AS YOUR NAME APPEARS ON THE PROXY

Trustees, Guardians, Personal and other Representatives, please indicate full titles.